THIS IS NOT A SOLICITATION OF ACCEPTANCES OF THE CHAPTER 11 PLAN JOINTLY PROPOSED BY UNITED PAN-EUROPE COMMUNICATIONS N.V. AND NEW UPC, INC. IN THIS CHAPTER 11 CASE. ACCEPTANCES OF THE PLAN MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL, BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT AND IS SUBJECT TO AMENDMENT PRIOR TO SUCH APPROVAL BEING GRANTED.

THIS DISCLOSURE STATEMENT IN DRAFT FORM DOES NOT CONSTITUTE AN OFFER OF SECURITIES UPON ISSUE IN OR FROM THE NETHERLANDS.



UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-------------------------------------------------x
In re                                            :  Chapter 11
                                                 :
United Pan-Europe Communications N.V.,           :  Case No. 02-_______ ( ___ )
                                                 :
                                        Debtor.  :
                                                 :
-------------------------------------------------x


                        DISCLOSURE STATEMENT WITH RESPECT
            TO CHAPTER 11 PLAN OF REORGANIZATION JOINTLY PROPOSED BY
             UNITED PAN-EUROPE COMMUNICATIONS N.V. AND NEW UPC, INC.









Dated:    New York, New York
          December 3, 2002

     This Disclosure Statement (the "Disclosure Statement") relates to the proposed financial restructuring of United Pan-Europe Communications N.V., a corporation incorporated under the laws of The Netherlands, with its statutory seat in Amsterdam, The Netherlands (the "Company"), and the issuance of shares of New UPC Common Stock (as defined herein) and New UPC Equity Purchase Rights (as defined herein) issued in connection with the Restructuring (as defined herein). The Company, together with New UPC, Inc., a newly-formed U.S. company incorporated in the State of Delaware that will become a holding company of the Company upon consummation of the Restructuring ("New UPC"), jointly propose a restructuring of the Company's capital structure and other obligations (the "Restructuring"), as described in this Disclosure Statement, pursuant to which New UPC intends to issue shares of common stock of New UPC ("New UPC Common Stock"), including, without limitation, in consideration for the surrender and transfer to New UPC of:

     (i) all of the Claims (as defined herein) under the US$1,255.0 million 6% Guaranteed Discount Notes due 2007, co-issued by Belmarken Holding B.V. ("Belmarken") and the Company and guaranteed by UPC Internet Holding B.V. (the "Belmarken Notes");

     (ii) all of the Claims under

          the US$200,000,000 10 7/8% Senior Notes due 2007,
          the US$800,000,000 10 7/8% Senior Notes due 2009,
          the US$735,000,000 12 1/2% Senior Discount Notes due 2009, the US$252,000,000 11 1/4% Senior Notes due 2009,
          the US$478,000,000 13 3/8% Senior Discount Notes due 2009, the US$600,000,000 11 1/4% Senior Notes due 2010,
          the US$300,000,000 11 1/2% Senior Notes due 2010,
          the US$1,000,000,000 13 3/4% Senior Discount Notes due 2010, the (euro)100,000,000 10 7/8% Senior Notes due 2007, the (euro)300,000,000 10 7/8% Senior Notes due 2009,
          the (euro)101,000,000 11 1/4% Senior Notes due 2009,
          the (euro)191,000,000 13 3/8% Senior Discount Notes due 2009 and the (euro)200,000,000 11 1/4% Senior Notes due 2010 issued by the Company (collectively, the "UPC Notes");

    (iii) all of the General Unsecured Claims (as defined herein) against the Company;

     (iv) all of the outstanding Series 1 convertible preference shares A of the Company (the "UPC Preference Shares A");

     (v) all of the outstanding priority shares of the Company (the "UPC Priority Shares");

     (vi) all of the outstanding ordinary shares A of the Company (the "UPC Ordinary Shares A"), including UPC Ordinary Shares A represented by American Depositary Shares (the "UPC ADSs"); and

    (vii) all of the Equity Securities Claims (as defined herein) against the Company.

For additional information regarding the Restructuring, see "The Restructuring."

     The Company, which has been experiencing severe short-term and long-term liquidity problems and has ceased making interest payments on the UPC Notes, has proposed this financial restructuring in order to reduce the Company's current and future financial obligations and to provide the Company with additional capital to permit the continuation of the Company as a going concern.

     In order to effectuate the Restructuring described in this Disclosure Statement, on December 3, 2002 (the "Petition Date"), the Company filed a petition for relief under Chapter 11 ("Chapter 11") of the United States




                                      (i)

Bankruptcy Code (the "U.S. Bankruptcy Code") and filed the pre-negotiated plan of reorganization described in this Disclosure Statement (the "Plan") with the United States Bankruptcy Court for the Southern District of New York (the "U.S. Bankruptcy Court").

     The Company believes that, in order to fully achieve the Restructuring, including the distributions contemplated by the Plan, it is also necessary to effect the Restructuring under the laws of certain non-U.S. jurisdictions, including Dutch law. Accordingly, in conjunction with the commencement of the Chapter 11 case, the Company has commenced a moratorium of payments in The Netherlands under Dutch bankruptcy law (the "Dutch Bankruptcy Case") and has filed a proposed plan of compulsory composition (the "Akkoord") with the Amsterdam Court (Rechtbank) (the "Dutch Bankruptcy Court") under the Dutch Faillissementswet (the "Dutch Bankruptcy Code").

     Unlike the U.S. Bankruptcy Code, the Dutch Bankruptcy Code does not provide for the Akkoord to reorganize or cancel any of the Equity Interests (as defined herein) in the Company. Therefore, in order to facilitate implementation of the Plan with respect to certain of the UPC Ordinary Shares A in accordance with Dutch law, New UPC shall commence an offer, solely with respect to holders of UPC Ordinary Shares A who are not U.S. Persons (as defined in Rule 902(k) of Regulation S promulgated under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), "U.S. Persons") and are not located or residing within the United States, to deliver shares of New UPC Common Stock in consideration for the agreement of the holders of the UPC Ordinary Shares A to deliver their UPC Ordinary Shares A to New UPC (the "Dutch Implementing Offer").

     Similarly, the Dutch Bankruptcy Code does not provide for the Dutch Bankruptcy Case to exempt compliance from otherwise applicable corporate law. Therefore, in order to facilitate implementation of the Plan, the Company will hold an extraordinary meeting of the holders of the UPC Ordinary Shares A, the UPC Priority Shares and the UPC Preference Shares A (the "Extraordinary General Meeting") to approve certain amendments to the Company's Articles of Association and other shareholder proposals (the "Shareholder Proposals") as described herein under "The Extraordinary General Meeting of Shareholders."

     The Plan also provides each Holder (as defined herein) of a Belmarken Notes Claim, UPC Notes Claim and General Unsecured Claim (each term as defined herein) with the right (the "New UPC Equity Purchase Rights") to purchase a pro rata share of up to (euro)100 million of shares of New UPC Common Stock (the "Maximum Subscription Amount") at the per share price implied by the Plan (the "Implied Purchase Price"). The Holders of General Unsecured Claims will be permitted to participate in the New UPC Equity Purchase Rights based on the Claim amounts set forth by such Holders in their proofs of claim filed in the Chapter 11 case; provided, however, that this right will in no way affect any determination by either the U.S. Bankruptcy Court or the Dutch Bankruptcy Court as to the allowability of any Claims asserted by such Holders against the Company. The New UPC Equity Purchase Rights will only be exercisable on the Effective Date (as defined herein). The Maximum Subscription Amount will be reduced on a Euro-for-Euro basis under the circumstances described in this Disclosure Statement under "New UPC Equity Subscription--General." Subject to confirmation of the Plan and the ratified Akkoord becoming final and conclusive (in kracht van gewijsde gaan), UnitedGlobalCom, Inc. ("UGC"), the indirect parent company of the Company, has committed to purchase from New UPC, and New UPC has committed to sell to UGC, on the Effective Date, at the Implied Purchase Price, an amount of shares of New UPC Common Stock with an aggregate value equal to the Maximum Subscription Amount less the number of shares of New UPC Common Stock purchased by holders of Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims pursuant to the New UPC Equity Purchase Rights (the "UGC Subscription Commitment"). The New UPC Equity Purchase Rights (and the subscription of shares of New UPC Common Stock upon exercise of those New UPC Equity Purchase Rights) and the UGC Subscription Commitment (and the subscription of shares of New UPC Common Stock by UGC under this commitment) are collectively referred to in this Disclosure Statement as the "New UPC Equity Subscription." The "Effective Date" means the Business Day (as defined herein) that is no more than 11 Business Days following the date on which all conditions precedent to the consummation of the Plan and the Akkoord have either been satisfied or, to the extent permitted in the Plan and the Akkoord, duly waived and on which day the Plan and the Akkoord become effective and final.

     For additional information regarding the Akkoord, see "The Akkoord." For additional information regarding the Dutch Implementing Offer, see "The Dutch Implementing Offer." For additional information regarding the Extraordinary General Meeting, see "The Extraordinary General Meeting of Shareholders." For more information regarding the New UPC Equity Purchase Rights, see "New UPC Equity Subscription."


                                      (ii)

                                 ______________

     The terms of the Restructuring have been developed in the course of discussions and negotiations with (i) representatives of holders (other than UGC and its subsidiaries (the "UGC Group")) of approximately 25% of the aggregate principal amount of the outstanding UPC Notes, through the Participating Noteholders (as defined herein) and (ii) UGC (which, through the UGC Group, holds all of the outstanding Belmarken Notes, all of the outstanding UPC Priority Shares, approximately 35% of the aggregate principal amount of the outstanding UPC Notes, approximately 20% of the outstanding UPC Preference Shares A and approximately 53% of the outstanding UPC Ordinary Shares A), and such parties have agreed in writing, subject to the terms and conditions of the Restructuring Agreement (as defined herein), to vote in favor of the Plan and the Akkoord.







                                     (iii)

                                   DISCLAIMERS

     This Disclosure Statement has been prepared pursuant to, and in accordance with, Section 1125 of the U.S. Bankruptcy Code and Rule 3016(b) of the U.S. Federal Rules of Bankruptcy Procedure in order to provide adequate information to enable Holders of Claims against, or Equity Interests in, the Company who are entitled to vote on the Plan to make a reasonably informed decision with respect to their vote on the Plan. To that end, this Disclosure Statement describes the terms and provisions of the Plan, as well as the methods by which the Company will implement the Restructuring under U.S. and Dutch law. Persons or entities holding or trading in, or otherwise purchasing, selling or transferring, Claims against, or Equity Interests in, the Company should evaluate this Disclosure Statement in light of the purpose for which it was prepared.

     [This Disclosure Statement has been approved by order of the U.S. Bankruptcy Court as containing adequate information of a kind and in sufficient detail to enable Holders of Claims and Equity Interests to make an informed judgment with respect to voting to accept or reject the Plan. However, the U.S. Bankruptcy Court's approval of this Disclosure Statement does not constitute a recommendation or determination by the U.S. Bankruptcy Court with respect to the merits of the Plan or the Restructuring.]

                                 ______________


     From a Dutch corporate governance perspective, one of the specific purposes of this Disclosure Statement is to inform Holders of the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A of the Restructuring and, in that respect, this Disclosure Statement also serves as an "Explanatory Memorandum" to be provided at the time of the calling of the Extraordinary General Meeting.

     Certain aspects of the Restructuring are subject to, among other things, the approval of the general meeting of shareholders of the Company. One of the purposes of this Disclosure Statement is to set out the background to, and details of, the Restructuring to enable the Company's shareholders to make an informed decision when they will be requested to vote on certain aspects of the Restructuring at the Extraordinary General Meeting to be held at ____________, Amsterdam, The Netherlands, on _________, 2003, at __________ p.m. (Central European Time), unless postponed or adjourned.

     The information included in the sections entitled "Summary--The Company," "The Company" and "Outstanding Securities of the Company" of this Disclosure Statement has been provided by the Company. The information included in "Summary--New UPC" and "New UPC" of this Disclosure Statement has been provided by New UPC. The Company and New UPC have jointly provided the information included in the other sections and pages of this Disclosure Statement. The Company and New UPC are responsible for the accuracy of the information they have provided in this Disclosure Statement, each with respect to such information it has provided, and together with respect to the information provided jointly. The Company and New UPC confirm, each with respect to such information it has provided, that on the date of this Disclosure Statement that information is, to the best of their respective knowledge, true and accurate and that there are no other facts the omission of which would make any statement in this Disclosure Statement misleading in any material respect.

     This Disclosure Statement is published in the English language only and shall not be made available in the Dutch language. This Disclosure Statement will be made available in print and on the internet at the Company's website at www.upccorp.com. The Company does not accept any liability for the non-availability of the Disclosure Statement on the internet or the possible consequences from reliance on, or action taken in consequence of, information available on the internet.

     The information contained on the Company's website address mentioned in this Disclosure Statement, other than the Disclosure Statement itself, is not information intended to be incorporated herein by reference or otherwise. No reliance should be placed on any such information and neither the Company nor New UPC accepts any liability (in contract or tort, in negligence or otherwise, except in the case of its own fraud) for any loss suffered as a result of any reliance placed on, or use made of, any such information in connection with the distribution of shares of New UPC Common Stock as set out in this Disclosure Statement.

                                 ______________


                                      (iv)

     This Disclosure Statement was prepared by, and under the responsibility of, the Company and New UPC in good faith, based upon information available to them, including the Company's books and records, and is designed to provide adequate information to enable Holders of Impaired Claims or Impaired Equity Interests to make an informed judgment on whether to accept or reject the Plan and the Akkoord, participate in the Dutch Implementing Offer and subscribe for shares of New UPC Common Stock in the New UPC Equity Subscription, as applicable. All Holders of Impaired Claims or Impaired Equity Interests are hereby advised and encouraged to read and carefully consider this Disclosure Statement, the Plan and the Akkoord in their entirety before voting to accept or reject the Plan and the Akkoord and determining whether to participate in the Dutch Implementing Offer and whether to subscribe for shares of New UPC Common Stock in the New UPC Equity Subscription, as applicable.

     This Disclosure Statement may not be relied on for any purpose other than to determine how to vote on the Plan or the Akkoord, whether to participate in the Dutch Implementing Offer and whether to subscribe for shares of New UPC Common Stock in the New UPC Equity Subscription. Nothing contained herein shall constitute an admission of any fact or liability by any party, or be admissible in any proceeding involving the Company or any other party.

                                 ______________


     In making a decision to accept or reject the Plan and the Akkoord, whether to participate in the Dutch Implementing Offer and whether to subscribe for shares of New UPC Common Stock in the New UPC Equity Subscription, as applicable, each Holder of an Impaired Claim or Impaired Equity Interest must rely on its own examination of the Company and New UPC as described in this Disclosure Statement and the terms of the Plan, the Akkoord, the Dutch Implementing Offer and the New UPC Equity Subscription, as applicable, including the merits and risks involved. As such, all Holders of Impaired Claims and Impaired Equity Interests should read and consider carefully the matters described in this Disclosure Statement as a whole, including the section entitled "Risk Factors," prior to voting on the Plan and the Akkoord and determining whether to participate in the Dutch Implementing Offer and whether to subscribe for shares of New UPC Common Stock pursuant to the New UPC Equity Subscription.

     The Company and New UPC are not (and shall not be construed to be) offering legal, business, financial or tax advice to any Holder of any Claim or Equity Interest, and this Disclosure Statement should not be considered to contain any specific advice or instruction considering such matters with respect to any Claim or Equity Interest. You should consult with your legal, business, financial and tax advisors as to any matters concerning this Disclosure Statement, the Plan, the Akkoord, the Dutch Implementing Offer and the New UPC Equity Subscription, as applicable, and the transactions contemplated hereby or thereby.

                                 ______________


     The description of the Plan contained herein is intended as a summary only and is qualified in its entirety by reference to the Plan itself, the exhibits and schedules to the Plan and the annexes to this Disclosure Statement (collectively, the "Plan Documents"). A copy of the Plan is attached to this Disclosure Statement as Annex A. If any inconsistency exists between the Plan and the Plan Documents, on the one hand, and this Disclosure Statement, on the other hand, the terms of the Plan and the Plan Documents shall govern. This Disclosure Statement contains information supplementary to the Plan and the Plan Documents and is not intended to supplant or substitute for the Plan or the Plan Documents themselves.

     The description of the Akkoord contained herein is intended as a summary only and is qualified in its entirety by reference to the Akkoord itself. An English translation of the Akkoord is attached to this Disclosure Statement as Annex B. If any inconsistency exists between the Akkoord and this Disclosure Statement, the Akkoord shall govern. This Disclosure Statement contains information supplementary to the Akkoord and is not intended to supplement or substitute for the Akkoord itself.

                                 ______________


     No party is authorized by the Company or New UPC to give any information or make any representations with respect to it, its assets, the Plan, the securities to be issued under the Plan (including any



                                      (v)
shares of New UPC Common Stock issued under the New UPC Equity Subscription), the Akkoord, the Dutch Implementing Offer or the Restructuring in general other than that which is contained in this Disclosure Statement and no representations or information concerning the Company, New UPC, the Company's future business operations, the nature of the Company's liabilities, the Company's creditors' claims or the value of its properties have been authorized by the Company or New UPC other than as set forth herein. As such, you should not rely upon any such representations or information other than as explicitly set forth in this Disclosure Statement (including the annexes and exhibits attached hereto and information incorporated herein by reference).

     Unless another time is expressly specified herein, the statements contained in this Disclosure Statement are made as of the date hereof and neither the delivery of this Disclosure Statement nor any exchange, redemption, restructuring, modification, or cancellation of any of the UPC Notes, the Belmarken Notes, the General Unsecured Claims, the Equity Securities Claims, the UPC Preference Shares A, the UPC Priority Shares or the UPC Ordinary Shares A (including the UPC ADSs) made pursuant to the Plan, the Akkoord or the Dutch Implementing Offer will, under any circumstances, create any implication that there has been no change in the information contained herein at any time subsequent to the date hereof or that the information contained herein is correct at any time subsequent to the date hereof. There can be no assurance that the information and representations contained herein will continue to be accurate subsequent to the date hereof. Except as stated herein, all financial statements contained, or incorporated by reference, in this Disclosure Statement have been provided by the Company. Certain of the financial statements contained herein are unaudited.

                                 ______________


     This Disclosure Statement and certain of the Annexes hereto contain projections of, among other things, future results of operations. The Company does not as a matter of course publicly disclose projections, but the Company has prepared such information in connection with the Plan solely for purposes of demonstrating that, as required by Section 1129(a)(11) of the U.S. Bankruptcy Code, confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Company, and to assist in the preparation of a valuation analysis. This information was prepared by the Company and was not prepared with a view toward compliance with published guidelines of the U.S. Securities and Exchange Commission (the "SEC"), the American Institute of Certified Public Accountants or any other regulatory or professional agency or body, generally accepted accounting principles or consistency with our audited financial statements. In addition, neither Arthur Andersen LLP, the Company's predecessor independent auditors, nor KPMG Accountants N.V., the Company's current independent auditors, has either compiled or examined the estimates and projections and, accordingly, neither Arthur Andersen LLP nor KPMG Accountants N.V. express any opinion or any other form of assurance with respect to, assume no responsibility for, and disclaim any association with, these estimates and projections. Furthermore, the projections contained herein are based upon a number of assumptions and estimates presented with numerical specificity and considered reasonable by us when taken as a whole. These assumptions and estimates, however, are subject to inherent uncertainties and to a wide variety of significant known and unknown business, economic and competitive risks, including, among others, those summarized herein, that may cause the Company's actual results or performance to be materially different from those projected. Consequently, this Disclosure Statement should not be regarded as a representation by the Company or any other person of results that will actually be achieved. These estimates and projections should be read together with the information contained under the heading "Risk Factors" of this Disclosure Statement and the information and financial statements and related notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2001 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, attached as Annexes C, D and E, respectively, hereto.

                                 ______________


     Certain of the information and statements contained in this Disclosure Statement are "forward-looking statements" and contain estimates, assumptions and projections. Such information and statements



                                      (vi)
are subject to inherent uncertainties and to a wide variety of significant known and unknown restructuring, business, economic and competitive risks, including, among others, the following:

     o    the ability of the Company to continue as a going concern;

     o the ability of the Company and its subsidiaries (the "UPC Group") to operate pursuant to the terms of their existing credit facilities and arrangements;

     o the ability to fund, develop and execute the UPC Group's business plan;

     o the ability of the Company to restructure its outstanding indebtedness on a satisfactory and timely basis;

     o the ability of the Company and New UPC to confirm and consummate the Plan under the U.S. Bankruptcy Code and the Akkoord under the Dutch Bankruptcy Code;

     o    the ramifications of any restructuring;

     o risks associated with not completing the Restructuring consistent with the Company's and New UPC's timetable;

     o risks associated with third parties taking actions inconsistent with, or detrimental to, the consummation of the Plan and the Akkoord;

     o potential adverse developments with respect to the UPC Group's liquidity or results of operations;

     o competitive pressures from other companies in the same or similar lines of business as the UPC Group;

     o trends in the economy as a whole which may affect subscriber confidence and demand for the goods and services supplied by the UPC Group;

     o the ability of the UPC Group to predict consumer demand as a whole, as well as demand for specific goods and services;

     o the acceptance and continued use by subscribers and potential subscribers of the UPC Group's services;

     o    changes in technology and competition;

     o the UPC Group's ability to achieve expected operational efficiencies and economies of scale and its ability to generate expected revenue and achieve assumed margins;

     o the ability of the UPC Group to attract, retain and compensate key executives and other personnel;

     o the ability of the UPC Group to maintain existing arrangements and/or enter into new arrangements with third party providers and contract partners; and

     o    potential adverse publicity regarding the Restructuring.


See "Risk Factors." To the extent that actual results vary from such assumptions, recoveries to Holders of Claims against, and Equity Interests in, the Company may vary from those projected herein and in the Plan and the Akkoord. When used in this Disclosure Statement, the words "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects" and similar expressions identify such forward-looking statements.



                                     (vii)

     All forward-looking statements attributable to the Company, New UPC or persons acting on their behalf are expressly qualified in their entirety by the cautionary statements contained herein. Except as required by applicable law, neither the Company nor New UPC undertakes any obligation to update any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are provided in this Disclosure Statement pursuant to the safe harbor established under Section 1125(e) of the U.S. Bankruptcy Code and should be evaluated in the context of the estimates, assumptions, uncertainties and risks described in this Disclosure Statement.

                                 ______________


     Consummation of each of the Plan, the Akkoord, the Dutch Implementing Offer and the New UPC Equity Subscription is subject to conditions precedent that could lead to delays in consummation of the Plan, the Akkoord, the Dutch Implementing Offer and the New UPC Equity Subscription. There can be no assurance that each of these conditions will be satisfied or waived, or that the Plan, the Akkoord, the Dutch Implementing Offer and the New UPC Equity Subscription will be consummated. Even after the Effective Date, distributions under the Plan (including any shares of New UPC Common Stock issued under the New UPC Equity Subscription), the Akkoord and the Dutch Implementing Offer may be subject to substantial delays for Holders whose Claims or Equity Interests are disputed. See "Risk Factors" below.

                                 ______________


     Subject to the appointment of the Administrator in accordance with the Dutch Bankruptcy Code, during the Chapter 11 proceeding, the Company intends to operate its business in the ordinary course and to pay its critical creditors in full and without interruption. The Company does not intend that any of its wholly-owned subsidiaries will commence cases under Chapter 11 of the U.S. Bankruptcy Code or under the Dutch Bankruptcy Code.

                                 ______________


     This Disclosure Statement has not been filed with, or reviewed by, the SEC or by any state securities commission or similar public, governmental or regulatory authority and no such entity has passed upon the accuracy or adequacy of the statements contained herein. The shares of New UPC Common Stock and the New UPC Equity Purchase Rights to be issued pursuant to the Plan, the Akkoord and the Dutch Implementing Offer, and the shares of New UPC Common Stock to be issued under the New UPC Equity Subscription, will not have been the subject of a registration statement filed with the SEC or any state securities commission. This Disclosure Statement is not an offer to sell shares of New UPC Common Stock or the New UPC Equity Purchase Rights or an offer to buy UPC Notes, Belmarken Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A (including UPC ADSs) in any jurisdiction where such offer or sale is not permitted. This Disclosure Statement seeks only (i) your consent to the Plan and the Akkoord, (ii) if you are a non-U.S. Person who is a Holder of UPC Ordinary Shares A outside the United States, your participation in the Dutch Implementing Offer and (iii) if you are a Holder of Belmarken Notes, UPC Notes Claims and/or General Unsecured Claims, your subscription for additional Shares of New UPC Common Stock upon exercise of your New UPC Equity Purchase Rights. The exchange of the UPC Notes, the Belmarken Notes, the General Unsecured Claims, the UPC Preference Shares A, the UPC Priority Shares, the UPC Ordinary Shares A (including the UPC ADSs) and the Equity Securities Claims for shares of New UPC Common Stock pursuant to the Plan and the subscription of additional shares of New UPC Common Stock upon exercise of the New UPC Equity Purchase Rights will occur only upon consummation of the Plan, the Akkoord and the Dutch Implementing Offer.

                                 ______________


     The Company is trying to ensure that the economic effects of the Akkoord and the Dutch Implementing Offer are materially the same as the economic effects of the Plan. To the extent permitted under U.S. and Dutch law, distributions under the Plan, the Akkoord and the Dutch Implementing Offer will be coordinated.



                                     (viii)

                                TABLE OF CONTENTS



                                                                            Page

SUMMARY................................................................       1
     The Company.......................................................       1
     New UPC...........................................................       2
     The Restructuring.................................................       2
     Chapter 11 Case and the Plan......................................       4
     The Akkoord.......................................................      15
     The Dutch Implementing Offer......................................      17
     The Extraordinary General Meeting of Shareholders.................      17
     New UPC Equity Subscription.......................................      19
     New UPC Common Stock..............................................      19
     Tax Consequences..................................................      20
RISK FACTORS...........................................................      21
     Risks that the Restructuring is Not Successfully Completed........      21
     Risks Related to the Restructuring Process........................      21
     Risks Related to the Chapter 11 Case..............................      22
     Risks Related to the Dutch Bankruptcy Case........................      23
     Risks Related to Ownership of the New UPC Common Stock............      25
     Risks Related to Ownership of UPC Ordinary Shares A Upon
     Completion of the Restructuring...................................      28
     Risks Related to the UPC Group's Business.........................      29
THE RESTRUCTURING......................................................      37
     Purpose of the Restructuring......................................      37
     Background of the Restructuring...................................      37
     Description of the Restructuring..................................      42
     Conditions to the Restructuring...................................      45
     Operations after the Restructuring................................      46
CHAPTER 11 CASE AND THE PLAN OF REORGANIZATION.........................      47
     Brief Explanation of Chapter 11 Reorganization....................      47
     Commencement of the Chapter 11 Case...............................      47
     Significant Events during the Chapter 11 Case.....................      47
     The Plan..........................................................      48
     Voting on, and Confirmation of, the Plan..........................      74
THE AKKOORD............................................................      82
     Introduction......................................................      82
     Effects of the Moratorium.........................................      82
     Voting on the Akkoord.............................................      82
     Conditions to Ratification of the Akkoord.........................      83
     Legal Effect of Ratification of the Akkoord.......................      84
THE DUTCH IMPLEMENTING OFFER...........................................      85
     Purpose and Terms of the Dutch Implementing Offer; Shares of
     New UPC Common Stock to be Distributed............................      85
     No Participation in, into or from the United States and Other
     Jurisdictions.....................................................      85
     Expiration Date...................................................      85
     Conditions for Completion of the Dutch Implementing Offer.........      85
     Consequences of Failing to Participate in the Dutch Implementing
     Offer.............................................................      86
THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS......................      88
     General...........................................................      89
     Proxy Solicitation................................................      89
     No Appraisal Rights...............................................      89
     Information on Ownership of UPC Ordinary Shares A by Certain
     Management........................................................      89

                                  (ix)

NEW UPC EQUITY SCUBSCRIPTION
     General..........................................................       90
     No Recommmendation; Need for Independent Financial Advice........       90
     New UPC Equity Purchase Rights....................................      90
     Subscription Procedures...........................................      91
     Non-Transferability of the New UPC Equity Purchase Rights.........      95
THE COMPANY............................................................      96
     Business..........................................................      96
     Investments.......................................................      97
     Litigation and Claims.............................................      97
     Licenses..........................................................      97
     Selected Historical Financial Information.........................      97
     Management's Discussion and Analysis of Financial Information.....     100
     Management of the Company Prior to the Restructuring..............     100
     Management of the Company After the Restructuring.................     100
OUTSTANDING SECURITIES OF THE COMPANY..................................     102
     The UPC Notes.....................................................     102
     The Belmarken Notes...............................................     104
     Statutory Purpose of the Company..................................     105
     Capital Stock of the Company Prior to the Restructuring...........     105
     Capital Stock of the Company After the Restructuring..............     114
NEW UPC................................................................     116
     General...........................................................     116
     Description of Shares of New UPC Capital Stock....................     116
     Certificate of Incorporation and By-laws..........................     117
     Related Party Transaction Committee...............................     118
     Certificate of Incorporation Provisions Relating to Corporate
     Opportunities and Interested Directors............................     119
     Delaware General Corporation Law, Section 203.....................     121
     Issuance and Resale of the New UPC Common Stock...................     122
     Stockholders Agreement............................................     122
     Agreements with the UGC Group.....................................     124
 COMPARISON OF RIGHTS OF SHAREHOLDINGS IN NEW UPC AND THE COMPANY......     126
     Voting Rights.....................................................     126
     Amendment of Charter Documents....................................     126
     Appraisal Rights..................................................     127
     Pre-emptive Rights................................................     127
     Action by Written Consent of Shareholders.........................     127
     Shareholders' Meetings............................................     128
     Management........................................................     128
     Appointment and Removal of Management.............................     129
     Shareholder Nominations...........................................     129
     Dividends.........................................................     129
     Rights of Purchase................................................     130
     Limitation of Directors' Liability/Indemnification of Officers
     and Directors.....................................................     130
     Special Meetings..................................................     131
     Shareholder Votes on Certain Reorganizations......................     131
     Rights of Inspection..............................................     132
     Shareholder Suits.................................................     132
     Conflict-of-Interest Transactions.................................     132
     Liquidation Rights................................................     132
THE RESTRUCTURING AGREEMENT............................................     134
     The Agreed Restructuring Process..................................     134
     Distribution of Shares of New UPC Common Stock under the Plan and
     the Akkoord.......................................................     134
     Treatment of Other Creditors of the Company.......................     136
     New UPC Board of Directors and Rights of the Participating Note-
     holders...........................................................     137
     Pre-emptive Rights of Holders of New UPC Common Stock.............     138
     Equity Subscription in New UPC on Effective Date..................     138
TAX CONSEQUENCES.......................................................     139



                                      (x)

     Dutch Tax Consequences............................................     139
REORGANIZATION VALUATION AND PROJECTED FINANCIAL INFORMATION...........     145
     Reorganization Valuation Analysis.................................     145
     Projected Financial Information...................................     145
LIQUIDATION ANALYSIS...................................................     147
     Best-Interests-of-Creditors Test..................................     147
     Liquidation Analysis..............................................     147
WHERE YOU CAN FIND MORE INFORMATION....................................     149
INCORPORATION BY REFERENCE.............................................     149
AUDITORS...............................................................     149
     Auditor's Statement Regarding Financial Statements and Consent....     150
     Auditor's Statement Regarding Dutch Prospectus....................     150
     Other Information Regarding Auditors..............................     150
VOTING AGENTS..........................................................     151
CONCLUSION AND RECOMMENDATION..........................................     152
CROSS REFERENCES FOR DEFINED TERMS.....................................     153


Annex List

Annex A       Chapter 11 Plan of Reorganization
Annex B       English Translation of the Akkoord
Annex C       Annual Report on Form 10-K for the Fiscal Year ended
              December 31, 2001
Annex D       Amendment No. 1 to the Annual Report on Form 10-K for
              the Fiscal Year ended December 31, 2001
Annex E       Quarterly Report on Form 10-Q for the Fiscal Quarter
              ended September 30, 2002
Annex F       Projected Financial Information
Annex G       Liquidation Analysis



                                      (xi)

                                     SUMMARY

     The following summary is intended only to highlight certain information contained elsewhere in this Disclosure Statement. This summary is qualified in its entirety by the more detailed information, the financial statements, including the notes thereto, appearing elsewhere in this Disclosure Statement, the Annexes hereto and the other documents referenced herein. You should carefully read the entire Disclosure Statement (including, in particular, the sections of this Disclosure Statement entitled "Risk Factors", "Liquidation Analysis," "The Restructuring" and "The Restructuring Agreement") and the other documents to which it refers before deciding whether to vote in favor of the Plan or the Akkoord, participate in the Dutch Implementing Offer or subscribe for shares of New UPC Common Stock in the New UPC Equity Subscription. The date of this Disclosure Statement is set forth on the cover page of this document.

     Unless otherwise defined herein, all capitalized terms used in this Disclosure Statement shall have the meanings ascribed to such terms in the Plan. Unless the context clearly requires otherwise, references in this Disclosure Statement to the "Company" refer to United Pan-Europe Communications N.V., references in this Disclosure Statement to the "Reorganized Company" refer to United Pan-Europe Communications N.V. on and after the Effective Date and references in this Disclosure Statement to "New UPC" refer to New UPC, Inc., a newly formed company incorporated in the State of Delaware that will become a holding company for the Company upon consummation of the Restructuring. "Business Day" means any day which is not a Saturday, a Sunday, a "legal holiday" as defined in U.S. Bankruptcy Rule 9006(a) or a day on which banking institutions located in New York, New York or Amsterdam, The Netherlands are authorized or obligated by law, executive order or governmental decree to be closed. The symbol "(euro)" refers to Euros and the symbol "US$" refers to United States Dollars.

     Unless otherwise indicated as United States Dollars or another currency, all currency amounts used or referred to in the Disclosure Statement are in Euros. Unless otherwise indicated, all translations from Euros to United States Dollar amounts, and from United States Dollars to Euro amounts, are based on the noon buying rate for Euros announced by the Federal Reserve Bank of New York on September 30, 2002, which was (euro)1.00 = US$0.9879. However, translations from Euros to United States Dollar amounts, and from United States Dollars to Euro amounts, with respect to Claim amounts are based on the noon buying rate for Euros announced by the Federal Reserve Bank of New York on the Petition Date (December 3, 2002), which was (euro)1.00 = US$_____. All Euro amounts translated into United States Dollars and all United States Dollar amounts translated into Euros as described above are provided solely for the convenience of the reader, and no representation is made that the Euro or United States Dollar amounts referred to herein could have been, or could be, converted into Euros or United States Dollars, as the case may be, at any particular rate, the above rate or at all.

                                   The Company

     The Company is a holding company whose principal assets are its ownership interests in approximately two hundred (200) direct and indirect operating subsidiaries.

     The UPC Group owns and operates broadband communications networks providing telephone, cable and internet services to both residential and business customers in 11 countries in Europe. Its subscriber base is one of the largest of any group of broadband communications networks operated across Europe. In particular, the UPC Group has approximately 6.6 million subscribers to its basic tier video services, and approximately an additional 116,200 subscribers for its digital DTH service in Hungary, the Czech Republic and the Slovak Republic. Residential telephone services are offered under the brand Priority Telecom over its Austrian, Dutch, French and Norwegian systems and serve approximately 396,200 residential subscribers. In addition, the UPC Group currently offers internet access services in nine countries to approximately 611,200 residential subscribers.

     The operations of the UPC Group are organized into three principal divisions:

     (i) UPC Distribution Holding B.V. ("UPC Distribution"), which, through its local operating systems, delivers video, internet and telephone services to residential customers;

     (ii) UPC Media, which comprises the Company's converging internet content and programming businesses; and

   (iii) Priority Telecom, which operates the Company's CLEC business and provides telephone and data network solutions to the business market. The Priority Telecom brand is also used to offer telephone services to residential customers through UPC Distribution.

     Historically, the UPC Group has financed its operations and acquisitions through capital contributions, debt financings, equity offerings, issuance of debt securities and operating cash flow.

     As of September 30, 2002, the Company had total assets of approximately
(euro)7,021.8 million (US$6,936.8 million) and liabilities of approximately
(euro)10,130.9 million (US$10,008.3 million). For the fiscal year ended December 31, 2001 and the nine months ended September 30, 2002, the UPC Group generated approximately (euro)1,378.8 million (US$1,362.1 million) and (euro)1,046.1 million (US$1,033.4 million), respectively, in revenues on a consolidated basis. As of September 30, 2002, the Company had a shareholders' deficit of approximately (euro)4,731.1 million (US$4,673.9 million). As of September 30, 2002, the UPC Group had approximately 7,972 employees.

     For a further description of the business of the Company and the UPC Group, see "The Company," "Item 1--Business" and "Item 2--Properties" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 attached to this Disclosure Statement as Annex C and incorporated herein by reference, and "Item 2--Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Business" of the Company's Quarterly Report on Firm 10-Q for the fiscal quarter ended September 30, 2002 attached to this Disclosure Statement as Annex E and incorporated herein by reference.

                                     New UPC

     New UPC is a newly formed company incorporated in the State of Delaware. New UPC was formed as an integral component of the Plan to effectuate the Restructuring through the issuance of shares of New UPC Common Stock to the Holders of the Claims against, and Equity Interests in, the Company under the terms of the Plan, the Akkoord and the Dutch Implementing Offer, and to become the holding company of the Company and the UPC Group upon consummation of the Restructuring. New UPC has not conducted any operations to date other than the negotiation and implementation of the Restructuring Agreement, dated September 30, 2002 (the "Restructuring Agreement"), among the Company, UGC, certain subsidiaries of UGC, New UPC and certain holders of the UPC Notes (the "Participating Noteholders"). Upon consummation of the Restructuring, New UPC is expected to own more than 99.0% of the combined classes of UPC Ordinary Shares A and UPC Ordinary Shares C (as defined herein) ("UPC Ordinary Shares") and will act as the holding company for the UPC Group. For a description of the UPC Group, see "--The Company," "The Company--Business," "Item 1--Business" and "Item 2--Properties" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 attached to this Disclosure Statement as Annex C and incorporated herein by reference, and "Item 2--Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Business" of the Company's Quarterly Report on Firm 10-Q for the fiscal quarter ended September 30, 2002 attached to this Disclosure Statement as Annex E and incorporated herein by reference.

                                The Restructuring

     The Company has incurred significant operating losses and negative cash flows from operations, which have been driven by continuing development efforts, including the introduction of new services such as digital video, telephone and internet and the upgrading of existing services, as well as the acquisitions of cable television systems and related businesses in both existing and new markets. As a result of the anticipated lack of available financing, during 2001, the Company reviewed its current and long-range plans for its various business segments and took a number of actions to reorganize internally. As part of such review, the Company resolved to change its focus from an aggressive digital rollout to increasing its sales of products and services which have better gross margins and are currently profitable.

     Due to its funding requirements and possible lack of availability of debt and equity financing in the near term, the Company determined not to make required interest payments on the UPC Notes as they fell due. In particular, on February 1, 2002 and again on May 1, 2002, the Company failed to make interest payments on certain series of the UPC Notes. The failure to make (or timely cure) these interest payments constituted an Event of Default under such UPC Notes and a cross-default under the remaining series of UPC Notes as well as under certain credit and loan facilities, including the Belmarken Notes and the
(euro)4.0 billion Senior Secured Credit Facility, dated

October 26, 2000, among UPC Distribution, as borrower, and TD Bank Europe Limited and Toronto Dominion (Texas) Inc., as Facility Agents (the "UPC Distribution Facility").

     In February 2002, in order to begin the process for restructuring its balance sheet, the Company entered into a non-binding memorandum of understanding (the "Memorandum of Understanding") with UGC and UGC Holdings, Inc. ("UGC Holdings"), which currently holds the Belmarken Notes as well as a significant portion of the UPC Notes, to enter into negotiations with the holders of the UPC Notes (other than UGC) in order to attempt to reach an agreement regarding the restructuring of the Company's indebtedness. The Memorandum of Understanding proposed a conversion of the UPC Notes, the Belmarken Notes and the UPC Preference Shares A into UPC Ordinary Shares A in proportions to be established through further negotiations.

     Thereafter, in late February 2002, the Company began discussions with UGC and the Participating Noteholders regarding the terms of the recapitalization of the Company, including restructuring of the Company's capital structure. In addition, from March 2002 through September 2002, UGC and the Participating Noteholders undertook due diligence with respect to the Company and representatives of the Company met with representatives of UGC and the Participating Noteholders to discuss a recapitalization of the Company and the process for, and the terms of, a restructuring of the UPC Notes, the Belmarken Notes and the UPC Preference Shares A.

     These discussions culminated in the execution, on September 30, 2002, of the Restructuring Agreement which provides the basis for the Plan (including the issuance of the New UPC Equity Purchase Rights), the Akkoord and the Dutch Implementing Offer. In general, the Restructuring Agreement sets forth the proposed distribution of shares of New UPC Common Stock to the Holders of Claims against, and Equity Interests in, the Company, as well as the means by which the Company intends to implement the Restructuring under U.S. and Dutch law. In general, in consideration for the equity split and other rights set forth therein, the UGC Group and the Participating Noteholders agreed, subject to the terms and conditions of the Restructuring Agreement, to, inter alia, (a) vote their Claims in favor of, and transfer their Claims pursuant to, the Plan and the Akkoord, (b) vote their Equity Interests in favor of, and transfer their Equity Interests pursuant to, the Plan and (c) vote any UPC Voting Securities held by them in favor of the Shareholder Proposals. For a detailed description of the Restructuring Agreement, see "The Restructuring Agreement" below.

     Throughout this period, the bank lenders under the UPC Distribution Facility (the "UPCD Facility Banks") and UGC executed waivers of the defaults under the UPC Distribution Facility and the Belmarken Notes, respectively, arising as a result of the Company's failure to make interest payments under the UPC Notes. These waivers culminated with the execution, on September 30, 2002, by UPC Distribution and TD Bank Europe Limited and Toronto Dominion (Texas), Inc., as Facility Agents, on behalf of the UPCD Facility Banks, of an extension, through March 31, 2003, of the waivers of default arising as a result of the Company's failure to make interest payments under the UPC Notes (the "UPCD Facility Waiver") in order to allow the Company time to consummate the Restructuring. See "The Restructuring--Background of the Restructuring--UPC Distribution Facility Waiver and Amendment" below for a description of the terms of the UPCD Facility Waiver.

     The Company believes that in order to fully achieve the Restructuring, it is necessary to effect the contemplated transfers of the Claims and Equity Interests under, among others, U.S. and Dutch law. Accordingly, the Company, through negotiations with the Participating Noteholders and UGC, developed the following four-prong structure pursuant to which the Company believes the Restructuring can be consummated efficiently while also maximizing the benefit to the Company and the Holders of the Claims against, and Equity Interests in, the Company:

     U.S. Structure

     In order to implement the Restructuring in the United States, on the Petition Date, the Company commenced the Chapter 11 case and, simultaneously therewith, filed the Plan and this Disclosure Statement with the U.S. Bankruptcy Court. In general, the Plan provides for the exchange of shares of New UPC Common Stock for various Claims against, and Equity Interests in, the Company and the issuance of the New UPC Equity Purchase Rights to Holders of Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims. See "Chapter 11 Case and the Plan of Reorganization" below for a more detailed description of the Chapter 11 case and the Plan and "New UPC Equity Subscription" for a more detailed description of the New UPC Equity Purchase Rights.

     Dutch Bankruptcy Structure

     Simultaneously with the commencement of the Chapter 11 case, on the Petition Date the Company filed a voluntary provisional moratorium petition under the Dutch Bankruptcy Code as well as the Akkoord with the Dutch Bankruptcy Court. Pursuant to the Akkoord, the Company will offer to the holders of non-preferred, unsecured claims under Dutch law (the "Ordinary Creditors") a number of shares of New UPC Common Stock equal to the number of shares of New UPC Common Stock that holders of General Unsecured Claims are entitled to receive under the Plan, either in exchange for transferring their Allowed Claims to New UPC (as far as the Holders of the UPC Notes are concerned) or in cancellation of their Allowed Claims (as far as Ordinary Creditors other than the Holders of the UPC Notes are concerned). See "The Akkoord" below for a more detailed description of the Dutch moratorium process.

     Dutch Implementing Offer

     Unlike the U.S. Bankruptcy Code, the Dutch Bankruptcy Code does not provide for the Akkoord to reorganize or cancel any of the Equity Interests in the Company. Therefore, in order to facilitate implementation of the Plan with respect to certain of the UPC Ordinary Shares A in accordance with Dutch law, solely with respect to persons who are not U.S. Persons and who are not located or residing within the United States, New UPC shall commence the Dutch Implementing Offer, pursuant to which New UPC will offer to deliver a number of shares of New UPC Common Stock to the Holders of UPC Ordinary Shares A in consideration for their agreement to transfer their UPC Ordinary Shares A to New UPC. See "The Dutch Implementing Offer" below for a more detailed description of the Dutch Implementing Offer.

     Extraordinary General Meeting of Shareholders

     Unlike the U.S. Bankruptcy Code, the Dutch Bankruptcy Code does not provide for the Dutch Bankruptcy Case to exempt compliance from otherwise applicable corporate law. Therefore, in order to facilitate implementation of the Plan, the Company will hold an Extraordinary General Meeting to consider and vote upon changes to the authorized share capital of the Company and such other proposals as the Company deems necessary or appropriate to give effect to the Restructuring and the other transactions contemplated in connection with the Restructuring. See "The Extraordinary General Meeting of Shareholders" below for a more detailed description of the Extraordinary General Meeting.

     The terms of the Restructuring discussed above are the product of discussions with UGC, New UPC and the Participating Noteholders and have been approved by the Board of Management and the Supervisory Board of the Company. These parties support the Plan, the Akkoord and the Dutch Implementing Offer and strongly urge you to review this Disclosure Statement, the Plan, the Akkoord and all annexes and documents incorporated by reference herein, and, as applicable, to vote in favor of the Plan and the Akkoord, and to participate in the Dutch Implementing Offer. As the Company's principal shareholder and principal creditor, and the holder of the Belmarken Notes, UGC will receive a significant number of shares of New UPC Common Stock and may have interests in the Restructuring that differ from the other Holders of Claims against, and Equity Interests in, the Company. The Company has determined that it is in the best interests of the Company and its stakeholders to implement the Restructuring as described in this Disclosure Statement. See "The Restructuring--Background of the Restructuring."

                          Chapter 11 Case and the Plan

     Chapter 11 Case

     Chapter 11 of the U.S. Bankruptcy Code is the principal business reorganization chapter of the U.S. Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of holders of claims and equity interests of equal rank with respect to the distribution of a debtor's assets. Formulation, and confirmation by a U.S. bankruptcy court, of a plan of reorganization is the principal objective of a Chapter 11 case.

     On the Petition Date, the Company filed its voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court, thereby commencing the Chapter 11 case. Simultaneously therewith, the Company also filed the Plan, this Disclosure Statement and several motions seeking authorization to continue to conduct its business in the ordinary course as well as to undertake certain activities which require approval of the U.S. Bankruptcy Court. These motions include, among others, motions seeking authorization for the Company to (a) continue to utilize pre-petition bank accounts, business forms and investment practices and (b) retain various professionals. See "Chapter 11 Case and the Plan of Reorganization--Significant Events During the Chapter 11 Case--First Day Motions," below, for a more detailed description of these motions.

     Since the Petition Date, the Company, except with respect to the appointment of the Administrator in accordance with the Dutch Bankruptcy Code, has continued to operate its business and manage its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the U.S. Bankruptcy Code and subject to the supervision of the U.S. Bankruptcy Court.

     The Plan

     The Plan, which was filed on the Petition Date, divides Holders of known Claims against, and known Equity Interests in, the Company into ten Classes, as follows:

              Class 1 --       Miscellaneous Secured Claims
              Class 2 --       Classified Priority Claims
              Class 3 --       Critical Creditor Claims
              Class 4 --       Belmarken Notes Claims
              Class 5 --       UPC Notes Claims and General Unsecured Claims
              Class 6 --       UPC Preference Shares A
              Class 7 --       UPC Priority Shares
              Class 8 --       UPC Ordinary Shares A (including the UPC
                               Ordinary Shares held in the form of UPC ADSs)
              Class 9  --      Equity Securities Claims
              Class 10 --      Old Other Equity Interests

In accordance with the U.S. Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified into Classes.

     The following chart sets forth, in general, the treatment that Holders of Allowed Claims, Allowed Equity Interests and Allowed Old Other Equity Interests will receive under the Plan, unless they were to agree to accept less favorable treatment by settlement or otherwise.



-------------------------------- -------------------------- -------------------------------------------------------
       CLASS AND TYPE OF             ESTIMATED AMOUNT
       CLAIM OR INTEREST                 OF CLAIMS                              TREATMENT
-------------------------------- -------------------------- -------------------------------------------------------

Class 1--Miscellaneous Secured                              Under the Plan, each Holder of an Allowed Miscellaneous
Claims                                                      Secured Claim shall receive, in the sole discretion of
                                                            the Company or the Reorganized Company, as the case may
                                                            be, in full satisfaction, settlement, release,
                                                            extinguishment and discharge of such Allowed Claim:

                                                            (A) Cash equal to the amount of such Allowed
                                                            Miscellaneous Secured Claim on or as soon as reasonably
                                                            practicable after the later of (i) the Effective Date
                                                            and (ii) the date that such Miscellaneous Secured Claim
                                                            becomes Allowed;

                                                            (B) treatment such that such Miscellaneous Secured
                                                            Claim is Reinstated; or

                                                            (C) such other treatment on such other terms and
                                                            conditions as may be agreed upon in writing by the
                                                            Holder of such Claim and the Company or Reorganized
                                                            Company, as the case may be, or as the U.S. Bankruptcy
                                                            Court may order.

-------------------------------- -------------------------- -------------------------------------------------------

Class 2--Classified Priority                                Under the Plan, each Holder of an Allowed Classified
Claims                                                      Priority Claim shall receive in full satisfaction,
                                                            settlement, release, extinguishment and discharge of
                                                            such Allowed Claim:

                                                            (A) the amount of such unpaid Allowed Claim in Cash on
                                                            or as soon as reasonably practicable after the later of
                                                            (i) the Effective Date, (ii) the date on which such
                                                            Claim becomes Allowed and (iii) a date agreed to by the
                                                            Company or the Reorganized Company, as the case may be,
                                                            and the Holder of such Claim;

                                                            (B) treatment such that such Claim is Reinstated; or

                                                            (C) such other treatment on such other terms and
                                                            conditions as may be agreed upon in writing by the
                                                            Holder of such Claim and the Company or Reorganized
                                                            Company, as the case may be, or as the U.S. Bankruptcy
                                                            Court may order.

-------------------------------- -------------------------- -----------------------------------------------------

Class 3--Critical Creditor                                  Under the Plan, each Holder of an Allowed Critical
Claims                                                      Creditor Claim shall receive in full satisfaction,
                                                            settlement, release, extinguishment and discharge of
                                                            such Claim:

                                                            (A) payment in full in Cash on the later of (i) the
                                                            Effective Date and (ii) the date such Claim becomes
                                                            Allowed;

                                                            (B) treatment such that such Claim is Reinstated; or

                                                            (C) such other treatment on such other terms and
                                                            conditions as may be agreed upon in writing by the
                                                            Holder of such Claim and the Company or the Reorganized
                                                            Company, as the case may be, or as the U.S. Bankruptcy
                                                            Court may order.

-------------------------------- -------------------------- -----------------------------------------------------

Class 4--Belmarken Notes Claims                             Under the Plan, on the Effective Date, the Holder of
                                                            the Belmarken Notes shall receive, in exchange for the
                                                            Belmarken Notes and the obligations of all other
                                                            parties under the Belmarken Notes and the Belmarken
                                                            Loan
-------------------------------- -------------------------- -----------------------------------------------------


                                       -6-


-------------------------------- -------------------------- -------------------------------------------------------

       CLASS AND TYPE OF             ESTIMATED AMOUNT
       CLAIM OR INTEREST                 OF CLAIMS                               TREATMENT
-------------------------------- -------------------------- -------------------------------------------------------

                                                            Agreements, 23,852,258 shares of New UPC Common Stock
                                                            (the "Belmarken Notes Consideration").

-------------------------------- -------------------------- -----------------------------------------------------

Class 5--UPC Notes Claims                                   Under the Plan, on or as soon as practicable after the
and General Unsecured Claims                                Effective Date, each Holder of an Allowed Class 5 Claim
                                                            shall receive in exchange for its Claim, a number of
                                                            shares of New UPC Common Stock. In the aggregate, the
                                                            Holders of all Allowed UPC Notes Claims shall receive
                                                            25,147,139 shares of New UPC Common Stock, and each
                                                            Holder of an Allowed UPC Notes Claim shall receive the
                                                            number of shares of New UPC Common Stock equal to such
                                                            Holder's pro rata portion of those shares of New UPC
                                                            Common Stock. The UPC Notes Claims shall be deemed
                                                            Allowed for all purposes, including, but not limited
                                                            to, voting and distributions in the aggregate amount of
                                                            US$4,690,526,335.71 (which shall exclude any amounts on
                                                            account of UPC Notes held by the Company as set forth on
                                                            Annex C to the Restructuring Agreement) and the Allowed
                                                            UPC Notes Claims shall not be subject to defense, setoff
                                                            or counterclaim. Each Holder of an Allowed Class 5 Claim
                                                            that is not a UPC Notes Claim shall receive a number of
                                                            shares of New UPC Common Stock so that the number of
                                                            shares per amount of Allowed Claim received by such
                                                            Holder is the same as the number of shares per amount
                                                            of Allowed Claim that the Holders of Allowed UPC Notes
                                                            Claims receive. The number of shares of New UPC Common
                                                            Stock to be distributed on account of Allowed Class 5
                                                            Claims that are not UPC Notes Claims shall be in
                                                            addition to the 25,147,139 shares of New UPC Common
                                                            Stock to be distributed on account of the Allowed UPC
                                                            Notes Claims. The receipt of such shares of New UPC
                                                            Common Stock by the Holders of the Class 5 Claims shall
                                                            constitute a full satisfaction, settlement, release and
                                                            discharge of such Class 5 Claims; provided, however,
                                                            that, notwithstanding anything in the Plan to the
                                                            contrary, any UPC Notes acquired by New UPC through the
                                                            Plan and the Akkoord shall remain outstanding and shall
                                                            not be deemed to be satisfied, settled, released or
                                                            discharged.

-------------------------------- -------------------------- -----------------------------------------------------
  10 7/8% Senior Notes due 2007                                A Holder of 10 7/8% Senior Notes due 2007 will
  (United States Dollar)                                       receive 6.0178 shares of New UPC Common Stock per
                                                               US$1,000 of principal amount of 10 7/8% Senior Notes
                                                               due 2007 held by such Holder.
----------------------------------- -------------------------- -----------------------------------------------------

  10 7/8% Senior Notes due 2009                                A Holder of 10 7/8% Senior Notes due 2009 will
  (United States Dollar)                                       receive 6.1798 shares of New UPC Common Stock per
                                                               US$1,000 of principal amount of 10 7/8% Senior Notes
                                                               due 2009 held by such Holder.
----------------------------------- -------------------------- -----------------------------------------------------

  12 1/2% Senior Discount Notes due                            A Holder of 12 1/2% Senior Discount Notes due 2009
  2009 (United States Dollar)                                  will receive 4.3833 shares of New UPC Common Stock
                                                               per US$1,000 of accreted value (as of the Petition
                                                               Date) of 12 1/2% Senior Discount Notes due 2009 held
                                                               by such Holder.
----------------------------------- -------------------------- -----------------------------------------------------

  11 1/4% Senior Notes due 2009                                A Holder of 11 1/4% Senior Notes due 2009 will
  (United States Dollar)                                       receive 6.0412 shares of New UPC Common Stock per
                                                               US$1,000 of principal amount of 11 1/4% Senior Notes
                                                               due 2009 held by such Holder.
----------------------------------- -------------------------- -----------------------------------------------------

  13 3/8% Senior Discount Notes due                            A Holder of 13 3/8% Senior Discount Notes due 2009
  2009 (United States Dollar)                                  will receive 4.1861 shares of New UPC Common Stock
                                                               per US$1,000 of accreted value as of the Petition
                                                               Date) of 13 3/8% Senior Discount Notes due 2009 held
                                                               by such Holder.
----------------------------------- -------------------------- -----------------------------------------------------

  11 1/4% Senior Notes due 2010                                A Holder of 11 1/4% Senior Notes due 2010 will
  (United States Dollar)                                       receive 6.2094 shares of New UPC Common Stock per
                                                               US$1,000 of principal amount of 11 1/4% Senior Notes
                                                               due 2010 held by such Holder.
----------------------------------- -------------------------- -----------------------------------------------------

  11 1/2% Senior Notes due 2010                                A Holder of 11 1/2% Senior Notes due 2010 will
  (United States Dollar)                                       receive 6.2292 shares of New UPC Common Stock per
                                                               US$1,000 of principal amount of 11 1/2% Senior Notes
                                                               due 2010 held by such Holder.
----------------------------------- -------------------------- -----------------------------------------------------

  13 3/4% Senior Discount Notes due                            A Holder of 13 3/4% Senior Discount Notes due 2010
  2010 (United States Dollar                                   will receive 4.0221 shares of New UPC Common Stock
                                                               per US$1,000 of accreted value (as of the Petition
                                                               Date) of 13 3/4% Senior Discount Notes due 2010 held
                                                               by such Holder.
----------------------------------- -------------------------- -----------------------------------------------------
  10 7/8% Senior Notes due 2007                                A Holder of 10 7/8% Senior Notes due 2007 will
  (Euro)                                                       receive 6.0178 shares of New UPC Common Stock per
                                                               1,000 of principal amount of 10 7/8% Senior Notes due
                                                               2007 held by such Holder (assuming an exchange rate
                                                               of Euro 1.00 = US$1.00).
----------------------------------- -------------------------- -----------------------------------------------------

  10 7/8% Senior Notes due 2009                                A Euro Holder of 10 7/8% Senior Notes due 2009 will
  (Euro)                                                       receive 6.1798 shares of New UPC Common Stock per
                                                               Euro 1,000 of principal amount of 10 7/8% Senior Notes due
                                                               2009 held by such Holder (assuming an exchange rate
                                                               of Euro 1.00 = US$1.00).
----------------------------------- -------------------------- -----------------------------------------------------

  11 1/4% Senior Notes due 2009                                A Holder of 11 1/4% Senior Notes due 2009 will
  (Euro)                                                       receive 6.0412 shares of New UPC Common Stock per
                                                               Euro 1,000 of principal amount of 11 1/4% Senior Notes due
                                                               2009 held by such Holder (assuming an exchange rate
                                                               of Euro 1.00 = US$1.00).
----------------------------------- -------------------------- -----------------------------------------------------

  13 3/8% Senior Discount Notes due                            A Holder of 13 3/8% Senior Discount Notes due 2009
  2009                                                         will receive 4.1861 shares of New UPC Common Stock
  (Euro)                                                       per Euro 1,000 of accreted value  (as of the Petition
                                                               Date) of 13 3/8% Senior Discount Notes due 2009 held
                                                               by such Holder (assuming an exchange rate of Euro 1.00
                                                               = US$1.00).
----------------------------------- -------------------------- -----------------------------------------------------

  11 1/4% Senior Notes due 2010                                A Holder of 11 1/4% Senior Notes due 2010 will
  (Euro)                                                       receive 6.2094 shares of New UPC Common Stock per
                                                               Euro 1,000 of principal amount of 11 1/4% Senior Notes due
                                                               2010 held by such Holder (assuming an exchange rate
                                                               of Euro 1.00 = US$1.00).
------------------- -------------------------- -----------------------------------------------------

 General Unsecured Creditors
(Consideration per US$1,000
of claim value)
-------------------------------- ----------------------------- -----------------------------------------------------

General Unsecured Creditors
(Consideration per (euro)1,000
of claim
-------------------------------- ----------------------------- -----------------------------------------------------


                                      -8-


-------------------------------- -------------------------- -------------------------------------------------------

       CLASS AND TYPE OF              ESTIMATED AMOUNT
       CLAIM OR INTEREST                 OF CLAIMS                           TREATMENT
-------------------------------- -------------------------- -------------------------------------------------------
-------------------------------- -------------------------- -------------------------------------------------------

Class 6--UPC Preference Shares                              Under the Plan, on or as soon as practicable after the
A                                                           Effective Date, and after the sale by New UPC of the
                                                            Belmarken Notes to the Company, each Holder of
                                                            outstanding Allowed UPC Preference Shares A shall
                                                            receive from New UPC a number of shares of New UPC
                                                            Common Stock equal to such Holder's pro rata portion of
                                                            the ________ shares of New UPC Common Stock
                                                            (collectively, the "Preference Shares Consideration").
                                                            The receipt of the Preference Shares Consideration by
                                                            the Holders of the UPC Preference Shares A shall
                                                            constitute a full satisfaction, settlement, release and
                                                            discharge of the Claims and Equity Interests of each
                                                            Holder of UPC Preference Shares A in respect of such
                                                            UPC Preference Shares A; provided, however, that,
                                                            notwithstanding anything to contrary contained herein,
                                                            any UPC Preference Shares A acquired by New UPC through
                                                            the

                                                            Plan shall remain outstanding and shall not be deemed
                                                            to be satisfied, settled, released or discharged.

-------------------------------- -------------------------- -------------------------------------------------------

Class 7--UPC Priority Shares                                Under the Plan, on or as soon as practicable after the
                                                            Effective Date, and after the sale by New UPC of the
                                                            Belmarken Notes to the Company, the Holder of the
                                                            Allowed UPC Priority Shares shall receive from New UPC
                                                            a number of shares of New UPC Common Stock equal to
                                                            such Holder's pro rata portion of the Ordinary Share
                                                            Distribution Amount (the "Priority Shares
                                                            Consideration") in a per share amount equal to the
                                                            Ordinary Shares Consideration. The receipt of the
                                                            Priority Shares Consideration by the Holder of the UPC
                                                            Priority Shares shall constitute a full satisfaction,
                                                            settlement, release and discharge of the Claims and
                                                            Equity Interests of the Holder of the UPC Priority
                                                            Shares in respect of the UPC Priority Shares; provided,
                                                            however, that, notwithstanding anything to contrary
                                                            contained herein, any UPC Priority Shares acquired by
                                                            New UPC through the Plan shall remain outstanding and
                                                            shall not be deemed to be satisfied, settled, released
                                                            or discharged.

-------------------------------- -------------------------- -------------------------------------------------------

Class 8--UPC Ordinary Shares A                              Under the Plan, on or as soon as practicable after the
(including UPC Ordinary Shares                              Effective Date, and after the sale by New UPC of the
A represented by UPC ADSs)                                  Belmarken Notes the Company, each Holder of Allowed UPC
                                                            Ordinary Shares A shall receive from New UPC a number
                                                            of shares of New UPC Common Stock equal to such
                                                            Holder's pro rata portion of the Ordinary Share
                                                            Distribution Amount (collectively, the "Ordinary Shares
                                                            Consideration"). The receipt of the Ordinary Shares
                                                            Consideration by the Holders of the UPC Ordinary Shares
                                                            A shall constitute a full satisfaction, settlement,
                                                            release and discharge of the Claims and Equity
                                                            Interests of each Holder of UPC Ordinary Shares A;
                                                            provided, however, that, notwithstanding anything to
                                                            contrary contained herein, any UPC Ordinary Shares A
                                                            acquired by New UPC through the Plan shall remain
                                                            outstanding and shall not be deemed to be satisfied,
                                                            settled, released or

-------------------------------- -------------------------- -------------------------------------------------------


                                       -9-


-------------------------------- -------------------------- -------------------------------------------------------

       CLASS AND TYPE OF             ESTIMATED AMOUNT
       CLAIM OR INTEREST                 OF CLAIMS                               TREATMENT
-------------------------------- -------------------------- -------------------------------------------------------

                                                            discharged.

-------------------------------- -------------------------- -------------------------------------------------------

Class 9--Equity Securities                                  Under the Plan, subject to the Allowance of the Equity
Claims                                                      Securities Claims, each Holder of an Allowed Equity
                                                            Securities Claim shall receive, in full satisfaction,
                                                            settlement, release, extinguishment and discharge of
                                                            its Claim, a number of shares of New UPC Common Stock
                                                            equal to such Holder's pro rata portion of the Ordinary
                                                            Share Distribution Amount as if such Holder had (a)
                                                            purchased, on the date its Equity Securities Claim
                                                            first arose, UPC Ordinary Shares A with a value equal
                                                            to the amount of such Holder's Allowed Equity
                                                            Securities Claim and (b) retained such shares as of the
                                                            Effective Date.

-------------------------------- -------------------------- -------------------------------------------------------

Class 10--Old Other Equity                                  Under the Plan, all Holders of Old Other Equity
Interests                                                   Interests shall not be entitled to, and shall not,
                                                            receive or retain any property under the Plan on
                                                            account of such Old Other Equity Interests, and, to the
                                                            extent permitted under applicable law, such Old Other
                                                            Equity Interests shall be cancelled on the Effective
                                                            Date.

-------------------------------- -------------------------- -------------------------------------------------------


     To the extent that the terms of this Disclosure Statement may vary from the terms of the Plan, the terms of the Plan will control. See "Chapter 11 Case and the Plan of Reorganization--The Plan--Summary of Distributions Under the Plan," below, for more detailed descriptions of the classification and treatment of Claims, Equity Interests or Old Other Equity Interests under the Plan as well as for a description of the other terms of the Plan.

   Voting on, and Confirmation of, The Plan

     Voting on the Plan

     This Disclosure Statement is being transmitted to holders of Claims against, and Equity Interests in, the Company for the purpose of providing adequate information to enable such Holders who are entitled to vote on the Plan to make a reasonably informed decision with respect to their vote on the Plan. In order for the Plan to be confirmed (approved) by the U.S. Bankruptcy Court, other than through the "cramdown" provisions of Section 1129(b) of the U.S. Bankruptcy Code, the Company must, among other things, receive approval of the Plan from:

     (i) Holders of at least two-thirds (2/3) in amount, and more than one-half (1/2) in number, of the Belmarken Notes Claims actually voted on the Plan;

     (ii) Holders of at least two-thirds (2/3) in amount, and more than one-half (1/2) in number, of the UPC Notes Claims and the General Unsecured Claims (other than any insiders, including, without limitation, the UGC Group, in such Class) actually voted on the Plan;

    (iii) Holders of at least two-thirds (2/3) in amount, and more than one-half (1/2) in number, of the Equity Securities Claims actually voted on the Plan;

     (iv) Holders of at least two-thirds (2/3) in amount of the UPC Preference Shares A actually voted on the Plan;

     (v) Holders of at least two-thirds (2/3) in amount of the UPC Priority Shares actually voted on the Plan; and

     (vi) Holders of at least two-thirds (2/3) in amount of the UPC Ordinary Shares A and UPC ADSs actually voted on the Plan (the "Requisite Acceptances").

     As indicated above, however, the Plan can be confirmed, notwithstanding the failure to receive approval of the Plan from certain of the Impaired Classes listed immediately above, pursuant to the "cramdown" provisions of Section 1129(b) of the U.S. Bankruptcy Code, as described in "Chapter 11 Case and the Plan of Reorganization--Voting on, and Confirmation of, the Plan--Non-Acceptance and Cramdown."

     Only those Holders as of _________ __, 200__ (the "Voting Record Date") of the Claims and Equity Interests set forth above are being solicited hereby (each, a "Voting Party").

     However, since the ratification of the Akkoord is a condition precedent to the consummation of the Plan and the Akkoord must, in accordance with Section 268 of the Dutch Bankruptcy Code, be approved by two-thirds (2/3) of the admitted and recognized Ordinary Creditors of the Company representing three-quarters (3/4) in amount of the admitted and recognized claims, the Plan and the Akkoord will need to be approved by two-thirds (2/3) of the Ordinary Creditors (including for purposes of Dutch law only, the UGC Group) holding claims admitted and recognized in the Dutch proceeding representing three-quarters (3/4) of the amount of all such claims to become effective.

     As of the Petition Date, the UGC Group owned approximately 35% of the aggregate principal amount of the outstanding UPC Notes, all of the outstanding Belmarken Notes, approximately 53% of the outstanding UPC Ordinary Shares A, all of the outstanding UPC Priority Shares and approximately 20% of the outstanding UPC Preference Shares A, and the Participating Noteholders owned approximately 25% of the aggregate principal amount of the outstanding UPC Notes.

     See "Chapter 11 Case and the Plan of Reorganization--Voting on, and Confirmation of, the Plan" below for a complete description of the requirements for acceptance of the Plan.

     The U.S. Bankruptcy Court approved this Disclosure Statement on ________ __, 200_ as containing information of a kind and in sufficient detail to enable Holders of Claims against, or Equity Interests in, the Company to make an informed decision whether to accept or reject the Plan. This approval does not, however, constitute either a guaranty of the accuracy or completeness of the information contained herein or an opinion by the U.S. Bankruptcy Court regarding the fairness or merits of the Plan.

     THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT AUTHORIZED BY THE U.S. BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN.

     In light of the simultaneous U.S. Bankruptcy Case and Dutch Bankruptcy Case, the Company proposes to solicit from those Holders of Claims against the Company who are entitled under Dutch law to vote on the Akkoord both a vote on the Plan and a vote on the Akkoord, with the latter being effected through the delivery of an irrevocable proxy or voting instruction and related power of attorney (with power of substitution) by such Holder to Allen & Overy, Amsterdam, the Company's Dutch counsel, to file such Holder's Claim in the Dutch Bankruptcy Case and vote such Holder's Claim on the Akkoord.

     Accordingly, as applicable, the Ballots will also act as the requisite documents for filing a Claim in the Dutch Bankruptcy Case and for voting to accept or reject the Akkoord. In particular, the applicable Holders will be permitted either to accept both the Plan and the Akkoord or to reject both the Plan and the Akkoord. However, in order for a vote to accept or reject the Akkoord to count, the identity of such Holder will need to be disclosed in the Dutch Bankruptcy Case.

     A vote in favor of the Plan by an eligible Holder of an Equity
Interest (including UPC Ordinary Shares A) shall also constitute delivery of a revocable proxy to vote in favor of the Shareholder Proposals, in such Holder's capacity as a voting shareholder of the Company.

     After carefully reviewing this Disclosure Statement, including the Annexes hereto, each Holder of a Claim or Equity Interest whose vote is being solicited in connection herewith should vote using the enclosed form of ballot (the "Ballot"), check the box indicating whether it accepts or rejects the Plan and the Akkoord, and, except as set forth below, return the Ballot in the pre-addressed envelope. Ballots (and Master Ballots cast on behalf of beneficial holders of UPC Notes or UPC ADSs) must be submitted so that they are actually received by (i) Innisfree M&A Incorporated (the "Securities Voting Agent") with respect to the Belmarken Notes Claims, the UPC Notes Claims, the UPC Preference Shares A, the UPC Priority Shares, the UPC Ordinary Shares A and the UPC ADSs and (ii) Bankruptcy Services LLC (the "Nonsecurities Voting Agent" and, together with the Securities Voting Agent, the "Voting Agents") with respect to the General Unsecured Claims and the Equity Securities Claims, in either case, on or before ______ (New York City Time) on ________ __, 200__, unless extended by the Company and New UPC in their sole discretion (subject to court approval, as necessary) (such time and date, as the same may be extended from time to time, the "Voting Deadline") at the following addresses:


          Securities Voting Agent                           Nonsecurities Voting Agent
          -----------------------                           --------------------------
         Innisfree M&A Incorporated                          Bankruptcy Services LLC
         Attn: UPC Ballot Tabulation
       501 Madison Avenue, 20th Floor                            By regular mail:
            New York, NY 10022               United Pan-Europe Communications Ballot Processing
         United States of America                                 P.O. Box 5014
                                                                   FDR Station
                                                            New York, NY 10150-5014

                                                          By messenger or overnight courier:
                                                   United Pan-Europe Communications Ballot Processing
                                                             c/o Bankruptcy Services LLC
                                                               70 East 55th Street
                                                            New York, NY 10022-3222

                                                                    Telephone:
                                                                 1-888-498-7765


     The Company will make a public announcement of any extension of the Voting Deadline by release to the Dow Jones News Service prior to 9:00 a.m., New York City Time, on the next Business Day following the previously scheduled Voting Deadline. The Company will notify the Voting Agents of any extension by oral or written notice. Any Voting Party, other than those who have signed the Restructuring Agreement (unless in accordance with the terms thereof), may change its vote on the Plan at any time prior to the Voting Deadline. Thereafter, votes on the Plan may not be changed except to the extent authorized by the U.S. Bankruptcy Court.

     To the extent that any such Holder holds Claims or Equity Interests in more than one Class, such Holder will receive a separate Ballot for each such Claim or Equity Interest.

     The Company does not intend to solicit votes on the Plan from Holders of Miscellaneous Secured Claims, Classified Priority Claims, Critical Creditor Claims and Old Other Equity Interests because such Holders are unimpaired. Therefore Ballots are not being transmitted to the Holders of such Claims and Equity Interests.

     If the Voting Party is a beneficial holder of UPC Notes or UPC ADSs, but not a registered record holder, and received his or her Ballot from a custodian, commercial bank, depositary institution, broker, dealer, trust company or other nominee (each, an "Intermediary") who holds UPC Notes or UPC ADSs on his or her behalf, he or she should return his or her Ballot to his or her Intermediary in accordance with the instructions received with his or her Ballot. Each Intermediary will, in turn, submit a master ballot to the appropriate Voting Agent which reflects the votes of the beneficial holders on whose behalf such Intermediary holds UPC Notes or UPC ADSs (each, a "Master Ballot"). Master Ballots also must be returned to the above address so that they are actually received by the appropriate Voting Agent on or before the Voting Deadline.

     If any beneficial holder owns UPC Notes or UPC ADSs through more than one Intermediary, such beneficial holder may receive multiple mailings containing Ballots. The beneficial holder should execute a separate Ballot for each block of UPC Notes or UPC ADSs that it holds through any particular Intermediary and return each Ballot to the respective Intermediary in the return envelope provided. Beneficial holders who execute multiple Ballots with respect to UPC Notes or UPC ADSs held through more than one Intermediary must indicate on each Ballot the names of ALL such other Intermediaries and the additional amounts of UPC Notes or UPS ADSs held and voted by such beneficial holder. If a beneficial holder owns a portion of its UPC Notes or UPC ADSs through an Intermediary and another portion as a record holder, the beneficial holder should, with respect to the portion held as a record holder, complete the appropriate Ballot and return it to the appropriate Voting Agent and, with respect to the portion held through an Intermediary, complete the appropriate Ballot and return it to the Intermediary.

     Subject to any applicable order of the U.S. Bankruptcy Court, the Company will decide any and all questions affecting the validity of any Ballot or Master Ballot submitted, which decision will be final and binding. To that end, the Company may reject any Ballots or Master Ballots that are not in proper form or that the Company's counsel believes would be unlawful or were submitted in bad faith. Any Ballot or Master Ballot which is executed by a Holder of Claims or Equity Interests but does not indicate an acceptance or rejection of the Plan shall not be counted as a vote on the Plan.

     ONLY ORIGINALLY SIGNED BALLOTS OR MASTER BALLOTS, AS APPLICABLE, WILL BE COUNTED. NEITHER COPIES OF NOR FACSIMILE BALLOTS OR MASTER BALLOTS WILL BE ACCEPTED. IF A BALLOT OR MASTER BALLOT, AS APPLICABLE, IS NOT ACTUALLY RECEIVED BY THE APPROPRIATE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE, SUCH BALLOT OR MASTER BALLOT WILL NOT BE COUNTED. PLEASE FOLLOW THE DIRECTIONS CONTAINED ON THE ENCLOSED BALLOT OR MASTER BALLOT CAREFULLY.

     If a Holder or an Intermediary has any questions about the Disclosure Statement, the Plan or the procedure for voting, did not receive a Ballot or Master Ballot, as applicable, received a damaged Ballot or Master Ballot, as applicable, lost his or her Ballot or Master Ballot, as applicable, or, in the case of an Intermediary, requires additional copies of the Disclosure Statement and/or Ballots for distribution to beneficial holders, he or she should call (i) the Securities Voting Agent - Innisfree M&A Incorporated at 501 Madison Avenue, New York, NY 10022, United States of America, tel. (877) 750-2689 or, from outside the United States, tel. + 1 (412) 209-1704, (ii) the Nonsecurities Voting Agent--Bankruptcy Services LLC at by regular mail at United Pan-Europe Communications Ballot Processing, P.O. Box 5014, FDR Station, New York, NY 10150-5014, by messenger or overnight courier at United Pan-Europe Communications Ballot Processing, c/o Bankruptcy Services LLC, 70 East 55th Street, New York, NY 10022-3222 or telephone at 1-888-498-7765, or (iii) your broker, bank, or other nominee.

     If you have any questions about the Akkoord ballot or power of attorney, please contact (i) Allen & Overy, Apollolaan 15, 1077 AB Amsterdam, The Netherlands, Mr. Rob Abendroth, tel. +31 (20) 674-1330, or (ii) Allen & Overy, 1221 Avenue of the Americas, New York, NY 10020, United States of America,
Ms. Helena Sprenger, tel. +1 (212) 610-6300.

     If a registered Holder does not hold for its own account, then it is required to provide promptly copies of this Disclosure Statement and appropriate Ballots to its customers and beneficial owners. Any beneficial owner who has not received a Ballot should contact his or her Intermediary or Innisfree M&A Incorporated, as applicable.

     Confirmation of the Plan

     In addition to the voting requirements set forth above, in order for a Chapter 11 plan of reorganization to be confirmed, the plan must meet certain statutory requirements set forth in the U.S. Bankruptcy Code, including, without limitation, that:

     o the plan has classified claims and equity interests in a permissible manner;

     o the contents of the plan comply with the requirements of the U.S. Bankruptcy Code;

     o    the debtor has proposed the plan in good faith;

     o the debtor has made disclosures concerning the plan which are adequate and include information concerning all payments made or promised in connection with the plan and the Chapter 11 case;

     o    the plan is feasible; and

     o the plan is in the "best interests" of all dissenting holders of claims and equity interests in impaired classes.

See "Chapter 11 Case and the Plan of Reorganization--Voting on, and Confirmation of, the Plan--Confirmation of the Plan" below for a more detailed description of the these requirements.

     Thus, even if the Plan was accepted by the requisite majorities of the Holders of Claims against, and Equity Interests in, the Company, the U.S. Bankruptcy Court would be required to make the findings set forth above before it can confirm the Plan. The Company believes that all of these conditions have been or shall be met with respect to the Plan.

     In addition, under certain circumstances, a U.S. bankruptcy court may, upon the request of the proponent of a plan, confirm a plan notwithstanding the lack of acceptance by one or more impaired classes if the U.S. bankruptcy court finds that

     o the plan does not discriminate unfairly with respect to each non-accepting impaired class,

     o the plan is "fair and equitable" with respect to each non-accepting impaired class,

     o at least one impaired class has accepted the plan (without counting acceptances by insiders) and

     o the plan satisfies the requirements set forth in Section 1129(a) of the U.S. Bankruptcy Code other than Section 1129(a)(8).

This procedure is commonly referred to as "cramdown." The Company intends, if necessary, to request confirmation of the Plan pursuant to Section 1129(b) of the U.S. Bankruptcy Code. See "Chapter 11 Case and the Plan of Reorganization--Voting on, and Confirmation of, the Plan--Non-Acceptance and Cramdown," below, for a more detailed description of the requirements for cramdown.

     Confirmation Hearing

     The U.S. Bankruptcy Court has scheduled the hearing to consider confirmation of the Plan (the "Confirmation Hearing") for __________ __, 200_, at _____ (New York City Time), before _________, United States Bankruptcy Judge, United States Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, ___ Floor, Courtroom ___, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time by the U.S. Bankruptcy Court without further notice except for an announcement of an adjournment made at the Confirmation Hearing or any adjournment thereof.

     Any objections to confirmation of the Plan must be made in writing, specifying in detail the name and address of the person or entity objecting, the grounds for the objection and the nature and amount of the Claim or Equity Interest held by the objector, and must be served and filed as ordered by the U.S. Bankruptcy Court on or before ____ (New York City Time) on ________ __, 200_.

     If the Plan is confirmed, even if a holder of a Claim or Equity Interest did not vote, or voted against the Plan, the terms of the Plan, including, without limitation, the exchanges set forth therein, will be binding on such Holder as if such Holder had voted in favor of the Plan. Accordingly, all Holders of Claims against, or Equity Interests in, the Company are encouraged to read this Disclosure Statement and its Annexes carefully and in their entirety before deciding to vote to accept or to reject the Plan.

     Pursuant to the Plan, the documents to be executed in connection with consummation of the Plan, including the Amended and Restated UPC Articles of Association, the Amended and Restated New UPC Certificate of Incorporation, the Amended and Restated New UPC By-Laws, the Incentive Plan, the Board of Management Schedule (as defined herein), the New UPC Management Schedule and the Stockholders Agreement shall be filed on or before December 19, 2002 (the "Document Filing Date"), the New UPC Management Schedule. Copies of all such documents will be made available to all Holders of Claims or Equity Interests entitled to vote on the Plan.

   Board Recommendation

     The Company's Supervisory Board and Board of Management, and New UPC's Board of Directors, have unanimously approved the terms of the Restructuring, including the Plan, the Akkoord and the Dutch Implementing Offer and believe that it is in the Company's best interests. The Company's Supervisory Board and Board of Management, and the New UPC's Board of Directors, strongly urge each Holder of a Claim against, or Equity Interest in, the Company to vote in favor of the Plan. However, each Holder of a Claim against, or Equity Interest in, the Company must make its own decision as to whether to vote in favor of the Plan. For a discussion of the factors considered by the Company's Board of Management and Supervisory Board in supporting the Restructuring, see "The Restructuring--Background of the Restructuring--Board Consideration and Approval."

                                   The Akkoord

     Simultaneously with the commencement of the Chapter 11 proceeding, the Company commenced the Dutch Bankruptcy Case and filed the Akkoord with the Dutch Bankruptcy Court. Upon the commencement of the Dutch Bankruptcy Case, the Dutch Bankruptcy Court appointed an administrator to oversee the operations of the Company (the "Administrator").

     A moratorium of payments affects only the claims of the Ordinary Creditors. Dutch law operates under the principle of equality of treatment of creditors and only grants priority to certain specified claims by statutory provision. Types of claims not specified by statute to have priority do not have priority. In this context the most important types of claims to have a right of priority include (a) claims of the tax and social security administrations, (b) pension rights of, and salaries due to, employees, (c) claims secured by pledge (pandrecht) or mortgage (hypotheek) and, as a practical matter, (d) estate creditors (boedelschulden). See "The Akkoord--Effects of the Moratorium," below.

     Upon receipt of claims submitted by the Ordinary Creditors, the Administrator will prepare a list of claims, specifying for each claim whether the Administrator will admit or dispute it. The claims list merely serves to determine (i) which Ordinary Creditors will be permitted to vote on the Akkoord and (ii) in what amount each claim will be admitted. Beneficial holders of UPC Notes as of the Voting Record Date will be permitted to file claims with the Administrator and vote on the Akkoord. If the claim has been disputed by the Administrator, the Company or other Ordinary Creditors, the supervisory judge decides if, and for what amount, the respective Ordinary Creditor will be admitted to participate in the vote. In short, the Ordinary Creditors who are recognized by the Administrator (and undisputed by the Company and/or the other Ordinary Creditors) and admitted to the vote by the supervisory judge are permitted to participate in the vote.

     To the extent that a claim classified under the Plan is held by an Ordinary Creditor, such claim is an affected claim in the Dutch Bankruptcy Case and the holder thereof may file its claim and vote on account of such claim in the Dutch Bankruptcy Case. However, in the Dutch Bankruptcy Case, claims will not be categorized by class. Under the Akkoord, Ordinary Creditors shall be offered by the Company a number of shares of New UPC Common Stock equal to the number of shares of New UPC Common Stock that holders of general unsecured claims are entitled to receive under the Plan, either in exchange for transferring their Allowed Claims to New UPC (as far as the Holders of the UPC Notes are concerned) or in cancellation of their Allowed Claims (as far as Ordinary Creditors other than the Holders of the UPC Notes are concerned).

     To the extent that the holder of a non-affected claim nonetheless elects to file a claim in the Dutch Bankruptcy Case and votes on the Akkoord, any security rights or priority held by such holder will be lost in the Dutch Bankruptcy Case and unenforceable under Dutch law. Such claims will then be considered affected claims under the Dutch Bankruptcy Code and receive treatment under the Plan and the Akkoord in accordance with such election.

     Furthermore, holders of equity interests are not treated as creditors under Dutch law and, as such, no holders of the Company's Equity Interests are entitled to vote on, or shall be affected by, the Akkoord.

     In order to be accepted, the Akkoord must be approved by two-thirds (2/3) of the admitted and recognized Ordinary Creditors representing three-fourths (3/4) of the amount of the admitted and recognized claims. As a consequence of this system, admitted and recognized Ordinary Creditors not present or represented at the meeting of creditors to vote on the Akkoord (the "Dutch Voting Meeting") or admitted and recognized Ordinary Creditors who are present or represented but abstain from voting shall effectively be considered to have voted against acceptance of the Akkoord.

     If the Akkoord is not approved (as described above) the Dutch Bankruptcy Court may declare the Company bankrupt. The Company would then be liquidated. If the Company is declared bankrupt, it may not file a second

Akkoord. The Dutch Bankruptcy Court may terminate the moratorium, in which case the Company's creditors would then be entitled to exercise their rights against the Company as a possible alternative to liquidation.

     The date of commencement of the Dutch Bankruptcy Case shall be the date for determining which Ordinary Creditors, other than beneficial holders of the UPC Notes, are entitled to file claims with the Administrator. With respect to the beneficial holders of UPC Notes, the Dutch Bankruptcy Court has ordered that the Voting Record Date shall be the date for determining which holders are entitled to file claims with the Administrator. In either case, any Ordinary Creditors who timely file claims with the Administrator will be eligible to vote on the Akkoord unless such claim is disputed by the Company, the Administrator or any other Ordinary Creditor who has been admitted to vote. The Dutch Bankruptcy Court will resolve any such dispute at the Dutch Voting Meeting.

     The Dutch Bankruptcy Court has ordered that all Ordinary Creditors (including, without limitation, the beneficial holders of the UPC Notes) must submit their claims to the Administrator by the date that is __ days after the date of the Voting Deadline (the "Dutch Claims Filing Date") and that the Dutch Voting Meeting will take place on _________ __, 200_ at __:00 p.m. (Central European Time) at ____________, Amsterdam, The Netherlands. Under certain circumstances, the Ordinary Creditors can submit their claims after the Dutch Claims Filing Date, but not later than two days prior to the Dutch Voting Meeting. However, claims filed later than the Dutch Claims Filing Date, but prior to the Dutch Voting Meeting may only be permitted to vote on the Akkoord if neither the Administrator (or the Company) nor any other Ordinary Creditor objects thereto. In the event that an Ordinary Creditor who is not located in The Netherlands files a claim with the Administrator after the Dutch Claims Filing Date, but at or before the Dutch Voting Meeting, such claim may still be admitted to vote on the Akkoord at the discretion of the Dutch Bankruptcy Court.

     If the Akkoord has been approved by the requisite majority of Ordinary Creditors, the supervisory judge will set a date on which the Dutch Bankruptcy Court will consider the ratification (homologatie) of the Akkoord in a public hearing. Before such hearing, the Administrator and the Ordinary Creditors are entitled to notify the supervisory judge of their positions as to the ratification of the Akkoord. At such hearing, the Company, the Administrator and the Ordinary Creditors are permitted to provide their views as to the ratification of the Akkoord. The supervisory judge or the Dutch Bankruptcy Court will render a written report on the Akkoord. The Dutch Bankruptcy Court must refuse to ratify the Akkoord if one or more of the following conditions exist:

     o if the liquidation value of the assets of the estate exceeds the amount made available to creditors in the Akkoord;

     o    if performance of the Akkoord is not sufficiently guaranteed;

     o if the Akkoord was reached by means of fraudulent acts or the preference of one or more creditors or by other unfair means, regardless of whether or not the Company or any party cooperated to that effect; or

     o if the fees and expenses of the experts and the administrator(s) have not been paid to the administrator(s), or security has not been issued therefor.

     In addition to the foregoing, the Dutch Bankruptcy Court may, in its discretion, refuse to ratify the Akkoord on other grounds or on its own motion (ambtshalve). The Dutch Bankruptcy Court may declare the Company bankrupt simultaneously with its refusal to ratify the Akkoord. If the Dutch Bankruptcy Court does so, the Company would then be liquidated.

     The Akkoord becomes final and binding as soon as the ratification of the Akkoord is no longer open to appeal. An appeal of either the decision of the Dutch Bankruptcy Court to ratify the Akkoord or a decision of the Dutch Bankruptcy Court to refuse to ratify the Akkoord has to be filed within eight days after the respective decision.

     A ratified and final Akkoord will be binding on all creditors that were affected by the Dutch Bankruptcy Case. This includes the Ordinary Creditors who
(i) voted against the Akkoord, (ii) abstained from voting or (iii) did not submit their claims with the Administrator. As a consequence of the ratification of the Akkoord, creditors with claims that are not submitted with the Administrator can still claim distribution under the Akkoord.

                          The Dutch Implementing Offer

   General

     The Dutch Bankruptcy Code does not provide for the Akkoord to reorganize or cancel any of the Equity Interests in the Company. Therefore, in order to facilitate implementation of the Plan with respect to certain of the UPC Ordinary Shares A in accordance with Dutch law, solely with respect to persons who are not U.S. Persons and who are not located or residing within the United States, New UPC shall commence an offer to deliver shares of New UPC Common Stock in consideration for the agreement of the holders of the UPC Ordinary Shares A to deliver their UPC Ordinary Shares A to New UPC. See "The Dutch Implementing Offer."

   No Participation in, into or from the United States and Other Jurisdictions

     The Dutch Implementing Offer will not be made, directly or indirectly, in or into the United States, or by the use of the United States mails, or by any means or instrumentality (including, without limitation, telephonically or electronically) of United States interstate or foreign commerce, or any facility of a United States national securities exchange. Accordingly, copies of the Offer Memorandum (as defined herein) and related documents are not being, and must not be, mailed, forwarded, sent, transmitted or otherwise distributed in, into or from the United States.

     The Dutch Implementing Offer is not being made to, and New UPC will not accept deposits of UPC Ordinary Shares A from, Holders of UPC Ordinary Shares A in any jurisdiction in which the Dutch Implementing Offer or the participation in the Dutch Implementing Offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

   Conditions to the Dutch Implementing Offer

     The Dutch Implementing Offer is conditioned, among other things, on confirmation of the Plan and amendments to the Company's Articles of Association at the Extraordinary General Meeting. New UPC may waive any of the conditions to the Dutch Implementing Offer, except the condition that no notification has been received from the Autoriteit Financiele Markten (The Netherlands Authority for the Financial Markets) that the Dutch Implementing Offer has been made in conflict with Chapter IIA of the Dutch Act on the Supervision of the Securities Trade 1995 (Wet Toezicht Effectenverkeer 1995) (the "Dutch Securities Act 1995"). See "The Dutch Implementing Offer--Conditions for Completion of the Dutch Implementing Offer" for a list of all the conditions to the Dutch Implementing Offer.

   Effects of Completion of the Restructuring and Consummation of the Dutch Implementing Offer on Non-Participating Holders of UPC Ordinary Shares A

     For a discussion of the risks associated with failing to participate in the Dutch Implementing Offer, see "Risk Factors--Risks Related to Ownership of UPC Ordinary Shares A Upon Completion of the Restructuring."

                The Extraordinary General Meeting of Shareholders

     Unlike the U.S. Bankruptcy Code, the Dutch Bankruptcy Code does not provide for the Dutch Bankruptcy Case to exempt compliance from otherwise applicable corporate law. Therefore, in order to facilitate implementation of the Plan, the Company has called an Extraordinary General Meeting.

   Date, Time and Place of the Extraordinary General Meeting

     The Extraordinary General Meeting will be held at _____, Amsterdam, The Netherlands, on _____, 2003, at _____ p.m. (Central European Time), unless postponed or adjourned. The Company anticipates that the Extraordinary General Meeting will occur after the Voting Deadline for the Plan, but before the Expiration Date for the Dutch Implementing Offer. The Proxy Statement (as defined herein) will be sent to holders of record of the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A as of ______, 2003. The

Company will make appropriate arrangements to make the Proxy Statement available to all Holders of the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A.

   Purposes of the Extraordinary General Meeting

     The purpose of the Extraordinary General Meeting is to facilitate the implementation of the Plan by:

     o considering and acting upon a proposal to amend the Company's Articles of Association (the "First Amendment") to

          (i) decrease the nominal value of each issued and outstanding UPC Ordinary Share A from (euro)1.00 to (euro)0.02 without repayment; and

          (ii) decrease the nominal value of each UPC Priority Share and UPC Preference Share A from (euro)1.00 to (euro)0.02 without repayment;

     o considering and acting upon a proposal to amend the Company's Articles of Association (the "Second Amendment") to

          (i) change the number of authorized UPC Ordinary Shares A into 450,000,000;

          (ii) change the number of authorized UPC Preference Shares A to 12,400;

         (iii) authorize a new class of 50,000,000,000 registered Ordinary Shares C ("UPC Ordinary Shares C") with a nominal value of(euro)0.02;

          (iv) in the event Dutch law allows the issuance of nonvoting stock, prohibit the issuance of nonvoting stock and prohibit cooperation in connection with the issuance of depository receipts; and

          (v) remove the UPC Ordinary Shares B and the UPC Preference Shares B from the authorized capital of the Company;

     o    considering and acting upon a proposal to

          (i) if all of the UPC Preference Shares A are transferred to New UPC under the Plan, convert the UPC Preference Shares A on a one-for-one basis into UPC Ordinary Shares C, effective on or after the Second Amendment and upon the Effective Date;

          (ii) if not all of the UPC Preference Shares A are transferred to New UPC under the Plan, cancel all of the UPC Preference Shares A, with repayment of at least the par value in kind, consisting of shares of New UPC Common Stock, effective on or after the Second Amendment, but before the Third Amendment; or

         (iii) if neither (i) nor (ii) occurs, convert the UPC Preference Shares A on a one-for-one basis into UPC Ordinary Shares C, effective after New UPC has acquired all of the UPC Preference Shares A and after the Second Amendment, but before the Third Amendment;

     o considering and acting upon a proposal to amend the Company's Articles of Association (effective after delisting of the UPC Ordinary Shares A from Euronext Amsterdam N.V. ("Euronext")) (the "Third Amendment") to effectuate that the Company will have Articles of Association of a non-listed company, including, inter alia, the following contents:

          (i)  restrictions on transfers of registered shares;

          (ii) a one-tier board (i.e., that the Company's Board of Management will consist of one or more members and the Company will have no supervisory directors);

         (iii) remove the UPC Preference Shares A from the authorized capital of the Company; and

          (iv) holders of UPC Ordinary Shares A only to be authorized to exercise their rights upon delivery of share certificates; and

     o authorizing the Board of Management of the Company and Allen & Overy, Amsterdam, The Netherlands, to apply for the ministerial statements of no objections and to execute deeds of amendment of the Articles of Association of the Company as set forth in the First, Second and Third Amendments; and

     o transacting such other business as may properly come before the Extraordinary General Meeting or any postponements or adjournments thereof.

See "The Extraordinary General Meeting of Shareholders."

                           New UPC Equity Subscription

     The Plan provides each Holder of a Belmarken Notes Claim, UPC Notes Claim and General Unsecured Claim with New UPC Equity Purchase Rights to purchase a pro rata share of the Maximum Subscription Amount of shares of New UPC Common Stock at the Implied Purchase Price per share. The Holders of General Unsecured Claims will be permitted to participate in the New UPC Equity Purchase Rights based on the Claim amounts set forth by such Holders in their proofs of claim filed in the U.S. Bankruptcy Case; provided, however, that this right will in no way affect any determination by either the U.S. Bankruptcy Court or the Dutch Bankruptcy Court as to the allowability of any Claims asserted by such Holders against the Company. The New UPC Equity Purchase Rights will only be exercisable on the Effective Date. The Maximum Subscription Amount will be reduced on a Euro-for-Euro basis under the circumstances described in this Disclosure Statement under "New UPC Equity Subscription--General." Subject to confirmation of the Plan and the ratified Akkoord becoming final and conclusive (in kracht van gewijsde gaan), UGC has committed to purchase from New UPC, and New UPC has committed to sell to UGC, on the Effective Date, at the Implied Purchase Price, an amount of shares of New UPC Common Stock with an aggregate value equal to the Maximum Subscription Amount less the number of shares of New UPC Common Stock purchased by Holders of Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims pursuant to the New UPC Equity Purchase Rights. For a detailed discussion of the New UPC Equity Purchase Rights, see "New UPC Equity Subscription."

                              New UPC Common Stock

     General

     As of the Petition Date, the total outstanding share capital of New UPC consists of 1,000 shares of common stock, par value US$0.01 per shares, of which 1,000 shares are outstanding. All outstanding shares of New UPC Common Stock on the Petition Date are, and all of the New UPC Common Stock to be outstanding upon consummation of the Restructuring will be, fully paid and non-assessable. On the Effective Date, New UPC's authorized share capital shall consist of 250,000,000 shares of New UPC Common Stock and 50,000,000 shares of preferred stock and New UPC's issued share capital shall consist of 50,000,000 shares of UPC Common Stock.

     Issuance and Resale of New UPC Common Stock

     The Company and New UPC are relying on Section 1145 of the U.S. Bankruptcy Code to exempt the issuance of the New UPC Common Stock from the registration requirements of the U.S. Securities Act (and of any state securities or "blue sky" laws). See "New UPC--Issuance and Resale of the New UPC Common Stock." Except as discussed under "New UPC--Issuance and Resale of the New UPC Common Stock," the shares of New UPC Common Stock to be issued to persons other than UGC pursuant to the Plan will not be subject to any restrictions on transferability.

     Listing of the New UPC Common Stock

     In the Restructuring Agreement, New UPC has agreed to use its commercially reasonable efforts to cause the shares of New UPC Common Stock to be issued in the Restructuring to be listed on the NASDAQ Stock Market ("NASDAQ"), but obtaining such listing is not a condition to either confirmation or consummation of the Plan. New UPC may not be able to list the New UPC Common Stock on the NASDAQ and this may impair the liquidity of the New UPC Common Stock. See "Risk Factors--Risks Related to Ownership of the New UPC Common Stock--New UPC may not be able to list the New UPC Common Stock on the NASDAQ and this may impair the liquidity of the New UPC Common Stock."

                                Tax Consequences

     For a discussion of the tax considerations of the Restructuring, see "Tax Consequences."

                                  RISK FACTORS

     Holders of Claims or Equity Interests should carefully consider the factors set forth below, as well as the other information set forth in this Disclosure Statement or incorporated herein by reference, prior to determining whether to vote to accept the Plan or the Akkoord, participate in the Dutch Implementing Offer or subscribe for shares of New UPC Common Stock under the New UPC Equity Subscription. The risks and uncertainties described below include all of the risks and uncertainties which the Company believes to be material at this time but are not the only ones facing the Company, the UPC Group or New UPC. Additional risks and uncertainties that the Company does not currently know or that the Company currently deems immaterial may also impair its or the UPC Group's business, operations, financial condition, operating results or ability to successfully consummate the Restructuring. If any of the following risks actually occur, they could materially adversely affect the Company's or the UPC Group's business, operations, financial condition, operating results or ability to successfully consummate the Restructuring.

Risks that the Restructuring is Not Successfully Completed

     There are various events that must take place in order for the Restructuring, and, in particular, the Plan, to be consummated. These include, among other things, confirmation of the Plan, ratification of the Akkoord and satisfaction of the various conditions to consummation of the Plan. See "Chapter 11 Case and the Plan of Reorganization--The Plan--Conditions to Confirmation and Consummation of the Plan" for a description of the conditions to consummation of the Plan. Although the Company believes that each of these events will occur, there can be no assurance that such will be the case. If not, the Restructuring, including the Plan, could not be implemented and it is unclear what Holders of Claims and Equity Interests would ultimately receive with respect to their Claims and Equity Interests. The alternatives include, among other things, (i) liquidation of the Company and (ii) implementation of an alternative restructuring plan. The Company, however, believes that the Restructuring, including the Plan, as set forth herein is significantly more attractive than these alternatives because it could, among other things, significantly shorten the time required to accomplish the Restructuring, minimize the disruption to the Company's business and ultimately result in a larger distribution to holders of Claims against, and Equity Interests in, the Company than would other alternatives. In particular, if the Restructuring were not consummated and an alternative reorganization could not be agreed to in a timely manner, it is possible that the Company would have to liquidate its assets, in which case it is likely that Holders of Claims and Equity Interests would receive less than they would have received pursuant to the Restructuring and the Plan as set forth herein.

Risks Related to the Restructuring Process

   The Restructuring may result in a disruption of the UPC Group's business.

     It is possible that the Company's filing of the Chapter 11 case and its solicitation of acceptances for the Plan and the Akkoord and participations in the Dutch Implementing Offer could adversely affect the Company's and its subsidiaries' relationships with their respective suppliers, customers, partners and employees. If such relationships are adversely affected, the Company's working capital on a consolidated basis could materially deteriorate. This deterioration could adversely affect the Company's ability to consummate the Restructuring, including soliciting acceptances of, and receiving confirmation of, the Plan. Any disruption in relationships with customers could reduce the UPC Group's subscriber base which could result in a loss of earnings and, if the disruption were prolonged, in a material adverse effect on the financial condition, results of operations and prospects of the Company and the UPC Group.

     As described below (see "The Restructuring--Background of the Restructuring--UPC Distribution Facility Waiver and Amendment"), as part of the Restructuring, the Company executed the UPCD Facility Waiver. The UPCD Facility Waiver, by its terms, expires on March 31, 2003. To the extent that consummation of the Restructuring is delayed beyond March 31, 2003, the UPCD Facility Banks will have the ability to accelerate the repayment of the amounts outstanding under the UPC Distribution Facility, unless they agree to extend the terms of the UPCD Facility Waiver. The Company can provide no assurance that the Restructuring will be consummated on or before March 31, 2003 or that, if the Restructuring is not consummated by March 31, 2003, the UPCD Facility Banks will agree to an extension of the UPCD Facility Waiver.

   The U.S. and Dutch bankruptcy systems differ in various respects.

     In order to successfully implement the Restructuring, the Company believes that it is necessary to do so under, inter alia, U.S. law and Dutch law. However, there are fundamental differences between the U.S. Bankruptcy Code and the Dutch Bankruptcy Code. For example, the U.S. Bankruptcy Code and the Dutch Bankruptcy Code differ in their voting requirements for approval of the Restructuring, the parties in interest affected by the applicable bankruptcy law, the treatment of certain claims and equity interests and the ability to file a revised reorganization document. Thus, although the Company is attempting to reconcile the disparities between the Chapter 11 case and the Dutch Bankruptcy Case, there can be no assurance that these differences can be sufficiently reconciled so as to avoid any delays or other problems in consummating the Restructuring.

Risks Related to the Chapter 11 Case

   The U.S. Bankruptcy Court may sustain an objection to the classification of the Claims and Equity Interests.

     Section 1122 of the U.S. Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or equity interests of such class. The Company believes that the classification of the Claims and Equity Interests under the Plan complies with the requirements set forth in the U.S. Bankruptcy Code. However, there can be no assurance that the U.S. Bankruptcy Court will reach the same conclusion. To the extent that the U.S. Bankruptcy Court disagrees with the classification scheme in the Plan, the Company intends to modify the Plan to reclassify the Claims and Equity Interests as necessary for Confirmation. However, there can be no assurance that any such reclassification would not adversely affect one or more classes under the Plan. Accordingly, there can be no assurance that the U.S. Bankruptcy Court would confirm the Plan, as modified, without a resolicitation of votes of any such adversely affected Holders of Claims or Equity Interests. If the U.S. Bankruptcy Court were to require such a resolicitation, this would delay consummation of the Restructuring which, as discussed above, could disrupt the Company's business. See "Chapter 11 Case and the Plan of Reorganization--The Plan--Classification and Treatment of Claims and Interests Under the Plan."

   The Holders of Claims and Equity Interests may not approve the Plan.

     In order for the Plan to be confirmed, under Section 1129(a)(8) of the U.S. Bankruptcy Code, each Impaired Class of Claims and Equity Interests must approve the Plan by the applicable requisite percentages, absent a "cramdown" pursuant to Section 1129(b) of the U.S. Bankruptcy Code. In addition, under Section 1129(a)(10) of the U.S. Bankruptcy Code, since the Plan contains an Impaired Class of Claims, the Plan cannot be confirmed unless at least one such Impaired Class of Claims has voted to accept the Plan (without counting any acceptance of the Plan by any insiders in such Class). Because Class 4 (Belmarken Notes Claims), Class 5 (UPC Notes Claims and General Unsecured Claims) and Class 9 (Equity Securities Claims) are the only Impaired Classes of Claims under the Plan, the affirmative vote of the Holders of at least one such Class of Claims (without counting any acceptances of the Plan by any insiders in such Class) is necessary for confirmation of the Plan. However, because UGC, an insider of the Company, is the only member of Class 4 (Belmarken Notes Claims), approval of the Plan by this Class cannot count towards the satisfaction of this requirement. Thus, the affirmative vote of either Class 5 (UPC Notes Claims and General Unsecured Claims) or Class 9 (Equity Securities Claims) (in either case, without counting any acceptances of the Plan by any insiders in such Class) is required for confirmation of the Plan. Although the Plan has been substantially pre-negotiated with the UGC Group and the Participating Noteholders (which hold 35% and 25%, respectively, of the outstanding UPC Notes) pursuant to the Restructuring Agreement, these Claims are insufficient, without more, to approve the Plan, especially since any acceptances of the Plan by members of the UGC Group do not count for purposes of satisfying Section 1129(a)(10) as the members of the UGC Group are insiders of the Company. Thus, there can be no assurance that sufficient Holders of Claims will vote to accept the Plan.

   The U.S. Bankruptcy Court may not confirm the Plan.

     The Company believes that the Plan meets all of the requirements for confirmation under the U.S. Bankruptcy Code, including, in particular, that if the Plan is confirmed it will not be followed by the need for further financial reorganization of the Company and that the Holders of the UPC Notes, the General Unsecured Claims, the Belmarken Notes, the UPC Preference Shares A, the UPC Priority Shares, the UPC Ordinary Shares A (including the UPC ADSs) and the Equity Securities Claims, as well as the Holders of Equity Interests who will be deemed to reject the Plan, will receive value under the Plan that is greater than the value they would receive if the Company were liquidated under Chapter 7 of the U.S. Bankruptcy Code. However, there can be no assurance that the U.S. Bankruptcy Court will conclude that these tests and the other requirements of Section 1129 of the U.S. Bankruptcy Code have been met with respect to the Plan, that modifications of the Plan would not be required for confirmation, or that such modifications would not require a resolicitation of the Plan. Failure of the U.S. Bankruptcy Court to confirm the Plan would likely result in a protracted bankruptcy proceeding, which would exacerbate certain of the factors described in "Risks Related to the Restructuring Process." Thus, if the Company is unable to confirm the Plan or is unable to have the Akkoord ratified, there is a significant likelihood that all Holders of Claims and Equity Interests would ultimately receive far less than what they would receive under the terms of the Restructuring. See "Risk Factors -- Risks Related to Dutch Bankruptcy Case -- The Company's Ordinary Creditors may not approve the Akkoord, which may lead to the Company's liquidation."

   The Plan may not be consummated or there may be a delay in the consummation of the Plan.

     The Plan sets forth numerous conditions to consummation of the Plan. There can be no assurance that the conditions will be satisfied or waived or that any necessary consent will be obtained. See "Chapter 11 Case and the Plan of Reorganization--The Plan--Conditions to Confirmation and Consummation of the Plan." Thus, even if the Plan is confirmed by the U.S. Bankruptcy Court, the Plan may not be consummated. Similarly, there can be no guarantee as to when such conditions will satisfied or waived. Thus, although the Company intends for the Plan to be consummated within six weeks after Confirmation, no assurance can be given that this will occur.

Risks Related to the Dutch Bankruptcy Case

  It is uncertain how the Dutch Court will apply Dutch bankruptcy law to the Company.

     As Dutch bankruptcy law dates from 1896 (although it has been amended from time to time), it does not contain provisions that fully take into account economic developments since that time. In the event Dutch bankruptcy law does not specifically provide a solution for a legal issue, the outcome is left to the discretion of the supervisory judge and the Dutch courts. Some of the issues in this case are issues for which Dutch bankruptcy law does not provide a resolution. The outcome of these issues is difficult to predict. Furthermore, Dutch bankruptcy law gives the supervisory judge and the Dutch courts a great deal of discretion to make decisions in the insolvency proceedings.

   The Company's Ordinary Creditors may not approve the Akkoord, which may lead to the Company's liquidation.

     In order to be accepted, the Akkoord must be approved by at least two-thirds in number of the Company's admitted and recognized Ordinary Creditors representing three-fourths of the amount of the admitted and recognized claims. As a consequence of the Dutch Bankruptcy Code, admitted and recognized Ordinary Creditors not present or represented by proxy at the Dutch Voting Meeting or admitted or recognized Ordinary Creditors who are present at such meeting but abstain from voting, shall effectively be considered to have voted against the Akkoord. In the event the Company's Ordinary Creditors do not accept the Akkoord, the Dutch Bankruptcy Court may, at its discretion, declare the Company bankrupt. Such a declaration would put the Company into liquidation. If the Company's Ordinary Creditors do not accept the Akkoord and the Dutch Bankruptcy Court does not declare the Company bankrupt, the suspension of payments will terminate. The Company may then be put in bankruptcy at the request of any holder of a claim, including claims that are accelerated due to the filing of the request for suspension of payments or due to the granting of the (preliminary) suspension of payments and in respect of which the Company has not obtained a valid waiver.

   The Dutch Bankruptcy Court may decide not to ratify the Akkoord, which may lead to the Company's liquidation.

     Even if the Company's Ordinary Creditors approve the Akkoord, the Dutch Bankruptcy Court may decide not to ratify the Akkoord. At the Dutch Voting Meeting the supervisory judge will set a date at which the court will consider ratification (homologatie) of the Akkoord. This date should be between eight and fourteen days after the Dutch Voting Meeting. However, the Dutch Bankruptcy Court can postpone the date on which it will consider ratification of the Akkoord. Before ratification takes place, the Administrator and the Ordinary Creditors are entitled to notify the Dutch Bankruptcy Court of their positions as to the ratification of the Akkoord, and the supervisory judge will render a written report on the Akkoord. At such hearing, the Company, the Administrator and the Ordinary Creditors are permitted to provide their views as to the ratification of the Akkoord.

     The Dutch Bankruptcy Court must refuse to ratify the Akkoord if one or more of the following conditions exist:

     o the liquidation value of the Company's assets exceeds the amount agreed to be paid pursuant to the Akkoord;

     o    the performance of the Akkoord is not sufficiently guaranteed;

     o the Akkoord was reached by means of a fraudulent act or the preferential treatment of one or more Ordinary Creditors or by other unfair means, regardless of whether or not the Company or any party participated in, or facilitated, the fraud, preferential treatment or other unfair means; or

     o the fees and expenses of the expert and the Administrator(s) have not been paid to the Administrator(s), or security has not been issued for them.

     In addition, the Dutch Bankruptcy Court may also, on other grounds or at its discretion (ambtshalve), refuse to ratify the Akkoord. It may, for example, decide that the type and amount of consideration offered is inadequate. The Dutch Bankruptcy Court may also, at its discretion, declare the Company bankrupt simultaneously with its refusal to ratify the Akkoord. Such a declaration would put the Company into liquidation. If the Dutch Bankruptcy Court does not ratify the Akkoord and does not declare the Company bankrupt, the suspension of payments will terminate. The Company may then be put in bankruptcy at the request of any holder of a claim, including claims that are accelerated due to the filing of the request for suspension of payments or due to the granting of the (preliminary) suspension of payments and in respect of which the Company has not obtained a valid waiver.

     As a consequence of Dutch bankruptcy law a debtor is only allowed to offer an Akkoord once. If the Akkoord is not accepted in the suspension of payments procedure, no Akkoord can be offered in any ensuing subsequent liquidation proceeding.

   The Akkoord may be delayed if any of the Company's Ordinary Creditors appeal from ratification of the Akkoord or if the Company appeals from a refusal by the Dutch Bankruptcy Court to ratify the Akkoord.

     The ratification of the Akkoord is open to appeal to the Dutch Bankruptcy Court of Appeal by the Company's Ordinary Creditors who voted against the Akkoord at the Dutch Voting Meeting or by Ordinary Creditors that were not present at such meeting within eight days after the date of the ruling (beschikking) on the ratification by the Dutch Bankruptcy Court. In the event that the Dutch Bankruptcy Court refuses ratification, both the Company and the Ordinary Creditors that voted in favor of the Akkoord at the Dutch Voting Meeting may appeal from the ruling of the Dutch Bankruptcy Court within eight days after such ruling. The subsequent ruling of the Dutch Bankruptcy Court of Appeal is open to Supreme Court appeal (cassatie) in the same way and within the same term after the ruling of the Dutch Bankruptcy Court of Appeal.

   It is uncertain whether the Administrator will fully support the Restructuring.

     Together with the granting of a provisional suspension of payments, the Dutch Bankruptcy Court will appoint an Administrator. The Administrator must be sufficiently satisfied, and must continue to be satisfied throughout the Restructuring process, that (i) there is a realistic prospect of successful completion of the Restructuring and (ii) once so completed, the Restructuring offers better value to the Company's Ordinary Creditors than liquidation of the Company. If the Administrator fails to be sufficiently satisfied regarding these matters, he or she may request that the Dutch Bankruptcy Court declare the Company bankrupt, which would lead to its liquidation. The Company cannot provide any assurance that the Administrator will not request the Dutch Bankruptcy Court to declare the Company bankrupt.

Risks Related to Ownership of the New UPC Common Stock

   An investment in New UPC Common Stock involves significantly different risks from an investment in the UPC Notes or the holding of a Claim.

     If the Plan is confirmed and the Akkoord is ratified, Holders of Claims against the Company will receive New UPC Common Stock. Upon consummation of the Restructuring, New UPC will become the parent of the Company. An investment in New UPC Common Stock involves significantly different risks than an investment in the debt securities issued by, and creditors' claims against, the Company. If the Company's operating subsidiaries are unable to successfully pursue their business objectives following completion of the Restructuring, the value of the New UPC Common Stock could decline significantly. Moreover, if in the future the Company's operating subsidiaries are unable to finance their business operations or refinance their debt as it becomes due, or New UPC chooses or is forced to liquidate, the rights of holders of New UPC Common Stock would be impaired.

   An investment in New UPC Common Stock involves significantly different risks from an investment in Equity Interests in the Company.

     If the Plan is confirmed, the Akkoord is ratified and the Dutch Implementing Offer is consummated, Holders of Equity Interests will receive New UPC Common Stock. An investment in New UPC Common Stock involves significantly different risks than an investment in the equity securities issued by the Company, including UPC Ordinary Shares A and UPC ADSs.

     The Company is a corporation organized under the laws of The Netherlands, whereas New UPC is a company incorporated in the United States under the laws of the State of Delaware. The rights of holders of New UPC Common Stock will be governed by New UPC's Certificate of Incorporation and By-laws which differ in certain material respects from the Articles of Association of the Company. Differences between the rights of holders of New UPC Common Stock and Holders of Equity Interests in the Company arise from differences between the Delaware General Corporation Law (the "DGCL") and the Dutch Civil Code, as well as from differences between the governing documents of the respective companies. For a detailed discussion of the differences between the rights of holders of New UPC Common Stock and Holders of Equity Interests in the Company, see "Comparison of Rights of Shareholdings in New UPC and the Company."

     New UPC's By-Laws will provide that (i) for a period of three years after the Effective Date, the Board of Directors of New UPC will be comprised of ten members, and (ii) a committee of the Board of Directors will have the power to reject certain related party transactions between New UPC related parties subject to certain exceptions or if approved by a majority of the disinterested stockholders of New UPC. See "New UPC -- Related Party Transaction Committee."

   New UPC will be, and the UPC Group will continue to be, controlled by UGC, whose interests may be different from those of other holders of shares of New UPC Common Stock.

     As of the date of this Disclosure Statement, the UGC Group owns approximately 53.1% of the UPC Ordinary Shares A, all of the outstanding UPC Priority Shares and approximately 20% of the outstanding UPC Preference Shares
A. As a result, UGC is currently able to control the election of all but one of the members of the Company's Supervisory Board. Royal Philips Electronics N.V. has had the right to appoint one member of the Company's Supervisory Board since UGC acquired 50% of the Company's issued shares from Royal Philips Electronics N.V. in 1997. The Company is currently negotiating with Royal Philips Electronics N.V. to terminate this right. The UGC Group currently is able to determine the outcome of almost all corporate actions requiring the approval of the Company's shareholders. The UPC Priority Shares, which are held solely by United Europe, Inc., a wholly-owned subsidiary of UGC Holdings, an approximately 95.2% wholly owned subsidiary of UGC, give UGC additional approval rights over certain of the Company's actions. The following are the members of the Board of Directors of UGC: Gene W. Schneider (Chairman of the Board), Michael T. Fries, Mark L. Schneider, Robert R. Bennett, Albert M. Carollo, John P. Cole, Jr., Gary
S. Howard, John C. Malone, John F. Riordan, Curtis W. Rochelle and Tina M.
Wildes.

     If the Restructuring is successfully completed on the terms described in this Disclosure Statement, the UGC Group will own approximately 65.5% of the outstanding shares of New UPC Common Stock, and New UPC will own over 99% of the UPC Ordinary Shares of the Company upon completion of the Restructuring. UGC will control the election of the members of the Board of Directors of New UPC. New UPC will control the election of all of the members of the Company's Supervisory Board. Subject to required approvals of a committee of New UPC's Board of Directors UGC will be able to determine the outcome of almost all corporate actions requiring the approval of the holders of the New UPC Common Stock.

     As a result of these levels of control, UGC can, and, following completion of the Restructuring, will continue to be able to, exercise significant and determinative influence over the UPC Group's operations, business strategy and most matters requiring approval of New UPC's shareholders. The UGC Group's interests may conflict with the interests of other holders of shares of New UPC Common Stock.

     New UPC's Board of Directors will have the power to approve transactions in which UGC has an interest. This power will be subject to the directors' fiduciary duties to New UPC's other shareholders. In addition, New UPC's By-Laws will provide for a committee of the Board of Directors for a committee of the Board of Directors with the power to reject certain related party transactions between New UPC and its related parties, including UGC and subsidiaries of UGC that are not also subsidiaries of New UPC, subject to certain exceptions or if approved by a majority of the disinterested shareholders of New UPC. See "New UPC--Related Party Transaction Committee." Nonetheless, conflicts may arise between the interests of UGC and New UPC's other shareholders (including the Participating Noteholders). In addition, a conflict may arise because UGC currently has, and in the future may acquire, substantial business operations and opportunities apart from the UPC Group's business.

   New UPC may not be able to list the New UPC Common Stock on NASDAQ and this may impair the liquidity of the New UPC Common Stock.

     In the Restructuring Agreement, New UPC has agreed to use its commercially reasonable efforts to list the shares of New UPC Common Stock on NASDAQ. If New UPC is unable to list the New UPC Common Stock on NASDAQ, the holders' ability to trade their shares of the New UPC Common Stock may be adversely affected. In order to list the New UPC Common Stock on NASDAQ, New UPC will be required to meet certain threshold requirements. As of the date of this Disclosure Statement, New UPC has not achieved the threshold criteria. There can be no assurances that, if the Restructuring is completed, New UPC will be able to list the New UPC Common Stock on NASDAQ or that any trading market for the New UPC Common Stock will develop or be sustained. If New UPC is unable to list the New UPC Common Stock on NASDAQ, it may be difficult to make purchases and sales of the New UPC Common Stock or obtain timely and accurate quotations with respect to trading of the New UPC Common Stock. Failure to obtain the listing of the New UPC Common Stock on NASDAQ could adversely impact the liquidity of the New UPC Common Stock and may make it difficult to trade shares of the New UPC Common Stock. This may adversely affect the market price of the New UPC Common Stock.

     If New UPC is unable to list the New UPC Common Stock on a U.S. national securities exchange, the New UPC Common Stock could be a "penny stock" as that term is defined in the Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"). Brokers effecting transactions in a "penny stock" are subject to additional customer disclosure and record keeping obligations, including disclosure of the risks associated with low price stocks, stock quote information and broker compensation. In addition, brokers effecting transactions in a "penny stock" are subject to additional sales practice requirements under Rule 15g-9 of the U.S. Exchange Act, including making inquiries into the suitability of "penny stock" investments for each customer or obtaining a prior written agreement for the specific "penny stock" purchase. Because of these additional obligations, some brokers will not effect transactions in "penny stocks," which could have an adverse effect on the liquidity of the New UPC Common Stock and make buying or selling it more difficult.

   The price of the New UPC Common Stock will likely be volatile.

     If New UPC is successful in listing the New UPC Common Stock on NASDAQ, the price of the New UPC Common Stock will likely be very volatile. Factors that may materially adversely affect the market price of the New UPC Common Stock include the following:

     o actual or anticipated variations in the UPC Group's financial results and earnings;

     o announcements of technological innovations, new sales formats or new products or services by the UPC Group or the UPC Group's competitors;

     o changes in financial estimates by securities analysts for the UPC Group or its competitors;

     o    fluctuations in the stock prices of the UPC Group's competitors;

     o    additions or departures of key personnel;

     o    adverse regulatory actions or decisions;

     o announcements of extraordinary events, including material litigation or changes in pricing policies by the UPC Group, New UPC or the UPC Group's competitors;

     o changes in the market for the UPC Group's cable television or broadband services;

     o changes in the economic performance and/or market valuations of other cable television and broadband service companies in Europe;

     o announcements by the UPC Group, New UPC or the UPC Group's competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     o    general economic, political and market conditions; and

     o    additional sales or issuances of shares of New UPC Common Stock.

     In addition, stock markets in the United States have experienced significant price and volume fluctuations in recent years and the market prices of securities of cable television companies and technology companies in particular have been highly volatile. Investors in such securities may lose all or part of their investment. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation in the

United States has often been instituted against such a company. The institution of class action litigation against New UPC could result in substantial costs and a diversion of New UPC's management's attention and resources, which could materially adversely affect New UPC's and the UPC Group's business, results of operations and financial condition.

     The Restructuring will have a significant impact on the Company's existing capital structure. Neither the Company nor New UPC can predict how the capital markets will perceive the prospects for the Company's and the UPC Group's business operations following the Restructuring and, therefore, what the effect will be on the trading price of the New UPC Common Stock. Moreover, participants in the Restructuring may seek to liquidate their holdings of the New UPC Common Stock, which could have a negative effect on the trading price of the New UPC Common Stock.

     In addition, although the Plan and the Projections (as defined herein) were prepared based upon a reorganization enterprise value range for the Reorganized Company, such valuation was not an estimate of the price at which the New UPC Common Stock may trade in the market, if at all, and neither the Company nor New UPC have attempted to make any such estimate in connection with the development of the Plan. See "Reorganization Valuation and Projected Financial Information". No assurance can be given as to the market price of the New UPC Common Stock that will prevail following the Effective Date.

     The broad market and industry factors referred to above may adversely affect the market price of the New UPC Common Stock regardless of New UPC's or the UPC Group's actual operating performance.

   Holders' ability to sell New UPC Common Stock may be limited if they are deemed to be an underwriter.

     Although the Company and New UPC believe that most holders of Claims will be able to resell the New UPC Common Stock without registration under the U.S. Securities Act or other federal securities laws, their ability to sell may be diminished if they are deemed to be an "underwriter" with respect to such securities within the meaning of Section 1145(b) of the U.S. Bankruptcy Code.
Section 1145(b) of the U.S. Bankruptcy Code defines an "underwriter" for purposes of the U.S. Securities Act as including a person who is a control person of the issuer of the securities.

     The Company cannot assure holders that they will not be deemed to be a statutory underwriter and they are advised to consult with their own counsel as to the availability of exemptions under the U.S. Securities Act.

     New UPC does not intend to pay dividends for the foreseeable future.

     New UPC does not intend to pay dividends in the foreseeable future. Holders of shares of New UPC Common Stock should therefore not expect to receive dividends on the New UPC Common Stock for the foreseeable future.

     As a holding company, New UPC will depend on the receipt of dividends from its operating subsidiaries to meet its payment obligations and to pay dividends on the New UPC Common Stock. If New UPC's subsidiaries are unable to make any dividend payments to New UPC (through the Company), New UPC will be unable to pay any dividends on the New UPC Common Stock. The ability of these subsidiaries to pay dividends to their shareholders, including the Company and New UPC, is subject to applicable law and to restrictions contained in the debt instruments of these subsidiaries, including, in the case of UPC Distribution, the UPC Distribution Facility.

     In addition, any dividends received by New UPC from the Company will be subject to U.S. federal income tax and any payments of dividends by New UPC on the New UPC Common Stock are not deductible by New UPC for U.S. federal income tax purposes. Thus, New UPC's ability to pay dividends on the New UPC Common Stock may be limited due to U.S. federal income tax constraints.

Risks Related to Ownership of UPC Ordinary Shares A Upon Completion of the Restructuring

   The Holders of the UPC Ordinary Shares A will face substantial dilution of their UPC Ordinary Shares A following the implementation of the Restructuring.

     The Restructuring will result in significant dilution of the shareholdings of the Holders of the UPC Ordinary Shares A. The percentage of UPC Ordinary Shares A available for active trading will substantially decrease. As a result, the liquidity of the UPC Ordinary Shares A after the Restructuring has been completed will reduce significantly.

   There may be an illiquid market or no public market for the UPC Ordinary Shares A after the Restructuring is completed.

     If the Restructuring is successfully completed, New UPC will hold over 99% of the outstanding UPC Ordinary Shares (including the UPC Ordinary Shares A). In such event, the Company intends to seek approval from Euronext for the termination of the listing of the UPC Ordinary Shares A on Euronext. As a result of the Company's continuing negative shareholders' equity, in November 2001, Euronext put the UPC Ordinary Shares A on the so-called "penalty bench" (strafbankje) and, in February 2002, removed the UPC Ordinary Shares A from the AEX Index until such time as the Company returns to positive shareholders' equity. This did not result in a delisting of the UPC Ordinary Shares A from Euronext, which shares are still freely tradeable on Euronext. By letter dated February 15, 2002, Euronext confirmed that, once a company has been referred to the penalty bench, it is Euronext's policy not to remove the company's shares from the penalty bench until such time as a financial restructuring of a company has been completed resulting in the shareholders' equity of that company meeting at least the level required in order to be listed on Euronext, and other Euronext requirements are satisfied. Euronext has confirmed to the Company that the Company would need to satisfy the following conditions in order for the penalty bench measure imposed on the Company to be lifted: (i) the Company will need to receive unconditional commitments for a financial restructuring that will result in the Company having an adequate shareholders equity to safeguard that its shareholders' equity in the foreseeable future will not again turn negative, (ii) the consequences for the holders of UPC Ordinary Shares A now traded on Euronext will need to be known and (iii) the UPC Ordinary Shares A will need to receive a sufficiently large free float.

     The UPC Ordinary Shares A (in the form of UPC ADSs) were delisted from NASDAQ on May 23, 2002 as a result of the Company's inability to continue to comply with the minimum bid price requirements for listing. The Company does not intend to apply for a relisting of the UPC ADSs on NASDAQ or a listing of the UPC ADSs or UPC Ordinary Shares A on any securities exchange in the United States.

     Since the Company intends to seek to delist the UPC Ordinary Shares A from Euronext upon successful completion of the Restructuring and the UPC ADSs have been delisted from NASDAQ, if you are a Holder of UPC Ordinary Shares A and decide to retain your UPC Ordinary Shares A under the Plan or fail to participate in Dutch Implementing Offer, you will likely not be able to sell your UPC Ordinary Shares A through the facilities of any securities exchange. If Euronext denies the Company's application to delist the UPC Ordinary Shares A from Euronext upon successful completion of the Restructuring, a trading market for the UPC Ordinary Shares A will continue to exist following completion of the Restructuring. However, in that case, the Company does not expect that there will be active trading in the UPC Ordinary Shares A on Euronext following the Restructuring. Accordingly, the Company can provide no assurance regarding the liquidity of your UPC Ordinary Shares A, if you retain your UPC Ordinary Shares A after the Restructuring has been completed.

   The holders of the UPC Ordinary Shares A may be required to accept a cash payment in relinquishment of their UPC Ordinary Shares A after the Restructuring.

     If the Restructuring is consummated in the manner contemplated by the Plan, the Akkoord and the Dutch Implementing Offer, New UPC will have various mechanisms available under Dutch law to require the holders of the UPC Ordinary Shares A to accept a cash payment in relinquishment of their UPC Ordinary Shares
A. Therefore, if a non-U.S. Holder of UPC Ordinary Shares A fails to receive shares of New UPC Common Stock for its UPC Ordinary Shares A under the Plan and fails to participate in the Dutch Implementing Offer, such Holder would be required to accept cash for its UPC Ordinary Shares A after the Restructuring if New UPC decides to proceed with a "squeeze out" of the non-New UPC holders of the UPC Ordinary Shares A. No assurance can be given as to the amount of cash such a Holder would receive from New UPC for its UPC Ordinary Shares A. However, such amount of cash may be less than the value of the shares of New UPC Common Stock such Holder would have received if it had received shares of New UPC Common Stock under either the Plan or the Dutch Implementing Offer.

Risks Related to the UPC Group's Business

   The UPC Group will need to obtain additional capital in order to expand its operations to take full advantage of business opportunities.

     Upon completion of the Restructuring, the Company expects that its remaining cash balances, together with anticipated cash flow from operations and amounts received from the New UPC Common Stock subscription, will provide it with sufficient capital to fund the UPC Group's existing operations for the foreseeable future. However, if the Company wishes to expand the UPC Group's cable television services or broadband communications network to take full advantage of business opportunities, it will require additional capital. A failure to acquire additional capital on acceptable terms may seriously and adversely affect the growth of its business and may have an adverse effect on the valuation of its tangible and intangible assets.

   The Company expects to continue to incur net losses for the foreseeable future

     The Company has experienced net losses every year since it started business in July 1995. Through September 30, 2002, the Company had recognized cumulative losses of approximately (euro)8.0 billion (US$7.9 billion). The Company expects to incur net losses for at least the foreseeable future.

     At present, the Company's high level of debt and limitations on its capacity to raise capital and invest could slow down growth in subscribers and revenue. The Company is undertaking the Restructuring to reduce its indebtedness.

     The Company is currently highly leveraged and, on a consolidated basis, will continue to be so after the Restructuring. Many of its unconsolidated subsidiaries and affiliates also have long- and short-term debt. The Company's high level of debt and limitations on its capacity to raise capital and invest reduce its financial flexibility. This could reduce the amount of money available to develop the Company's businesses and result in slower growth in subscribers and revenues than it plans. As of September 30, 2002, the Company owed (euro)8.9 billion (US$8.8 billion) in total consolidated debt, including
(euro)3.1 billion (US$3.1 billion) under the UPC Distribution Facility. The Company may need to seek additional financing in the future which, if available, could result in it incurring significant additional indebtedness. The covenants of the Company and our subsidiaries' and affiliates' indentures and debt facilities may restrict the UPC Group's operations.

   The UPC Group may not be able to raise future capital for the substantial capital expenditures needed to operate its business competitively.

     The UPC Group's business is highly capital intensive. The UPC Group needs to have enough capacity and flexibility to meet its customers' needs. The UPC Group's ability to accurately plan its expected service capacity may be inhibited by:

     o    the pace of technological change;

     o    availability of financing;

     o    unpredictable demand variations; and

     o the long lead times for product development, requiring major expenditure commitments well before actual purchase of equipment.

     Due to the UPC Group's recent financial performance, it may not be able to maintain adequate sources of capital to finance its capital expenditures. The UPC Group does not know when the additional financing will be available to the UPC Group or available on favorable terms.

   Adverse regulation of the UPC Group's video services could limit its revenues and growth plans and expose it to various penalties.

     In most of its markets, regulation of video services takes the form of price controls and programming content restrictions. Regulations impose other types of charges on the UPC Group and restrictions on its ownership and operations, violations of which may lead to monetary penalties or forfeitures of its rights to provide services or facilities. In The Netherlands and Austria, local municipalities have contractual rights that restrict its flexibility to increase prices, change programming and introduce new services. In many countries the UPC Group may require approval to move channels from its basic tier of service to other higher-priced tiers, a key component of its strategy. UPC Polska, the UPC Group's Polish operating company, is currently operating in certain areas without the necessary permits. Failure to obtain these permits could lead to governmental orders requiring UPC Polska to stop operating in those areas, the imposition of monetary penalties and forfeiture of the UPC Group's cable networks. Poland also has restrictions with respect to rights to install and operate cable television and direct-to-home broadcasting networks by entities in which foreign ownership exceeds certain limits and in which the majority of governing bodies are not Polish citizens residing in Poland. UPC Polska may not be deemed to be in full compliance with these or other restrictions or regulations.

   Increased regulatory review may preclude certain arrangements between the UPC Group's content companies and its operating systems.

     The UPC Group has begun facing increased competition regulatory review of its operations in some countries because it owns interests in both cable television and internet access systems as well as companies that provide content for cable television and internet subscribers. Local operators with whom UPC Media has long term content agreements are subject to exclusivity obligations that allow UPC Media to offer its content products to them to the exclusion of other competing providers. These exclusivity obligations may attract the interest of European Union or national regulatory authorities. European Union and national regulatory agencies or national courts could reduce the period of exclusivity under which the UPC Group offers its services over the networks of its local operators or could declare that its agreements are null and void, which may require them to be renegotiated. The UPC Group's competitors may then be able to provide services through its local operators on the same terms and conditions as it has negotiated, or its local operators may offer competing services earlier than it had anticipated in its agreements. Moreover, an agreement containing exclusivity provisions could in some cases give rise to substantial fines imposed by the European Commission and civil liability from third parties. As a result of this regulatory review, the UPC Group may be precluded from making certain arrangements between its content companies and its operating systems.

   Adverse regulation could require the UPC Group to provide access to its networks to third parties on economic terms and conditions that may be adverse to it.

     In The Netherlands there are debates ongoing on the question of what rights should be afforded to third parties in terms of access to cable networks. In the summer of 2000, The Netherlands government committed to producing a legal framework on access to cable networks, in line with the future European Union framework, within two years. In 2001, this culminated in a draft bill, which was strongly criticized by the Dutch Council of State (Raad van State) for infringing upon the then-draft European Union communications review framework. In this light, a slightly modified bill was presented by the Dutch government at the end of 2001, but was only sent to the Dutch Parliament for adoption in November 2002. It is possible that the bill may not be adopted by the Dutch Parliament before the Dutch general elections in January 2003. In that case, the draft bill will be incorporated into the European Union framework implementation process. Should, however, the Dutch government pursue the draft bill as a piece of stand-alone legislation and not send the legislation for approval at the European Union level, the European Commission would consider initiating an infringement procedure against The Netherlands.

     In addition, in December of 2001 OPTA (The Netherlands communications regulator) and the NMA (The Netherlands competition authority) presented their preliminary conclusions of a joint investigation into the Dutch internet access market and the definition of a narrowband internet (wholesale) access market and a broadband internet (wholesale) access market. The latter, which OPTA/NMA considered to be national in scope, consisted of cable and xDSL. It is generally believed that these market definitions will make it unlikely that cable will be found to have significant market power in the broadband internet access market, which would mean that the proposed bill would not enable regulators to impose access obligations on cable operators. In the event that the UPC Group is required to offer third parties access to its cable infrastructure, without being able to specify the terms and conditions of such access, for the delivery of internet services, internet service providers could potentially provide services that compete with its services over its network infrastructure.

     At the European Union level, specific regulation on access to cable networks is not covered by the recently adopted Communications Review directives. These directives prevent European Union member states from imposing ex-ante access obligations other than on those operators deemed to have Significant Market Power (re-defined in line with the European Union competition law concept of dominance) in a particular market. European Union guidance on national relevant markets, which European Union member states are obliged to follow as part of their obligations under the new package, does not define a cable infrastructure nor a broadband internet services market, which reduces the likelihood of cable access regulation flowing from the European Union level directives. All European Union member states, including The Netherlands, must implement the new Communications Review directives by July 2003 and are required to adapt their current national laws in line with the new European Union Communications Review directives. This process is not without risk and requires review in 2003 to ensure national regulators do not deviate from the non-interventionist European Union framework. Any further review of this revised European Union level approach is not expected to occur before 2005. However, adherence to the European Union framework does not restrict the ability of a national competition authority to require the Company to provide access pursuant to a competition law complaint. Nor can there be certainty as to the future requirements of the European Union regulatory regime.

   Regulation may increase the cost of offering internet/data services and slow demand.

     The internet access business has, to date, not been materially restricted by regulation in the UPC Group's markets. The legal and regulatory environment of internet access and electronic commerce is uncertain, however, and may change. New laws and regulations may be adopted for internet service offerings. Existing laws may be applied to the new forms of electronic commerce. Uncertainty and new regulation could increase our costs. It could also slow the growth of electronic commerce on the internet significantly. This could delay growth in demand for our internet/data services and limit the growth of our revenues. New and existing laws may cover issues such as:

     o    user privacy;

     o    sales and other taxation;

     o    consumer protection;

     o    characteristics and quality of products and services;

     o    cross-border commerce;

     o    libel and defamation;

     o    copyright and trademark infringement;

     o    pornography and indecency; and

     o    other claims based on the nature and content of internet materials.

   As the UPC Group becomes larger, it is beginning to face increased competition regulatory review that may preclude certain acquisitions or other transactions.

     Over the last few years, the UPC Group has grown through acquisitions of other companies and systems. The UPC Group has a substantial presence in some markets, including The Netherlands. Because of its size and position, it often has to seek approval from competition regulators for certain acquisitions. The UPC Group may be precluded from making certain acquisitions or entering into certain transactions as a result of competition-related regulatory issues. The UPC Group has begun facing increased competition regulatory review of its operations in some countries because it owns interests in both cable television and internet access systems as well as companies that provide content for cable television and internet subscribers. As a result of this regulatory review, the UPC Group may be precluded from making certain arrangements between its content companies and operating systems.

   The UPC Group cannot be certain that it will be successful in integrating acquired businesses with its existing businesses.

     The UPC Group's success depends, in part, upon the successful integration of its recently acquired businesses and any future acquisitions its makes. Although the UPC Group believes that integration of its new acquisitions will result in significant benefits and synergies, the integration of these businesses will also present significant challenges, including:

     o realizing economies of scale in interconnection, programming and network operations, and eliminating duplicate overheads; and

     o    integrating networks, financial systems and operational systems.

     The Company cannot assure Holders, with respect to either the UPC Group's new acquisitions or future acquisitions, that the UPC Group will realize any anticipated benefits or will successfully integrate any acquired business with its existing operations.

   The UPC Group's business is almost entirely dependent on various telecommunications and media licenses granted and renewed by various national regulatory authorities in the territories in which it does business, and without these licenses, a number of its businesses could be severely curtailed.

     Certain licenses are granted for a limited term and they may not be renewed when they expire. Regulatory authorities may have the power, at their discretion, to terminate a license (or amend any provisions, including those related to license fees) without cause. If the UPC Group were to breach a license or applicable law, regulatory authorities could revoke, suspend, cancel or shorten the term of a license or impose fines. Regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where the UPC Group is already licensed. New technologies may permit new competitors to compete in areas where the UPC Group holds exclusive licenses. National authorities may pass new laws or regulations requiring us to re-bid or reapply for licenses or interpret present laws against us, adversely affecting the UPC Group's business. Licenses may be granted on a temporary basis, and there is no assurance that these licenses will be continued on the same terms. Licenses may require the UPC Group to grant access to bandwidth, frequency capacity, facilities or services to other businesses that compete for its customers. Accordingly, a number of the UPC Group's businesses could be severely curtailed if those licenses were no longer available or were available at unfavorable terms.

   Low demand, competition, unplanned costs, regulation and difficulties with interconnection could hinder the profitability of the UPC Group's telephone services.

     The UPC Group's telephone services may not become profitable for a number of reasons. The UPC Group's strongest competition will come from incumbent operators. Regulation of the prices charged by the incumbent for the use of network elements and to end users may be critical to the UPC Group's ability to compete with the incumbent operator. Generally the UPC Group's services are not subject to price regulation and the incumbent's are. Also, customer demand could be low, or the UPC Group may encounter competition and pricing pressure from incumbent and other telecommunications operators. The UPC Group's network upgrade may cost more than planned. In addition, the UPC Group's operating companies need to obtain and retain licenses and other regulatory approvals for their existing and new services. They may not succeed, and such licenses are currently unavailable in the Czech Republic and Romania. Furthermore, the UPC Group's operating systems need to interconnect their networks with those of the incumbent telecommunications operators in order to provide telephone services. Problems in negotiating interconnection agreements could delay the introduction or impede the profitability of the UPC Group's telephone services. Interconnection agreements have limited duration and may be subject to regulatory and judicial review. This may involve time-consuming negotiations and regulatory proceedings. The UPC Group is negotiating interconnection agreements for its planned telephone markets that do not yet have them. While incumbent telecommunications operators in the European Union are required by law to provide interconnection, incumbent telecommunications operators may not agree to interconnect on a time scale or on terms that will permit the UPC Group to offer profitable telephone service. After interconnection agreements are concluded, the UPC

Group remains reliant upon the good faith and cooperation of the other parties to these agreements for reliable interconnection.

   The complexities of the operating systems the UPC Group needs to develop for its new services could increase the costs and slow the introduction of these services.

     The UPC Group only recently began offering digital services and continue to offer new internet and telephone services in existing and new markets. The UPC Group may not have planned for or be able to overcome all of the problems in introducing these services, especially on the large scale that it hopes to achieve. This would impede the UPC Group's planned revenue growth and harm its financial condition.

     The new services involve many operating complexities. The UPC Group will need to develop and enhance new services, products and systems, as well as marketing plans to sell the new services. The UPC Group is in the process of introducing a comprehensive new billing and customer care system to support its services. However, until the change to the new system is completed, the UPC Group will continue to use its existing customer care and billing systems. Problems with the existing or new systems could delay the introduction of the new services, increase their costs, or slow successful marketing. These complexities and others may cause the new services not to meet the UPC Group's financial expectations. This could impede the UPC Group's planned revenue growth and harm its financial condition.

   The success of the UPC Group's services depends on continued achievement of technological advances.

     Technology in the cable and telecommunications industry is changing very rapidly. These changes influence the demand for the UPC Group's products and services. The UPC Group needs to be able to anticipate these changes and to develop successful new and enhanced products quickly enough for the changing market. This will determine whether the UPC Group can continue to increase its revenues and the number of its subscribers and be competitive.

     The UPC Group has introduced new services, including:

     o    digital services;

     o pay-per-view services with frequent starting times, which are known as "near video-on-demand;"

     o    high speed data and internet access services; and

     o    cable telephone services.

     The technologies used to provide these services are in operation in some of the UPC Group's systems as well as systems of other providers. However, the UPC Group cannot be sure that demand for its services will develop or be maintained in light of other new technological advances.

     The UPC Group expects that new products and technologies will continue to emerge and that existing products and technologies will further develop. These new products and technologies may reduce the prices of its services or they may be superior to, and render obsolete, the products and services it offers and the technologies it uses. It may be very expensive for the UPC Group to upgrade its products and technology in order to continue to compete effectively. The UPC Group's future success depends, in part, on its ability to anticipate and adapt in a timely manner to technological changes.

   Lack of necessary equipment could delay or impair the implementation and expansion of the UPC Group's new services.

     If the UPC Group cannot obtain the equipment needed for its existing and planned services, its operating results and financial condition may be harmed. For example, a customer will need a digital set-top computer to access the internet or receive the UPC Group's other enhanced services through a television set. These computers are being developed by several suppliers. If there are not enough set-top computers for subscribers, however, the UPC Group may have to delay its expansion plans. Further, the UPC Group expects the price for these computers to decrease. If the price for set-top computers does not decrease from current levels as expected, it could impair the UPC Group's ability to offer these services.

   Inability to obtain the necessary content could reduce demand for the UPC Group's services.

     The UPC Group's success depends on obtaining or developing affordable and popular video and internet services for its subscribers. The UPC Group may not be able to obtain or develop enough competitive content to meet its needs. This would reduce demand for the UPC Group's digital video and internet services, limiting their revenues. The UPC Group relies on other programming suppliers for most of its content although it has committed and will continue to commit substantial resources to obtaining and developing new content. Where appropriate, the UPC Group has found partners for obtaining new content, and, as necessary, it will continue to seek new partners. The UPC Group may not, however, find appropriate partners, obtain necessary broadcasting licenses or successfully implement its content plans.

   Increased competition in video services could reduce the UPC Group's revenues.

     The cable television industry in many of the UPC Group's markets is competitive and changing rapidly. Competition could result in the loss of the UPC Group's customers and a decrease in its revenues. The UPC Group expects that competition will increase as new entrants, who use multi-channel television technologies different from the technologies our cable systems use, enter our markets. These technologies may include direct-to-home satellite services, private cable systems used by housing associations and multiple unit dwellings, and "wireless" cable transmitted by low frequency radio.

     The UPC Group may also face competition in video services from other communications and entertainment media companies. These could include incumbent telecommunications operators and providers of services over the internet. In some franchise areas, the UPC Group's rights to provide video services are not exclusive. The UPC Group currently competes with other cable operators and in the future may have to compete with additional cable operators.

   The competitiveness of the telephone and internet/data services industries will make it difficult for the UPC Group's new services to enter the market.

     In the provision of its telephone and internet/data services, the UPC Group faces competition from incumbent telecommunications operators and other new entrants to these markets. The UPC Group's telephone service also competes with wireless telephone carriers. In the provision of internet/data services the UPC Group competes with companies that provide such services using traditional, low speed telephone lines, and the UPC Group expects to face growing competition from internet service providers that, like itself, use higher-speed, higher-capacity cable modems and providers that use other broadband technologies, such as fiber, microwave, satellite and digital subscriber lines. Some of the UPC Group's competitors have more experience in providing telephone and/or internet services than the UPC Group has and others may be able to devote more capital to these services than the UPC Group can.

     Developing a profitable telephone service will depend, among other things, on whether the UPC Group can attract and retain customers, maintain competitive prices, and provide high quality customer care and billing services without incurring significant additional costs. Prices for long distance calls have decreased significantly in recent years and the UPC Group expects them to continue to drop. Increased competition may also push prices down for local telephone services. Regulators may make incumbent telecommunications operators lower their rates or increase their pricing flexibility. Because these are the UPC Group's principal competitors, this could force it to lower its rates to remain competitive.

   European use of the internet/electronic commerce and other bandwidth intensive applications may not increase as the UPC Group expects.

     The UPC Group's business plan assumes that European use of the internet, electronic commerce and other bandwidth intensive applications will continue to increase substantially in the next few years. The UPC Group's business plan assumes a less rapid increase in Eastern Europe. If the use of applications requiring intensive bandwidth does not increase in Europe as anticipated, subscriptions to chello broadband and other services involving managed bandwidth could be materially lower than the UPC Group currently anticipates. Reduced demand for the UPC Group's services may have a negative effect on its revenues and its financial condition.

   The UPC Group may incur financial costs as a result of exchange rate fluctuations.

     The UPC Group's reporting currency is the Euro. For the nine months ended September 30, 2002, approximately 68% of the UPC Group's revenue was denominated in Euros. The UPC Group has had, and as it expands it is likely to continue to have, costs and revenues in currencies other than the local currency in each market. Changes in foreign currency exchange rates can reduce the value of the UPC Group's assets and revenues and increase its liabilities and costs. The UPC Group has not entered into any hedging transactions to reduce its exposure to these exchange rate risks. The UPC Group may therefore suffer losses solely as a result of exchange rate differences.

   The UPC Group may not always control its operating companies and joint ventures.

     The UPC Group currently holds a controlling ownership interest in most of its operating companies. From time to time the UPC Group has acquired non-controlling interests in various companies. In the past the UPC Group has formed joint ventures by combining certain of its assets with those of its partners and the UPC Group typically retains an ownership interest in the joint venture proportionate to the value of the assets it contributed. The UPC Group expects to continue to enter into these types of transactions in the future. In addition, the UPC Group may sell interests in certain of its operating companies in public offerings or private sales. At some point, the UPC Group may hold minority voting or economic interests in these joint ventures and operating companies. While the UPC Group intends to be actively involved in the management of these minority-owned operating companies, it may be precluded from affirmatively controlling these operating companies. If the UPC Group does not control these companies, it may be unable to cause these operating companies and joint ventures to pay dividends or other distributions to their respective shareholders and may be unable to implement the strategies that it favors.

   The loss of key personnel could weaken the UPC Group's technological and operational expertise, delay the introduction of new business lines and lower the quality of service.

     The UPC Group may not be able to attract and hold onto key employees. This could hinder the introduction of new services. There is intense competition for qualified personnel in the UPC Group's businesses and technologies. The UPC Group's success and growth strategy depend upon being able to attract and hold onto key management, technological and operating personnel. Without these, the UPC Group might make less successful strategic decisions. The UPC Group would also be less prepared for technological and marketing problems, which could reduce the UPC Group's ability to serve subscribers and lower the quality of the UPC Group's services. As a result, the UPC Group's financial condition could worsen. The UPC Group's key personnel include the following:

     John F. Riordan              Board of Management Member, President, and
                                  Chief Executive Officer
     Charles H.R. Bracken         Board of Management Member and Chief
                                  Financial Officer
     Gene Musselman               Board of Management Member and Chief
                                  Operating Officer
     Nimrod J. Kovacs             Board of Management Member and Executive
                                  Chairman, UPC Central Europe
     Shane O'Neill                Board of Management Member and Chief
                                  Strategy Officer
     Anton M. Tuijten             Board of Management Member, Senior Vice
                                  President and General Counsel
     Niall Curran                 Managing Director
     Sudhir Isphahani

     It is particularly difficult for the UPC Group to keep a successful management team because many of them must live and work away from their home countries.

                                THE RESTRUCTURING

Purpose of the Restructuring

     The Company has incurred significant operating losses and negative cash flows from operations, which have been driven by continuing development efforts, including the introduction of new services such as digital video, telephone and internet and the upgrading of existing services, as well as the acquisitions of cable television systems and related businesses in both existing and new markets. The decision to undertake the Restructuring was prompted in part by a lack of liquidity resulting from the problems of availability of debt and equity financing for these activities, due in large measure to depressed conditions in the global telecom markets generally.

Background of the Restructuring

     As a result of the anticipated lack of available financing, during 2001, the Company reviewed its current and long-range plans for its various business segments and took a number of actions to reorganize internally. As part of such review, the Company resolved to change its focus from an aggressive digital rollout to increasing its sales of products and services which have better gross margins and are currently profitable. The Company's revised business plan focuses on average revenue per subscriber and margin improvement, increased penetration of new service products within existing upgraded homes, efficient deployment of capital, and products with positive net present values.

   Failure to Pay Interest on the UPC Notes

     Despite such measures, due to its funding requirements and possible lack of availability of debt and equity financing in the mid-term, the Company determined not to make required interest payments on the UPC Notes as they fell due. In particular, on February 1, 2002, the Company failed to make interest payments in an aggregate amount of (euro)113.0 million on certain series of the UPC Notes. The failure to make (or timely cure) these interest payments constituted an Event of Default under such UPC Notes and a cross-default under the remaining series of UPC Notes as well as under certain credit and loan facilities, including the Belmarken Notes and the UPC Distribution Facility.

     On May 1, 2002, the Company failed to make interest payments in an aggregate amount of (euro)38.9 million on certain series of the UPC Notes. The failure to make (or timely cure) these interest payments constituted an Event of Default under such UPC Notes and a cross-default under the remaining series of UPC Notes, as well as under certain credit and loan facilities, including the Belmarken Notes and the UPC Distribution Facility. However, the waivers provided by the lenders under, inter alia, the Belmarken Notes and the UPC Distribution Facility on March 4, 2002 also covered the Company's interest payment defaults on May 1, 2002.

   Memorandum of Understanding with UGC

     Accordingly, in February 2002, in order to begin the process for restructuring its balance sheet, the Company entered into the Memorandum of Understanding with UGC and UGC Holdings, which currently holds the Belmarken Notes as well as a significant portion of the UPC Notes, to enter into negotiations with the holders of the UPC Notes (other than UGC) in order to attempt to reach an agreement regarding the restructuring of the Company's indebtedness. The Memorandum of Understanding proposed a conversion of the UPC Notes, the Belmarken Notes and the UPC Preference Shares A into UPC Ordinary Shares A in proportions to be established through further negotiations.

   Negotiations with UGC and the Participating Noteholders

     Subsequent to the execution of the Memorandum of Understanding, in late February 2002, the Company began discussions with, among others, UGC and the Participating Noteholders regarding the terms of a debt for equity conversion. The Participating Noteholders hold, in the aggregate, approximately 25% of the outstanding principal amount of the UPC Notes. The Participating Noteholders are: MacKay Shields LLC, Appollo Management, Capital Research & Management Co., Everest Capital and Salomon Brothers Asset Management. The Participating Noteholders retained Paul, Weiss, Rifkind, Wharton & Garrison, as their U.S. counsel, Van Doorne, as their Dutch counsel, and Greenhill & Co. LLP, as their financial advisors.

     In late February 2002, the Company met with representatives of UGC and the Participating Noteholders to begin preliminary discussions regarding a process for, and the terms of, a recapitalization of the Company, including restructuring of the UPC Notes, the Belmarken Notes and the UPC Preference Shares A. From March through September 2002, UGC and the Participating Noteholders undertook due diligence regarding the Company and its assets and liabilities. Simultaneously therewith, the advisors for the Company, UGC and the Participating Noteholders held periodic informal meetings to discuss the economic terms of the proposed Restructuring of the Company's capital structure, as well as the process for implementing the Restructuring.

   Delisting of the UPC ADSs

     On May 24, 2002, the NASDAQ National Market announced that it had delisted the UPC ADSs. This determination was based upon, among other things, the selling price for the UPC ADSs. The continued listing standards of the NASDAQ National Market that were applicable to the Company required maintenance of a minimum share bid price of US$3.00. On February 14, 2002, the NASDAQ National Market informed the Company that the UPC ADSs would be delisted on or around May 15, 2002 if the UPC ADSs did not trade for 10 consecutive trading days above US$3.00 during a 90-day period beginning February 15, 2002. Since the Company failed to satisfy the minimum bid requirement during the 90-day period ending May 15, 2002, the NASDAQ National Market delisted the UPC ADSs and the UPC ADSs began trading on the "Over The Counter Bulletin Board" ("OTC BB") under the trading symbol "UPCOY.OB."

   Negotiation of the Restructuring Agreement

     Throughout July, August and September 2002, the Company held further meetings with representatives of UGC and the Participating Noteholders to discuss the process for, and the terms of, a recapitalization of the Company and a restructuring of the Belmarken Notes, the UPC Notes and the UPC Preference Shares A. These discussions culminated in the execution, on September 30, 2002, of the Restructuring Agreement.

   Board Consideration and Approval

     In considering the terms of the Restructuring and the Restructuring Agreement for approval, the Board of Management and the Supervisory Board of the Company implemented certain procedural and substantive steps in respect of the decision-making process. In their decision to pursue the Restructuring, the Company's Board of Management and Supervisory Board carefully considered the interests of the Company and the interests of the Company's constituencies (such as shareholders, creditors and employees). To ensure a balanced and transparent decision-making process, an Advisory Committee was formed that reviewed the various aspects of the Restructuring and possible alternatives. This Advisory Committee consulted with experts and retained its own outside Dutch counsel, Schut & Grosheide, to advise it with respect to the legal aspects of the Restructuring. The Advisory Committee consisted of two members of the Supervisory Board of the Company who were not affiliated with UGC or any of the other members of the UGC Group. To enable the Advisory Committee to perform its duties, the Company provided the Advisory Committee with all requested information in respect of the various aspects of the Restructuring. After due consideration the Advisory Committee unanimously endorsed the decision of the Supervisory Board of the Company to support the Restructuring. The Company's Supervisory Board and Board of Management unanimously approved the terms of the Restructuring.

   Execution of the Restructuring Agreement

     In general, the Restructuring Agreement sets forth the proposed distribution under the Plan of shares of New UPC Common Stock to the Holders of the Claims against, and Equity Interests in, the Company, as well as the means by which the Company intends to implement the Restructuring under U.S. and Dutch law.

     The Restructuring Agreement provides for the exchange of shares of New UPC Common Stock for Claims against, and Equity Interests in, the Company as follows:

     o 65.5% of the shares of New UPC Common Stock to the UGC Group on account of its ownership of the Belmarken Notes and certain UPC Notes on September 30, 2002;

     o 32.5% of the shares of New UPC Common Stock to the holders of the UPC Notes (other than the UGC Group) on September 30, 2002; and

     o 2% of the shares of New UPC Common Stock to the holders (including the UGC Group) of the UPC Preference Shares A, the UPC Priority Shares, the UPC Ordinary Shares A and holders of Equities Securities Claims subordinated under Section 510(b) of the U.S. Bankruptcy Code, subject, in each case, to dilution on account of any shares of New UPC Common Stock issuable (i) to holders of General Unsecured Claims or Equities Securities Claims that are not subordinated under Section 510(b) of the U.S. Bankruptcy Code, (ii) under the Incentive Plan (as defined herein), (iii) pursuant to the New UPC Equity Purchase Rights, or (iv) pursuant to the UGC Subscription Commitment.

     In addition to the split of the shares of New UPC Common Stock to be issued under the Plan, the Restructuring Agreement also provides for, among other things,

     o a management and employee incentive plan (the "Incentive Plan") pursuant to which, at the discretion of the New UPC Board of Directors, options with respect to no more than five percent (5%) of shares of New UPC Common Stock outstanding immediately after the Effective Date, on a fully diluted basis, can be issued to certain members of New UPC's and its subsidiaries' management and other employees during the three year period following the Effective Date,

     o various corporate governance rights, including the ability of the Participating Noteholders to designate a specified number of members of New UPC's Board of Directors,

     o pre-emptive rights for a certain amount of equity or equity-linked securities issued by New UPC after the Effective Date,

     o a stockholders agreement providing for, among other things, tag-along rights for the Participating Noteholders, and

     o    the UGC Subscription Commitment.

     Finally, in general, in consideration for the equity split and other rights set forth above, the UGC Group and the Participating Noteholders agreed, subject to the terms and conditions of the Restructuring Agreement, to, inter alia, (a) vote their Claims in favor of, and transfer their Claims pursuant to, the Plan and the Akkoord, (b) vote their Equity Interests in favor of, and transfer their Equity Interests pursuant to, the Plan and (c) vote any UPC Voting Securities held by them in favor of the Shareholder Proposals. For a detailed description of the Restructuring Agreement, see "The Restructuring Agreement" below.

   Bank Waivers Granted during the Negotiation Process

     On May 31, 2002, the UPCD Facility Banks and UGC extended, until June 17, 2002, the waivers of the defaults under the UPC Distribution Facility and the Belmarken Notes, respectively, arising as a result of the Company's failure to make interest payments under the UPC Notes. The waivers were also extended on June 17, 2002, July 1, 2002, July 15, 2002, July 29, 2002, September 12, 2002
and September 23, 2002. The terms of the waivers were unchanged from those granted on March 4, 2002.

   UPC Distribution Facility Waiver and Amendment

     On September 30, 2002, UPC Distribution and TD Bank Europe Limited and Toronto Dominion (Texas), Inc., as Facility Agents, on behalf of the UPCD Facility Banks, executed the UPCD Facility Waiver. The UPCD Facility Waiver provides for extension, through March 31, 2003, of the waivers of default arising as a result of the Company's failure to make interest payments under the UPC Notes in order to allow the Company time to consummate the Restructuring.

     The following is a summary of the significant terms of the UPCD Facility Waiver. The summary set forth below does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the detailed provisions of the UPCD Facility Waiver. The full text of the UPCD Facility Waiver is attached as Exhibit 99.3 to a Form 8-K filed by the Company with the SEC on September 30, 2002.

     The UPCD Facility Waiver largely reflects a desire on behalf of the UPCD Facility Banks to ensure that, post-restructuring, the UPC Group remains a viable enterprise. The UPCD Facility Waiver amends the UPC Distribution Facility to

     (i) increase the interest margin applicable to outstanding amounts owed under the UPC Distribution Facility by 1.5% across all tranches;

     (ii) require the Company to pay a fee of 0.25% on the total commitment amount to the banks five business days after the Effective Date;

    (iii) reduce the total commitment amount under the facility to (euro)3.5 billion, effective October 7, 2002;

     (iv) increase headroom under the Company's Senior Debt (as defined in the UPC Distribution Facility) to Annualised EBITDA (as defined in the UPC Distribution Facility) covenant by increasing and extending the maximum ratios to the following:

                 Test Date                            Ratio
                 ---------                            -----
                 March 31, 2003                       8.25 : 1
                 June 30, 2003                        8.00 : 1
                 September 30, 2003                   7.75 : 1
                 December 31, 2003                    7.00 : 1
                 March 31, 2004                       6.50 : 1
                 June 30, 2004                        6.00 : 1
                 September 30, 2004                   5.25 : 1
                 December 31, 2004                    4.75 : 1
                 March 31, 2005                       4.25 : 1
                 June 30, 2005                        3.75 : 1
                 September 30, 2005                   3.50 : 1
                 December 31, 2005                    3.25 : 1
                 March 31, 2006                       2.75 : 1
                 June 30, 2006                        2.50 : 1
                 September 30, 2006                   2.25 : 1
                 Thereafter                           2.00 : 1

     (v) increase headroom under the Company's minimum EBIDTA (as defined in the UPC Distribution Facility) to Total Cash Interest (as defined in the UPC Distribution Facility) covenant by lowering and extending the minimum ratios to the following:

                 Test Date                            Ratio
                 ---------                            -----
                 March 31, 2003                       1.35 : 1
                 June 30, 2003                        1.35 : 1
                 September 30, 2003                   1.50 : 1
                 December 31, 2003                    1.75 : 1
                 March 31, 2004                       1.75 : 1
                 June 30, 2004                        2.00 : 1
                 September 30, 2004                   2.25 : 1
                 December 31, 2004                    2.50 : 1
                 March 31, 2005                       2.75 : 1
                 June 30, 2005                        3.00 : 1
                 September 30, 2005                   3.25 : 1
                 Thereafter                           3.50 : 1

     (vi) increase headroom under the Company's minimum EBIDTA to Senior Debt Service (as defined in the UPC Distribution Facility) covenant by lowering and extending the minimum ratios to the following:

                 Test Dates                                 Ratio
                 ----------                                 -----
                 December 31, 2003 to December 31, 2004     1.00 : 1
                 March 31, 2005 to December 31, 2006        1.10 : 1
                 March 31, 2007 and thereafter              1.50 : 1

    (vii) include an additional amount permitted to be drawn under the facility of (euro)100 million during the restructuring process;

   (viii) require the Company to make a capital contribution or subordinated shareholder loans of (euro)125 million to UPC Distribution within two business days after the completion of the Restructuring;

     (ix) include all corporate costs (together with the corresponding asset, as appropriate) for both the Company and UPC Distribution into the UPC Distribution Facility during 2003;

     (x) through an amendment to the definition of "Permitted Acquisition," (a) reduce the Permitted Acquisitions basket from (euro)500 million to
          (euro)100 million and (b) prohibit UPC Distribution from acquiring the share capital or assets of any entity owned by New UPC, the Company or any of their respective subsidiaries with money drawn under the UPC Distribution Facility;

     (xi) add a requirement that the Company use 10% of any net cash proceeds received by UPC Distribution or any company of which UPC Distribution is a subsidiary, including New UPC and the Company (a "Relevant Company"), from the issuance of any equity securities (or securities convertible or exchangeable into equity securities) to prepay a corresponding amount of the outstanding loans under the UPC Distribution Facility, except

          (a) if UPC Distribution's ratio of Senior Debt to Annualised EBITDA is less than or equal to 3.5:1 for the two most recent Ratio Periods (as defined in the UPC Distribution Facility),

          (b) to the extent that those net proceeds have been previously treated as net proceeds for purposes of that new section of the UPC Distribution Facility,

          (c) in respect of the (euro)100 million subscription by UGC for shares of New UPC Common Stock on the Effective Date pursuant to the terms of the Restructuring Agreement,

          (d) in respect of net proceeds received from a new issue of shares by UPC Holding B.V. (the immediate holding company of UPC Distribution and wholly-owned subsidiary of Belmarken) subscribed for by Belmarken, and

          (e) in respect of net proceeds relating to any issuance of shares where all of the shares issued are subscribed for by New UPC or any of its affiliates (including UGC and Liberty Media Corporation and their respective subsidiaries);

    (xii) restrict each Relevant Company from incurring any debt owed to any person other than New UPC and its affiliates (including UGC, Liberty Media Corporation and their respective subsidiaries) on or before December 31, 2004, and, after December 31, 2004, such debt may be incurred provided that, unless UPC Distribution's ratio of Senior Debt to Annualised EBITDA is equal to or less than 3.5:1 for the two most recent Ratio Periods, UPC Distribution shall prepay the amount of the facilities equal to 50% of such third party debt incurred; and

   (xiii) restrict each Relevant Company from creating any security interest over all or part of its present or future undertakings, assets, rights or revenues.

     In the UPCD Facility Waiver, the Majority Lenders (as defined in the UPC Distribution Facility) have confirmed that any waiver granted in respect of any Restructuring default will become permanent after completion of the Restructuring. In addition, UPC Distribution has agreed to provide certain information to the Majority Lenders regarding the Restructuring, including monthly updates of the progress of the Restructuring, details of material changes to, or termination of, the Restructuring Agreement, the occurrence of Termination Events (as defined in the UPCD Facility Waiver) and completion of, and post-completion matters related to, the Restructuring.

Description of the Restructuring

     The Company believes that in order to fully achieve the Restructuring, it is necessary to effect the contemplated transfers of the Claims and Equity Interests under, among others, U.S. and Dutch law. Accordingly, the Company, through negotiations with the Participating Noteholders and UGC, developed the four-prong structure discussed immediately below pursuant to which the Company believes the Restructuring can be consummated efficiently while also maximizing the benefit to the Company and the Holders of its Claims and Equity Interests.

   Formation of New UPC

     In connection with the structure set forth below, on September 13, 2002, New UPC was formed as a Delaware corporation. For a description of New UPC, see "New UPC" below.

   U.S. Structure

     In order to implement the Restructuring in the United States, on the Petition Date, the Company commenced the Chapter 11 case and, simultaneously therewith, filed the Plan and this Disclosure Statement with the U.S. Bankruptcy Court. Pursuant to the Plan, the Company provides varying treatments to the Holders of the Claims against, and Equity Interests in, the Company and the issuance of the New UPC Equity Purchase Rights to Holders of Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims. In general, the Holders of Allowed Impaired Claims or Allowed Impaired Equity Interests will be treated under the Plan as follows:

     Allowed Belmarken Notes Claims

     The Holder of the Allowed Belmarken Notes Claims will receive 23,852,258 shares of New UPC Common Stock from New UPC in exchange for the Belmarken Notes and the obligations of all other parties under the Belmarken Notes and the Belmarken Loan Agreements.

     Allowed UPC Notes Claims and Allowed General Unsecured Claims

     In the aggregate, the Holders of all Allowed UPC Notes Claims shall receive 25,147,139 shares of New UPC Common Stock and the Holders of Allowed General Unsecured Claims shall receive shares of New UPC Common Stock, which number shall be in addition to the 25,147,139 shares of New UPC Common Stock to be distributed on account of the Allowed UPC Notes Claims. For information about a particular series of UPC Notes or General Unsecured Claims, see "Summary--Chapter 11 Case and the Plan--The Plan."

     Allowed Equity Interests and Allowed Equity Securities Claims

     Under the Plan, the Holders of Allowed Equity Interests and Allowed Equity Securities Claims shall be treated as follows:

     o Holders of the UPC Preference Shares A shall receive from New UPC _______ shares of New UPC Common Stock in exchange for each UPC Preference Share A;

     o Holders of the UPC Priority Shares shall receive from New UPC _______ shares of New UPC Common Stock in exchange for each UPC Priority Share;

     o Holders of the UPC Ordinary Shares A and UPC ADSs shall receive from New UPC _______ shares of New UPC Common Stock in exchange for each UPC Ordinary Share A or UPC ADS, as the case may be;

     o Holders of Allowed Equity Securities Claims shall receive from New UPC _______ shares of New UPC Common Stock in exchange for their Allowed Equity Securities Claims.

     o Holders of any Old Other Equity Interests (i.e., rights, options and warrants to acquire UPC Ordinary Shares A) shall not receive or retain any property under the Plan on account of such Old Other Equity Interests and, to the extent permitted under applicable law, all Old Other Equity Interests shall be cancelled on the Effective Date.

     See "Chapter 11 Case and the Plan of Reorganization--The Plan--Summary of Distributions Under the Plan" below for more detailed descriptions of the classification and treatment of Claims and Equity Interests under the Plan.

   Dutch Bankruptcy Structure

     Simultaneously with the commencement of the Chapter 11 case, on the Petition Date, the Company commenced the Dutch Bankruptcy Case and filed the Akkoord with the Dutch Bankruptcy Court. The Akkoord will only provide treatment for Ordinary Creditors, as the Dutch Bankruptcy Code does not apply to, among others, Holders of Equity Interests. See "The Akkoord" below for a more detailed description of the Dutch moratorium process. As discussed below, in order to implement the Plan in compliance with Dutch law, the Holders of Equity Interests in the Company shall be treated, for purposes of Dutch law, outside of the Dutch Bankruptcy Case. See "The Dutch Implementing Offer" below.

     Pursuant to the Akkoord, the Ordinary Creditors shall receive a number of shares of New UPC Common Stock equal to the number of shares of New UPC Common Stock that holders of general unsecured claims are entitled to receive under the Plan, either in exchange for transferring their Allowed Claims to New UPC (as far as the Holders of the UPC Notes are concerned) or in cancellation of their Allowed Claims (as far as Ordinary Creditors other than the Holders of the UPC Notes are concerned).

   Dutch Implementing Offer

     The Dutch Bankruptcy Code does not provide for the Akkoord to reorganize or cancel any of the Equity Interests in the Company. Therefore, in order to facilitate implementation of the Plan with respect to certain of the UPC Ordinary Shares A in accordance with Dutch law, solely with respect to persons who are not U.S. Persons and who are not located or residing within the United States, New UPC shall commence the Dutch Implementing Offer, pursuant to which it will undertake to deliver a number of shares of New UPC Common Stock to the Holders of the UPC Ordinary Shares A in exchange for their agreement to deliver their UPC Ordinary Shares A to New UPC. See "The Dutch Implementing Offer" below.

   Other Aspects of the Restructuring

     Treatment of the UPC Preference Shares A

     Under the Plan, each Holder of outstanding Allowed UPC Preference Shares A will receive the Preference Shares Consideration in full satisfaction, settlement, release and discharge of the Claims and Equity Interests of such Holder of UPC Preference Shares A in respect of such UPC Preference Shares A. In the event not all of the UPC Preference Shares A are transferred to New UPC for the Preference Shares Consideration under the Plan, the UPC Preference Shares A will be exchanged for New UPC Common Stock by means of cancellation of all UPC Preference Shares A with repayment of at least the par value in kind, consisting of New UPC Common Stock. The cancellation of the UPC Preference Shares A will require (i) a shareholders' resolution adopted by a simple majority of the share capital of the Company (or two-thirds (2/3) if less than one-half of the issued share capital of the Company is represented at Extraordinary General Meeting) and (ii) a resolution by the holders of the UPC Preference Shares A to be adopted with at least a 66-2/3% majority. Upon cancellation of the UPC Preference Shares A, the holders of these UPC Preference Shares A would receive New UPC Common Stock.

     In relation to the cancellation of the UPC Preference Shares A as a class, a creditor protection procedure must be followed. For a two-month period following the resolution to cancel the UPC Preference Shares A and the public announcement of such resolution in a Dutch national newspaper, creditors of the Company shall have the right to apply to the Dutch courts to oppose such resolution or to require the posting of a bond. The resolution to cancel the UPC Preference Shares A will only become effective after the lapse of the creditor protection period.

     Treatment of the UPC Priority Shares

     For purposes of Dutch law, the delivery of shares of New UPC Common Stock in consideration for the surrender of the UPC Priority Shares will be effected through a contribution, on the Effective Date, of the UPC Priority Shares by UGC to New UPC. In order to implement the Plan under Dutch law, after the Effective Date, as soon as the Company becomes a wholly-owned subsidiary of New UPC, New UPC and the Company shall take such action as is necessary to cause the cancellation of the Priority Shares under Dutch Law.

     Treatment of Old Other Equity Interests

     Simultaneously with, and conditional upon the occurrence of, the Effective Date, all Old Other Equity Interests will be cancelled to the extent permitted under applicable law.

     Contribution of the Belmarken Notes from New UPC to the Company

     On the Effective Date, New UPC will sell the Belmarken Notes to the Company in consideration for a receivable payable by the Company in the aggregate principal amount of the Belmarken Notes (plus accrued and unpaid interest). Subsequently, the Company will satisfy its obligations under this receivable through the issuance to New UPC of a number of UPC Ordinary Shares C equal to the value of the receivable.

     Cancellation of Certain UPC Notes prior to the Effective Date

     On or before the Effective Date, the Company will submit the UPC Notes held by it to the indenture trustee under the indentures related to the UPC Notes for cancellation. As of September 30, 2002, the aggregate principal amount and accreted value of UPC Notes held by the Company was (euro)405.6 million (US$400.7 million).

   Extraordinary General Meeting of Shareholders

     Unlike the U.S. Bankruptcy Code, the Dutch Bankruptcy Code does not provide for the Dutch Bankruptcy Case to exempt compliance from otherwise applicable corporate law. Therefore, in order to facilitate implementation of the Plan, the Company will hold the Extraordinary General Meeting to consider and vote upon changes to the authorized share capital of the Company and such other proposals as the Company deems necessary or appropriate to give effect to the Restructuring and the other transactions contemplated in connection with the Restructuring. See "The Extraordinary General Meeting of Shareholders."

     The terms of the Restructuring discussed above are the product of discussions with UGC, New UPC and the Participating Noteholders and have been approved by the Board of Management and the Supervisory Board of the Company. These parties support the Plan, the Akkoord and the Dutch Implementing Offer and strongly urge you to review this Disclosure Statement, the Plan, the Akkoord and all annexes and documents incorporated by reference herein, and, as applicable, to vote in favor of the Plan and the Akkoord and to participate in the Dutch Implementing Offer. As the Company's principal shareholder and principal creditor, and the holder of the Belmarken Notes, UGC will receive a significant number of shares of New UPC Common Stock and may have interests in the Restructuring that differ from the other Holders of Claims against, and Equity Interests in, the Company. The Company has determined that it is in the best interests of the Company and its stakeholders to implement the Restructuring as described in this Disclosure Statement.

   Advisors to the Company, UGC and the Participating Noteholders

     In connection with the Restructuring, the Company has retained White & Case LLP as its general insolvency counsel, Allen & Overy as its special Dutch counsel, Lazard Freres & Co. ("Lazard") as its financial advisor, KPMG Accountants N.V., as its auditor, and Deloitte & Touche Belastingadviseurs, as its tax advisors. UGC and New UPC have retained Skadden, Arps, Slate, Meagher & Flom LLP as their special U.S. counsel, Holme, Roberts & Owen LLP as their general U.S. counsel and Stibbe as their special Dutch counsel, and UGC has retained Credit Suisse First Boston Corporation and UBS Warburg LLC as its financial advisors. The Participating Noteholders have retained Paul, Weiss, Rifkind, Wharton & Garrison, as their U.S. counsel, Van Doorne, as their Dutch counsel, and Greenhill & Co. LLP, as their financial advisors. The UPCD Facility Banks have retained Allen & Overy, London, as their counsel in connection with the UPC Distribution Facility and the UPCD Facility Waiver. Pursuant to the terms of the Restructuring Agreement, the Company has agreed to pay the fees and expenses of the legal and financial advisors to UGC and the Participating Noteholders in connection with the Restructuring. The aggregate amount of compensation to be paid post-petition by the Company to the advisors to the Company, UGC and the Participating Noteholders and to the advisors to the UPCD Facility Banks under their respective engagement letters is expected to be approximately (euro)60 million.

     JP Morgan PLC ("JP Morgan") has provided financial advisory services to the Company in connection with the Restructuring and continues to provide financial advisory services to UPC Services BV, a subsidiary of the Company ("UPC Services"), under an engagement letter entered into prior to the Petition Date. The aggregate amount of compensation payable to JP Morgan by UPC Services BV under this engagement letter is (euro)5.2 million. UPC Services BV retains, and expects to continue to retain, various advisors that provide advisory services, including commercial institutions that provide investment banking, commercial banking and financial advisory services, to the members of the UPC Group.

Conditions to the Restructuring

     In order for the Restructuring to be consummated, the following conditions, among others, must be satisfied:

     o the Plan (including the issuance of the New UPC Equity Purchase Rights and the shares of New UPC Common Stock issuable upon exercise of the New UPC Equity Purchase Rights) shall have been confirmed by the U.S. Bankruptcy Court and the order approving confirmation of the Plan shall not have been vacated, reversed, stayed, modified, amended, enjoined or restrained by order of a court of competent jurisdiction and shall have become a Final Order;

     o the Akkoord shall have been adopted by the requisite majority of Ordinary Creditors and subsequently ratified by the Dutch Bankruptcy Court, all conditions to the effectiveness of the Akkoord shall have been satisfied or duly waived to the extent permitted therein, and the Dutch Bankruptcy Court's adoption and ratification of the Akkoord shall have become final and binding and no longer subject to appeal;

     o on or before the Voting Deadline, the Company shall have obtained a tax ruling from the Dutch tax inspector in respect of the Restructuring the effect of which, in the determination of the Company, UGC and a Majority-in-Interest of the Participating Noteholders, is that there are no adverse effects upon the value of the Company as a result of the Dutch tax consequences of consummating the Restructuring on the terms set forth in the Plan and the Akkoord and any other documents or instruments executed in connection therewith (the "Dutch Tax Ruling");

     o the Offer Memorandum, which will be comprised of the Disclosure Statement and an offer memorandum supplement, shall have been submitted to the Autoriteit Financiele Markten (The Netherlands Authority for the Financial Markets) ("A-FM") prior to the commencement of the Dutch Implementing Offer and generally made available to the Holders of the UPC Ordinary Shares A outside the United States to effectuate the Restructuring;

     o the UPC Ordinary Shares A, UPC Priority Shares, UPC Preference Shares A and Belmarken Notes held by the UGC Group shall have been contributed to the capital of New UPC;

     o the Company's shareholders shall have duly authorized the Shareholder Proposals at the Extraordinary General Meeting;

     o New UPC shall have contributed the Belmarken Notes to the capital of the Company;

     o    the Dutch Implementing Offer shall have been declared unconditional;

     o all UPC Preference Shares A shall have been registered in the name of either New UPC or the Company after giving effect to the consummation of the Restructuring, or, in the event that the UPC Preference Shares A are not transferred to New UPC under the Plan, shall have been cancelled in accordance with Section 9.2(c) of the Plan, provided, however, that this condition shall be deemed satisfied unless, on or before the date that is ten (10) days prior to the date of the hearing to ratify the Akkoord, UGC or a Majority-in-Interest of the Participating Noteholders shall serve written notice on the other that such condition has not been satisfied;

     o UGC and the Holders of Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims, as applicable, shall have purchased shares of New UPC Common Stock in an amount equal to the Maximum Subscription Amount pursuant to the New UPC Equity Subscription;

     o    the Incentive Plan shall have been adopted by New UPC; and

     o the Amended and Restated UPC Articles of Association, the Amended and Restated New UPC Certificate of Incorporation and the Amended and Restated New UPC By-Laws shall have been filed with the applicable authority of each entity's jurisdiction of incorporation or organization in accordance with such jurisdiction's applicable law.

Operations after the Restructuring

     The Company expects that the Restructuring will not adversely affect its operating subsidiaries and that after the Restructuring its operating subsidiaries will continue to operate their businesses in the same manner as they did prior to the Restructuring. The Company does not expect the Restructuring to adversely affect the relationships of the Company's operating subsidiaries with their suppliers, customers and employees. In addition, the Company expects that, except as otherwise discussed in this Disclosure Statement, the assets and liabilities of its operating subsidiaries will not be adversely affected by the Restructuring.

                 CHAPTER 11 CASE AND THE PLAN OF REORGANIZATION

Brief Explanation of Chapter 11 Reorganization

     Chapter 11 of the U.S. Bankruptcy Code is the principal business reorganization chapter of the U.S. Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of holders of claims and equity interests of equal rank with respect to the distribution of a debtor's assets. Formulation, and confirmation by a U.S. bankruptcy court, of a plan of reorganization is the principal objective of a Chapter 11 case. In general, a Chapter 11 plan of reorganization

     (i)  divides claims and equity interests into separate classes,

     (ii) specifies the property that each class is to receive under the plan, and

    (iii) contains other provisions necessary or desirable for the reorganization of the debtor.

     In general, there are two forms of treatment that may be provided to a holder of a claim or equity interest under a Chapter 11 plan of reorganization--"unimpaired" treatment and "impaired" treatment. Unimpaired treatment means that the legal, equitable and contractual rights of a holder of a claim or equity interest are unchanged under the plan. Impaired treatment means that the legal, equitable or contractual rights of a holder of a claim or equity interest are somehow changed under the plan and can include situations where a holder of a claim or equity interest does not receive or retain any property under a plan. Among other things, a plan of reorganization must be accepted by voters of at least one class of claims that is impaired without considering the votes of "insiders" within the meaning of the U.S. Bankruptcy Code.

Commencement of the Chapter 11 Case

     On the Petition Date, the Company filed its voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court, thereby commencing the Chapter 11 case. Simultaneously therewith, the Company also filed the Plan, this Disclosure Statement and several motions, including those described below, seeking authorization to continue to conduct its business in the ordinary course as well as to undertake certain activities which require approval of the U.S. Bankruptcy Court. Since the Petition Date, except for the appointment of the Administrator in accordance with the Dutch Bankruptcy Code, the Company has continued to operate its business and manage its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the U.S. Bankruptcy Code and subject to the supervision of the U.S. Bankruptcy Court.

     An immediate effect of the filing of the bankruptcy petition was the imposition of the automatic stay under the U.S. Bankruptcy Code, which, with limited exceptions, enjoins the commencement or continuation of all (i) collection efforts by holders of claims, (ii) enforcement of liens and (iii) litigation against the Company. This injunction remains in effect, unless modified or lifted by order of the U.S. Bankruptcy Court, until consummation of a plan of reorganization.

Significant Events during the Chapter 11 Case

   First Day Motions

     As mentioned above, on the Petition Date, the Company submitted numerous so-called "first day motions," along with corresponding orders, to the U.S. Bankruptcy Court. These motions include, among others: (i) a motion seeking authorization for the Company to continue to use its pre-petition bank accounts, business forms and investment practices, (ii) a motion for an extension of the period within which the Company is required to file its bankruptcy schedules and statement of financial affairs, (iii) a motion to establish procedures for the interim compensation and reimbursement of expenses for professionals retained in the Chapter 11 case, (iv) a motion seeking to establish a deadline for the filing of claims against the Company, (v) a motion authorizing the Company to proceed to judgment in a specified litigation proceeding and granting related stay relief, (vi) a motion authorizing the Company to proceed to judgment in a specified arbitration proceeding and granting related stay relief, and (vii) a motion seeking to schedule a hearing to approve this Disclosure Statement.

   Retention of Professionals

     On the Petition Date, the Company also requested that the U.S. Bankruptcy Court approve the retention of, among others, the following professionals:

     o    White & Case LLP, as general insolvency counsel for the Company;

     o    Allen & Overy, as special Dutch counsel for the Company;

     o    Lazard Freres & Co., as financial advisor for the Company;

     o    KPMG Accountants N.V., as auditor for the Company; and

     o    Deloitte & Touche Belastingadviseurs, as tax advisor for the Company.

     Copies of these and any other motions filed by the Company in the Chapter 11 case on or after the Petition Date, may be obtained either (a) over the internet at the U.S. Bankruptcy Court's website at http://nysb.uscouts.gov (registration and a password are required) or (b) for review at the office of the Clerk of the U.S. Bankruptcy Court, One Bowling Green, New York, New York 10004.

The Plan

     The following is a summary of the material provisions of the Plan and is qualified in its entirety by reference to the Plan itself. A copy of the Plan is attached to this Disclosure Statement as Annex A and is incorporated herein by reference. Holders of Claims, Equity Interests and Old Other Equity Interests should carefully read the Plan in its entirety for a full understanding of its terms.

   Classification of Claims and Equity Interests Under the Plan

     Section 1123 of the U.S. Bankruptcy Code provides that a plan of reorganization must classify claims against and equity interests in a debtor. Under Section 1122 of the U.S. Bankruptcy Code, a plan must classify each right to payment against the debtor and each right to an equitable remedy for breach of performance which gives rise to a right to payment, as well as any interest in the debtor represented by an equity security, into a category or class that contains substantially similar claims or equity interests. The U.S. Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or equity interest of a particular class, unless the holder of a particular claim or equity interest agrees to a less favorable treatment of its claim or equity interest.

     The Plan divides Holders of known Claims against, and known Equity Interests in, the Company into Classes and sets forth the treatment offered each Class. See "--Summary of Distributions Under the Plan" below. The Company believes it has classified all Claims, Equity Interests and Old Other Equity Interests in compliance with the provisions of Section 1122, but it is possible that a Holder of a Claim, Equity Interest or Old Other Equity Interest may challenge the classification of Claims, Equity Interests and Old Other Equity Interests and that the U.S. Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, it is the Company's present intention, to the extent permitted by the U.S. Bankruptcy Code and the provisions of the Plan, to make modifications to the classification scheme set forth in the Plan as required by the U.S. Bankruptcy Court for confirmation.

     Except as otherwise provided in the Plan, a Claim, Equity Interest and Old Other Equity Interest will be deemed classified in a particular Class only to the extent that such Claim, Equity Interest or Old Other Equity Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remainder of such Claim, Equity Interest or Old Other Equity Interest qualifies within the description of such different Class. Further, a Claim, Equity Interest or Old Other Equity Interest will not be classified in any Class for distribution purposes until such Claim, Equity Interest or Old Other Equity Interest becomes an Allowed Claim, Allowed Equity Interest or Allowed Old Other Equity Interest and then only to the extent that such Claim, Equity Interest or Old Other Equity Interest has not been paid, released or otherwise satisfied prior to the Effective Date.

     Except to the extent that a modification of classification adversely affects the treatment of a Holder of a Claim, Equity Interest or Old Other Equity Interest and requires resolicitation, acceptance of the Plan by any Holder of a Claim, Equity Interest or Old Other Equity Interest pursuant to this solicitation will be deemed to be a consent to the Plan's treatment of such Holder of a Claim, Equity Interest or Old Other Equity Interest regardless of the Class as to which such Holder of a Claim, Equity Interest or Old Other Equity Interest is ultimately deemed to be a member.

     The Plan categorizes the Claims against, and Equity Interests in, the Company into ten Classes, as follows:

             Class 1   --    Miscellaneous Secured Claims
             Class 2   --    Classified Priority Claims
             Class 3   --    Critical Creditor Claims
             Class 4   --    Belmarken Notes Claims
             Class 5   --    UPC Notes Claims and General Unsecured Claims
             Class 6   --    UPC Preference Shares A
             Class 7   --    UPC Priority Shares
             Class 8   --    UPC Ordinary Shares A (including the UPC Ordinary
                             Shares A held in the form of UPC ADSs)
             Class 9    --   Equity Securities Claims
             Class 10   --   Old Other Equity Interests

     However, pursuant to the Plan, any Class that does not contain, as of the date of the commencement of the Confirmation Hearing, any Allowed Claims, Allowed Equity Interests or Old Allowed Equity Interests or any Claims, Equity Interests or Old Other Equity Interests temporarily allowed for voting purposes under U.S. Bankruptcy Rule 3018 shall be deemed to have been deleted from the Plan for purposes of (i) voting to accept or reject the Plan and (ii) determining whether it has accepted or rejected the Plan under Section 1129(a)(8) of the U.S. Bankruptcy Code.

     In accordance with the U.S. Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified into Classes.

   Summary of Distributions Under the Plan

     Only Claims and Equity Interests

     (i) as to which the Company's liability and the amount thereof are agreed to by the Company and the Holder of such Claim or Equity Interest (but only to the extent so agreed),

     (ii) as to which the Company's liability and the amount thereof are determined by Final Order of a court of competent jurisdiction,

    (iii) which have been expressly allowed in a liquidated amount under the provisions of the Plan (but only to the extent so allowed),

     (iv) which is a Professional Claim for which a fee award amount has been approved by Final Order of the U.S. Bankruptcy Court,

     (v) which is set forth in the Company's books and records as liquidated in amount and not disputed or contingent,

     (vi) proof of which was filed within the applicable period of limitation fixed by the U.S. Bankruptcy Court in accordance with U.S. Bankruptcy Rule 3003(c) as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the U.S. Bankruptcy Code the U.S. Bankruptcy Rules or a Final Order, or

    (vii) which is, in the case of an Equity Interest or any portion thereof held of record as set forth in the books and records maintained by the Company or on the Company's behalf as of the Distribution Notification Date

("Allowed Claims" and "Allowed Equity Interests," respectively) are entitled to receive distributions under the Plan.

     If the Plan is confirmed by the U.S. Bankruptcy Court, each Holder of an Allowed Claim or an Allowed Equity Interest in a particular Class will receive the same treatment as the other Holders of Allowed Claims or Allowed Equity Interests in such Class, whether or not such Holder voted to accept the Plan. Such treatment will be in full satisfaction, release and discharge of such Holder's respective Claim or Equity Interest, except as otherwise provided in the Plan. Upon confirmation of the Plan, Claims and Equity Interests will be modified as, and to the extent, set forth in the Plan. Upon confirmation, the Plan will be binding on all Holders of the Company's Claims and Equity Interests regardless of whether such Holders voted to accept the Plan.

     The following describes the Plan's classification of Claims against and Equity Interests in the Company, and the treatment that Holders of Allowed Claims and Allowed Equity Interests will receive under the Plan, unless they were to agree to accept less favorable treatment by settlement or otherwise. However, nothing contained in the Plan shall have any effect on the rights and obligations of Creditors under Section 508 of the U.S. Bankruptcy Code, and such section shall apply in all respects in the Chapter 11 case.

     The following summary of the proposed distributions under the Plan does not purport to be complete and is subject to, and qualified in its entirety by, the Plan.

     Administrative Claims

     Administrative Claims are Claims constituting a cost or expense of administration of the Chapter 11 case under Sections 503, 507(a)(1), 507(b) or 1114(e)(2) of the U.S. Bankruptcy Code. Administrative Claims include, without limitation, (i) any actual and necessary post-petition cost or expense of preserving the Estate or operating the businesses of the Company, (ii) any payment to be made under the Plan to cure a default on an assumed executory contract or unexpired lease, (iii) any post-petition cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Company in the ordinary course of its businesses, (iv) compensation or reimbursement of expenses of Professionals to the extent Allowed by the U.S. Bankruptcy Court under Section 330(a) or Section 331 of the U.S. Bankruptcy Code, and (v) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the U.S. Bankruptcy Court under Section 546(c)(2)(A) of the Bankruptcy Code; and (b) any fees or charges assessed against the Estate under
Section 1930 of title 28 of the United States Code. In accordance with Section 1123(a)(1) of the U.S. Bankruptcy Code, Administrative Claims are not classified and are excluded from the Classes designated in the Plan.

     Unless otherwise provided for in the Plan, each Holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of
(i) the Effective Date, (ii) the date on which such Administrative Claim becomes Allowed and (iii) a date agreed to in writing by the Company or the Reorganized Company, as the case may be, and the Holder of such Administrative Claim; (B) treatment such that such Administrative Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Company or the Reorganized Company, as the case may be, or as the U.S. Bankruptcy Court may order; provided, however, that Allowed Administrative Claims representing (y) liabilities, accounts payable or other Claims, liabilities or obligations incurred subsequent to the Petition Date in the ordinary course of business of the Company consistent with past practices and (z) contractual liabilities arising under loans or advances to the Company incurred subsequent to the Petition Date, whether or not incurred in the ordinary course of business of the Company, shall be paid or performed by the Company or the Reorganized Company in accordance with the terms and conditions of the particular transactions relating to such liabilities and any agreements relating thereto.

     Other than as provided in an order of the U.S. Bankruptcy Court, payments to professionals retained in the Chapter 11 case by the Company or any official committee constituted in the Chapter 11 case for compensation and reimbursement of expenses, and all payments to reimburse expenses of members of any such committee, will be made in accordance with the procedures established by the U.S. Bankruptcy Code and the U.S. Bankruptcy Rules relating to the payment of interim and final compensation and expenses, as such procedures may be modified by any order of the U.S. Bankruptcy Court. Other than as provided in an order of the U.S. Bankruptcy Court, the U.S. Bankruptcy Court will review and determine all requests for compensation and reimbursement of expenses.

     Assuming that neither significant litigation nor objections are filed with respect to the Plan and assuming the Plan is confirmed by ________, 2003, the Company estimates that unpaid Administrative Expenses as of the Effective Date will not exceed US$________.

     Priority Tax Claims

     Certain Claims for unpaid taxes are entitled to priority in right of payment under Section 507(a)(8) of the U.S. Bankruptcy Code. In accordance with
Section 1123(a)(1) of the U.S. Bankruptcy Code, Priority Tax Claims are not classified and are excluded from the Classes designated in the Plan.

     Each Holder of an Allowed Priority Tax Claim shall receive, at the option of the Company or the Reorganized Company, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim:

          (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) the date on which such Priority Tax Claim becomes Allowed and (iii) a date agreed to by the Company or the Reorganized Company, as the case may be, and the Holder of such Priority Tax Claim; or

          (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Company or the Reorganized Company, as the case may be, or as the U.S. Bankruptcy Court may order; provided, however, that the Company or the Reorganized Company, as the case may be, shall have the right, in its sole discretion, to prepay at any time any Allowed Priority Tax Claim without premium or penalty of any sort or nature.

     Miscellaneous Secured Claims--Class 1

     Class 1 consists of all secured Claims against the Company or Claims against the Company that are subject to set-off under Section 553 of the U.S. Bankruptcy Code. Under the Plan, each Holder of an Allowed Miscellaneous Secured Claim shall receive, in the sole discretion of the Company or the Reorganized Company, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Allowed Claim:

          (A) Cash equal to the amount of such Allowed Miscellaneous Secured Claim on or as soon as reasonably practicable after the later of
               (i) the Effective Date and (ii) the date that such Miscellaneous Secured Claim becomes Allowed;

          (B) treatment such that such Miscellaneous Secured Claim is Reinstated; or

          (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Company or Reorganized Company, as the case may be, or as the U.S. Bankruptcy Court may order. Currently, the Company believes that there are Miscellaneous Secured Claims in the approximate amount of US$________.

     Class 1 is Unimpaired and the Holders of Miscellaneous Secured Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

     Classified Priority Claims--Class 2

     Class 2 consists of all Claims against the Company entitled to priority under Section 507(a) or (b) of the Bankruptcy Code, other than Administrative Claims and Priority Tax Claims. Under the Plan, each Holder of an Allowed Classified Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Allowed Claim:

          (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date,
               (ii) the date on which such Claim becomes Allowed and (iii) a date agreed to by the Company or the Reorganized Company, as the case may be, and the Holder of such Claim;

          (B)  treatment such that such Claim is Reinstated; or

          (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Company or Reorganized Company, as the case may be, or as the U.S. Bankruptcy Court may order.

     Class 2 is Unimpaired and the Holders of Classified Priority Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

     Critical Creditor Claims--Class 3

     Class 3 consists of all Allowed Claims of Critical Creditors against the Company. Under the Plan, each Holder of an Allowed Critical Creditor Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim:

     (A) payment in full in Cash on the later of (i) the Effective Date and (ii) the date such Claim becomes Allowed;

     (B) treatment such that such Claim is Reinstated; or

     (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Company or the Reorganized Company, as the case may be, or as the U.S. Bankruptcy Court may order.

     Class 3 is Unimpaired and the Holders of Critical Creditor Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

     Belmarken Notes Claims--Class 4

     Class 4 consists of the Allowed Claims of the Holder(s) of the Belmarken Notes. Under the Plan, on the Effective Date, the Holder of the Belmarken Notes shall receive, in exchange for the Belmarken Notes and the obligations of all other parties under the Belmarken Notes and the Belmarken Loan Agreements, the Belmarken Notes Consideration.

     Class 4 is Impaired and the Holder of the Belmarken Notes Claims is entitled to vote to accept or reject the Plan.

     UPC Notes Claims and General Unsecured Claims--Class 5

     Class 5 consists of (a) all Allowed Claims of the Holders of the UPC Notes and (b) all other pre-petition Allowed Claims against the Company, other than Administrative Claims, Priority Tax Claims, Miscellaneous Secured Claims, Classified Priority Claims, Belmarken Notes Claims, UPC Notes Claims, Critical Creditor Claims, Equity Securities Claims and Intercompany Claims.

     Under the Plan, on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 5 Claim shall receive in exchange for its Claim, a number of shares of New UPC Common Stock. In the aggregate, the Holders of all Allowed UPC Notes Claims shall receive 25,147,139 shares of New UPC Common Stock, and each Holder of an Allowed UPC Notes Claim shall receive the number of shares of New UPC Common Stock equal to such Holder's pro rata portion of those shares of New UPC Common Stock. The UPC Notes Claims shall be deemed Allowed for all purposes, including, but not limited to, voting and distributions in the aggregate amount of US$4,690,526,335.71 (which shall exclude any amounts on account of UPC Notes held by the Company as set forth on

Annex C to the Restructuring Agreement) and the Allowed UPC Notes Claims shall not be subject to setoff or counterclaim. Each Holder of an Allowed Class 5 Claim that is not a UPC Notes Claim shall receive a number of shares of New UPC Common Stock so that the number of shares per amount of Allowed Claim received by such Holder is the same as the number of shares per amount of Allowed Claim that the Holders of Allowed UPC Notes Claims receive. The number of shares of New UPC Common Stock to be distributed on account of Allowed Class 5 Claims that are not UPC Notes Claims shall be in addition to the 25,147,139 shares of New UPC Common Stock to be distributed on account of the Allowed UPC Notes Claims. The receipt of such shares of New UPC Common Stock by the Holders of the Class 5 Claims shall constitute a full satisfaction, settlement, release and discharge of such Class 5 Claims; provided, however, that, notwithstanding anything in the Plan to the contrary, any UPC Notes acquired by New UPC through the Plan and the Akkoord shall remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

     Class 5 is Impaired and the Holders of the UPC Notes Claims and the General Unsecured Claims are entitled to vote to accept or reject the Plan.

     UPC Preference Shares A--Class 6

     Class 6 consists of all UPC Preference Shares A. Under the Plan, on or as soon as practicable after the Effective Date, and after the sale by New UPC of the Belmarken Notes to the Company, each Holder of outstanding Allowed UPC Preference Shares A shall receive from New UPC the Preference Shares Consideration. The receipt of the Preference Shares Consideration by the Holders of the UPC Preference Shares A shall constitute a full satisfaction, settlement, release and discharge of the Claims and Equity Interests of each Holder of UPC Preference Shares A in respect of such UPC Preference Shares A; provided, however, that, notwithstanding anything to contrary contained herein, any UPC Preference Shares A acquired by New UPC through the Plan shall remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

     Class 6 is Impaired and the Holders of the UPC Preference Shares A are entitled to vote to accept or reject the Plan.

     UPC Priority Shares--Class 7

     Class 7 consists of all UPC Priority Shares. Under the Plan, on or as soon as practicable after the Effective Date, and after the sale by New UPC of the Belmarken Notes to the Company, the Holder of the Allowed UPC Priority Shares shall receive from New UPC the Priority Shares Consideration. The receipt of the Priority Shares Consideration by the Holder of the UPC Priority Shares shall constitute a full satisfaction, settlement, release and discharge of the Claims and Equity Interests of the Holder of the UPC Priority Shares in respect of the UPC Priority Shares; provided, however, that, notwithstanding anything to contrary contained herein, any UPC Priority Shares acquired by New UPC through the Plan shall remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

     Class 7 is Impaired and the Holder of the UPC Priority Shares is entitled to vote to accept or reject the Plan.

     UPC Ordinary Shares A--Class 8

     Class 8 consists of all UPC Ordinary Shares A. Under the Plan, on or as soon as practicable after the Effective Date, and after the sale by New UPC of the Belmarken Notes to the Company, each Holder of Allowed UPC Ordinary Shares A shall receive from New UPC the Ordinary Shares Consideration. The receipt of the Ordinary Shares Consideration by the Holders of the UPC Ordinary Shares A shall constitute a full satisfaction, settlement, release and discharge of the Claims and Equity Interests of each Holder of UPC Ordinary Shares A; provided, however, that, notwithstanding anything to contrary contained herein, any UPC Ordinary Shares A acquired by New UPC through the Plan shall remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

     Class 8 is Impaired and the Holders of the Allowed UPC Ordinary Shares A are entitled to vote to accept or reject the Plan.

     Equity Securities Claims--Class 9

     Class 9 consists of any and all Allowed Claims arising from the rescission of a purchase or sale of an Equity Interest, for damages arising from the purchase or sale of an Equity Interest, or for reimbursement or contribution allowed under Section 502 of the U.S. Bankruptcy Code on account of such Claims. Under the Plan, subject to the Allowance of the Equity Securities Claims, each Holder of an Allowed Equity Securities Claim shall receive, in full satisfaction, settlement, release, extinguishment and discharge of its Claim, a number of shares of New UPC Common Stock equal to such Holder's pro rata portion of the Share Distribution Amount as if such Holder had (a) purchased, on the date its Equity Securities Claim first arose, UPC Ordinary Shares A with a value equal to the amount of such Holder's Allowed Equity Securities Claim and (b) retained such shares as of the Effective Date.

     Class 9 is Impaired and the Holders of the Equity Securities Claims are entitled to vote to accept or reject the Plan.

     Currently, the Company believes that the following Claims are properly classified in Class 9, although there can be no assurance that the U.S. Bankruptcy Court will agree:

     (a) the Claims of the plaintiffs in the Derivative Action (as defined herein) arising out of or in connection with the Registration Statement and the Prospectus, dated February 11, 1999, for the issuance and initial public offering of 40,000,000 shares of the Company's common stock or the class action lawsuit commenced by Judy Rubin, on behalf of herself and all others similarly situated, against the Company, et al. in the United States District Court for the Southern District of New York, Case No. 01 CV 10744 (the "Derivative Action"),

     (b) the Claims of the former shareholders of Cignal Global Communications, Inc. arising out of or in connection with the Cignal Shareholders Agreement dated August 11, 2000 among the former Cignal shareholders, the Company and Priority Telecom N.V. or the lawsuit commenced by the alleged representative of the former Cignal shareholders and by nine
          (9) individual former Cignal shareholders against the Company in the Court of Amsterdam, entitled George H. Billings, Douglas Allen, Matthew Allen, Alvin Allen et al. v. United Pan-Europe Communications NV, Case Number 1317/50048173, Rechtbank te Amsterdam, Tweede Enkelvoudige Kamer Rolnummer 2002/1083, and

     (c) the Claims of InterComm Holdings L.L.C., InterComm France CVOHA, InterComm France II CVOHA and Reflex Participations (collectively, "ICH") arising out of or in connection with the arbitration proceeding commenced by ICH against the Company, Belmarken and UPC France Holding BV in the International Chamber of Commerce, Court of Arbitration, Paris, France.

     However, to the extent that the U.S. Bankruptcy Court does not agree with the Company that the Claims set forth above are subject to subordination under
Section 510(b) of the U.S. Bankruptcy Code, such Claims will instead be treated as Class 5 Claims and, as such, any distributions to the Holders of such Claims will have a dilutive effect (in terms of percentage ownership of New UPC) on the recovery to be received by the other Holders of Claims and Equity Interests who are entitled to receive shares of New UPC Common Stock under the Plan.

     Old Other Equity Interests--Class 10

     Class 10 consists of any and all Allowed rights, options and warrants to acquire UPC Ordinary Shares A, including any such rights, options or warrants held by employees of the Company pursuant to existing equity incentive plans of the Company, outstanding immediately prior to the Effective Date, including, without limitation, those set forth on Annex F to the Restructuring Agreement. Under the Plan, all Holders of Old Other Equity Interests shall not be entitled to, and shall not, receive or retain any property under the Plan on account of such Old Other Equity Interests, and, to the extent permitted under applicable law, such Old Other Equity Interests shall be cancelled on the Effective Date.

     Class 10 is Impaired, and the Holders of Old Other Equity Interests are deemed to have rejected the Plan pursuant to Section 1126(g) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

   Means for Implementation of the Plan

     Continued Corporate Existence

     The Company shall, as the Reorganized Company, continue to exist after the Effective Date in accordance with applicable law of the jurisdiction in which it is organized, under its organizational documents in effect before the Effective Date, except as such documents are amended in connection with the Plan.

     Cancellation of Claims, Equity Interests and Old Other Equity Interests

     As of consummation of the Plan, all Claims against, and Equity Interests in, the Company and, to the extent permitted under applicable law, all Old Other Equity Interests shall be cancelled and all agreements, notes, instruments, depositary shares, depositary receipts, indentures, certificates, guaranties and any other documents evidencing or relating to such Claims, Equity Interests and Old Other Equity Interests shall be cancelled and deemed terminated, as permitted by Section 1123(a)(5)(F) of the U.S. Bankruptcy Code, and the Holders thereof shall have no rights and such notes, instruments, depositary shares, depositary receipts, indentures, certificates, guaranties and other documents shall evidence no rights, except the right to receive the Distributions, if any, to be made to Holders of such Claims, Equity Interests or Old Other Equity Interests under the Plan; provided, however, that, notwithstanding the foregoing or anything else to the contrary contained in the Plan, none of the Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A shall be cancelled pursuant to the Plan and such Claims and Equity Interests shall instead be dealt with as follows:

     o Belmarken Notes: On the Effective Date, but subsequent to the exchange of the Belmarken Notes for shares of New UPC Common Stock pursuant to
          Section 4.6 of the Plan, New UPC will sell the Belmarken Notes to the Company in consideration for a receivable payable by the Company in the aggregate principal amount of the Belmarken Notes (plus accrued but unpaid interest). Subsequently, the Company will satisfy its obligations under such receivable through the issuance to New UPC of shares of UPC Ordinary Shares C with a value equal to the value of the receivable.

     o UPC Notes: Subsequent to the exchange of the UPC Notes for shares of New UPC Common Stock pursuant to Section 4.7 of the Plan, the Company and New UPC shall, conditional upon the occurrence of the Effective Date, replace the UPC Notes with an intercompany note between the Company and New UPC and, thereafter, New UPC shall contribute such intercompany note to the capital of the Company in exchange for UPC Ordinary Shares C in satisfaction of the Company's obligations under such refinanced notes.

     o UPC Preference Shares A: Subsequent to the exchange of the UPC Preference Shares A for shares of New UPC Common Stock pursuant to
          Section 4.8 of the Plan, All UPC Preference Shares A shall be registered in the name of either New UPC or the Company, provided, however, that in the event that the UPC Preference Shares A are not transferred to New UPC under the Plan, the Company shall use reasonable efforts to have the UPC Preference Shares A cancelled.

     o UPC Priority Shares: After the Effective Date, as soon as the Company becomes a wholly-owned subsidiary of New UPC, New UPC and the Reorganized Company shall take such action as is necessary to cause the cancellation of the UPC Priority Shares under Dutch law.

     o UPC Ordinary Shares A: The UPC Ordinary Shares A shall remain outstanding.

     Extraordinary General Meeting

     Because the Dutch Bankruptcy Code does not provide for the Dutch Bankruptcy Case to avoid compliance with otherwise applicable corporate law, in order to facilitate implementation of the Plan, the Company shall hold the Extraordinary General Meeting. The purpose of the Extraordinary General Meeting is to seek approval of the Shareholder Proposals. See "The Extraordinary General Meeting of Shareholders."

     Amendment of Organization Documents

     A substantially final form of the Amended and Restated UPC Articles of Association shall be Filed on or before the Document Filing Date and shall include such provisions as are necessary to satisfy the provisions of the Plan and the U.S. Bankruptcy Code including, among other things, (i) in the event Dutch law allows the issuance of nonvoting stock, prohibit the issuance of nonvoting stock to the extent, and only to the extent, required by Section 1123(a)(6) of the U.S. Bankruptcy Code, and prohibit cooperation in connection with the issuance of depository receipts and (ii) such provisions as are necessary to effect the Shareholder Proposals; provided, however, that the effectiveness of any such amendments shall be subject to the approval thereof at the Extraordinary General Meeting as well as to the occurrence of the Effective Date.

     Similarly, a substantially final form of the Amended and Restated New UPC Certificate of Incorporation and the Amended and Restated New UPC By-Laws shall each be Filed on or before the Document Filing Date and shall each include those terms and conditions as are contemplated to be included in such documents pursuant to the Restructuring Agreement. See "New UPC--Certificate of Incorporation and By-laws."

     Corporate Action

     On the Effective Date, subject to any requirements of Dutch law, the Reorganized Company shall execute and deliver, and is authorized, without any further corporate action, to execute and deliver all agreements, documents and instruments (and all exhibits, schedules and annexes thereto) contemplated by the Plan or the exhibits thereto and take such other action as is necessary or appropriate to effectuate the transactions provided for in the Plan.

     Implementation of the Restructuring Under Dutch Law

     In order to facilitate implementation of the Plan, on the Effective Date, the Company shall consummate, in accordance with and under the provisions of Dutch Law, all transactions contemplated by the Restructuring, including the consummation of the Akkoord and the Dutch Implementing Offer.

     Contribution of Shares of the Company held by UGC

     Simultaneously with, and conditional upon the occurrence of, the Effective Date, UGC shall contribute, or shall cause the other members of the UGC Group to contribute, to New UPC any and all UPC Ordinary Shares A, UPC Preference Shares A and UPC Priority Shares owned by the UGC Group.

     New UPC Common Stock

     No later than the Effective Date, New UPC shall authorize the New UPC Common Stock and shall issue a sufficient number of shares of New UPC Common Stock to implement the Plan. See "New UPC--Description of Shares of New UPC Common Stock."

     Offer Memorandum

     To the extent required by applicable Dutch securities laws and regulations of the A-FM, New UPC and the Company shall, prior to the Effective Date, prepare, and, subject to the approval of UGC and after consultation with the Participating Noteholders, file with the A-FM, and make generally available and mail to the Holders of UPC Ordinary Shares A in bearer form the Offer Memorandum (as defined herein) in respect of the shares of New UPC Common Stock to be issued in connection with the Restructuring pursuant to the Plan. The procedures for exchanging shares of New UPC Common Stock for UPC Ordinary Shares A in bearer form shall be included in the Offer Memorandum. See "The Dutch Implementing Offer."

     Listing of New UPC Common Stock

     New UPC shall use its commercially reasonable efforts to cause the shares of New UPC Common Stock to be issued in the Restructuring to be listed on NASDAQ, but obtaining such listing shall not be a condition to either Confirmation or consummation of the Plan. See "Chapter 11 Case and the Plan of Reorganization--The Plan--Conditions to the Confirmation and Consummation of the Plan."

     Transfers Under Plan

     On the Effective Date, all of the outstanding Belmarken Notes, UPC Notes, General Unsecured Claims, UPC Preference Shares A, UPC Priority Shares, UPC Ordinary Shares A and Equity Securities Claims shall be transferred for shares of New UPC Common Stock, in accordance with Sections 4.6, 4.7, 4.8, 4.9, 4.10 and 4.11 of the Plan, as applicable. The transfers of the Belmarken Notes, the UPC Notes, the General Unsecured Claims, the UPC Preference Shares A, the UPC Priority Shares, the UPC Ordinary Shares A and the Equity Securities Claims for New UPC Common Stock, shall be in full satisfaction, settlement, release and discharge of all Allowed Belmarken Notes Claims, all Allowed UPC Notes Claims, all Allowed UPC Preference Shares A, all Allowed UPC Priority Shares, all Allowed UPC Ordinary Shares A and all Allowed Equity Securities Claims, other than any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A held by New UPC on the Effective Date. In connection with the foregoing, New UPC Common Stock shall be credited to the accounts maintained on behalf of the Holders of the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A at the applicable registered record holder. See "Chapter 11 Case and the Plan of Reorganization--The Plan--Summary of Distributions Under the Plan."

     Operations Between the Confirmation Date and the Effective Date

     The Company shall continue to operate as debtor in possession, subject to the supervision of the U.S. Bankruptcy Court during the period from the Confirmation Date through and until the Effective Date.

     Revesting of Assets

     Except as otherwise expressly provided in the Plan, pursuant to Sections 1123(a)(5), 1123(b)(3) and 1141(b) of the U.S. Bankruptcy Code, all Property comprising the Estate, including, but not limited to, all Causes of Action shall automatically be retained and revest in the Reorganized Company or its successors or assigns, free and clear of all Claims, Liens, contractually-imposed restrictions, charges, encumbrances and interests of Creditors and Equity Interest Holders on the Effective Date, with all such Claims, Liens, contractually-imposed restrictions, charges, encumbrances and interests being extinguished except as otherwise provided in the Plan. As of the Effective Date, the Reorganized Company may operate its business and use, acquire and dispose of Property and settle and compromise Claims, Equity Interests or Old Other Equity Interests without supervision of the U.S. Bankruptcy Court free of any restrictions of the U.S. Bankruptcy Code or the U.S. Bankruptcy Rules, other than those restrictions expressly imposed by the Plan, the Akkoord, and the Confirmation Order. Without limiting the foregoing, the Reorganized Company may pay the charges it incurs for professional fees, disbursements, expenses, or related support services incurred after the Effective Date without any application to the U.S. Bankruptcy Court.

     Approval of Agreements

     The solicitation of votes on the Plan shall be deemed a solicitation of the Company's voting shareholders for the approval of all other agreements and transactions contemplated by the Plan. Confirmation shall constitute approval of such agreements and transactions and the Confirmation Order shall so provide.

     Incentive Plan

     On the Effective Date, New UPC shall adopt the Incentive Plan.

     Stockholders Agreement

     On or prior to the Effective Date, UGC, New UPC, the Participating Noteholders and any other Holder of an Allowed Class 5 Claim who agrees to become a party thereto shall enter into the Stockholders Agreement. See "New UPC--The Stockholders Agreement."

     New UPC Equity Purchase Rights

     On the Effective Date, New UPC shall provide each holder of a Class 4 Claim or Class 5 Claim with the New UPC Equity Purchase Rights. See "New UPC Equity Subscription."

     UGC Subscription Commitment

     Subject to confirmation of the Plan and the ratified Akkoord becoming final and conclusive (in kracht van gewijsde gaan), on the Effective Date, in accordance with the Restructuring Agreement, New UPC shall sell to UGC on the terms set forth in the Restructuring Agreement and at the Implied Purchase Price, an amount of shares of New UPC Common Stock with an aggregate value equal to the Maximum Subscription Amount less the number of shares of New UPC Common Stock purchased by Holders of Class 4 Claims and Class 5 Claims pursuant to the New UPC Equity Purchase Rights. See "New UPC Equity Subscription."

     Treatment of UPC Owned UPC Notes

     All of the UPC Notes owned by the Company as a result of the settlement and termination of (i) the swaps transactions documented by the ISDA Master Agreement, dated as of April 29, 1998, between The Toronto-Dominion Bank, London Branch and the Company, and the related schedules, annexes and confirmations, as the same shall have been amended from time to time on the terms contemplated therein and (ii) the swaps transactions documented by the ISDA Master Agreement, dated as of May 4, 2000, between The Chase Manhattan Bank and the Company, and the related schedules, annexes and confirmations, as the same shall have been amended from time to time on the terms contemplated therein, in each case, which are set forth on Annex C to the Restructuring Agreement, shall be deemed to be cancelled on or before the Effective Date and the Company shall not be entitled to receive any consideration under the Plan on account thereof. The UPC Notes owned by the Company shall not be included in any calculation of the distributions to be made to Holders of Allowed UPC Notes Claims under the Plan.

     Rights of Action

     Except as otherwise provided in the Plan, all Causes of Action, other than Avoidance Actions, shall automatically be retained and preserved and will revest in the Reorganized Company or its successors or assigns. Pursuant to Section 1123(b)(3) of the U.S. Bankruptcy Code, the Reorganized Company (as a representative of the Estate) or its successors or assigns shall retain and have the exclusive right to enforce and prosecute such Causes of Action against any Person, that arose before the Effective Date, other than those expressly released or compromised as part of or pursuant to the Plan.

   Operation and Management of the Reorganized Company

     Post-Effective Date Operations of Business

     From and after the Effective Date, the Reorganized Company will continue to exist and engage in business, in accordance with the applicable law in the jurisdiction in which it is incorporated and pursuant to its organizational documents as amended pursuant to this Plan.

     Post-Effective Date Directors and Officers of the Company and New UPC

     From and after the Effective Date, the corporate governance of the Company shall be modified as set forth in the Amended and Restated UPC Articles of Association to ensure that the decisions taken by the board of directors of New UPC, subject to the Amended and Restated New UPC Certificate of Incorporation and the Amended and Restated New UPC By-Laws, will be implemented by the Company. The members of the Board of Management of the Company as of the Effective Date shall be those individuals set forth on the Board of Management Schedule. Upon delisting of the UPC Ordinary Shares A from Euronext, there will be no Supervisory Board for the Company. The officers and directors of New UPC as of the Effective Date shall be those individuals set forth on the New UPC Management Schedule. See "The Company--Management of the Company After the Restructuring."

   Provisions Governing Distributions Under the Plan

     General

     The Company, through the Disbursing Agent, shall make all Distributions required by the Plan. Furthermore, the Company, New UPC and the Disbursing Agent are authorized to make distributions required in connection with ratification of the Akkoord or consummation of the Restructuring. In particular, on the Initial

Distribution Date, the Disbursing Agent shall make a Distribution of New UPC Common Stock and Cash, as applicable, to the Holders of Allowed Claims and Allowed Equity Interests in accordance with Article IV of the Plan. Thereafter, Distributions may be made from time to time in the reasonable discretion of the Disbursing Agent. Notwithstanding any other provision in the Plan, no Distributions shall be made to a Holder of a Claim or Equity Interest unless and until such Claim or Equity Interest is an Allowed Claim or an Allowed Equity Interest, respectively.

     Delivery of Distributions

     Subject to U.S. Bankruptcy Rule 9010, Distributions to Holders of Allowed Claims or Allowed Equity Interests shall be made by the Disbursing Agent (a) at the last known addresses of such Holders, (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent, (c) in the case of Holders of Allowed UPC Notes Claims, at the addresses contained in the official records of the Indenture Trustee or (d) at the addresses set forth in any properly completed letters of transmittal accompanying Certificates properly remitted to, or book-entry transfers made to the Book-Entry Account of, the Disbursing Agent. If any Holder's Distribution is returned as undeliverable, no further Distributions to such Holder shall be made unless and until the Disbursing Agent is notified of such Holder's then current address, at which time all missed Distributions shall be made to such Holder without interest and without any dividends that would have been payable on any equity securities to be distributed. All Distributions pursuant to the Plan shall be at the Reorganized Company's expense. Nothing contained in the Plan shall require the Reorganized Company or the Disbursing Agent or New UPC to attempt to locate any Holder of an Allowed Claim or Allowed Equity Interest other than by reviewing the records of the Reorganized Company. Notwithstanding anything to the contrary contained in the Plan, the Reorganized Company and New UPC shall be entitled to implement additional, supplemental or modified distribution procedures, upon terms approved by the U.S. Bankruptcy Court after at least ten (10) days notice to UGC and the Participating Noteholders.

     Disbursing Agent

     The Disbursing Agent shall fulfill the obligations under the Plan with respect to the Distributions of Property to the Holders of Allowed Claims and Allowed Equity Interests, including, without limitation, holding all reserves and accounts pursuant to the Plan. The identity of the initial Disbursing Agent shall be disclosed by the Company prior to the Confirmation Hearing and shall be approved by the U.S. Bankruptcy Court pursuant to the Confirmation Order. The terms of employment of the Disbursing Agent shall be submitted to the U.S. Bankruptcy Court for approval at the Confirmation Hearing. In the event of the resignation of the Disbursing Agent, a replacement shall be appointed by the Reorganized Company and New UPC, without the need for further U.S. Bankruptcy Court approval.

     Distribution Notification Date

     As of the close of business on the Distribution Notification Date, all transfer ledgers, transfer books, registers and any other records maintained by the designated transfer agents with respect to ownership of the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A will be closed and, for purposes of the Plan, there shall be no further changes in the record holders of the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares or the UPC Ordinary Shares
A. The Disbursing Agent shall have no obligation to recognize the transfer of any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A occurring after the Distribution Notification Date, and will be entitled for all purposes to recognize and deal only with those Holders of Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A as of the close of business on the Distribution Notification Date, as reflected on such ledgers, books, registers or records.

     Distributions to Holders of Allowed Claims and Allowed Equity Interests

     Except for Distributions to Holders of Allowed Belmarken Notes Claims, Allowed UPC Notes Claims, Allowed UPC Preference Shares A, Allowed UPC Priority Shares and Allowed UPC Ordinary Shares A, which will be made in accordance with
Section 6.5(b) of the Plan, on the Effective Date, the Reorganized Company or New UPC, as applicable, shall deliver to the Disbursing Agent sufficient Cash and shares of New UPC Common Stock to make the Distributions to be made on the Effective Date to the Holders of Allowed Claims. Payments of Cash to be made pursuant to the Plan will be available from funds held by the Reorganized Company as of the Effective Date.

     Promptly after the later of (i) the Effective Date or (ii) the date of Allowance of such Claims or Equity Interests, the Reorganized Company shall cause the Disbursing Agent to mail to the Holders of Allowed Belmarken Notes Claims, Allowed UPC Notes Claims, Allowed UPC Preference Shares A, Allowed UPC Priority Shares and Allowed UPC Ordinary Shares A appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Belmarken Notes and the UPC Notes theretofore evidencing the Allowed Class 4 Claims and certain of the Allowed Class 5 Claims, respectively, or any Certificates theretofore representing UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A shall pass, only upon (i) proper physical delivery of Certificates representing such Belmarken Notes and UPC Preference Shares A to the Disbursing Agent, (ii) proper delivery of such UPC Notes or UPC Ordinary Shares A held in bearer form through a book-entry transfer into a Book-Entry Account at the Book-Entry Transfer Facility for the UPC Notes or UPC Ordinary Shares A held in bearer form in accordance with the Book-Entry Transfer Facility's procedures for transfer and (iii) proper entries being made with respect to such UPC Priority Shares or UPC Ordinary Shares A held in registered form to the register of the Company, maintained by the Company's Board of Management, containing the names and addresses of the Holders of the UPC Priority Shares and the UPC Ordinary Shares A held in registered form). The Disbursing Agent may establish reasonable and customary rules and procedures in connection with its duties. No distribution of New UPC Common Stock under the Plan shall be made to Holders of Allowed Belmarken Notes Claims, Allowed UPC Notes Claims, Allowed UPC Preference Shares A, Allowed UPC Priority Shares or Allowed UPC Ordinary Shares A until one of the following occurs: (i) the Holder thereof (A) surrenders any Certificate(s) representing such Allowed Claim or Allowed Equity Interest, as the case may be, to the Disbursing Agent or (B) executes and delivers an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Company; (ii) there is a transfer of such Allowed Claim or Allowed Equity Interest, as the case may be, in book-entry form to the Book-Entry Account; or (iii) there is an entry made with respect to such Allowed Claim or Allowed Equity Interest, as the case may be, in the register of the Company, maintained by the Company's Board of Management, containing the names and addresses of the Holders thereof; provided, however, that any Holder of an Allowed Claim or Allowed Equity Interest to which clause (i) above applies that fails to (y) surrender its Certificate(s) or (z) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Company before the later to occur of (I) six (6) months after the Effective Date and (II) six (6) months following the date such Holder's Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, as applicable, shall be deemed to have forfeited all of its rights against, Claims against and/or Equity Interests in the Company, may not participate in any distribution under the Plan and shall be forever barred from asserting any such rights against the Reorganized Company, New UPC or their respective property.

     Disputed Distributions

     If any dispute arises as to the identity of any Holder of an Allowed Claim or Allowed Equity Interest who is to receive a Distribution, the Disbursing Agent shall, in lieu of making such Distribution to such Holder, delay such Distribution until the disposition thereof shall be determined by Final Order of the U.S. Bankruptcy Court or by written agreement among the interested parties to such dispute.

     Distributions of Cash

     Any Cash payment to be made pursuant to the Plan may be made by Cash, draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law at the option of the Reorganized Company.

     Failure to Negotiate Checks

     Checks issued in respect of Distributions under the Plan shall be null and void if not negotiated within sixty (60) days after the date of issuance. Any amounts returned to the Reorganized Company in respect of such non-negotiated checks shall be held by the Reorganized Company, as appropriate. Requests for reissuance of any such check shall be made directly to the Reorganized Company by the Holder of the Allowed Claim with respect to which such check originally was issued. All amounts represented by any voided check will be held until the later to occur of (i) nine (9) months after the Effective Date and (ii) nine (9) months after such voided check was issued, and all requests for reissuance by the Holder of the Allowed Claim in respect of a voided check are required to be made prior to such date. Thereafter, all such amounts shall be deemed to be Unclaimed Property, in accordance with Section 6.9 of the Plan, and all Claims in respect of void checks and the underlying Distributions shall be forever barred, estopped and enjoined from assertion in any manner against the Company or its Property or the Reorganized Company or its Property.

     Unclaimed Distributions

     Any Cash that becomes Unclaimed Property shall revest in the Reorganized Company and shall no longer be subject to Distribution to Creditors or Equity Interest Holders. Any New UPC Common Stock that becomes Unclaimed Property shall be canceled and shall no longer be subject to Distribution to Creditors or Equity Interest Holders. All full or partial payments made by the Disbursing Agent or the Company and received by the Holder of a Claim or Equity Interest prior to the Effective Date will be deemed to be payments under the Plan for purposes of satisfying the obligations of the Company pursuant to the Plan. Pursuant to Section 1143 of the U.S. Bankruptcy Code, all Claims in respect of Unclaimed Property shall be deemed Disallowed and the Holder of any Claim or Equity Interest Disallowed in accordance with this Section 6.9 will be forever barred, expunged, estopped and enjoined from asserting such Claim or Equity Interest in any manner against the Company or its Property or the Reorganized Company or its Property.

     Limitation on Distribution Rights

     If a claimant holds more than one Claim in any one Class, all Claims of the claimant in that Class may be aggregated into one Claim and one distribution may be made with respect to the aggregated Claim.

     Fractional Euros and Shares

     Notwithstanding any other provision of the Plan, Cash distributions of fractions of Euros will not be made; rather, whenever any payment of a fraction of a Euro would be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole Euro (up or down), with half-Euros being rounded down. To the extent that Cash remains undistributed as a result of the rounding of such fraction, such Cash shall be treated as Unclaimed Property pursuant to Section 6.9 of the Plan.

     No fractional shares of New UPC Common Stock shall be issued or distributed under the Plan. Each person entitled to receive New UPC Common Stock shall receive the total number of whole shares of New UPC Common Stock to which such Person is entitled. Whenever any Distribution to a particular Person would otherwise call for Distribution of a fraction of a share of New UPC Common Stock, the actual Distribution of such shares shall be rounded to the next higher or lower whole number as follows: (A) fractions one-half (1/2) or greater shall be rounded to the next higher whole number and (B) fractions of less than one-half (1/2) shall be rounded to the next lower whole number. The total number of shares of New UPC Common Stock to be distributed to a Class of Claims or Equity Interests shall be adjusted as necessary to account for the rounding provided for in this Section 6.12. No consideration shall be provided in lieu of fractional shares that are rounded down.

     Compliance with Tax Requirements

     In connection with each Distribution with respect to which the filing of an information return (such as an Internal Revenue Service Form 1099 or 1042) or withholding is required, the Reorganized Company shall file such information return with the Internal Revenue Service and provide any required statements in connection therewith to the recipients of such Distribution or effect any such withholding and deposit all moneys so withheld as required by law. With respect to any Person from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Reorganized Company within thirty (30) days from the date of such request, the Reorganized Company may, at its option, withhold the amount required from the Property to be distributed and distribute the balance to such Person or decline to make such Distribution until the information is received.

     Documentation Necessary to Release Lien

     Each Creditor which is to receive a Distribution under the Plan in full satisfaction of a Miscellaneous Secured Claim shall not receive such Distribution until such Creditor (a) executes and delivers any documents necessary to release all Liens arising under any applicable security agreement or non-bankruptcy law (in recordable form if appropriate) in connection with such Miscellaneous Secured Claim and such other documents as the Company or the Reorganized Company, as applicable, may reasonably request or (b) otherwise turns over and releases any and all property of the Company that secures or purportedly secures such Claim. Any such Holder that fails to execute and deliver such release of liens within 120 days of the Effective Date shall be deemed to have no further Claim against the Company, the Reorganized Company or their assets or property in respect of such Claim and shall not participate in any Distribution hereunder on account of such Claim. Notwithstanding the immediately preceding sentence, any such Holder of a Disputed Claim shall not be required to execute and deliver such release until such time as the Claim is Allowed or Disallowed.

     Distributions by Indenture Trustee

     Notwithstanding any other provision of the Plan, any Distributions on account of Allowed Claims arising under the Indentures or otherwise administered by the Indenture Trustee shall be made by the Disbursing Agent to the Indenture Trustee, which, in turn, shall make any such Distributions to the Holders of such Allowed Claims under the Plan. Except as expressly provided in the Plan, Distributions made by any Indenture Trustee shall be subject to the requirements set forth in the applicable Indenture, and any Indenture Trustee acting in good faith pursuant to the Plan shall be entitled to the same indemnification the Disbursing Agent receives from the Company or the Reorganized Company, as the case may be.

     Setoffs

     The Company or the Reorganized Company, as applicable, may, but shall not be required to, set off against any Claims and the payments or distributions to be made pursuant to the Plan in respect of such Claims, any and all debts, liabilities and claims of every type and nature whatsoever which the Estate, the Company or the Reorganized Company may have against the Holders of such Claims; provided, however, that neither the failure to do so nor the allowance of any such Claims, whether pursuant to the Plan or otherwise, shall constitute a waiver or release by the Company or the Reorganized Company of any such claims the Company or the Reorganized Company may have against such Creditors, and all such claims shall be reserved to and retained by the Reorganized Company.

   Treatment of Executory Contracts and Unexpired Leases; Indemnification Obligations; Benefit Programs

     General

     On the Effective Date, all of the executory contracts and unexpired leases that exist between the Company and any Person which (a) have not expired or terminated pursuant to their own terms, (b) have not previously been assumed, assumed and assigned, or rejected pursuant to an order of the U.S. Bankruptcy Court on or prior to the Confirmation Date or (c) are not the subject of pending motions to assume, assume and assign, or reject as of the Confirmation Date, will be (i) deemed assumed if listed on the Schedule of Assumed Contracts or
(ii) deemed rejected if listed on the Schedule of Rejected Contracts; provided, however, that any executory contracts or unexpired leases which are omitted from both the Schedule of Assumed Contracts and the Schedule of Rejected Contracts are assumed as of the Effective Date, all in accordance with the provisions and requirements of Section 365 of the U.S. Bankruptcy Code; provided, however, that the Company shall have the right, at any time prior to the Confirmation Date, to amend the Schedule of Assumed Contracts and the Schedule of Rejected Contracts upon notice to the counterparty to a contract or lease (i) to delete any executory contract or unexpired lease listed therein or (ii) to add any executory contract or unexpired lease thereto.

     The Confirmation Order (except as otherwise provided therein) shall constitute an order of the U.S. Bankruptcy Court pursuant to Section 365 of the U.S. Bankruptcy Code, effective as of the Effective Date, approving such assumptions and rejections, as applicable. Each contract and lease assumed or rejected, as the case may be, pursuant to Section 7.1 of the Plan shall be assumed or rejected, as the case may be, only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Assumption or rejection, as the case may be, of a contract or lease pursuant to
Section 7.1 of the Plan shall not constitute an admission by the Company or the Reorganized Company that such contract or lease is an executory contract or unexpired lease or that the Company or the Reorganized Company has any liability thereunder. All executory contracts and unexpired leases that are assumed will be assumed under their present terms or upon such terms as are agreed to between the Company and the other party to the executory contract or unexpired lease. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include: (y) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (z) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the U.S. Bankruptcy Court.

     Cure of Defaults for Assumed Contracts and Leases

     All undisputed cure and any other monetary default payments required by
Section 365(b)(1) of the U.S. Bankruptcy Code under any executory contract and unexpired lease to be assumed pursuant to the Plan which is in default shall be satisfied by the Reorganized Company (to the extent such obligations are enforceable under the U.S. Bankruptcy Code and applicable non-bankruptcy law), pursuant to Section 365(b)(1) of the U.S. Bankruptcy Code, at the option of the Reorganized Company: (A) by payment of such undisputed cure amount, without interest, in Cash within sixty (60) days following the Effective Date; (B) such other amount as ordered by the U.S. Bankruptcy Court; or (C) on such other terms as may be agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute, payment of the amount otherwise payable hereunder shall be made without interest, in Cash (i) on or before the later of sixty (60) days following the Effective Date or thirty (30) days following entry of a Final Order liquidating and allowing any disputed amount or (ii) on such other terms as may be agreed to by the parties to such executory contract or unexpired lease.

     Resolution of Objections to Assumption of Executory Contracts and Unexpired Leases; Cure Payments

     Any party objecting to the Company's proposed assumption of an executory contract or unexpired lease or the ability of the Reorganized Company to provide "adequate assurance of future performance" (within the meaning of Section 365 of the U.S. Bankruptcy Code) under the contract or lease to be assumed shall File and serve on counsel for the Company a written objection to the assumption of such contract or lease within thirty (30) days after the service of the notice of Confirmation. Failure to File an objection within the time period set forth above shall constitute consent to the assumption and revestment of such contract or lease, including an acknowledgment that the proposed assumption provides adequate assurance of future performance. To the extent that any objections to the assumption of a contract or lease are timely Filed and served and such objections are not resolved between the Company and the objecting parties, the U.S. Bankruptcy Court shall resolve such disputes at a hearing to be held on a date to be determined by the U.S. Bankruptcy Court.

     If the counterparty to a contract or lease assumed by the Company believes that, as of the Confirmation Date, a cure payment is due and owing under such contract or lease, such counterparty shall File and serve on counsel for the Company a notification setting forth the amount of the cure payment which such party believes is due and owing, which notification shall be Filed and served no later than thirty (30) days after the service of the notice of Confirmation. Failure to File such a notification within the time period set forth above shall constitute an acknowledgment that no cure payment is due and owing in connection with the assumption of such contract or lease and an acknowledgment that no other defaults exist under said contract or lease. To the extent that any such notifications are timely Filed and served and are not resolved between the Company and the applicable counterparty, the U.S. Bankruptcy Court shall resolve such disputes at a hearing to be held on a date to be determined by the U.S. Bankruptcy Court. The resolution of such disputes shall not affect the Company's assumption of the contracts or leases that are subject of such a dispute, but rather shall affect only the "cure" amount the Company must pay in order to assume such contract or lease. Notwithstanding the immediately preceding sentence, if the Company in its discretion determines that the amount asserted to be the necessary "cure" amount would, if ordered by the U.S. Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Company may elect to (i) reject the contract or lease pursuant to Section 7.1 of the Plan or (ii) request an expedited hearing on the resolution of the "cure" dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to reject the contract or lease pursuant to Section 7.1 of the Plan pending the outcome of such dispute.



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

     Claims for Rejection Damages

     Objections to the amounts listed on the Schedule of Rejected Contracts for damages allegedly arising from the rejection pursuant to the Plan or the Confirmation Order of any executory contract or any unexpired lease shall be Filed with the U.S. Bankruptcy Court and served on counsel for the Company not later than thirty (30) days after the service of the earlier of (A) notice of Confirmation or (B) other notice that the executory contract or unexpired lease has been rejected. Any Holder of a Claim arising from the rejection of any executory contract or any unexpired lease that fails to File such Objection on or before the dates specified in this paragraph shall be forever barred, estopped and enjoined from asserting any Claims in any manner against the Company or its Property or the Reorganized Company or its Property for any amounts in excess of the amount scheduled by the Company on the Schedule of Rejected Contracts for such contract or lease and the Company and the Reorganized Company shall be forever discharged from all indebtedness or liability with respect to such Claims for such excess amounts and such Holders shall be bound by the terms of the Plan.

     Treatment of Rejection Claims

     The U.S. Bankruptcy Court shall determine any Objections Filed in accordance with Section 7.4 of the Plan at a hearing to be held on a date to be determined by the U.S. Bankruptcy Court. Subject to any statutory limitation, including, but not limited to the limitations contained in Sections 502(b)(6) and 502(b)(7) of the U.S. Bankruptcy Code, any Claims arising out of the rejection of executory contracts and unexpired leases shall, pursuant to Section 502(g) of the U.S. Bankruptcy Code, be treated as Class 5 Claims in accordance with Section 4.7 of the Plan.

     Executory Contracts and Unexpired Leases Entered Into and Other Obligations Incurred After the Petition Date

     On the Effective Date, all contracts, leases, and other agreements entered into by the Company on or after the Petition Date, which agreements have not been terminated in accordance with their terms or been rejected on or before the Confirmation Date, shall revest in and remain in full force and effect as against the Reorganized Company and the other parties to such contracts, leases and other agreements.

     Indemnification Obligations

     To the extent not inconsistent with the Plan, any obligations of the Company or the Reorganized Company, pursuant to their respective organizational documents, applicable non-bankruptcy law or a specific agreement, to indemnify a Person with respect to all present and future actions, suits and proceedings against the Company, the Reorganized Company or such indemnified Person, based upon any act or omission related to service with, or for or on behalf of, the Company, the Reorganized Company shall survive Confirmation and shall not be impaired by Confirmation, except to the extent any such obligation has been released, discharged or modified pursuant to the Plan. Such indemnification obligations shall be performed and honored by the Reorganized Company, as applicable.

     Benefit Programs

     Notwithstanding anything to the contrary contained in the Plan, nothing in the Plan shall adversely affect the payment of any "retiree benefits" (as such term is defined in Section 1114(a) of the U.S. Bankruptcy Code) to the extent required by Section 1129(a)(13) of the U.S. Bankruptcy Code.

   Resolution of Disputed Claims

     Preservation of Rights

     Except as to applications for allowance of compensation and reimbursement of expenses under Sections 330 and 503 of the U.S. Bankruptcy Code, the Reorganized Company shall have the exclusive right to make and file objections to Administrative Claims, other Claims, Equity Interests and Old Other Equity Interests, subsequent to the Confirmation Date. Except to the extent that any Claim, Equity Interest or Old Other Equity Interest is Allowed in the Plan, nothing, including the failure of the Company or the Reorganized Company to object to a Claim, Equity Interest or Old Other Equity Interest for any reason during the pendency of the Chapter 11 Case, shall affect, prejudice, diminish or impair the rights and legal and equitable defenses of the Company or the Reorganized

Company with respect to any Claim, Equity Interest or Old Other Equity Interest, including, but not limited to, all rights of the Company or Reorganized Company
(i) to contest or defend themselves against such Claims, Equity Interests or Old Other Equity Interests in any lawful manner or forum when and if such Claim, Equity Interest or Old Other Equity Interest is sought to be enforced by the Holder thereof or (ii) in respect of legal and equitable defenses to setoffs or recoupments against Claims, Equity Interests or Old Other Equity Interests. The distributions provided for in Article IV of the Plan shall at all times be subject to Section 8.1 of the Plan and to Section 502(d) of the U.S. Bankruptcy Code.

     Objections to and Resolution of Claims, Administrative Claims, Equity Interests and Old Other Equity Interests

     Unless otherwise ordered by the U.S. Bankruptcy Court, the Reorganized Company shall file all objections to Claims (including Administrative Claims) that are the subject of proofs of claim or requests for payment filed with the U.S. Bankruptcy Court (other than applications for allowance of compensation and reimbursement of expenses under Sections 330 and 503 of the U.S. Bankruptcy
Code) Equity Interests or Old Other Equity Interests and serve such objections upon the Holder as to which the objection is made as soon as is practicable, but, with respect to Claims (other than Administrative Claims) Equity Interests and Old Other Equity Interests, in no event later than one hundred and eighty
(180) days after the Effective Date, or, in either case, such later date as may be approved by the U.S. Bankruptcy Court upon request made before or after expiration of such applicable objection period. All objections shall be litigated to Final Order; provided, however, that the Reorganized Company shall have the authority to compromise, settle, otherwise resolve or withdraw any objections without any requirement of approval by the U.S. Bankruptcy Court.

     Estimation of Claims

     The Company or the Reorganized Company, as applicable, may, at any time, request that the U.S. Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the U.S. Bankruptcy Code regardless of whether or not the Company or the Reorganized Company has previously objected to such Claim or the U.S. Bankruptcy Court has previously ruled on any such objection. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the U.S. Bankruptcy Court; provided, however, that commencing on the Effective Date the Reorganized Company may compromise, settle or resolve any such Claims without further approval of the U.S. Bankruptcy Court.

     Distributions Withheld for Disputed Unsecured Claims and Equity Interests

     Notwithstanding any other provision of the Plan, no payments or Distributions shall be made with respect to all or any portion of a Disputed Claim or Disputed Equity Interest unless and until some portion thereof has become an Allowed Claim or Allowed Equity Interest, respectively.

     On each applicable Distribution Date, the Disbursing Agent shall reserve for the benefit of Holders of Disputed Claims and Disputed Equity Interests (the "Reserve") the distributions to which the Holders of Disputed Claims and Disputed Equity Interests as of such Distribution Date would be entitled under the Plan if such Disputed Claims and Disputed Equity Interests were Allowed Claims and Allowed Equity Interests in the amounts of their Disputed Claims and Disputed Equity Interests, respectively, as if the Holders thereof had received such distributions on the Initial Distribution Date. Such amounts shall be determined by reference to the aggregate Face Amount of all Disputed Claims or Disputed Equity Interests as of such date. The Disbursing Agent shall maintain a register of all Disputed Claims and Disputed Equity Interests, the amounts upon which to base reserves for such Disputed Claims and Disputed Equity Interests pursuant to the preceding sentence and, where the property to be reserved is New UPC Common Stock, the number of shares of New UPC Common Stock to which the Holders of the Disputed Claims and Disputed Equity Interests would be entitled if such Disputed Claims and Disputed Equity Interests were Allowed Claims and Allowed Equity Interests, as applicable.

     The Holder of a Disputed Claim or Disputed Equity Interest that becomes an Allowed Claim or Allowed Equity Interest subsequent to the Initial Distribution Date shall receive Distributions of the applicable New UPC Common Stock or Cash previously reserved on account of such Claim or Equity Interest in the Reserve as soon as reasonably practicable following the allowance of any such Claim or Equity Interest; provided, however, that neither the Company, the Reorganized Company, New UPC or the Disbursing Agent shall be required to make a

Distribution if the aggregate Distribution would not exceed (euro)500,000 or 10,000 shares of New UPC Common Stock, as applicable. Such Distributions shall be made in accordance with the Plan based upon the Distributions that would have been made to such holder under the Plan if the Disputed Claim or Disputed Equity Interest had been an Allowed Claim or Allowed Equity Interest, respectively, on or prior to the Effective Date.

     Upon any Disputed Claim or Disputed Equity Interest becoming a Disallowed Claim or Disallowed Equity Interest, respectively, in whole or in part, the Property, if any, reserved for the payment of or Distribution on the Disallowed portion of such Disputed Claim or Disputed Equity Interest (i) if in the form of Cash, shall revest in the Reorganized Company and no longer be subject to Distribution to Creditors or Equity Interest Holders and (ii) if in the form of New UPC Common Stock, shall either (A) be cancelled or (B) be returned to New UPC to be held as treasury shares and no longer be subject to Distribution to Holders of Claims or Equity Interests.

     Dutch Bankruptcy Case

     Nothing in the Plan shall impair the rights of the Company or the Administrator to contest any claim filed or otherwise asserted against the Company in the Dutch Bankruptcy Case.

   Conditions to Confirmation and Consummation of the Plan

     Conditions Precedent to Confirmation

     Confirmation is subject to the following conditions precedent:

     o The Confirmation Order shall be in form and substance reasonably acceptable to the Company, New UPC, UGC and the Participating Noteholders; provided that none of UGC, New UPC or the Participating Noteholders may request that the Confirmation Order contain a provision that is inconsistent with any of the provisions of the Restructuring Agreement.

     o the Offer Memorandum, which is comprised of the Disclosure Statement and an offer memorandum supplement, has been submitted to the A-FM prior to the commencement of the Dutch Implementing Offer and generally made available to the Holders of the UPC Ordinary Shares A outside the United States to effectuate the Restructuring; and

     o on or before the deadline for voting to accept or reject the Plan, the Company shall have obtained the Dutch Tax Ruling.

     Conditions Precedent to Consummation

     The Plan shall be consummated and the Effective Date shall occur if and only if the following conditions shall have occurred or shall have been duly waived (if waivable) pursuant to Section 11.3 of the Plan:

     o the Confirmation Order shall not have been vacated, reversed, stayed, modified, amended, enjoined or restrained by order of a court of competent jurisdiction and shall have become a Final Order;

     o the Akkoord shall have been adopted by the requisite majority of Ordinary Creditors and subsequently ratified by the Dutch Bankruptcy Court, all conditions to the effectiveness of the Akkoord shall have been satisfied or duly waived to the extent permitted therein, and the Dutch Bankruptcy Court's adoption and ratification of the Akkoord shall have become final and binding and no longer subject to appeal;

     o the UPC Voting Securities and Belmarken Notes held by the UGC Group shall have been contributed to the capital of New UPC;

     o the Company's shareholders shall have duly authorized the Shareholder Proposals at the Extraordinary General Meeting;

     o New UPC shall have issued sufficient shares of New UPC Common Stock to effect the Restructuring in accordance with the Plan;

     o New UPC shall have sold the Belmarken Notes to the capital of the Company;

     o all UPC Preference Shares A shall have been registered in the name of either New UPC or the Company after giving effect to the consummation of the Restructuring or, in the event that the UPC Preference
          Shares A are not transferred to New UPC under the Plan, shall have been cancelled in accordance with Section 9.2(c) of the Plan, provided, however, that this condition shall be deemed satisfied unless, on or before the date that is ten (10) days prior to the date of the hearing to ratify the Akkoord, UGC or a Majority-in-Interest of the Participating Noteholders shall serve written notice on the other that such condition has not been satisfied;

     o UGC and the Holders of Class 4 Claims and Class 5 Claims, as applicable, shall have purchased shares of New UPC Common Stock in an amount equal to the Maximum Subscription Amount pursuant to the New UPC Equity Subscription;

     o    the Incentive Plan shall have been adopted by New UPC;

     o all documents and agreements required to be executed or delivered under the Plan, the Akkoord or the Restructuring Agreement on or prior to the Effective Date, including, without limitation, the Stockholders Agreement, shall have been executed and delivered by the parties thereto;

     o the U.S. Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) authorizing and directing the Company and the Reorganized Company to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, indentures and other agreements or documents created, amended, supplemented, modified or adopted in connection with the Plan;

     o the Amended and Restated UPC Articles of Association, the Amended and Restated New UPC Certificate of Incorporation and the Amended and Restated New UPC By-Laws shall have been filed with the applicable authority of each entity's jurisdiction of incorporation or organization in accordance with such jurisdiction's applicable law;

     o all applicable U.S. and Dutch Laws and regulations, if any, in connection with the effectiveness of the Plan or the Akkoord shall have been complied with;

     o all authorizations, consents and regulatory approvals required, if any, in connection with the effectiveness of the Plan or the Akkoord shall have been obtained; and

     o no order of a court shall have been entered and shall remain in effect restraining the Company from consummating the Plan.

     Waiver of Conditions to Consummation

     The conditions to consummation in Section 11.2 of the Plan may be waived at any time by a writing signed by an authorized representative of the Company, New UPC and the Participating Noteholders, without notice or order of the U.S. Bankruptcy Court or any further action other than proceeding to consummation of the Plan.

   Legal Effect of Confirmation of the Plan

     Discharge

     To the fullest extent permitted by applicable law (including, without limitation, Section 105 of the U.S. Bankruptcy Code), and except as otherwise provided in the Plan or in the Confirmation Order: (A) all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims of any nature whatsoever against, Equity Interests in, or Old Other Equity Interests in, the Company, the Reorganized Company, the Estate or any of their assets or properties and, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, Equity Interests or Old Other Equity Interests, upon the Effective Date, except as otherwise set forth in the Plan, (i) the Company shall be deemed discharged and released under Section 1141(d)(1)(A) of the U.S. Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, debts (as such term is defined in Section 101(12) of the U.S. Bankruptcy Code), Liens, security interests, and encumbrances of and against all Property of the Estate, the Company and its Affiliates, that arose before the Confirmation Date, including without limitation, all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the U.S. Bankruptcy Code, whether or not (a) such Claim has been Allowed pursuant to Section 502 of the U.S. Bankruptcy Code, or (b) the Holder of such Claim has voted to accept the Plan and (ii) all interests of the Holders of Equity Interests and, to the extent permitted under applicable law, Old Other Equity Interests shall be terminated; and (B) as of the Confirmation Date, (x) all Persons, including, without limitation, all Holders of Claims, Equity Interests or Old Other Equity Interests, shall be barred and enjoined from asserting against the Company or the Reorganized Company, their successors or their property any other or further Claims, debts, rights, Causes of Action, liabilities or Equity Interests relating to the Company based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Company and termination of all Equity Interests and, to the extent permitted under applicable law, Old Other Equity Interests, pursuant to Sections 524 and 1141 of the U.S. Bankruptcy Code, and such discharge and termination shall void any judgment obtained against the Company at any time, to the extent that such judgment relates to a discharged Claim or terminated Equity Interest or Old Other Equity Interest. In particular, Confirmation shall permanently enjoin all Holders of Claims against, or Equity Interests in, the Company or any other party in interest from taking any action whatsoever, whether within or outside of the United States, including, without limitation, in connection with the Dutch Bankruptcy Case, that in any way is inconsistent with or contrary to the classification and/or treatment of Claims, Equity Interests or Old Other Equity Interests under this Plan, and all Holders are bound by the Plan. Notwithstanding the foregoing, Section 12.1 of the Plan shall not affect the rights of New UPC with respect to any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A, transferred to it in accordance with the Plan.

     Injunction

     Except as otherwise expressly provided for in the Plan or the Confirmation Order and to the fullest extent authorized or provided by the U.S. Bankruptcy Code, including Sections 524 and 1141 thereof, Confirmation shall, provided that the Effective Date occurs, permanently enjoin all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Equity Interest, Old Other Equity Interest or other right of an equity security Holder that is Impaired or terminated pursuant to the terms of the Plan from taking any of the following actions against the Company, the Reorganized Company or their property on account of any such discharged Claims, debts or liabilities or such terminated Equity Interests, Old Other Equity Interests or rights: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (b) enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order; (c) creating, perfecting or enforcing in any manner, directly or indirectly, any Lien or encumbrance of any kind; (d) asserting any setoff, offset, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to the Company or the Reorganized Company; and/or
(e) proceeding in any manner in any place whatsoever, including employing any process, that does not conform to or comply with or is inconsistent with the provisions of the Plan.

     Exculpation

     None of UGC, UGC Holdings, the Company, the Reorganized Company, New UPC, the Committee, any Participating Noteholder, any Indenture Trustee (provided that such Indenture Trustee has fully satisfied its obligations under the Plan), any Holder of UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A, or any of the foregoing's respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns (collectively, the "Exculpated Parties"), or any of their respective property, shall have or incur any liability to any Holder of a Claim, an Equity Interest or an Old Other

Equity Interest, or any other party in interest, or any of their respective officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Restructuring, the Moratorium Petition, the Chapter 11 case, the solicitation of acceptances of the Plan or the Akkoord, the pursuit of Confirmation or the acceptance of the Akkoord, the consummation of the Plan or the Akkoord, or the administration of the Plan or the Akkoord or the property to be distributed under the Plan or the Akkoord, except (i) for their gross negligence or willful misconduct and (ii) solely in the case of the Company, New UPC, UGC or any Participating Noteholder, any liability for failure to comply with, or breach of such Person's obligations under the Plan, the Akkoord or the Restructuring Agreement, and in all respects the Company, New UPC, UGC and the Participating Noteholders shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan, the Akkoord and the Restructuring Agreement.

     Furthermore, notwithstanding any other provision of the Plan or the Akkoord, no Holder of a Claim, Equity Interest or Old Other Equity Interest, no other party in interest, none of their respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, shall have any right of action, demand, suit or proceeding against UGC, UGC Holdings, the Company, the Reorganized Company, New UPC, each Participating Noteholder, any Indenture Trustee (provided that such Indenture Trustee has fully satisfied its obligations under the Plan), each holder of UPC Notes, the Belmarken Notes, the UPC Preference Shares A, the UPC Priority Shares or the UPC Ordinary Shares A and each of the foregoing's respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Restructuring, the Moratorium Petition, the Chapter 11 Case, the solicitation of acceptances of the Plan or the Akkoord, the pursuit of Confirmation or the acceptance of the Akkoord, the consummation of the Plan or the Akkoord, or the administration of the Plan or the Akkoord or the property to be distributed under the Plan or the Akkoord, except for their gross negligence or willful misconduct.

     Releases

     Effective on the Confirmation Date, but subject to the occurrence of the Effective Date, UGC, UGC Holdings, the Company, the Reorganized Company, New UPC, each Participating Noteholder, any Indenture Trustee (provided that such Indenture Trustee has fully satisfied its obligations under the Plan), each holder of UPC Notes, and each of the foregoing's respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, shall be released from any and all claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings and liabilities which the Company or any holder of a Claim against, Equity Interest in, or Old Other Equity Interest in, the Company may be entitled to assert, under the Laws of the U.S. or The Netherlands or any political subdivision of either of them, whether for fraud, tort, contract, violations of applicable securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, based in whole or in part upon any act, omission, transaction, state of facts, circumstances or other occurrence or failure of an event to occur, taking place before the Confirmation Date and in any way relating to the Company, the Reorganized Company, New UPC, the issuance, purchase or sale of the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares or the UPC Ordinary Shares A, the Restructuring, the Chapter 11 Case, the Moratorium Petition, the Plan, or the Akkoord; provided, however, that nothing herein shall release any Person from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon any act or omission arising out of such Person's gross negligence or willful misconduct; provided further that nothing herein shall release the Company, New UPC, UGC or any Participating Noteholder from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon or such Person's failure to comply with, or breach of such Person's obligations under, the Plan, the Akkoord or the Restructuring Agreement; provided further that to the extent that, on the Effective Date, New UPC is the holder of any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A, whether obtained through the Dutch Implementing Offer and the Plan or otherwise, the Claims and Equity Interests represented by such Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A held by New UPC will not be released, but will instead remain outstanding. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, all holders of Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A shall be deemed to release, and shall be permanently enjoined from bringing, maintaining, facilitating or assisting any action, demand, suit or proceeding against the Company, the Reorganized Company, New UPC and their respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, in respect of any claims, obligations, rights, causes of action, demands, suits, proceedings and liabilities related to, or arising from, any and all claims or interests arising under, in connection with, or related to the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares, the UPC Ordinary Shares A, or the issuance, purchase, or sale thereof; provided that such release and injunction shall not be binding on New UPC to the extent of New UPC's claims and interests solely against the Company on account of any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A held by New UPC, whether obtained through the Dutch Implementing Offer and the Plan or otherwise.

     Binding Effect of Plan

     The provisions of the Plan shall be binding upon and inure to the benefit of the Company, the Estate, the Reorganized Company, any Holder of any Claim, Equity Interest or Old Other Equity Interest treated herein or any Person named or referred to in the Plan, the Indenture Trustee and each of their respective heirs, executors, administrators, representatives, predecessors, successors, assigns, agents, officers and directors, and, to the fullest extent permitted under the U.S. Bankruptcy Code and other applicable law, each other Person affected by the Plan.

     Indemnification

     To the extent not inconsistent with the Plan or the Confirmation Order and to the fullest extent permitted by applicable law, including, but not limited to, the extent provided in the Company's, the Reorganized Company's or New UPC's constituent documents, contracts (including, but limited to, any indemnification agreements), statutory law or common law, the Reorganized Company shall indemnify, hold harmless and reimburse the Exculpated Parties from and against any and all losses, claims, Causes of Action, damages, fees, expenses, liabilities and actions: (A) for any act taken or omission made in good faith in connection with or in any way related to negotiating, formulating, implementing, confirming or consummating the Plan, the Akkoord, the Disclosure Statement, the Restructuring Agreement or any contract, instrument, release or other agreement or document created in connection with the Plan or the Akkoord or the administration of the Chapter 11 Case or the Dutch Bankruptcy Case; or (B) for any act or omission in connection with or arising out of the administration of the Plan or the Akkoord or the property to be distributed under the Plan or the Akkoord or the operations or activities of the Reorganized Company or New UPC, and any Claims of any such Exculpated Party against the Company, the Reorganized Company, or New UPC, as applicable, on account of such indemnification obligations shall be unaltered and Unimpaired within the meaning of Section 1124(l) of the U.S. Bankruptcy Code, except that neither the Company, the Reorganized Company nor New UPC shall have any obligation to indemnify any Exculpated Party for any acts or omissions that constitute gross negligence or willful misconduct, provided, however, that upon request of an Exculpated Party covered by this section, the Reorganized Company shall advance amounts to cover any and all losses, claims, Causes of Action, damages, fees, expenses, liabilities and actions; provided further, that if a court of a competent jurisdiction determines that such Exculpated Party is not entitled to the amounts that were advanced, such Exculpated Party shall return the funds to the Reorganized Company. Such indemnification obligations shall survive unaffected by Confirmation, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

     Term of Injunctions or Stays

     Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 case under Sections 105(a) or 362 of the U.S. Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

     Preservation of Insurance

     Except as necessary to be consistent with the Plan, the Plan and the discharge provided in the Plan shall not diminish or impair (A) the enforceability of insurance policies that may cover Claims against the Company or any other Person or (B) the continuation of workers' compensation programs in effect, including self-insurance programs.

     Waiver of Subordination Rights

     Any distributions under the Plan shall be received and retained free of and from any obligations to hold or transfer the same to any other Creditor, and shall not be subject to levy, garnishment, attachment or other legal process by any Holder by reason of claimed contractual subordination rights, and the Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any contractual, legal or equitable subordination rights to Property distributed under the Plan, in each case other than as provided in the Plan.

     No Successor Liability

     Except as otherwise expressly provided in the Plan, the Company and the Reorganized Company do not, pursuant to the Plan or otherwise, assume, agree to perform, pay, or indemnify Creditors or otherwise have any responsibilities for any liabilities or obligations of the Company relating to or arising out of the operations or assets of the Company, whether arising prior to, on, or after the Confirmation Date. The Reorganized Company is not, and shall not be, a successor to the Company by reason of any theory of law or equity, and shall not have any successor or transferee liability of any kind or character, except that the Reorganized Company shall assume the obligations specified therefor in the Plan and the Confirmation Order.

   Retention of Jurisdiction

     Continuing Jurisdiction of U.S. Bankruptcy Court

     Notwithstanding Confirmation and the occurrence of the Effective Date, the U.S. Bankruptcy Court shall retain after the Effective Date jurisdiction of all matters arising out of, arising in or related to, the Chapter 11 case to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

     o classify or establish the priority or secured or unsecured status of any Claim, Equity Interest or Old Other Equity Interest (whether Filed before or after the Effective Date and whether or not contingent, Disputed or unliquidated) or resolve any dispute as to the treatment necessary to Reinstate such a Claim pursuant to the Plan;

     o allow, disallow, determine, liquidate or estimate any Claim, Equity Interest or Old Other Equity Interest, including the compromise, settlement and resolution of any request for payment of any such Claim and the resolution of any Objections to the allowance of any such Claims, Equity Interests or Old Other Equity Interests, and to hear and determine any other issue presented hereby or arising hereunder, including during the pendency of any appeal relating to any Objection to such Claims or Equity Interests;

     o grant or deny any applications for allowance of compensation or reimbursement of expenses pursuant to Sections 330, 331 or 503(b) of the U.S. Bankruptcy Code or otherwise provided for in the Plan, for periods ending on or before the Effective Date;

     o determine and resolve any and all controversies relating to the rights and obligations of the Indenture Trustee, the Disbursing Agent, arising in connection with the Chapter 11 case and any voting agent and/or claims agent retained by the Company in connection with the Chapter 11 case, including, without limitation, any dispute arising in connection with the payment of the reasonable fees and expenses of the Indenture Trustee, the Disbursing Agent, such voting agent and/or claims agent in connection with their duties in the Chapter 11 case;

     o enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

     o determine such other matters and for such other purposes as may be provided in the Confirmation Order;

     o hear and determine any other matters related hereto and not inconsistent with Chapter 11 of the U.S. Bankruptcy Code;

     o    continue to enforce the automatic stay and any stay imposed under
          Section 105(a) of the U.S. Bankruptcy Code through the Effective Date;

     o hear and determine (i) disputes arising in connection with the interpretation, implementation or enforcement of the Plan or (ii) issues presented or arising under the Plan, including disputes among Holders and arising under agreements, documents or instruments executed in connection with the Plan;

     o enter a final decree closing the Chapter 11 case or converting it to a Chapter 7 case;

     o determine and resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Company is a party or with respect to which the Company may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

     o ensure that all payments due under the Plan and performance of the provisions of the Plan are accomplished as provided herein (including by the approval of additional, supplemental or modified distribution procedures or otherwise) and resolve any issues relating to distributions to Holders of Allowed Claims or Allowed Equity Interests pursuant to the provisions of the Plan;

     o construe, take any action and issue such orders, prior to and following the Confirmation Date and consistent with Section 1142 of the U.S. Bankruptcy Code, as may be necessary for the enforcement, implementation, execution and consummation of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, including, without limitation, the Disclosure Statement and the Confirmation Order, for the maintenance of the integrity of the Plan and protection of the Reorganized Company in accordance with Sections 524 and 1141 of the U.S. Bankruptcy Code following consummation;

     o determine any other matters that may arise in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan;

     o determine and resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, implementation or enforcement of the Plan (and all Exhibits to the Plan) or the Confirmation Order, including the indemnification and injunction provisions set forth in and contemplated by the Plan or the Confirmation Order, or any Person's rights arising under or obligations incurred in connection therewith;

     o hear any application of the Company, the Reorganized Company or New UPC to modify the Plan before or after the Effective Date pursuant to
          Section 1127 of the U.S. Bankruptcy Code and Section 14.3 of the Plan or modify the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any U.S. Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the U.S. Bankruptcy Code and the Plan;

     o issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan or the Confirmation Order;

     o    recover all assets of the Company and its Estate, wherever located;

     o hear and determine any motions, applications, adversary proceedings, contested matters and other litigated matters pending on, Filed or commenced after the Effective Date that may be commenced by the Company thereafter, including proceedings with respect to the rights of the Company to recover Property under Sections 542, 543 or 553 of the U.S. Bankruptcy Code or to otherwise collect to recover on account of any claim or Cause of Action that the Company may have; and

     o    hear any other matter not inconsistent with the U.S. Bankruptcy Code.

     Failure of U.S. Bankruptcy Court to Exercise Jurisdiction

     If the U.S. Bankruptcy Court abstains from exercising or declines to exercise jurisdiction over any matter related to the Company, including with respect to the matters set forth in Section 13.1 of the Plan, Article XIII of the Plan shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such subject matter.

   Other Provisions

     Revocation or Withdrawal of the Plan

     The Company reserves the right, at any time prior to substantial consummation of the Plan, to revoke or withdraw the Plan, but only to the extent that the Company could terminate the Restructuring Agreement under Article XI of the Restructuring Agreement. If the Plan is revoked or withdrawn or if the Confirmation Date does not occur, the Plan shall be null and void and have no force and effect. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Company or any other Person or to prejudice in any manner the rights of the Company or any Person in any further proceedings involving the Company.

     Modification of the Plan

     The Company and New UPC may alter, amend or modify the Plan in accordance with Section 1127 of the U.S. Bankruptcy Code or as otherwise permitted; provided, however, that neither the Company nor New UPC may modify the Plan without the consent of the other or, to the extent required in Section 5.3(b) of the Restructuring Agreement, the consent of a Majority-in-Interest of the Participating Noteholders.

     Severability of Plan Provisions

     Should the U.S. Bankruptcy Court determine, prior to the Confirmation Date, that any provision of the Plan is either illegal on its face or illegal as applied to any Claim, Equity Interest or Old Other Equity Interest, such provision shall be unenforceable as to all Holders of Claims, Equity Interests or Old Other Equity Interests or to the specific Holder of such Claim, Equity Interest or Old Other Equity Interest, as the case may be, as to which such provision is illegal. Unless otherwise determined by the U.S. Bankruptcy Court, such a determination of unenforceability shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan. The Company reserves the right not to proceed with Confirmation or consummation of the Plan if any such ruling occurs.

     Payment of Statutory Fees

     All U.S. Trustee's Fee Claims, as determined, if necessary, by the U.S. Bankruptcy Court, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date, but before the closing of the Chapter 11 case, shall be paid by the Reorganized Company.

     Dissolution of Committees

     On the Effective Date, any Committee shall be automatically dissolved and all members, Professionals and agents of such Committee shall be deemed released of their duties, responsibilities and obligations, and shall be without further duties, responsibilities and authority in connection with the Company, the Chapter 11 case, the Plan or its implementation.

     Continued Confidentiality Obligations

     Pursuant to the terms thereof, members of and advisors to any Committee, any other Holder of a Claim, Equity Interest or Old Other Equity Interest and their respective predecessors, successors and assigns shall continue to be obligated and bound by the terms of any confidentiality agreement executed by them in connection with the Chapter 11 case or the Company, to the extent that such agreement, by its terms, may continue in effect after the Confirmation Date, provided, however, that the confidentiality agreements with the Participating Noteholders and their advisors shall terminate on the Effective Date and be of no further force and effect.

     Entire Agreement

     Upon consummation of the Plan, the Plan and the documents executed and delivered on the Effective Date and in consummation of the Plan shall be deemed to set forth the entire agreement and undertakings relating to the subject matter thereof and shall supersede all prior discussions and documents related thereto, including the Restructuring Agreement. The Company shall not be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter thereof, other than as expressly provided for therein or as may hereafter be agreed to by the parties in writing.

     Wavier

     The Company or the Reorganized Company, as applicable, reserves the right to waive any provision of the Plan to the extent such provision is for the sole benefit of the Company and/or its officers or directors.

     Bar Date for Professional Claims

     Final applications for compensation for services rendered and reimbursement of expenses incurred by Professionals (a) from the later of the Petition Date or the date on which retention was approved through the Effective Date or (b) pursuant to Section 503(b)(4) of the Bankruptcy Code, shall be Filed no later than sixty (60) days after the Effective Date or such later date as the Bankruptcy Court approves, and shall be served on (i) counsel to the Company at the address set forth in Section 14.9 of the Plan, (ii) counsel to New UPC at the address set forth in Section 14.9 of the Plan, (iii) counsel to the Participating Noteholders at the address set forth in Section 14.9 of the Plan, and (iv) the Office of the United States Trustee at the address set forth in
Section 14.9 of the Plan. Any objections to an application for the payment of Professional Claims must be filed and served on the Reorganized Company and its counsel and the requesting Professional no later than twenty-five (25) days (or such longer period as may be granted by order of the Bankruptcy Court) after the date on which such application was served. Applications that are not timely Filed will not be considered by the Court. The Reorganized Company may pay any Professional fees and expenses incurred after the Effective Date without any application to the Bankruptcy Court.

Voting on, and Confirmation of, the Plan

   Overview of Voting in Chapter 11

     In Chapter 11, the right to vote on a plan of reorganization is determined by the treatment that a particular holder of a claim or equity interest receives under the plan. If the holder of a claim or equity interest is unimpaired under a plan, the holder is deemed to accept the plan and it is therefore unnecessary to solicit such holder's vote on the plan. Similarly, it is not necessary to solicit a vote from a holder of a claim or equity interest who is not entitled to receive or retain any property under a plan and such holder is deemed to reject the plan under the U.S. Bankruptcy Code. However, if an impaired holder of a claim or equity interest is entitled to receive property under the plan, then such holder is not deemed to automatically accept or reject the plan and is entitled to vote thereon.

     Chapter 11 of the U.S. Bankruptcy Code, however, does not require each holder of a claim or equity interest in a voting class to vote in favor of a plan of reorganization in order for a bankruptcy court to confirm the plan. Instead, acceptance or rejection of a plan is determined based on whether classes of claims or equity interests vote to accept or reject the plan. In order for a plan to be confirmed (a) absent a "cramdown" (as discussed below), each class of claims or interests must either (i) be unimpaired under the plan or (ii) vote to accept the plan and (b) at least one class of claims that is impaired must vote to accept the plan, determined without including any acceptance of the plan by any insider in such class of impaired claims. In turn, in order for a particular class to accept a plan, acceptances must be received:

     o if such class is a class of claims against a debtor, from the holders of claims constituting at least two-thirds (2/3) in dollar amount of the allowed claims actually voted in such class and more than one-half (1/2) in number of the allowed claims actually voted in such class, or

     o if such class is a class of equity interests in a debtor, from the holders of at least two-thirds (2/3) in amount of the allowed equity interests actually voted in such class.

   Parties Entitled to Vote on the Plan

     Unimpaired Classes

     Class 1 (Miscellaneous Secured Claims), Class 2 (Classified Priority Claims) and Class 3 (Critical Creditor Claims) are not impaired under the Plan and, pursuant to Section 1126(f) of the U.S. Bankruptcy Code, are conclusively deemed to have accepted the Plan without the necessity of a solicitation of the members of such Classes.

     Non-Voting Impaired Classes

     Class 10 (Old Other Equity Interests) is deemed to reject the Plan without the necessity of a solicitation of the members of such Class pursuant to Section 1126(g) of the U.S. Bankruptcy Code because the Holders in such Class will not receive or retain any property under the Plan.

     Voting Impaired Classes

     Classes 4 (Belmarken Notes Claims), 5 (UPC Notes Claims and General Unsecured Claims), 6 (UPC Preference Shares A), 7 (UPC Priority Shares), 8 (UPC Ordinary Shares A (including UPC Ordinary Shares A in the form of UPC ADSs)) and 9 (Equity Securities Claims) are the only Impaired Classes under the Plan from whom the Company believes the solicitation of acceptances is required. As discussed above, Section 1129(a)(10) of the U.S. Bankruptcy Code provides that if any classes of claims are impaired under a plan, the plan cannot be confirmed unless at least one such impaired class of claims has voted to accept the plan (without counting any acceptances of the plan by any insiders in such class). Because Class 4 (Belmarken Notes Claims), Class 5 (UPC Notes Claims and General Unsecured Claims) and Class 9 (Equity Securities Claims) are the only Impaired Classes of Claims under the Plan, the affirmative vote of the Holders of at least one such Class of Claims (without counting any acceptances of the Plan by any insiders, including, without limitation, the UGC Group, in such Class) is necessary for confirmation of the Plan. However, because UGC, an insider of the Company, is the only member of Class 4 (Belmarken Notes Claims), approval of the Plan by this Class cannot count towards the satisfaction of this requirement. Thus, the affirmative vote of either Class 5 (UPC Notes Claims and General Unsecured Claims) or Class 9 (Equity Securities Claims) (in either case, without counting any acceptances of the Plan by any insiders, including, without limitation, the UGC Group, in such Class) is required for confirmation of the Plan.

   Voting Procedures

     In light of the simultaneous U.S. Bankruptcy Case and Dutch Bankruptcy Case, the Company proposes to solicit from those Holders of Claims against the Debtor who are entitled under Dutch law to vote on the Akkoord both a vote on the Plan and a vote on the Akkoord, with the latter being effected through the delivery of an irrevocable proxy or voting instruction and related power of attorney (with power of substitution) by such Holder to Allen & Overy, Amsterdam, the Company's Dutch counsel, to file such Holder's Claim in the Dutch Bankruptcy Case and vote such Holder's Claim on the Akkoord.

     Accordingly, as applicable, the Ballots will also act as the requisite documents for filing a Claim in the Dutch Bankruptcy Case and for voting to accept or reject the Akkoord. In particular, the applicable Holders will be permitted either to accept both the Plan and the Akkoord or to reject both the Plan and the Akkoord. However, in order for a vote to accept or reject the Akkoord to count, the identity of such Holder will need to be disclosed in the Dutch Bankruptcy Case.

     A vote in favor of the Plan by an eligible Holder of an Equity Interest (including UPC Ordinary Shares A) shall also constitute delivery of a revocable proxy to vote in favor of the Shareholder Proposals, in such Holder's capacity as a voting shareholder of the Company.

     Each Voting Party received with this Disclosure Statement a Ballot for the purpose of voting to accept or reject the Plan. After carefully reviewing this Disclosure Statement, including the Annexes hereto, each such Voting Party that wishes to vote on the Plan and the Akkoord should complete and execute its Ballot, check the box indicating whether it accepts or rejects the Plan and, except as set forth below, return such Ballot in the pre-addressed envelope. Ballots (and Master Ballots cast on behalf of beneficial holders of UPC Notes or UPC ADSs) must be submitted so that they are actually received by the appropriate Voting Agent on or before the Voting Deadline (_______ __, 200_ at _____ (New York City Time) (unless extended by the Company and New UPC) (subject to court approval, as necessary)) at the following addresses:


             Securities Voting Agent                                Nonsecurities Voting Agent

            Innisfree M&A Incorporated                                Bankruptcy Services LLC
           Attn: UPC Ballot Tabulation
          501 Madison Avenue, 20th Floor                                 By regular mail:
                New York, NY 10022                      United Pan-Europe Communications Ballot Processing
             United States of America                                      P.O. Box 5014
                                                                            FDR Station
                                                                      New York, NY 10150-5014

                                                                By messenger or overnight courier:
                                                        United Pan-Europe Communications Ballot Processing
                                                                    c/o Bankruptcy Services LLC
                                                                        70 East 55th Street
                                                                      New York, NY 10022-3222

                                                                            Telephone:

     The Company will make a public announcement of any extension of the Voting Deadline by release to the Dow Jones News Service prior to 9:00 a.m., New York City Time, on the next Business Day following the previously scheduled Voting Deadline. The Company will notify the Voting Agents of any extension by oral or written notice. Any Voting Party, other than those who have signed the Restructuring Agreement (unless in accordance with the terms thereof), may change its vote on the Plan and the Akkoord at any time prior to the Voting Deadline. Thereafter, votes may not be changed except to the extent authorized by the U.S. Bankruptcy Court.

     To the extent that any such Holder holds Claims or Equity Interests in more than one Class, such Holder will receive a separate Ballot for each such Claim or Equity Interest.

     The Company does not intend to solicit votes on the Plan from Holders of Miscellaneous Secured Claims, Classified Priority Claims, Critical Creditor Claims and Old Other Equity Interests because the Holders thereof are unimpaired. Therefore, Ballots are not being transmitted to the Holders of such Claims and Equity Interests.

     If the Voting Party is a beneficial holder, but not a registered record holder, and received his or her Ballot from an Intermediary who holds UPC Notes or UPC ADSs on his or her behalf, he or she should return his or her Ballot to his or her Intermediary in accordance with the instructions received with his or her Ballot. The Intermediaries will, in turn, submit summary Master Ballots to the appropriate Voting Agent which reflect the votes of the beneficial holders on whose behalf such Intermediaries hold UPC Notes or UPC ADSs. Any Ballot returned by a beneficial holder to an Intermediary will not be counted for purposes of voting on the Plan until such Intermediary properly completes and delivers a Master Ballot to the appropriate Voting Agent that reflects the vote of such beneficial holder. Master Ballots also must be returned to the above address so that they are actually received by the appropriate Voting Agent by the Voting Deadline.

         If any beneficial holder owns UPC Notes or UPC ADSs through more than one Intermediary, such beneficial holder may receive multiple mailings containing Ballots. The beneficial holder should execute a separate Ballot for each block of UPC Notes or UPC ADSs that it holds through any particular Intermediary and return each Ballot to the respective Intermediary in the return envelope provided. Beneficial holders who execute multiple Ballots with respect to UPC Notes or UPC ADSs held through more than one Intermediary must indicate on each

Ballot the names of ALL such other Intermediaries and the additional amounts of UPC Notes or UPC ADSs held and voted by such beneficial holder. If a beneficial holder owns a portion of its UPC Notes or UPC ADSs through an Intermediary and another portion as a record holder, the beneficial holder should, with respect to the portion held as a record holder, complete the appropriate Ballot and return it to the appropriate Voting Agent and, with respect to the portion held through an Intermediary, complete the appropriate Ballot and return it to the Intermediary.

     Subject to any applicable order of the U.S. Bankruptcy Court, the Company will decide any and all questions affecting the validity of any Ballot or Master Ballot submitted, which decision will be final and binding. To that end, the Company may reject any Ballots or Master Ballots that are not in proper form or that the Company's counsel believes would be unlawful or were submitted in bad faith. Any Ballot or Master Ballot which is executed by a Holder of Claims or Equity Interests but does not indicate an acceptance or rejection of the Plan shall not be counted as a vote on the Plan.

     Only originally signed Ballots or Master Ballots will be counted. Neither copies of nor facsimile Ballots or Master Ballots will be accepted. If a Ballot or Master Ballot, as applicable, is not actually received by the appropriate Voting Agent on or before the Voting Deadline, such Ballot or Master Ballot will not be counted. Please follow the directions contained on the enclosed Ballot or Master Ballot carefully.

     If a Holder or an Intermediary has any questions about the Disclosure Statement, the Plan or the procedure for voting, did not receive a Ballot or Master Ballot, as applicable, received a damaged Ballot or Master Ballot, as applicable, lost his or her Ballot or Master Ballot, as applicable, or, in the case of an Intermediary, requires additional copies of the Disclosure Statement and/or Ballots for distribution to beneficial holders, he or she should call (i) the Securities Voting Agent - Innisfree M&A Incorporated at 501 Madison Avenue, New York, NY 10022, United States of America, tel. (877) 750-2689 or, from outside the United States, tel. + 1 (412) 209-1704, (ii) the Nonsecurities Voting Agent - Bankruptcy Services LLC at by regular mail at United Pan-Europe Communications Ballot Processing, P.O. Box 5014, FDR Station, New York, NY 10150-5014, by messenger or overnight courier at United Pan-Europe Communications Ballot Processing, c/o Bankruptcy Services LLC, 70 East 55th Street, New York, NY 10022-3222 or telephone at 1-888-498-7765, or (iii) your broker, bank, or other nominee.

     If you have any questions about the Akkoord ballot or power of attorney, please contact (i) Allen & Overy, Apollolaan 15, 1077 AB Amsterdam, The Netherlands, Mr. Rob Abendroth, tel. +31 (20) 674-1330, or (ii) Allen & Overy, 1221 Avenue of the Americas, New York, NY 10020, United States of America, Ms. Helena Sprenger, tel. +1 (212) 610-6300.

     If a registered Holder does not hold for its own account, then it is required to provide promptly copies of this Disclosure Statement and appropriate Ballots to its customers and beneficial owners. Any beneficial owner who has not received a Ballot should contact his or her Intermediary or Innisfree M&A Incorporated as applicable.

     Any Voting Party, other than those who have signed the Restructuring Agreement, may change its vote on the Plan at any time prior to the Voting Termination Date. Thereafter, votes may not be changed except to the extent authorized by the U.S. Bankruptcy Court.

     It is important that all Voting Parties vote because, under the U.S. Bankruptcy Code, for purposes of determining whether the requisite acceptances of a particular class have been received, only Holders in such class who actually vote will be counted. Accordingly, failure by a Voting Party to submit a duly completed and signed Ballot will be deemed to constitute an abstention by such Voting Party with respect to the vote on the Plan. Abstentions, either as a result of submitting a Ballot that has not been fully completed or signed or by not submitting a Ballot on a timely basis, shall not be counted as a vote on the Plan.

   Confirmation of the Plan

     In addition to a finding as to the receipt of the necessary acceptances of the Plan, for the Plan to be confirmed, Section 1129 of the U.S. Bankruptcy Code requires that the U.S. Bankruptcy Court make a series of determinations concerning the Plan, including, without limitation, that:

     (i) the Plan has classified Claims and Equity Interests in a permissible manner;

     (ii) the contents of the Plan comply with the requirements of the U.S. Bankruptcy Code;

    (iii) the Company has proposed the Plan in good faith; and

     (iv) the Company has made disclosures concerning the Plan which are adequate and include information concerning all payments made or promised in connection with the Plan and the Chapter 11 case.

The Company believes that all of these conditions have been or shall be met.

     In addition, the U.S. Bankruptcy Court must find, among other things, that the Plan is feasible and is in the "best interest" of all dissenting Holders of Claims and Equity Interests in Impaired Classes. Thus, even if the Plan was duly accepted by the Voting Parties, the U.S. Bankruptcy Court would be required to make an independent finding respecting, among other things, the Plan's feasibility and whether the Plan is in the best interests of certain Holders of Claims and Equity Interests before it can confirm the Plan.

   The Best Interests Test

     The Best Interests Test (as defined in "Liquidation Analysis--Best Interests of Creditors Test" below) requires that each holder of a claim or equity interest in an impaired class either accept the plan or receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the U.S. Bankruptcy Code. For the reasons set forth below in "Liquidation Analysis," the Company believes that the Plan satisfies the Best Interests Test.

   Feasibility

     The U.S. Bankruptcy Code also requires that, to confirm a plan of reorganization, the U.S. Bankruptcy Court must find that confirmation of such plan is feasible, meaning that it is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor (the "Feasibility Test"). For the Plan to meet the Feasibility Test, the U.S. Bankruptcy Court must find that the Company will possess the resources and working capital necessary to provide the treatment specified in the Plan and to continue to operate its business upon and after the consummation of the Plan. The Company believes the Plan satisfies the Feasibility Test.

   Non-Acceptance and Cramdown

     Pursuant to Section 1129(b) of the U.S. Bankruptcy Code, a bankruptcy court may, upon the request of the proponent of a plan, confirm a plan notwithstanding the lack of acceptance by one or more impaired classes if the U.S. bankruptcy court finds that

     (i) the plan does not discriminate unfairly with respect to each non-accepting impaired class,

     (ii) the plan is "fair and equitable" with respect to each non-accepting impaired class,

    (iii) at least one impaired class has accepted the plan (without counting acceptances by insiders) and

     (iv) the plan satisfies the requirements set forth in Section 1129(a) of the U.S. Bankruptcy Code other than Section 1129(a)(8).

This procedure is commonly referred to as "cramdown." The Company intends, if necessary, to request confirmation of the Plan pursuant to Section 1129(b) of the U.S. Bankruptcy Code.

    The Plan Is Fair and Equitable

     The U.S. Bankruptcy Code establishes different "fair and equitable" tests for holders of secured claims, unsecured claims and equity interests.

     Secured Claims

     With respect to a class of secured claims that does not accept a plan of reorganization, the debtor must demonstrate to the U.S. bankruptcy court that either (i) the holders of such claims are retaining the liens securing such claims and that each holder of a claim in such class will receive on account of such claim deferred cash payments totalling at least the allowed amount of such claim, of a value, as of the effective date, of at least the value of such holder's interest in its collateral, or (ii) the holders of such claims will realize the indubitable equivalent of such claims under the plan.

     Unsecured Claims

     With respect to a class of unsecured claims that does not accept a plan of reorganization, the debtor must demonstrate to the U.S. bankruptcy court that either (i) each holder of an unsecured claim in the dissenting class will receive or retain under the plan property of a value, as of the effective date, equal to the allowed amount of its unsecured claim or (ii) no holder of a claim or equity interest that is junior to the claims of the holders of the dissenting class will receive or retain any property under the plan on account of such junior claim or equity interest.

     Equity Interests

     With respect to a class of equity interests that does not accept a plan of reorganization, the debtor must demonstrate to the U.S. bankruptcy court that either (i) each holder of an equity interest in the dissenting class will receive or retain on account of such equity interest property of a value equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest or (ii) no holder of any equity interest that is junior to the equity interests of the holders of the dissenting class of equity interests will receive or retain any property under the plan on account of such junior equity interest.

     The Company believes that the Plan is fair and equitable with respect to each Class.

    The Plan Does Not Discriminate Unfairly

     The U.S. Bankruptcy Code requires that a plan not "discriminate unfairly" with respect to each non-accepting impaired class. Essentially, this means that each non-accepting impaired class must receive treatment reasonably consistent with the treatment afforded to other classes with similar legal claims or rights against the debtor. The Company believes that the Plan does not unfairly discriminate against any Class.

   Confirmation Hearing

     Section 1128(a) of the U.S. Bankruptcy Code requires that the bankruptcy court, after notice, hold a hearing to confirm the Chapter 11 plan. Section 1128(b) of the U.S. Bankruptcy Code provides that any party in interest may object to confirmation of a Chapter 11 plan.

     The U.S. Bankruptcy Court has scheduled the Confirmation Hearing for __________ __, 200_, at _____ (New York Time), before _________, United States
Bankruptcy Judge, United States Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, ___ Floor, Courtroom ___, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time by the U.S. Bankruptcy Court without further notice except for an announcement of an adjournment made at the Confirmation Hearing or any adjournment thereof.

     Any objections to confirmation of the Plan must be made in writing, specifying in detail the name and address of the person or entity objecting, the grounds for the objection and the nature and amount of the Claim or Equity Interest held by the objector, and must be served and filed as ordered by the Bankruptcy Court on or before ____ (New York City Time) on ________ __, 200_. If an objection to confirmation is not timely served and filed, it may not be considered by the U.S. Bankruptcy Court.

     If the Plan is confirmed, even if a Holder of a Claim or Equity Interest did not vote, or voted against the Plan, the terms of the Plan, including, without limitation, the exchanges set forth therein, will be binding on such Holder as if such Holder had voted in favor of the Plan.

     Pursuant to the Plan, the documents to be executed in connection with consummation of the Plan, including the Amended and Restated UPC Articles of Association, the Amended and Restated New UPC Certificate of Incorporation, the Amended and Restated New UPC By-Laws, the Incentive Plan, the Board of Management Schedule, the New UPC Management Schedule and the Stockholders Agreement shall be filed on or before the Document Filing Date (December 19, 2002). Copies of all such documents will be made available to all Holders of Claims or Equity Interests entitled to vote on the Plan.

     Notice of the date and time of the Confirmation Hearing, as well as the procedures for filing objections thereto, is included with this Disclosure Statement.

   Consequences of Failure to Confirm the Plan

     Although the Company believes that the Plan meets all of the statutory requirements for confirmation thereof, there is no guarantee that the U.S. Bankruptcy Court will agree. Failure of the U.S. Bankruptcy Court to confirm the Plan would likely result in a more protracted bankruptcy proceeding, which could have adverse consequences on the Company. In addition, if the Plan is not confirmed then, under Dutch law, the Company may be forced to liquidate. See "Risk Factors--Risks Related to Dutch Bankruptcy Case--The Company's Ordinary Creditors may not approve the Akkoord, which may lead to the Company's liquidation" above. Thus, if the Plan is not confirmed, there is a significant likelihood that Holders of Claims and Equity Interests would ultimately receive far less than what they would receive under the terms of the Restructuring. See "Risk Factors--Risks Related to the Chapter 11 Case" and "Liquidation Analysis."

   Alternatives to Confirmation and Consummation of the Plan

     If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) the proposal of an alternative plan under Chapter 11 of the U.S. Bankruptcy Code or (ii) the liquidation of the Company under Chapter 7 or Chapter 11 of the U.S. Bankruptcy Code.

     Alternative Plan of Reorganization

     If the Plan is not confirmed, the Company, or if its exclusive period in which to file a plan of reorganization has expired, any other party in interest, could attempt to formulate a different plan under Chapter 11 of the U.S. Bankruptcy Code. Such a plan might involve either a reorganization and continuation of our business or a sale or orderly liquidation of our business. With respect to an alternative plan, the Company has explored various other alternatives in connection with the extensive process involved in the formulation and development of the Plan. The Company believes that the Plan, as described herein, enables Holders of Claims and Equity Interests to realize the most value under the circumstances and, as compared to any alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated, especially in light of the need for the implementation of the Restructuring under Dutch law.

    Liquidation Under Chapter 7 or Chapter 11

     If no plan of reorganization can be confirmed, the Chapter 11 case may be converted to a case under Chapter 7 of the U.S. Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Company's ownership interests in its subsidiaries for distribution to creditors in accordance with the priorities established by the U.S. Bankruptcy Code.

     It is impossible to predict exactly how the proceeds of any such liquidation would be distributed to the Holders of Claims against and Equity Interests in the Company. However, the Company believes that, before any Holders of Claims against and Equity Interests in the Company would receive any distribution in a liquidation under Chapter 7, additional expenses and Claims arising out of the liquidation, including, without limitation, from the appointment of a trustee and its advisors, would reduce the amount of property remaining for distribution to Holders of Claims against and Equity Interests in the Company. Furthermore, due to various intercompany administrative, financial and other relationships among the Company's subsidiaries, the Company believes that there would likely be substantial practical and logistical difficulties in selling its ownership interests in such subsidiaries separately and, as a result, such difficulties would, in turn, likely result in a reduced recovery upon any such sales. Finally, a Chapter 7 liquidation is likely to result in substantial litigation and delays in ultimate distributions to creditors. Thus, the Company believes that Holders of Impaired Claims would realize a greater recovery under the Restructuring, including, without limitation, the Plan, than would be realized in a Chapter 7 liquidation. In addition, Holders of Equity Interests would receive nothing in a Chapter 7 liquidation.

     A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of Holders of Claims and Equity Interests is set forth under "Liquidation Analysis" below.

     It is also possible, if the Plan is not confirmed, that the Company could be liquidated under Chapter 11 of the U.S. Bankruptcy Code. In such a proceeding, the Company's ownership interests in its subsidiaries could be sold in a more orderly fashion than under Chapter 7. Although this could potentially lead to greater recoveries than in a Chapter 7 liquidation, due to the practical and logistical difficulties in selling such ownership interests separately as a result of the intercompany administrative, financial and other relationships among its subsidiaries, the Company believes that the recoveries in a Chapter 11 liquidation still would not equal the recoveries to holders of Claims and Equity Interests under the Plan and, therefore, that such alternative is less attractive than the Plan.

   Board Recommendation

     The Company's Supervisory Board and Board of Management, and New UPC's Board of Directors, have unanimously approved the terms of the Plan and believe that it is in the Company's best interests. The Company's Supervisory Board and Board of Management, and New UPC's Board of Directors, strongly urge each Holder of a Claim against, or Equity Interest in, the Company to vote in favor of the Plan. However, each Holder of a Claim against, or Equity Interest in, the Company must make its own decision as to whether to vote in favor of the Plan.

                                   THE AKKOORD

Introduction

     Simultaneously with the commencement of the Chapter 11 case, the Company commenced the Dutch Bankruptcy Case and filed the Akkoord with the Dutch Bankruptcy Court. A copy of the Akkoord, translated into English, is attached hereto as Annex B. The English translation of the Akkoord attached to this Disclosure Statement is an unofficial translation of the original Dutch text. The Dutch text of the Akkoord will be decisive.

Effects of the Moratorium

     A moratorium of payments affects only the claims of the Ordinary Creditors. Dutch law operates under the principle of equality of treatment of creditors and only grants priority to certain specified claims by statutory provision. Types of claims not specified by statute to have priority do not have priority. In this context the most important types of claims to have a right of priority are

     (i)  claims of the tax and social security administrations,

     (ii) pension rights of, and salaries due to, employees,

     (iii) claims secured by pledge (pandrecht) or mortgage (hypotheek) and

     (iv) as a practical matter, estate creditors (boedelschulden).

Estate creditors come into existence either pursuant to explicit provisions in the Dutch Bankruptcy Code or other law (e.g., certain obligations under lease agreements and certain obligations under employment agreements) or pursuant to acting or refraining from acting by the Company and the Administrator jointly.

     In principle, a moratorium of payments does not change the validity or the content of an agreement. If an agreement contains rights and obligations for both parties and neither of them has completely fulfilled its obligations, the counterparty (creditor) of the Company is entitled to request both the Company and the Administrator--in writing--to declare within a reasonable period of time that they will perform under the agreement. If the Company and the Administrator fail to reply within a reasonable period of time, they lose their right to demand performance under the agreement. The Dutch Bankruptcy Code provides specific rules for the termination of lease, hire-purchase (huurkoop), forward business (termijnhandel), agency (agentuur) and labor agreements.

Voting on the Akkoord

     Upon receipt of claims submitted by the Ordinary Creditors, the Administrator will prepare a list of claims, specifying for each claim whether the Administrator will admit or dispute it. The claims on the list prepared by the Administrator will be in Euros. If an interest-bearing claim (rentedragende vordering) is placed on the list of admitted claims, only the interest that was due prior to the commencement of the Dutch Bankruptcy Case will be allowed. A copy of this list will be deposited for inspection at the court registry and will remain there for a period of seven days before the Dutch Voting Meeting. The claims list merely serves to determine (i) which Ordinary Creditors will be permitted to vote on the Akkoord and (ii) in what amount each claim will be admitted. Beneficial holders of the UPC Notes as of the Voting Record Date will be permitted to file claims with the Administrator and vote on the Akkoord. At the Dutch Voting Meeting the Administrator can still change the list of claims and the Company and its Ordinary Creditors who appear at the Dutch Voting Meeting can still dispute each claim. If the claim has been disputed by the Administrator, the Company or other Ordinary Creditors, the supervisory judge decides if, and for what amount, the respective Ordinary Creditor will be admitted to participate in the vote. In short, the Ordinary Creditors who are recognized by the Administrator (and undisputed by the Company and/or the Ordinary Creditors) and admitted to the vote by the supervisory judge are permitted to participate in the vote.

     The date of commencement of the Dutch Bankruptcy Case shall be the date for determining which Ordinary Creditors, other than beneficial holders of the UPC Notes, are entitled to file claims with the Administrator. With respect to the beneficial holders of UPC Notes, the Dutch Bankruptcy Court has ordered that the Voting Record Date shall be the date for determining which holders are entitled to file claims with the Administrator. In either case, any Ordinary Creditors who timely file claims with the Administrator will be eligible to vote on the Akkoord unless such claim is disputed by the Company, the Administrator or any other Ordinary Creditor who has been admitted to vote. The Dutch Bankruptcy Court will resolve any such dispute at the Dutch Voting Meeting.

     The Dutch Bankruptcy Court has ordered that all Ordinary Creditors (including, without limitation, the beneficial holders of the UPC Notes) must submit their claims to the Administrator by the Dutch Claims Filing Date (_________ __, 2003) and that the Dutch Voting Meeting will take place at ______. Amsterdam, The Netherlands on _________ __, 200_ at __:00 p.m. (Central European Time) at ________, Amsterdam, The Netherlands. Under certain circumstances, the Ordinary Creditors can submit their claims after the Dutch Claims Filing Date, but not later than two days prior to the Dutch Voting Meeting. However, claims filed later than the Voting Deadline, but prior to the Dutch Voting Meeting may only be permitted to vote on the Akkoord if neither the Administrator (or the Company) nor any other Ordinary Creditor objects thereto. In the event that an Ordinary Creditor who is not located in The Netherlands files a claim with the Administrator after the Dutch Claims Filing Date, but at or before the Dutch Voting Meeting, such claim may still be admitted to vote on the Akkoord at the discretion of the Dutch Bankruptcy Court.

     To the extent that a claim classified under the Plan is held by an Ordinary Creditor, such claim is an affected claim in the Dutch Bankruptcy Case and the holder thereof may file its claim and vote on account of such claim in the Dutch Bankruptcy Case. However, in the Dutch Bankruptcy Case, claims will not be categorized by class. Under the Akkoord, Ordinary Creditors shall be offered by the Company a number of shares of New UPC Common Stock equal to the number of shares of New UPC Common Stock that holders of general unsecured claims are entitled to receive under the Plan, either in exchange for transferring their Allowed Claims to New UPC (as far as the Holders of the UPC Notes are concerned) or in cancellation of their Allowed Claims (as far as Ordinary Creditors other than the Holders of the UPC Notes are concerned).

     To the extent that the holder of a non-affected claim nonetheless elects to file a claim in the Dutch Bankruptcy Case and votes on the Akkoord, any security rights or priority held by such holder will be lost in the Dutch Bankruptcy Case and unenforceable under Dutch law. Such claims will then be considered affected claims under the Dutch Bankruptcy Code and receive treatment under the Plan and the Akkoord in accordance with such election.

     Furthermore, holders of equity interests are not treated as creditors under Dutch law and, as such, no holders of the Company's Equity Interests are entitled to vote on, or shall be affected by, the Akkoord.

     In the Dutch Voting Meeting, the Administrator (and appointed experts, if any) renders a written report on the Akkoord. In the Dutch Voting Meeting, the Company can clarify the Akkoord or make minor changes to the Akkoord until the voting takes place.

     In order to be accepted, the Akkoord must be approved by two-thirds (2/3) of the admitted and recognized Ordinary Creditors representing three-fourths (3/4) of the amount of the admitted and recognized claims. As a consequence of this system, admitted and recognized Ordinary Creditors not present or represented at the Dutch Voting Meeting or admitted and recognized Ordinary Creditors who are present or represented but abstain from voting shall effectively be considered to have voted against acceptance of the Akkoord.

     The concept of "cramdown" as understood under Section 1129 of the U.S. Bankruptcy Code does not exist under the Dutch Bankruptcy Code .

     If the Akkoord is not approved (as described above) the Dutch Bankruptcy Court may declare the Company bankrupt. The Company would then be liquidated. If the Company is declared bankrupt, it may not file a second Akkoord.

Conditions to Ratification of the Akkoord

     At the Dutch Voting Meeting, if the Akkoord has been approved by the requisite majority of Ordinary Creditors, the supervisory judge will set a date on which the Dutch Bankruptcy Court will consider the ratification (homologatie) of the Akkoord. The ratification of the Akkoord should take place at least eight and not later than fourteen days after the Dutch Voting Meeting. The Dutch Bankruptcy Court can postpone the date on which it will consider the ratification of the Akkoord. Before such hearing, the Administrator and the Ordinary Creditors are entitled to notify the supervisory judge of their positions as to the ratification of the Akkoord. At such hearing, the Company, the Administrator and the Ordinary Creditors are permitted to provide their views as to the ratification of the Akkoord. The supervisory judge or the Dutch Bankruptcy Court will render a written report on the Akkoord.

     The Dutch Bankruptcy Court will refuse to ratify the Akkoord if one or more of the following conditions exist:

     o if the liquidation value of the assets of the estate exceeds the amount made available to creditors in the Akkoord;

     o    if performance of the Akkoord is not sufficiently guaranteed;

     o if the Akkoord was reached by means of fraudulent acts or the preference of one or more creditors or by other unfair means, regardless of whether or not the Company or any party cooperated to that effect; or

     o if the fees and expenses of the experts and the administrator(s) have not been paid to the administrator(s), or security has not been issued therefor.

     In addition to the foregoing, the Dutch Bankruptcy Court may, in its discretion, refuse to ratify the Akkoord on other grounds or on its own motion (ambtshalve). The Dutch Bankruptcy Court may declare the Company bankrupt simultaneously with its refusal to ratify the Akkoord. If the Dutch Bankruptcy Court does so, the Company would then be liquidated.

     The Akkoord becomes final and binding as soon as the ratification of the Akkoord is no longer open to appeal. An appeal of either the decision of the Dutch Bankruptcy Court to ratify the Akkoord or a decision of the Dutch Bankruptcy Court to refuse to ratify the Akkoord has to be filed within eight days after the respective decision.

Legal Effect of Ratification of the Akkoord

     A ratified and final Akkoord will be binding on all creditors that were affected by the Dutch Bankruptcy Case. This includes the Ordinary Creditors who
(i) voted against the Akkoord, (ii) abstained from voting or (iii) did not submit their claims with the Administrator.

     As a consequence of the ratification of the Akkoord, creditors with claims that are not submitted with the Administrator or that were not admitted for voting purposes, but that were subsequently allowed, can still claim distribution under the Akkoord.

     Holders of Equity Interests in the Company will not be affected by the Akkoord.

                          THE DUTCH IMPLEMENTING OFFER

Purpose and Terms of the Dutch Implementing Offer; Shares of New UPC Common Stock to be Distributed

     The Dutch Bankruptcy Code does not provide for the Akkoord to reorganize or cancel any of the Equity Interests in the Company. Therefore, in order to facilitate implementation of the Plan with respect to certain of the UPC Ordinary Shares A in accordance with Dutch law, solely with respect to persons who are not U.S. Persons and who are not located or residing within the United States, New UPC is undertaking the Dutch Implementing Offer. The Dutch Implementing Offer will be made through the use of an offer memorandum (the "Offer Memorandum"), of which this Disclosure Statement forms an integral part.

     Each Holder of UPC Ordinary Shares A who decides to participate in the Dutch Implementing Offer will receive _______ shares of New UPC Common Stock in consideration for his or her agreement to deliver his or her UPC Ordinary Shares A in the Dutch Implementing Offer. New UPC will not pay any consideration other than shares of New UPC Common Stock for the UPC Ordinary Shares A. No fractional shares of New UPC Common Stock will be delivered and the number of shares of New UPC Common Stock to be delivered to each Holder will be rounded down to the nearest whole share of New UPC Common Stock.

     In the alternative, any Holder of UPC Ordinary Shares A may vote in favor of the Plan and receive shares of New UPC Common Stock under the Plan without participating in the Dutch Implementing Offer.

No Participation in, into or from the United States and Other Jurisdictions

     The Dutch Implementing Offer will not be made, directly or indirectly, in or into the United States, or by the use of the United States mails, or by any means or instrumentality (including, without limitation, telephonically or electronically) of United States interstate or foreign commerce, or any facility of a United States national securities exchange. In addition, the Dutch Implementing Offer is not being made to Holders of UPC ADSs, and New UPC will not accept deposits of UPC ADSs from Holders of UPC ADSs in connection with the Dutch Implementing Offer. Accordingly, copies of the Offer Memorandum and related documents are not being, and must not be, mailed, forwarded, sent, transmitted or otherwise distributed in, into or from the United States.

     The Dutch Implementing Offer is not being made to, and New UPC will not accept deposits of UPC Ordinary Shares A from, Holders of UPC Ordinary Shares A in any jurisdiction in which the Dutch Implementing Offer or participation in the Dutch Implementing Offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

Expiration Date

     The expiration date for the Dutch Implementing Offer is 5:00 p.m. (Central European Time) on ______, 2003 (the "Expiration Date") unless New UPC extends the Dutch Implementing Offer. New UPC, with the Company's consent, may extend the Expiration Date for any reason. The Expiration Date will be no later than five trading days of Euronext ("Trading Days") prior to the Effective Date of the Plan. New UPC will publish the Expiration Date for the Dutch Implementing Offer in Dutch in two leading newspapers having general circulation in The Netherlands (which are expected to be Het NRC Handelblad and Het Financieele Dagblad) and in the Official Price List of Euronext. Notice of the Expiration Date shall be deemed to have been given on the date of publication in such newspapers. In the event that New UPC elects to extend the Expiration Date, and, as a consequence, the obligation to announce whether the Dutch Implementing Offer has become unconditional is postponed, New UPC shall make a public announcement thereof and of the new Expiration Date no later than the third Trading Day after the previously scheduled Expiration Date.

Conditions for Completion of the Dutch Implementing Offer

     The Dutch Implementing Offer is conditioned on consummation of the Plan.

     New UPC may elect not to accept the UPC Ordinary Shares A and may terminate or not complete the Dutch Implementing Offer if any of the following events or conditions exist or shall occur and remain in effect or shall be determined by New UPC in its reasonable judgment to exist or have occurred:

     o on or prior to the Expiration Date, notification has been received from the A-FM that the Dutch Implementing Offer has been made in conflict with Chapter IIA of the Dutch Securities Act 1995, in which case the security institutions pursuant to the provisions of article 32a of the Decree on the Dutch Act on the Supervision of the Securities Trade 1995 (Besluit toezicht effectenverkeer 1995) (the "Dutch Securities Decree 1995") would not be allowed to cooperate with the settlement of the Dutch Implementing Offer;

     o the Plan is not confirmed by the U.S. Bankruptcy Court or the order approving confirmation of the Plan has been vacated, reversed, stayed, modified, amended, enjoined or restrained by order of a court of competent jurisdiction;

     o the Akkoord shall not have been adopted and subsequently ratified by the Dutch Bankruptcy Court, all conditions to the effectiveness of the Akkoord shall not have been satisfied or duly waived to the extent permitted therein, or the Dutch Bankruptcy Court's adoption and ratification of the Akkoord shall not have become final and binding and no longer subject to appeal;

     o UGC and the Holders of the Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims, as applicable, shall not have purchased shares of New UPC Common Stock in an amount equal to the Maximum Subscription Amount pursuant to the New UPC Equity Subscription;

     o New UPC has determined, in its reasonable judgment, that the acceptance for payment of, or payment for, some or all of the UPC Ordinary Shares A would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree, or judgment of any court to which New UPC or the Company may be bound or be subject;

     o any person or entity, other than New UPC or the Company, shall have proposed, announced or made any tender or exchange offer with respect to some or all of the Company's outstanding securities or any merger, acquisition or other business combination proposal involving the Company;

     o either New UPC or the Company has not obtained all waivers, consents, extensions, approvals, actions or non-actions from any governmental authority or agency which are necessary for New UPC to issue the shares of New UPC Common Stock in consideration for the UPC Ordinary Shares A in connection with the Dutch Implementing Offer or for New UPC to consummate the Dutch Implementing Offer; or

     o any approval, permit, authorization, consent or other action of any domestic or foreign governmental, administrative or regulatory agency, authority, tribunal or third party has not been obtained on terms satisfactory to New UPC, which, in the reasonable judgment of New UPC, in any such case, and regardless of the circumstances (including any action or inaction by New UPC, the Company or any of the Company's subsidiaries) giving rise to any such condition, makes it inadvisable to proceed with the Dutch Implementing Offer and/or with such acceptance for delivery of the shares of New UPC Common Stock.

Consequences of Failing to Participate in the Dutch Implementing Offer

     If a Holder of UPC Ordinary Shares A is not located or residing in the United States and fails to participate in either the Dutch Implementing Offer or the Plan, such Holder will retain its UPC Ordinary Shares A upon completion of the Restructuring. Such a Holder of UPC Ordinary Shares A would face risks resulting from holding an interest in the UPC Ordinary Shares A after consummation of the Restructuring. For instance, the Company intends to seek approval from Euronext to delist the UPC Ordinary Shares A and expects that there will be an illiquid trading market or no active trading market for the UPC Ordinary Shares A upon completion of the Restructuring. In addition, upon completion of the Restructuring, New UPC will have various mechanisms available under Dutch law to require the Holders of the UPC Ordinary Shares A to accept a cash payment in relinquishment of their UPC Ordinary Shares A. Therefore, if an eligible Holder of UPC Ordinary Shares A decides not to participate in either the Dutch Implementing Offer or the Plan, it faces a risk upon completion of the Restructuring that either (i) there will be an illiquid or no active trading market for the UPC Ordinary Shares A or (ii) it will be required to accept a cash payment, which is currently indeterminable, to relinquish its UPC Ordinary

Shares A to New UPC. For a discussion of the risks associated with ownership of the UPC Ordinary Shares A following consummation of the Restructuring, see "Risk Factors--Risks Related to Ownership of UPC Ordinary Shares A Upon Completion of the Restructuring."

                THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

General

     Unlike the U.S. Bankruptcy Code, the Dutch Bankruptcy Code does not provide for the Dutch Bankruptcy Case to exempt compliance from otherwise applicable corporate law. Therefore, in order to facilitate implementation of the Plan, the Company will call the Extraordinary General Meeting. The Extraordinary General Meeting will be held at _____, Amsterdam, The Netherlands, on _____, 2003, at _____ p.m. (Central European Time). The purpose of the Extraordinary General Meeting is to facilitate the implementation of the Plan by:

     o    considering and acting upon the First Amendment to

          (i) decrease the nominal value of each issued and outstanding UPC Ordinary Share A from (euro)1.00 to (euro)0.02 without any repayment; and

          (ii) decrease the nominal value of each UPC Priority Share and UPC Preference Share A from (euro)1.00 to (euro)0.02 without any repayment;

     o    considering and acting upon the Second Amendment to

          (i) change the number of authorized UPC Ordinary Shares A into 450,000,000;

          (ii) change the number of authorized UPC Preference Shares A to 12,400;

         (iii) authorize a new class of 50,000,000,000 registered UPC Ordinary Shares C with a nominal value of(euro)0.02;

          (iv) in the event Dutch law allows the issuance of nonvoting stock, prohibit the issuance of nonvoting stock and prohibit cooperation in connection with the issuance of depository receipts; and

          (v) remove the UPC Ordinary Shares B and the UPC Preference Shares B from the authorized capital of the Company;

     o    considering and acting upon a proposal to

          (i) if all of the UPC Preference Shares A are transferred to New UPC under the Plan, convert the UPC Preference Shares A on a one-for-one basis into UPC Ordinary Shares C, effective on or after the Second Amendment and upon the Effective Date;

          (ii) if not all of the UPC Preference Shares A are transferred to New UPC under the Plan, cancel all of the UPC Preference Shares A, with repayment of at least the par value in kind, consisting of shares of New UPC Common Stock, effective on or after the Second Amendment, but before the Third Amendment; or

         (iii) if neither (i) nor (ii) occurs, to convert the UPC Preference Shares A on a one-for-one basis into UPC Ordinary Shares C, effective after New UPC has acquired all of the UPC Preference Shares A and after the Second Amendment, but before the Third Amendment;

     o considering and acting upon the Fourth Amendment to effectuate that the Company will have Articles of Association of a non-listed company, including, inter alia, the following contents:

          (i)  restrictions on transfers of registered shares;

          (ii) a one-tier board (i.e., that the Company's Board of Management will consist of one or more members and the Company will have no supervisory directors);

         (iii) remove the UPC Preference Shares A from the authorized capital of the Company; and

          (iv) holders of UPC Ordinary Shares A only to be authorized to exercise their rights upon delivery of share certificates; and

     o authorizing the Board of Management of the Company and Allen & Overy, Amsterdam, The Netherlands, to apply for the ministerial statements of no objections and to execute deeds of amendment of the Articles of Association of the Company as set forth in the First, Second and Third Amendments; and

     o transacting such other business as may properly come before the Extraordinary General Meeting or any postponements or adjournments thereof.

Proxy Solicitation

     This Disclosure Statement, together with a Notice of Extraordinary General Meeting and a Proxy Statement Supplement (collectively, the "Proxy Statement"), will be furnished to holders of the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A (including the UPC ADSs) in connection with the solicitation of proxies by and on behalf of the Company's Supervisory Board for use at the Extraordinary General Meeting, and at any postponements or adjournments thereof.

     The approximate date on which the Proxy Statement and accompanying information are first being mailed to shareholders is ______, 2003.

     The Shareholder Proposals will each require the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting in order to be approved. A resolution to amend the Articles of Association of the Company requires a proposal of the holder of the UPC Priority Shares. The third proposal will also require the affirmative vote of holders of UPC Preference Shares A holding at least 66-2/3% of the outstanding UPC Preference Shares A. An abstention will not be counted as a vote.

No Appraisal Rights

     The holders of the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A (including the UPC ADSs) are not entitled to any appraisal rights in connection with the matters submitted for their approval.

Information on Ownership of UPC Ordinary Shares A by Certain Beneficial Owners and Management.

     For the interests of certain directors and executive officers, and their associates (as such term is defined in Rule 14a-1(a) of the U.S. Exchange Act), in the Company, see "Item 12--Security Ownership of Certain Beneficial Owners and Management" of the Company's Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, a copy of which is attached here as Annex D and incorporated herein by reference.

                           NEW UPC EQUITY SUBSCRIPTION

General

The Plan provides each holder of a Belmarken Notes Claim, UPC Notes Claim or General Unsecured Claim with New UPC Equity Purchase Rights to purchase a pro rata share of the Maximum Subscription Amount of shares of New UPC Common Stock at the Implied Purchase Price per share, as such price may be reduced as described herein. The New UPC Equity Purchase Rights are an integral part of the Plan and will be exercisable only on the Effective Date.

     The number of shares of New UPC Common Stock offered pursuant to the New UPC Equity Subscription is calculated on the basis of the number of shares of New UPC Common Stock that would be distributed to

     (i) the UGC Group in exchange for the Belmarken Notes Claims and the UPC Notes Claims owned by the UGC Group on the date of the Restructuring Agreement, minus the number of shares of New UPC Common Stock distributed to holders of Class 5 Claims (other than holders of UPC Notes Claims), and

     (ii) the holders of the UPC Notes Claims (other than the UGC Group with respect to the UPC Notes Claims held by the UGC Group on the date of the Restructuring Agreement) and the holders of General Unsecured Claims, in each case, as if all of those Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims are Allowed by either the U.S. Bankruptcy Court or the Dutch Bankruptcy Court in the amount asserted by the holders in their filed claims. Notwithstanding the foregoing, Holders asserting an unliquidated claim amount in filed claims will not be entitled to receive any New UPC Equity Purchase Rights or to subscribe for any shares of New UPC Common Stock at the Implied Purchase Price unless they obtain an order from either the U.S. Bankruptcy Court or the Dutch Bankruptcy Court allowing their claim in a specific amount for such purpose by the Voting Deadline.

     The Maximum Subscription Amount will be reduced on a Euro-for-Euro basis by an amount equal to

     (i) the net proceeds of any assets sold by the Company prior to the Effective Date, other than assets sold in the ordinary course of the Company's business in a manner consistent with its past practices, and

     (ii) the net proceeds from any non-dilutive capital raised by the Company (other than capital received by the Company from UGC or its related parties).

     Subject to confirmation of the Plan and the ratified Akkoord becoming final and conclusive (in kracht van gewijsde gaan), pursuant to the UGC Subscription Commitment, UGC has committed to purchase from New UPC, and New UPC has committed to sell to UGC, on the Effective Date and at the Implied Purchase Price, an amount of shares of New UPC Common Stock with an aggregate value equal to the Maximum Subscription Amount less the number of shares of New UPC Common Stock purchased by holders of Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims pursuant to the New UPC Equity Purchase Rights.

     The shares of New UPC Common Stock issued upon exercise of the New UPC Equity Purchase Rights and upon fulfillment of the UGC Subscription Commitment will be in addition to any other shares of New UPC Common Stock issued in connection with the Restructuring.

No Recommendation; Need for Independent Financial Advice

     Holders of New UPC Equity Purchase Rights should seek appropriate independent financial advice. None of the Board of Directors of New UPC nor the Board of Management or Supervisory Board of the Company nor any of the respective representatives of, or advisors to, New UPC or the Company makes any recommendation to holders of New UPC Equity Purchase Rights regarding whether they should exercise the New UPC Equity Purchase Rights. The New UPC Equity Purchase Rights will not be listed on any securities exchange or quoted on any automated quotation system, or otherwise be traded in any market and will only be exercisable on the Effective Date.

     Each holder of New UPC Equity Purchase Rights should consult his or her own attorney, financial advisor and tax advisor for legal, investment and tax advice. For a discussion of the risks associated with an investment in New UPC and shares of New UPC Common Stock, see "Risk Factors--Risks Related to Ownership of the New UPC Common Stock."

New UPC Equity Purchase Rights

     The Plan contemplates that in accordance with the procedures set forth below (the "Subscription Procedures"), each holder of a Belmarken Notes Claim, UPC Notes Claim or General Unsecured Claim is entitled to receive __ New UPC Equity Purchase Rights to acquire New UPC Common Stock at the Exercise Price (as defined herein) for each (euro)1,000 or US$1,000 of Claims held by such holder. Each New UPC Equity Purchase Right entitles the holder thereof, on the Effective Date, to subscribe for one share of New UPC Common Stock at the Exercise Price. The terms of the New UPC Common Stock are described in this Disclosure Statement under "New UPC--Description of Shares of New UPC Common Stock."

Subscription Procedures

   Exercise Price

     The Exercise Price is (euro)___ per New UPC Equity Purchase Right. The "Exercise Price" has been determined as the maximum Implied Purchase Price under the Plan (assuming all Disputed Claims are Disallowed) and has been calculated by dividing the imputed equity value of the Reorganized Company of (euro) ___ billion (as discussed under "Reorganization Valuation Analysis and Projected Financial Information - Reorganization Valuation Analysis") by the number of shares of New UPC Common Stock to be issued under the Plan on the Effective Date to the Holders of Allowed Belmarken Notes Claims, Allowed Class 5 Claims (other than Disputed Claims, if any), Allowed Class 9 Claims (other than Disputed Claims, if any) and Allowed Equity Interests.

   No Fractional New UPC Equity Purchase Rights

     No fractional New UPC Equity Purchase Rights or cash in lieu thereof will be issued or paid (or set aside for payment). Instead, the number of New UPC Equity Purchase Rights distributed will be rounded down to the nearest whole number, with such adjustments as may be necessary to ensure that when the New UPC Equity Purchase Rights are exercised, the aggregate amount paid for the New UPC Common Stock, together with the additional subscription amounts paid by UGC pursuant to the UGC Subscription Commitment, shall not be less than (euro)100 million.

   Expiration of the New UPC Equity Purchase Rights

     The New UPC Equity Purchase Rights will not become exercisable until the Plan becomes effective and can only be exercised on the Effective Date. After the Effective Date, any New UPC Equity Purchase Rights not exercised shall be cancelled and be of no further force and effect.

     New UPC will not be obligated to honor any exercise of New UPC Equity Purchase Rights if the Subscription Agent (as defined herein) receives the documents and deposit of the Subscription Amount (as defined herein) related to the exercise after the Subscription Deadline (as defined herein), regardless of when the documents were transmitted or the Subscription Amount was deposited.

   Subscription Privilege of the New UPC Equity Purchase Rights

     Each holder of New UPC Equity Purchase Rights is entitled to subscribe for one share of New UPC Common Stock per New UPC Equity Purchase Right, upon delivery of the required documentation and payment of the Subscription Amount on or prior to the Subscription Deadline. Each holder of New UPC Equity Purchase Rights may exercise its New UPC Equity Purchase Rights in part or in full.

     Delivery of shares of New UPC Common Stock that are issuable upon exercise of New UPC Equity Purchase Rights will be made in electronic form through the book-entry facilities of The Depository Trust Company or, in certain circumstances, in registered physical form on the Effective Date and delivered by mail on the Initial Distribution Date.

   Termination of the New UPC Equity Purchase Rights

     In the event the U.S. Bankruptcy Court does not confirm the Plan or the Effective Date does not occur by the first Business day that is more than ___ days after the Confirmation Date, the New UPC Equity Purchase Rights will terminate. In addition, New UPC may terminate the New UPC Equity Purchase Rights if at any time prior to the Effective Date there is a judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the New UPC Equity Purchase Rights that, in the sole judgment of New UPC, would or might make the New UPC Equity Purchase Rights or the issuance of shares of New UPC Common Stock in accordance therewith illegal or otherwise restrict or prohibit the issuance of shares of New UPC Common Stock in accordance therewith. If the New UPC Equity Purchase Rights are terminated pursuant to either of the foregoing sentences, all New UPC Equity Purchase Rights will expire without value and all Subscription Amounts received by the Subscription Agent will be returned promptly by regular mail, without interest.

   Reserve Shares

     The New UPC Equity Purchase Rights are intended to allow each Holder of a Belmarken Claim, a UPC Note Claim or a General Unsecured Claim that has exercised its New UPC Equity Purchase Rights on the Effective Date in accordance with the Plan and the subscription procedures as described in this Disclosure Statement (a "Subscribing Holder") to purchase shares of New UPC Common Stock based upon the per share price of the shares of New UPC Common Stock to be issued under the Plan based upon the imputed equity value (which is the mid-range of reorganization enterprise values) of the Reorganized Company of
(euro) __ billion and the total number of shares of New UPC Common Stock to be issued under the Plan to the Holders of Allowed Belmarken Notes Claims, Allowed Class 5 Claims (other than Disputed Claims, if any), Allowed Class 9 Claims (other than Disputed Claims, if any) and Allowed Equity Interests. To the extent that there are any Disputed Claims on the Effective Date, on the Effective Date, New UPC will deposit into an escrow account (the "Subscription Reserve Account") additional shares of New UPC Common Stock (the "Subscription Reserve Shares") to be distributed to the Subscribing Holders after the Disputed Claims have been resolved in accordance with the Plan. On a date as soon as reasonably practical after the end of each calendar quarter following the Effective Date in which any Disputed Claims are resolved in accordance with the Plan (each such date, a "Subscription Distribution Date"), the escrow agent shall distribute to each Subscribing Holder a number of Subscription Reserve Shares equal to the product of the following equation: A= B - C. For purposes of this equation, the following values shall be used:

     A= Number of Subscription Reserve Shares to be issued on each Subscription Distribution Date

     B=   (X+Y)/X

     C= 1 + Number of Subscription Reserve Shares distributed to such Subscribing Holders prior to such Subscription Distribution Date

     X= Number of shares of New UPC Common Stock to be issued under the Plan on the Effective Date to the Holders of Allowed Belmarken Notes Claims, Allowed Class 5 Claims (other than Disputed Claims, if any), Allowed Class 9 Claims (other than Disputed Claims, if any) and Allowed Equity Interests

     Y= Cumulative number of shares of New UPC Common Stock to be issued under the Plan after the Effective Date to the Holders of Allowed Class 5 Claims in resolution of Disputed Claims

     No fractional Subscription Reserve Shares or cash in lieu thereof will be issued or paid (or set aside for payment). Instead, the number of Subscription Reserve Shares to be distributed to any Subscribing Holder will be rounded down to the nearest whole number.

     Upon resolution of all Disputed Claims and distribution of all Subscription Reserve Shares distributable in accordance with the Plan, the escrow agent shall return all undistributed Subscription Reserve Shares to New UPC.

   Exemption from U.S. Securities Act Registration

     In connection with the consummation of the Plan, the Company and New UPC will rely on Section 1145 of the U.S. Bankruptcy Code, to the extent it is applicable, to exempt the issuance of (i) the New UPC Equity Purchase Rights and
(ii) the shares of New UPC Common Stock issuable upon exercise of the New UPC Equity Purchase Rights, including any Subscription Reserve Shares, from the registration requirements of the U.S. Securities Act and of any state securities or "blue sky" laws. See "New UPC--Issuance and Resale of the New UPC Common Stock."

     Because of the complex, subjective nature of the question of whether a particular holder of New UPC Equity Purchase Rights may be an underwriter, neither New UPC nor the Company makes any representation or provides any guidance or instructions concerning the ability of any person to exercise the New UPC Equity Purchase Rights or to dispose of any shares of New UPC Common Stock issuable upon any exercise of the New UPC Equity Purchase Rights.

   Subscription Procedures for the Exercise of New UPC Equity Purchase Rights

     There is a section on the Ballot sent to each Holder of Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims enabling such Holder to indicate how many New UPC Equity Purchase Rights it desires to exercise and instructions on how to exercise New UPC Equity Purchase Rights (the "Instructions").

     A Subscribing Holder of New UPC Equity Purchase Rights may exercise its New UPC Equity Purchase Rights by (i) delivering its Ballot to either the applicable Voting Agent or its Intermediary, as applicable (see "Chapter 11 Case and the Plan of Reorganization--Voting on, and Confirmation of, the Plan--Voting Procedures" for a discussion of the delivery of Ballots by Holders of Claims and Equity Interests), such that its vote is transmitted to the applicable Voting Agent on or prior to the Voting Deadline with the section setting forth the New UPC Equity Purchase Rights being exercised, duly completed and duly executed and
(ii) sending full payment payable to ________, in its capacity as the subscription agent (the "Subscription Agent") of the Exercise Price for each share of New UPC Common Stock subscribed for pursuant to the New UPC Equity Purchase Rights (the "Subscription Amount") on or prior to the fifth Business Day prior to the Effective Date (the "Subscription Deadline").

     New UPC Equity Purchase Rights will not be considered exercised on the Effective Date unless (i) the Voting Agent receives the Ballot or Master Ballot, as applicable, with the New UPC Equity Purchase Rights subscription section completed on or before the Voting Deadline and (ii) the Subscription Agent receives full payment of the Subscription Amount ("Payment") on or before the Subscription Deadline. Even if a Subscribing Holder indicates on its Ballot or Master Ballot, as applicable, of its decision to subscribe for shares of New UPC Common Stock in exercise of its New UPC Equity Purchase Rights, the New UPC Equity Purchase Rights of such Subscribing Holder shall not be deemed to be exercised on the Effective Date unless the corresponding Payment of the Subscription Amount from such Subscribing Holder is also received by the Subscription Agent on or prior to the Subscription Deadline. Failure by a Subscribing Holder to make the required Payment of its Subscription Amount to the Subscription Agent by the Subscription Deadline will result in the cancellation of the New UPC Equity Purchase Rights of such Subscribing Holder on the Effective Date.

     Since the UPC Notes are held through Intermediaries, only those Intermediaries can exercise the New UPC Equity Purchase Rights on behalf of the beneficial owners of such UPC Notes (including making the Payment of the Subscription Amount on behalf of such beneficial holders). If a Subscribing Holder is a beneficial owner of UPC Notes and indicates on its Ballot that it intends to exercise its New UPC Equity Purchase Rights, the transfer of its UPC Notes will be blocked by The Depository Trust Company ("DTC") from the Voting Termination Date to the earlier of (i) the Subscription Deadline in the event such Subscribing Holder fails to pay the required Subscription Amount on the Subscription Deadline or (ii) the Effective Date in the event such Subscribing Holder makes the required Payment of the Subscription Amount on or prior to the Subscription Deadline. If any Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when executing the Ballot and, unless waived by New UPC and/or the Voting Agent, proper evidence satisfactory to New UPC and/or the Voting Agent of such person's authority to so act and to exercise the New UPC Equity Purchase Rights on behalf of the person entitled to vote must be submitted.

   Method of Payment

     Payment of the Subscription Amount must be made in United States Dollars for the number of shares of New UPC Common Stock subscribed for (as indicated on the Ballot) by certified check or bank draft drawn upon a United States bank or by postal, telegraphic, express money order or wire transfer payable to the Subscription Agent.

     The Subscription Agent will hold funds received for payment of the Subscription Amount in a segregated non-interest bearing account with payments received from other Subscribing Holders until the shares of New UPC Common Stock issuable upon exercise of the New UPC Equity Purchase Rights are issued, or if the New UPC Equity Purchase Rights are terminated as described under "-- Termination of the New UPC Equity Purchase Rights," until repaid by the Subscription Agent.

   Delivery of Ballot and Payment

     Subscribing Holders should deliver the Ballot to the appropriate Voting Agent or its Intermediary, as applicable, and Payment to the Subscription Agent at their respective addresses set forth in the Instructions. Delivery to an address other than the applicable address set forth in the Instructions will not constitute valid delivery. The method of delivery of the Ballot and Payment will be at the election and risk of the Subscribing Holder.

     If sent by mail, Subscribing Holders are urged to send the Ballot (duly completed and executed) and payment of the Subscription Amount by registered mail, properly insured, with return receipt requested, and are urged to allow a sufficient number of days to ensure timely delivery of the Ballot to the Voting Agent prior to the Voting Termination Date and clearance of the Subscription Amount prior to the Subscription Deadline.

   Calculation of New UPC Equity Purchase Rights Exercised

     If a Subscribing Holder does not indicate the number of New UPC Equity Purchase Rights it wishes to exercise, or does not forward full Payment of the total Subscription Amount due for the number of New UPC Equity Purchase Rights that the duly completed Ballot indicates are to be exercised, then the Subscribing Holder will be deemed to have decided to exercise the maximum number of New UPC Equity Purchase Rights that may be exercised with the aggregate Subscription Amount delivered by such Subscribing Holder to the Subscription Agent.

     If a Subscribing Holder's aggregate Subscription Amount is greater than the amount it owes for the exercise of all of its New UPC Equity Purchase Rights on the Effective Date, the Subscription Agent will return the excess amount to such Subscribing Holder by regular mail, without interest, promptly after the Effective Date.

   Notice to Intermediaries

     Record holders of New UPC Equity Purchase Rights, such as Intermediaries which hold securities for the accounts of others, should contact the respective beneficial owners of such New UPC Equity Purchase Rights as soon as possible to ascertain the beneficial owners' intentions and to obtain instructions with respect to the New UPC Equity Purchase Rights.

     If a beneficial owner so instructs, the record owner of a New UPC Equity Purchase Right should complete the applicable portion of the Master Ballot and submit such Master Ballot to the appropriate Voting Agent and submit full payment of the Subscription Amount to the Subscription Agent. In addition, beneficial owners of New UPC Equity Purchase Rights held through such a Intermediary holder should contact the Intermediary and request the Intermediary to effect the transactions in accordance with the beneficial owner's instructions.

   Determinations Regarding the Exercise of New UPC Equity Purchase Rights

     Subject to any applicable order of the U.S. Bankruptcy Court, the Company, New UPC, the Voting Agents and/or the Subscription Agent will decide all questions concerning the timeliness, validity, form and eligibility of an Subscribing Holder to exercise its New UPC Equity Purchase Rights on the Effective Date and subscribe for the Shares of New UPC Common Stock pursuant to such New UPC Equity Purchase Rights and such determinations will be final and binding on all persons.

     Subject to any applicable order of the U.S. Bankruptcy Court, the Company, New UPC, the Voting Agents and/or the Subscription Agent, in their sole discretion, may waive any defect or irregularity in connection with the submission of Ballots and Master Ballots and will not be liable for failure to notify a Subscribing Holder of any defect or irregularity. No subscription will be accepted until all defects and irregularities have been waived or cured within such time as the Company, New UPC, the Voting Agent and/or the Subscription Agent decides, in their or its sole discretion.

   No Revocation

     If a Subscribing Holder has indicted, on its Ballot submitted by the Voting Deadline, its intention to exercise its New UPC Equity Purchase Rights and paid, by the Subscription Deadline, the required Subscription Amount, such Subscribing Holder may not revoke the exercise of its New UPC Equity Purchase Rights on the

Effective Date. New UPC Equity Purchase Rights not exercised on or prior to the Effective Date shall be cancelled and be of no further force and effect.

     Pursuant to the UGC Subscription Commitment, UGC has agreed to subscribe for shares of New UPC Common Stock on the Effective Date up to the Maximum Subscription Amount to the extent that any New UPC Equity Purchase Rights are not exercised on the Effective Date.

   All Other Matters

     New UPC will not provide the New UPC Equity Purchase Rights to Holders of Belmarken Claims, UPC Notes Claims or General Unsecured Claims in any state or other jurisdiction in which it is unlawful to do so, nor is it selling or accepting any offers to subscribe for, or purchase, shares of New UPC Common Stock from holders of New UPC Equity Purchase Rights that are residents of those states or other jurisdictions. New UPC may delay providing the New UPC Equity Purchase Rights in those states or jurisdictions, or change the terms of the provision of the New UPC Equity Purchase Rights, in order to comply with the securities law requirements of those states or other jurisdictions. New UPC may decline to make modifications to the terms of the provision of the New UPC Equity Purchase Rights requested by those states or other jurisdictions, in which case, holders of New UPC Equity Purchase Rights which are residents of those states or other jurisdictions will not receive any New UPC Equity Purchase Rights.

Non-Transferability of the New UPC Equity Purchase Rights

     The New UPC Equity Purchase Rights are not transferable.

                                   THE COMPANY

Business

     The Company was incorporated under Dutch law as a limited liability company (naamloze vennootschap) on December 21, 1990 and has its corporate seat in Amsterdam, The Netherlands. Its executive offices are located at Boeing Avenue 53, 1119 PE Schiphol-Rijk, The Netherlands.

     The Company is a holding company whose principal assets are its ownership interests in approximately two hundred (200) direct and indirect operating subsidiaries. Except as set forth below, none of the Company's subsidiaries or affiliates have commenced insolvency proceedings in the United States and they continue to operate outside of bankruptcy in the ordinary course of business.

     The Company's wholly-owned indirect subsidiary, Bicatobe Investments B.V., holds an 80% interest in Tara Television Ltd. ("Tara"), an Irish company. Tara filed for protection from its creditors under Irish law on March 1, 2002. In addition, Tevel Israel International Communications Ltd., the Company's 46.6% owned affiliate, filed for bankruptcy protection in Israel in April 2002. In addition, on March 29, 2002, an involuntary Chapter 11 proceeding was commenced in Denver, Colorado against United Australia/Pacific, Inc. ("UAP"), an affiliate of the Company. Simultaneously therewith, UAP filed a voluntary Chapter 11 case in the Southern District of New York. On or about April 10, 2002, the involuntary case was transferred to the Southern District of New York. The case is currently pending in the Southern District of New York.

     The UPC Group owns and operates broadband communications networks providing telephone, cable and internet services to both residential and business customers in 11 countries in Europe. Its subscriber base is one of the largest of any group of broadband communications networks operated across Europe. In particular, the UPC Group has approximately 6.6 million subscribers to its basic tier video services, and an additional 116,200 subscribers for its digital DTH service in Hungary, the Czech Republic and the Slovak Republic. Residential telephone services are offered under the brand Priority Telecom over its Austrian, Dutch, French and Norwegian systems and serve approximately 396,200 residential subscribers. In addition, the UPC Group currently offers internet services in nine countries to approximately 611,200 residential subscribers.

     The operations of the UPC Group are organized into three principal divisions:

   UPC Distribution

     The distribution division delivers video services, and in many of the UPC Group's Western European systems, telephone and internet services to the residential market. The division also offers residential internet and telephone services in some of the UPC Group's Eastern European systems. Over the past few years, the distribution division has commenced several significant projects to upgrade the various services offered to customers. These projects include an upgrade of the cable television systems to provide high-speed two way capacity (which will enable it to offer telephone and internet services as well as enhanced digital video services), the launching of digital video in several of the group's Western European systems and the upgrading and integrating of the group's information technology systems.

   UPC Media

     The UPC Media division operates the group's converging internet and video content and programming business, including digital video products. In particular, UPC Media focuses on five key areas:

     (i)  chello broadband internet services;

     (ii) interactive digital services;

     (iii) transactional television services such as pay per view movies;

     (iv) digital broadcast and post production services; and

     (v) thematic channels for distribution on the Company's network, third party networks and DTH platforms.

   Priority Telecom

     Priority Telecom operates a competitive local exchange carrier ("CLEC") business and provides telephone and data network solutions to the business market. Priority Telecom N.V. was founded for the purpose of providing telephone services to business customers and is the primary vehicle for providing telecommunications services to the UPC Group's business customers. Through Priority Telecom N.V., the group's CLEC business is currently operating in metropolitan areas in The Netherlands, Austria and Norway. Additionally, UPC Distribution's local operating companies provide telephone services to residential customers using the Priority Telecom brand.

     For a further description of the UPC Group, see "Item 1--Business" and "Item 2--Properties" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 attached to this Disclosure Statement as Annex C and incorporated herein by reference, and "Item 2--Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Business" of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 attached to this Disclosure Statement as Annex E and incorporated herein by reference.

Investments

     For a discussion of the main investments of the Company, including equity and debt securities acquired by the Company since January 1, 1999 and information regarding the financing for, and location of, such investments, see "Item 1--Business," "Item 2--Properties," "Item 7--Management's Discussion and Analysis of Financial Condition and Results of Operations" and notes 1, 4 and 6 of the notes to the annual audited consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 attached to this Disclosure Statement as Annex C and incorporated herein by reference, and "Item 2--Management's Discussion and Analysis of Financial Condition and Results of Operations" and notes 1 and 5 of the notes to the quarterly unaudited consolidated financial statements of the Company contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 attached to this Disclosure Statement as Annex E and incorporated herein by reference.

Litigation and Claims

     For a description of the legal proceedings to which the UPC Group is a party and claims arising out of the UPC Group's operations in the normal course of business, see the section entitled "Item 3--Legal Proceedings" of the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and the section entitled "Item 1--Legal Proceedings" of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, copies of which are attached hereto as Annex C and Annex E, respectively, and incorporated herein by reference.

Licenses

     For a discussion of the importance to the Company and the duration and effect of all licenses held, see the section entitled "Item 1.
Business--Regulation" of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, a copy of which is attached hereto as Annex C, and incorporated herein by reference.

Selected Historical Consolidated Financial Information

     The following selected consolidated financial data for the years ended December 31, 2001, 2000, 1999, 1998, and 1997 have been derived from the Company's consolidated financial statements, which statements have been audited by Arthur Andersen, independent auditors, as restated for 1998 and 1997 to include the financial data of Monor Communications Group, Inc., Tara Television Limited and Ibercom, Inc. for all periods in which their operations were part of UGC Holdings' consolidated results. On December 11, 1997, UGC Holdings acquired the 50% of the Company that it did not already own from Royal Philips Electronics N.V. As a result of this acquisition and the associated push-down of UGC Holdings' basis on December 11, 1997, the financial information for the years ended December 31, 2001, 2000,1999 and 1998 is presented on a "post-acquisition" basis. The Company adopted the Euro as the Company's reporting currency effective December 31,1999. The Company has retroactively restated financial information for all periods presented using the exchange rate fixed on January 1, 1999 of Euro 1.0 to
2.20371 Dutch Guilders.

     The selected consolidated statement of financial data for the nine months ended September 30, 2001 and 2002 have been derived from the Company's consolidated financial statements for such periods. Such selected financial data are unaudited but, in the opinion of the Company's management, include all adjustments (consisting only of normally recurring adjustments) necessary for a fair presentation thereof. Results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the full year.

     The selected consolidated financial information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, the Company's consolidated financial statements and notes thereto.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                                  For the Nine Months
                                                Year Ended December 31,                           Ended September 30,
                              1997          1998         1999          2000           2001         2001         2002
                              ----          ----         ----          ----           ----         ----         ----
                                                                                                      (unaudited)
                                                 (In thousands of Euros, except per share data)

Statement of Operations
Data:
Service and other revenue..     153,040      185,582      447,501      1,000,825     1,378,764    1,033,385   1,046,101
Operating expense..........     (53,777)     (62,830)    (293,778)      (714,906)     (931,817)    (724,878)   (566,952)
Selling, general & admini-
   strative expense.......      (54,030)    (218,587)    (466,260)      (569,121)     (613,086)    (460,808)   (297,909)
Depreciation and
   amortization...........      (60,302)     (85,150)    (266,070)      (718,669)   (1,097,822)    (767,979)   (534,679)
Impairment and restructuring
   charges.................            -            -            -              -   (1,687,948)    (359,015)    (23,635)
   Net operating loss......     (15,069)    (180,985)    (578,607)    (1,001,871)   (2,951,909)  (1,279,295)   (377,074)
Interest income............       2,955        3,357       20,104         44,345        49,655       44,886      17,309
Interest expense...........     (32,100)     (47,355)    (178,448)      (753,231)     (919,570)    (688,174)   (669,088)
Provisions for loss on
   investment..............            -            -            -              -     (375,923)    (375,923)     (7,957)
Gain (loss) on sale of
   business................            -            -       1,501         (3,482)     (468,306)            -           -
Foreign exchange gain
   (loss) and other
   expense.................     (27,205)      (1,606)     (22,561)      (177,803)     (172,437)     (91,740)    324,678
   Net loss before
   income taxes and
   other items.............     (71,419)    (226,589)    (758,011)    (1,892,042)   (4,838,490)  (2,390,246)   (712,132)
Share in results of
   affiliated
   companies, net..........     (11,552)     (28,962)     (29,760)      (116,690)     (186,047)    (107,723)    (36,913)
Minority interests in
   subsidiaries............          69          523        1,651         23,887       543,092      111,473     (10,387)
Income tax benefit
   (expense)...............         748         (551)       1,822         (3,930)       39,616         (529)     (1,607)
   Net loss before
   cumulative effect of
   change in accounting
   principle...............     (82,154)    (255,579)    (784,298)    (1,988,775)   (4,441,829)  (2,387,025)   (761,039)
Extraordinary gain.........            -            -            -              -             -            -    471,718
Cumulative effect of
   change in accounting
   principle...............            -            -            -              -       21,349       21,349            -
         Net loss..........     (82,154)    (255,579)    (784,298)    (1,988,775)   (4,420,480)  (2,365,676)   (289,321)
Basic and diluted net
   loss attributable to
   common shareholders.....     (82,154)    (255,579)    (784,298)    (1,996,408)   (4,540,791)  (2,455,630)   (392,128)


                                      -99-



                                                                                                  For the Nine Months
                                                Year Ended December 31,                           Ended September 30,
                              1997          1998         1999          2000           2001         2001         2002
                              ----          ----         ----          ----           ----         ----         ----
                                                                                                      (unaudited)
                                                 (In thousands of Euros, except per share data)
Basic and diluted net
   loss per ordinary
   share before
   cumulative effect of
   change in accounting
   principle...............       (0.30)       (1.03)       (2.08)         (4.56)       (10.32)       (5.40)      (1.72)
Basic and diluted net
   loss per ordinary
   share...................       (0.30)       (1.03)       (2.08)         (4.56)       (10.27)       (5.35)      (0.65)
Weighted-average number
   of ordinary shares
   outstanding............  275,421,933  247,915,834  377,969,829    438,041,841   444,226,377  441,829,327  443,417,525

Selected Balance Sheet
Data:
Non-restricted cash and
   cash equivalents.......       45,443       13,419    1,025,460      1,590,230       855,001      893,756     301,094
Other current assets......       38,762       61,735      311,202        402,544       479,172      450,648     356,458
Investments in and
   advances to
   affiliated companies...      187,706      223,737      242,847        685,288       193,648      250,712     126,205
Property, plant and
   equipment..............      220,075      273,628    1,974,817      3,709,352     3,754,330    3,682,323   3,331,134
Intangible assets.........      313,129      308,585    2,611,413      5,119,892     3,003,503    4,544,526   2,893,382
                            -----------  ------------ -----------    -----------   -----------  ------------ ------------
         Total assets.....      869,309      938,317    6,802,272     11,968,439     8,475,464   10,370,240   7,021,760
                            ===========  ============ ===========    ===========   ===========  ============ ============
Short-term debt and
   current portion of
   long-term debt (1).....      116,855      159,664      213,532         69,692     9,274,941       65,148   8,464,431
Other current
   liabilities............       84,150      110,956      565,207      1,263,107     1,175,463      961,136     934,269
Long-term debt............      438,397      533,078    3,966,490      8,244,337       469,990    9,342,998     451,314
Other non-current
   liabilities............       26,377      156,510       88,028         46,801       243,962      152,185     280,866
                            -----------  ------------ -----------    -----------   -----------  ------------ ------------
         Total
           liabilities....      665,779      960,208    4,833,257      9,623,937    11,164,356   10,521,467  10,130,880
                            ===========  ============ ===========    ===========   ===========  ============ ============
Minority interest in
   subsidiaries...........        3,955       11,768       11,895        831,132       152,096      588,972      13,723
Convertible preferred
   stock..................            -            -            -      1,392,251     1,505,435    1,474,718   1,608,248
Total shareholders'
   equity (deficit).......      199,575      (33,659)   2,020,200        121,119    (4,346,423)    (740,199)  (4,731,091)
                            ===========  ============ ===========    ===========   ===========  ============ ============

--------------------
(1) As discussed in Note 2--"Risks and Going Concern Uncertainties" of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, attached as Annex E hereto, since March 3, 2002, the Company has been in default under the UPC Notes and the Belmarken Notes and has received the UPCD Facility Waiver. Accordingly, these borrowings have been reclassified to the current portion of long-term debt.

                    Management's Discussion and Analysis of
                  Financial Condition and Results of Operation

     For the management's discussion and analysis of the financial condition and results of the operations of the Company, "Item 7--Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and the section entitled "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, copies of which are attached hereto as Annex C and Annex E, respectively, and incorporated herein by reference.

Management of the Company Prior to the Restructuring

   Board of Management

     The following are the members of the Company's Board of Management as of the date of this Disclosure Statement:

     John F. Riordan          Board of Management Member, President, and Chief
                              Executive Officer

     Charles H.R. Bracken     Board of Management Member and Chief Financial
                              Officer

     Gene Musselman           Board of Management Member and Chief Operating
                              Officer

     Nimrod J. Kovacs         Board of Management Member and Executive Chairman,
                              UPC Central Europe

     Shane O'Neill            Board of Management Member and Chief Strategy
                              Officer

     Anton M. Tuijten         Board of Management Member, Senior Vice President
                              and General Counsel

     For more information regarding the members of the Company's Board of Management, see "Item 10--Directors and Executive Officers of the Registrant" of the Company's Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, a copy of which is attached hereto as Annex D and incorporated herein by reference.

   Supervisory Board

The following are the members of the Company's Supervisory Board as of the date of this Disclosure Statement:

     Michael T. Fries         Chairman of the Supervisory Board
     John P. Cole, Jr.        Supervisory Director
     John W. Dick             Supervisory Director
     Richard de Lange         Supervisory Director
     Ellen P. Spangler        Supervisory Director
     Tina M. Wildes           Supervisory Director
     Gene W. Schneider        Advisor to the Supervisory Board

     For more information regarding the members of the Company's Supervisory Board, see "Item 10--Directors and Executive Officers of the Registrant" of the Company's Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, a copy of which is attached hereto as Annex D and incorporated herein by reference.


Management of the Company After the Restructuring

   Board of Management

     From and after the Effective Date, the corporate governance of the Company shall be modified as set forth in the Amended and Restated UPC Articles of Association to ensure that the decisions taken by the board of directors of New UPC, subject to the Amended and Restated New UPC Certificate of Incorporation and the Amended and Restated New UPC By-Laws, will be implemented by the Company.

     Upon the Effective Date, the members of the Board of Management of the Company shall be those individuals set forth in a schedule to be filed by the Company with the U.S. Bankruptcy Court and mailed to all holders of Claims or Equity Interests entitled to vote on the Plan on or before the Document Filing Date (the "Board of Management Schedule"). The Board of Management Schedule shall also set forth the proposed compensation for such members of the Board of Management of the Company.

   Supervisory Board

     Upon adoption of the Third Amendment to the Company's Articles of Association and delisting of the UPC Ordinary Shares A from Euronext, the two-tier structure of the Company's management providing for both a Board of Management and a Supervisory Board will be amended to a one-tier structure, the Company's Supervisory Board will be dissolved and removed from the Company's Articles of Association and the Company's management will consist of a Board of Management with one or more members.

                      OUTSTANDING SECURITIES OF THE COMPANY

The UPC Notes

     The UPC Notes were issued in July 1999, October 1999 and January 2000 in the transactions described below:

   July 1999 Offering

     In July 1999, the Company completed an unregistered bond offering consisting of US$800.0 million and (euro)300.0 million 10 7/8% Senior Notes due 2009 (the "10 7/8% Senior Notes due 2009") and US$735.0 million 12 1/2% Senior Discount Notes due 2009 (the "12 1/2% Senior Discount Notes due 2009"). The US$800.0 million 107/8% Senior Notes due 2009 were swapped into Euros at a rate of US$1.06 per (euro)1.00. In December 1999, the Company completed a registered exchange offer for these U.S. Dollar-denominated and Euro-denominated UPC Notes.

   October 1999 Offering

     In October 1999, the Company completed an unregistered bond offering consisting of US$200.0 million and (euro)100.0 million of 10 7/8% Senior Notes due 2007 (the "10 7/8% Senior Notes due 2007"), US$252.0 million and (euro)101.0 million of 11 1/4% Senior Notes due 2009 (the "11 1/4% Senior Notes due 2009"), and US$478.0 million and (euro)191.0 million aggregate principal amount at maturity of 13 3/8% Senior Discount Notes due 2009 (the "13 3/8% Senior Discount Notes due 2009"). The Company entered into cross-currency swaps, swapping the interest obligations on the US$252.0 million 11 1/4% Senior Notes due 2009 and the US$200.0 million 10 7/8% Senior Notes due 2007 into fixed and variable rate Euro notes at a rate of US$1.049 per (euro)1.00. In April 2000, the Company completed a registered exchange offer for these U.S. Dollar-denominated and Euro-denominated UPC Notes.

   January 2000 Offering

     In January 2000, the Company completed an unregistered bond offering consisting of US$300.0 million of 11 1/2% Senior Notes due 2010 (the "11 1/2% Senior Notes due 2010"), US$600.0 million and (euro) 200.0 million of 11 1/4% Senior Notes due 2010 (the "11 1/4% Senior Notes due 2010") and US$1.0 billion aggregate principal amount at maturity of 13 3/4% Senior Discount Notes due 2010 (the "13 3/4% Senior Discount Notes due 2010") . The Company entered into cross-currency swaps, swapping a total of US$300.0 million of the 11 1/2% Senior Notes due 2010 into a fixed Euro coupon of 10.0% at a rate of US$1.01 per
(euro)1.00 until August 2008. In April 2000, the Company completed a registered exchange offer for these U.S. Dollar-denominated and Euro-denominated UPC Notes.

   Market for the UPC Notes

     The UPC Notes are not listed on any U.S. national or regional stock exchange or included on NASDAQ. The UPC Notes trade on a limited basis in the over-the-counter market. Trading in the UPC Notes, however, is extremely limited and each Holder of UPC Notes is encouraged to obtain current information on the market price of any UPC Notes that such Holder holds.

   Terms of the UPC Notes

     The UPC Notes were issued pursuant to indentures dated as of July 30, 1999, in the case of the 10 7/8% Senior Notes due 2009 and the 12 1/2% Senior Discount Notes due 2009, October 29, 1999 in the case of the 10 7/8% Senior Notes due 2007, the 11 1/4 % Senior Discount Notes due 2009 and the 13 3/8 Senior Discount Notes due 2009 and January 20, 2000 in the case of the 11 1/2 Senior Notes due 2010, the 11 1/4 Senior Notes due 2010 and the 13 3/4 Senior Discount Notes due 2010 (the "Indentures") by and among the Company and Citibank N.A., as trustee (the "Trustee"). The 10 7/8% Senior Notes due 2009, the 10 7/8% Senior Notes due 2007, the 11 1/4% Senior Notes due 2009, the 11 1/2% Senior Notes due 2010 and the 11 1/4% Senior Notes due 2010 are sometimes referred to below as the "UPC Senior Notes" and the 12 1/2% Senior Discount Notes due 2009, the 13 3/8% Senior Discount Notes due 2009 and the 13 3/4% Senior Discount Notes due 2010 are sometimes referred to below as the "UPC Senior Discount Notes." Although, for convenience, the UPC Senior Notes and the UPC Senior Discount Notes are referred to as the

"UPC Notes," the UPC Notes were issued each as a separate series and do not together have any class voting or other rights.

     The following summaries of certain provisions of the Indentures are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indentures. The Company urges each Holder of UPC Notes to read the Indentures because the Indentures, and not this description, define the rights of the holders of the UPC Notes. Copies of the Indentures are available from the Company upon request.

     Ranking of the UPC Notes

     The UPC Notes are (i) unsecured, general obligations of the Company, (ii) ranked equally in right of payment with all of the Company's existing and future unsubordinated and unsecured Indebtedness (as defined in the relevant Indenture); and (iii) ranked senior in right of payment to all of the Company's existing and future Subordinated Indebtedness (as defined in the relevant Indenture). The Company's operations are conducted through its subsidiaries and, therefore, the Company depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the UPC Notes. The UPC Notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) and preferred stock of the Company's subsidiaries. Any right the Company has to receive assets of any of its subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the UPC Notes to participate in those assets) are effectively subordinated to the claims of that subsidiary's creditors and preferred interest holders, except to the extent that the Company is recognized as a creditor of the subsidiary, in which case the Company's claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by the Company.

     Principal and Maturity

     The following chart shows the aggregate principal amount and scheduled maturity date of each of the series of UPC Notes:

    Series of UPC Notes                     Aggregate Principal Amount Issued        Scheduled Maturity Date
    -------------------                     ---------------------------------        -----------------------
10 7/8% Senior Notes due 2007                       US$200,000,000                        November 1, 2007
                                                 (euro)100,000,000
10 7/8% Senior Notes due 2009                       US$800,000,000                        August 1, 2009
                                                 (euro)300,000,000
11 1/4% Senior Notes due 2009                       US$252,000,000                        November 1, 2009
                                                 (euro)101,000,000
12 1/2% Senior Discount Notes due 2009              US$735,000,000                        August 1, 2009
13 3/8% Senior Discount Notes due 2009              US$478,000,000                        November 1, 2009
                                                 (euro)191,000,000
11 1/4% Senior Notes due 2010                       US$600,000,000                        February 1, 2010
                                                 (euro)200,000,000
11 1/2% Senior Notes due 2010                       US$300,000,000                        February 1, 2010
13 3/4% Senior Discount Notes due 2010            US$1,000,000,000                        February 1, 2010


     Covenants

     The UPC Notes contain covenants requiring the Company to repurchase the UPC Notes at the option of the holders of the UPC Notes in the event of a Change in Control (as defined in the Indentures) of the Company. The UPC Notes also contain covenants restricting or limiting the ability of the Company or any of its subsidiaries (subject, in each case, to certain exceptions) to

     o    incur indebtedness and disqualified capital stock;

     o    make restricted payments;

     o impose restrictions on the ability of the Company's subsidiaries to pay dividends or make other payments to the Company;

     o create, incur, assume or suffer to exist any lien on its assets or properties;

     o convey, sell, transfer, assign or otherwise dispose of its property, business or assets;

     o consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets; and

     o engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Company's Supervisory Board, is a related business.

     The Indentures also require the Company to provide to the Trustees and each holder of the UPC Notes identified to the Company annual and quarterly financial statements and any report filed with the SEC within 15 days of the filing of such report with the SEC. The Indentures provide for events of default under the UPC Notes in the event of the Company's failure to pay interest (subject to a 30 day grace period) or principal on the notes, the Company's failure to observe or perform any covenant or agreement under the UPC Notes or in the Indentures (subject to a 30 day cure period), the bankruptcy, insolvency or reorganization of the Company or a default under other indebtedness of the Company or any of its subsidiaries in excess of US$50 million.

The Belmarken Notes

     In May 2001, Belmarken completed the placement with Liberty Media Corporation ("Liberty Media") of the Belmarken Notes, receiving proceeds of US$856.8 million. The holder of the Belmarken Notes has the right to exchange the Belmarken Notes into UPC Ordinary Shares A under certain circumstances at US$6.85 per share. The Belmarken Notes were transferred to UGC on January 30, 2002, as part of a transaction between Liberty Media, the original holder of the Belmarken Notes, and UGC. As a result of the transfer, UGC may exchange the Belmarken Notes for UPC Ordinary Shares A at US$6.85 per share at any time. The Belmarken Notes are secured by pledges of the stock of Belmarken, its wholly-owned subsidiary and the subsidiary holding company that owns chello broadband N.V.

     The principal terms of the Belmarken Notes are as follows:

     o Exchangeable at any time into UPC Ordinary Shares A at US$6.85 per share.

     o Callable in cash at any time in the first year at accreted value, then not callable until May 29, 2004, thereafter callable at descending premiums in cash, UPC Ordinary Shares A or a combination (at the Company's option) at any time prior to May 29, 2007.

     o The Company has the right, at its option, to require exchange of the Belmarken Notes into UPC Ordinary Shares A at (euro)8.00 per share on a (euro)1.00 for (euro)1.00 basis for any equity raised by the Company at a price at or above (euro)8.00 per share during the first two years, (euro)10.00 per share during the third year, (euro)12.00 per share during the fourth year, and (euro)15.00 per share during and after the fifth year.

     o The Company has the right, at its option, to require exchange of the Belmarken Notes into UPC Ordinary Shares A, if on or after November 15, 2002, the UPC Ordinary Shares A trade at or above US$10.28 for at least 20 out of 30 trading days, or if on or after May 29, 2004, the UPC Ordinary Shares A trade at or above US$8.91 for at least 20 out of 30 days.

Statutory Purpose of the Company

   Prior to the Restructuring

          Article 3 of the Articles of Association of the Company, which were last amended on December 7, 2000, provides that the business activities of the Company shall include:

     o the ownership, operation and development of subscription and multi-channel television systems and the provision of related consulting, engineering and programming services and other communications services,

     o the incorporation, management and financing of, and participation in, other companies and enterprises and

     o the incurrence of loans, the making of investments and the acquisition, transfer and disposal of claims and assets in general.

   After the Restructuring

         The Articles of Association of the Company will be amended to provide that the business activities of the Company shall include:

     o the incorporation, management and supervision of, and participation in, businesses and companies,

     o the financing of businesses and companies and the borrowing, lending and raising of funds,

     o the rendering of advice and services to businesses and companies with which it forms a group and to third parties,

     o the granting of guarantees, the binding of itself and the pledging of its assets for obligations of businesses and companies with which it forms a group and to third parties,

     o    the acquisition, sale and management of property,

     o    the trading in currencies and securities,

     o the development of, and trading in, patents, trademarks, licenses and other property rights and

     o the performance of any and all activities of an industrial, financial or commercial nature.

Capital Stock of the Company Prior to the Restructuring

          The current authorized capital stock of the Company amounts to 1,653,000,000 shares of capital stock, including

     (i) 1,000,000,000 UPC Ordinary Shares A with a par value of (euro)1.00 each,

     (ii) 300,000,000 UPC Ordinary Shares B with a par value of (euro)0.01 each,

     (iii) 300 UPC Priority Shares with a par value of (euro)1.00 each,

     (iv) 49,999,700 UPC Preference Shares A with a par value of (euro)1.00 each, and

     (v) 600,000,000 UPC Preference Shares B with a par value of (euro)1.00 each.

As of the Petition Date, the Company had outstanding

     (i)  443,417,525 UPC Ordinary Shares A;

     (ii) no UPC Ordinary Shares B;

     (iii) 300 UPC Priority Shares;

     (iv) 12,400 UPC Preference Shares A; and

     (v)  no UPC Preference Shares B.

     The following is a brief description of the UPC Ordinary Shares A and B, the UPC Priority Shares, the UPC Preference Shares A and B and the UPC ADSs:

   UPC Ordinary Shares A and B

          General

     The Company has two classes of ordinary shares: Ordinary Shares A and Ordinary Shares B. The Ordinary Shares B have similar rights to the UPC Ordinary Shares A, except for the following primary differences:

     o holders of Ordinary Shares B are entitled to one vote per share and holders of the UPC Ordinary Shares A are entitled to 100 votes per share; and

     o The Company's Board of Management must obtain the approval of the meeting of the holders of Ordinary Shares B before cooperating with a public offer for its shares if the offer is limited to the UPC Ordinary Shares A or the offer is not made on equal financial terms for both the UPC Ordinary Shares A and the UPC Ordinary Shares B.

     The Ordinary Shares may, at the option of the shareholder, be registered shares or bearer shares. A shareholder may convert Ordinary Shares in bearer form into registered Ordinary Shares of the same class at any time, and vice versa. The UPC Ordinary Shares A in bearer form are listed on Euronext.

     UPC Ordinary Shares A in bearer form are embodied in a single global share certificate, which is lodged with the NECIGEF for safekeeping on behalf of the parties entitled to such Ordinary Shares A. The UPC Ordinary Shares A in bearer form can only be transferred through the giro-based securities transfer system of Nederlands Centraal Insituut voor Giraal Effectenverkeer B.V. ("NECIGEF").

     Holders of registered UPC ordinary Shares A are entered in the Company's shareholders register and share certificates are not issued. At the request of a registered shareholder, the Company will, without fee, issue a non-negotiable extract from the shareholders register in the name of the holder. A deed of transfer, together with the Company's acknowledgment in writing, is required to transfer registered shares.

     Issue of Ordinary Shares; Pre-emptive Rights

     Pursuant to the articles of association of the Company, all unissued shares of the authorized capital may be issued by the Company's Board of Management upon approval of both the Company's Supervisory Board and United Europe, as holder of all outstanding UPC Priority Shares. The authority of the Company's Board of Management to issue ordinary shares will end July 23, 2004, unless extended by the articles of association or by resolution of the general meeting of shareholders which requires the approval of the Company's Supervisory Board and United Europe, as holder of all outstanding UPC Priority Shares, for a period not exceeding five years in each instance. If no such extension is given, or any other corporate body of the Company has been designated by the general meeting of shareholders, any issues of ordinary shares will require a resolution of the general meeting of shareholders. A resolution of the general meeting of shareholders to issue any shares in the Company or to designate any other corporate body of the Company, is subject to the approval by the Company's Supervisory Board and United Europe, as holder of all outstanding UPC Priority Shares.

     Except for issues of ordinary shares in return for non-cash consideration and shares issued to the Company's employees or employees of any of the Company's subsidiaries as defined under Netherlands law, holders of ordinary shares have pre-emptive rights to subscribe for their pro rata amount of all new ordinary shares and the UPC Preference Shares A which are convertible into ordinary shares issued by the Company. These rights may be restricted or excluded by a resolution of the Company's Board of Management subject to approval of both the Company's Supervisory Board and United Europe, as the holder of all outstanding UPC Priority Shares. The authority of the Company's Board of Management to restrict or exclude any pre-emptive rights will end July 23, 2004, unless extended by the articles of association or by resolution of the general meeting of shareholders which requires the approval of the Company's Supervisory Board and United Europe, as holder of all outstanding UPC Priority Shares, for a period not exceeding five years in each instance.

     Dividends

     Each UPC Ordinary Share A and Ordinary Share B is entitled to the same amount of dividend if one is declared in proportion to their respective par value. The Company may not pay a dividend to holders of UPC Ordinary Shares A without paying the same dividend to holders of Ordinary Shares B.

     Voting Rights

     All UPC Ordinary Shares (A and B) vote together on all matters presented at a general meeting of shareholders. Each UPC Ordinary Share A represents the right to cast 100 votes at a general meeting of shareholders and each Ordinary Share B represents the right to cast one vote at a general meeting of shareholders.

     Special Approval Rights for Ordinary Shares B

     The Board of Management must obtain the approval of the meeting of the holders of Ordinary Shares B prior to cooperating with a public offer for the Company's shares if the offer is limited to UPC Ordinary Shares A or the offer is not made on equal financial terms for the shares of both classes (A and B) of the Company's ordinary shares.

   UPC Priority Shares

     All of the UPC Priority Shares are held indirectly by UGC through United Europe. Except for the transfer of UPC Priority Shares to the Company, UPC Priority Shares can only be transferred with the approval of the Company's Board of Management and Supervisory Board. In addition to holding a controlling majority of UPC Ordinary Shares A, United Europe, as the holder of the UPC Priority Shares, has certain specific rights and powers over the Company, including:

     o the right to approve a resolution of the Company's Board of Management or any other corporate body of the Company for the issuance by the Company of its shares,

     o the right to approve a resolution of the Company's Board of Management or any other corporate body of the Company for the exclusion or restriction of the pre-emptive rights of existing shareholders,

     o the right to make binding nominations for appointment of members to the Company's Board of Management and Supervisory Board, which binding nominations may only be set aside by a resolution of the general meeting of shareholders adopted by two-thirds of the votes cast representing more than one-half of the issued nominal capital,

     o the right to require decisions of the Company's Board of Management to be subject to the approval of United Europe, as the holder of the UPC Priority Shares, and

     o the exclusive right to propose amendments to the Company's articles of association and to propose a merger, split up or dissolution of the Company.

     The UPC Priority Shares are issued in the same way as the UPC Ordinary Shares A and B. The UPC Priority Shares carry no pre-emptive rights. The UPC Priority Shares are entitled to a nominal annual dividend of 5% of their par value, to the extent distributable profits are available.

     At such time as the holder(s) of the UPC Priority Shares hold less than 15% of the issued and outstanding UPC Ordinary Shares A, the holder(s) are required to transfer all of the UPC Priority Shares to a foundation, the trustees of which are the Company's Supervisory Directors.

   UPC Preference Shares A and B

     The Company's articles of association provide for the issuance of class A and class B preference shares. The UPC Preference Shares A may be issued exclusively for financing purposes. Upon any voluntary or involuntary liquidation, winding up or dissolution of the Company that were to become effective on or before May 1, 2010, the amount payable with respect to the UPC Preference Shares A would be equal to the amount that would have been payable on the UPC Ordinary Shares A if these UPC Preference Shares A had been converted into UPC Ordinary Shares A immediately prior to such date. Upon the liquidation of the Company after May 1, 2010, holders of the UPC Preference Shares A would not share in the reserves of the Company although they may be entitled to a share premium reserve if it were so decided at the time of their first issuance. See "--Liquidation Rights" below. The UPC Preference Shares A are not listed. The UPC Preference Shares A are registered shares and share certificates are not issued. The UPC Preference Shares A carry no pre-emptive rights. Each UPC Preference Share A represents the right to cast 100 votes at a general meeting of shareholders. The UPC Preference Shares A are paid an annual dividend, the amount or method of determining of which will be determined at the time of their first issuance, to the extent distributable profits are available.

     Class B preference shares are designed as a preventive measure against unfriendly takeover bids. The minimum amount required to be paid on the class B preference shares upon issuance is 25% of the nominal amount issued. In the event of a hostile take-over bid, class B preference shares may be issued to a legal entity charged with caring for the Company's interests and its stakeholders and preventing influences that may threaten the Company's continuity, independence or identity. Upon the Company's liquidation, holders of class B preference shares do not share in the Company's reserves for more than the par value of their shares and such shares are not listed. The class B preference shares will be registered shares and share certificates will not be issued. Class B preference shares can be issued in the same way as ordinary shares, but carry no pre-emptive rights. Each class B preference share will represent the right to cast 100 votes at a general meeting of shareholders. Class B preference shares will be paid a cumulative annual dividend calculated on the basis of the deposit interest rate of the European Central Bank to be applied over the paid up part of their par value, to the extent distributable profits are available.

     Class B preference shares may be issued by the UPC Board of Management upon approval of both the UPC Supervisory Board and UGC Holdings, as the holder of the UPC Priority Shares. Notwithstanding, if class B preference shares are proposed to be issued by a corporate body other than the UPC general meeting of shareholders and such shares would exceed 100% of all of the Company's other outstanding shares, such issuance will require the prior approval of the general meeting of shareholders. Where class B preference shares are issued by a corporate body other than the Company's general meeting of shareholders, and such shares would not exceed 100% of all of the Company's other outstanding shares, the reasons for the issuance must be explained within four weeks thereof at a general meeting of shareholders. Within two years after the first issuance of class B preference shares, a general meeting of shareholders must be held to vote on whether the class B preference shares should be repurchased or cancelled. If such a resolution is not adopted, another meeting is held within two years of the previous meeting and this procedure is repeated until no more class B preference shares are outstanding.

     Liquidation Rights

     In the event that the Company were to be dissolved or liquidated, the assets remaining after payment of all debts are to be distributed to holders of the Company's share capital as follows:

     o first, to any issued and outstanding class B preference shares in an amount equal to any previously declared but unpaid dividend and the nominal paid-up amount of such class B preference shares;

     o second, to any issued and outstanding UPC Preference Shares A in an amount as determined in the resolution by which such UPC Preference Shares A were issued, which may include, among other things, (1) an amount equal to the accrued but unpaid dividend, (2) the nominal paid up amount on such UPC Preference Shares A and the contributed share premium, (3) a compensation over the paid capital, and/or (4) an amount equal to the amount the holder of such UPC Preference Shares A would be entitled to, had he or she converted these shares into UPC Ordinary Shares A on the day of liquidation provided, however, that if the Company were to be dissolved or liquidated on or before May 1, 2010, then the amount payable with respect to the UPC Preference Shares A shall be equal to the amount that would have been payable on the UPC Ordinary Shares A if the UPC Preference Shares A had been converted into UPC Ordinary Shares A on the date of dissolution or liquidation and no amounts shall be paid with respect to the liquidation preference of the UPC Preference Shares A;

     o third, to the holders of the UPC Priority Shares in an amount equal to their par value in proportion to the number of UPC Priority Shares held by them; and

     o fourth, any remaining assets shall be distributed to the holders of the UPC Ordinary Shares A and UPC Ordinary Shares B in proportion to the number of shares held by them regardless of the class of ordinary shares.

   UPC ADSs

          General

     Citibank, N.A. ("Citibank"), located at 111 Wall Street, New York, New York 10043 acts as the depositary bank for the UPC ADSs. Citibank, N.A. has appointed Citibank N.A., Amsterdam, located at Europlaza, Hoogoordreef 54 B, 1101 BE Amsterdam ZO, The Netherlands, as custodian through which the UPC Ordinary Shares A on deposit under the UPC ADS program are held.

     The Company appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. A UPC ADS owner may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please refer to Registration Number 333-9850 when retrieving a copy.

     Each UPC ADS represents one UPC Ordinary Share A. The UPC Ordinary Shares A underlying the UPC ADSs are deposited into accounts maintained by the custodian with NECIGEF. A UPC ADS also represents any other property received by the depositary bank or the custodian on behalf of the owner of the UPC ADS but that has not been distributed to the owners of UPC ADSs because of legal restrictions or practical considerations.

     Each owner of UPC ADSs becomes a party to the deposit agreement and therefore is bound by its terms as well as to the terms of the American Depositary Receipt ("ADR") that represents such owner's UPC ADSs. The deposit agreement and the ADR specify the owner's rights and obligations as well as those of the depositary bank. A UPC ADS owner appoints the depositary bank to act on his or her behalf in certain circumstances. The deposit agreement is governed by New York law. However, the Company's obligations to the holders of UPC Ordinary Shares A continue to be governed by the laws of The Netherlands, which may be different from the laws of the United States.

     An owner of UPC ADSs may hold UPC ADSs either by means of an ADR registered in such owner's name or through a brokerage or safekeeping account. If the owner decides to hold UPC ADSs through a brokerage or safekeeping account, the owner must rely on the procedures of the owner's broker or bank to assert his or her rights as a UPC ADS owner. This summary description assumes that the owner has opted to own the UPC ADSs directly by means of an ADR registered in his or her name and, as such, the description refers to such owner as the holder.

     The following is a summary of the deposit agreement and the UPC ADSs. Because it is a summary, it does not contain all of the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR included in the deposit agreement.

     Dividends and Distributions

     A holder of UPC ADSs generally has the right to receive the distributions the Company makes on the securities deposited with the custodian. Receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of UPC ADSs held as of a specified record date.

     Distributions of Cash and Shares

     Whenever the Company makes a cash distribution, or a free distribution of UPC Ordinary Shares A, for the securities on deposit with the custodian, the Company will notify the depositary bank. In the case of a cash distribution, upon receipt of such notice the depositary bank will arrange for the funds to be converted into United States Dollars (if practicable) and for the distribution of the United States Dollars to holders (if transferable to the United States). In the case of a distribution of shares, upon receipt of such notice and subject to applicable law, the depositary bank will either distribute to holders new UPC ADSs representing the UPC Ordinary Shares A deposited or modify the UPC ADSs to UPC Ordinary Shares A ratio, in which case each UPC ADS held by a holder will represent rights and interests in the additional UPC Ordinary Shares A so deposited.

     Distributions of Rights

     Whenever the Company intends to distribute rights to purchase additional UPC Ordinary Shares A, the Company will give prior notice to the depositary bank and the Company will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional UPC ADSs to holders. The depositary bank will establish procedures to distribute rights to purchase additional UPC ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of UPC ADSs, and if the Company provides all of the documentation contemplated in the deposit agreement, such as legal opinions to address the legality of the transaction.

     The depositary bank will not distribute the rights to holders if:

     o the Company does not request that the rights be distributed to holders or the Company asks that the rights not be distributed to holders;

     o the Company fails to deliver satisfactory documents to the depositary bank; or

     o it is either not lawful or not reasonably practicable to distribute the rights.

     Elective Distributions

     Whenever the Company intends to distribute a dividend payable at the election of shareholders either in cash or in additional shares, the Company will give prior notice thereof to the depositary bank and will indicate whether the Company wishes the elective distribution to be made available to holders. In such case, the Company will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

     Other Distributions

     Whenever the Company intends to distribute property other than cash, UPC Ordinary Shares A or rights to purchase additional UPC Ordinary Shares A, the Company will notify the depositary bank in advance and will indicate whether the Company wishes such distribution to be made to holders. If so, the Company will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably equitable and practicable.

     If it is reasonably practicable to distribute such property to holders and if the Company provides all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property proportionately to the holders in a manner it deems practicable.

     The depositary bank will not distribute the property to holders and will sell the property if:

     o the Company does not request that the property be distributed to holders or if the Company asks that the property not be distributed to holders;

     o the Company does not deliver satisfactory documents to the depositary bank; or

     o the depositary bank determines that all or a portion of the distribution to holders is not reasonably practicable.

       The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

     Issuance of UPC ADSs upon Deposit of UPC Ordinary Shares A

     The UPC Ordinary Shares A to be represented by the UPC ADSs will be credited to an account maintained by the custodian at NECIGEF. The custodian will be the holder of record of all of these UPC Ordinary Shares A. Once the custodian confirms the registration of the UPC Ordinary Shares A on its account at NECIGEF, the depositary bank may create UPC ADSs on holders' behalf. The depositary bank will deliver these UPC ADSs to the person holders indicate only after holders pay any applicable issuance fees and any charges and taxes payable for the transfer of the UPC Ordinary Shares A. The records maintained by NECIGEF and the affiliated institutions of NECIGEF will show the ownership of the deposited UPC Ordinary Shares A and transfers of ownership interests.

     The issuance of UPC ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the UPC Ordinary Shares A have been duly credited to the custodian's NECIGEF account. The depositary bank will only issue UPC ADSs in whole numbers.

     When holders, through an affiliated institution of NECIGEF, make a deposit of UPC Ordinary Shares A, holders will be responsible for transferring good and valid title to the custodian. As such, holders will be deemed to represent and warrant that:

     o the UPC Ordinary Shares A are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

     o all pre-emptive and similar rights, if any, with respect to such UPC Ordinary Shares A have been validly waived or exercised;

     o    holders are duly authorized to deposit the UPC Ordinary Shares A;

     o the UPC Ordinary Shares A presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the UPC ADSs issuable upon such deposit will not be, "restricted securities," as defined in the deposit agreement; and

     o the UPC Ordinary Shares A presented for deposit have not been stripped of any rights or entitlements.

     If any of the representations or warranties are incorrect in any way, the Company and the depositary bank may, at holders' cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

     Withdrawal of UPC Ordinary Shares A Upon Cancellation of UPC ADSs

     Holders will be entitled to present their UPC ADSs to the depositary bank for cancellation in order to withdraw the underlying deposited securities. In order to withdraw the deposited securities, holders will be required to pay to the depositary the fees for cancellation of UPC ADSs and any charges and taxes payable upon the transfer of the deposited securities being withdrawn and then an affiliated institution of NECIGEF holders designate will be entitled to the delivery of the deposited securities represented by their UPC ADSs. Holders assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, holders will not have any rights under the deposit agreement in respect of the UPC ADSs.

     If holders own UPC ADSs registered in their names, the depositary bank may ask holders to provide proof of identity, the genuineness of any signature and certain other documents the depositary bank deems appropriate before it will cancel their UPC ADSs. The withdrawal of the deposited securities represented by holders' UPC ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. The depositary bank will only accept UPC ADSs for cancellation that represent a whole number of securities on deposit.

     Holders will have the right to withdraw the deposited securities represented by their UPC ADSs at any time, except for:

     o temporary delays that may arise because (1) the transfer books for the UPC Ordinary Shares A or UPC ADSs are closed or (2) the UPC Ordinary Shares A are immobilized on account of a shareholders' meeting or a payment of dividends;

     o    obligations to pay fees, taxes and similar charges; and

     o restrictions imposed because of laws or regulations applicable to UPC ADSs or the withdrawal of securities on deposit.

     The deposit agreement may not be modified to impair holders' right to withdraw the securities represented by their UPC ADSs except to comply with mandatory provisions of law.

     Voting Rights

     Holders generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the UPC Ordinary Shares A represented by their UPC ADSs. The voting rights of the holders of UPC Ordinary Shares A are described in "UPC Ordinary Shares A and B--Voting Rights."

     At the Company's request, the depositary bank will mail to holders any notice of shareholders' meeting received from the Company together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by their UPC ADSs.

     If the depositary bank timely receives voting instructions from a holder of UPC ADSs, it will endeavor to vote the securities represented by the holder's UPC ADSs in accordance with such voting instructions.

     The ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. the Company cannot assure holders that they will receive voting materials in time to enable them to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

     Amendments and Termination

     The Company may agree with the depositary bank to modify the deposit agreement at any time without holders' consent. the Company undertakes to give holders 30 days prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement (except in very limited circumstances enumerated in the deposit agreement).

     Holders will be bound by the modifications to the deposit agreement if they continue to hold their UPC ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent holders from withdrawing the UPC Ordinary Shares A represented by their UPC ADSs (except as permitted by law).

     The Company has the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may, in certain circumstances, on its own initiative, terminate the deposit agreement. In either case, the depositary bank must give notice to holders at least 30 days before termination.

     Upon termination, the following will occur under the deposit agreement:

     o For a period of six months after termination, holders will be able to request the cancellation of their UPC ADSs, the withdrawal of the UPC Ordinary Shares A represented by their UPC ADSs and the delivery of all other property held by the depositary bank in respect of those deposited securities on the terms existing prior to the termination. During such six-month period, the depositary bank will continue to collect all distributions received on the UPC Ordinary Shares A on deposit but will not distribute any such property to holders until they request the cancellation of their UPC ADSs.

     o After the expiration of such six-month period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for holders in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders still outstanding.

     Books of Depositary

     The depositary bank will maintain UPC ADS holder records at its depositary office. Holders may inspect the records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the UPC ADSs and the deposit agreement.

     The depositary bank will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

     Limitations on Obligations and Liabilities

     The deposit agreement limits the Company's obligations and the depositary bank's obligations to holders. The following should be noted:

     o The Company and the depositary bank are only obligated to take the actions specifically stated in the deposit agreement, and the Company must do so without negligence or bad faith.

     o The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast and the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

     o The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to holders on the Company's behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in the UPC Ordinary Shares A, for the validity or worth of the UPC Ordinary Shares A, for any tax consequences that result from the ownership of UPC ADSs, for the creditworthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of the Company's notices and for the Company's failure to give notice.

     o The Company and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

     o The Company and the depositary bank disclaim any liability if the Company is prevented or forbidden from acting on account of any law or regulation, any provision of the Company's articles of association, any provision of any securities on deposit or by reason of any act of God, war or other circumstances beyond the Company's control.

     o The Company and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement, in the Company's articles of association or in any provisions of securities on deposit.

     o The Company and the depositary bank disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting UPC Ordinary Shares A for deposit, any holder of UPC ADSs or authorized representative thereof, or any other person believed in good faith by either the Company or the depositary bank to be competent to give such advice or information.

     o The Company and the depositary bank disclaim liability for the inability of a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of the UPC Ordinary Shares A but is not, under the terms of the deposit agreement, made available to holders of UPC ADSs.

     o The Company and the depositary bank may rely without any liability upon any written notice, request or other document which the Company believes to be genuine and to have been signed or presented by the proper parties.

   Listing and Trading of UPC Ordinary Shares A and UPC ADSs

     The UPC Ordinary Shares A trade on Euronext. As of September 30, 2001, the Company had negative shareholders' equity. As a result, on November 14, 2001, Euronext announced that the UPC Ordinary Shares A were placed in Euronext's "penalty bench" (strafbankje) until such time that the Company returns to positive shareholders' equity. Since the UPC Ordinary Shares A remained in the "penalty bench" for more than three months, they were removed from the AEX Index on February 14, 2002. Removal of the UPC Ordinary Shares A from the AEX Index did not, however, result in a delisting of the UPC Ordinary Shares A from Euronext. The high and low closing sales prices of the UPC Ordinary Shares A were (euro)0.16 and (euro)0.05 in the six months ended November 29, 2002. The closing price of the UPC Ordinary Shares A on November 29, 2002 was (euro)0.08 per share.

     The UPC ADSs ceased to trade on the NASDAQ National Market(R) on May 24, 2002 and are currently traded on the OTC BB under the symbol "UPCOY.OB." The high and low bid closing quotations on the OTC BB market of the UPC ADSs were US$0.15 and US$0.04 in the period from May 24, 2002 to November 29, 2002. The reported closing bid quotation of the UPC ADSs on November 29, 2002 was US$0.08 per UPC ADS.

     The Company does not intend to seek a relisting of the UPC Ordinary Shares A on NASDAQ or to seek a listing of the UPC Ordinary Shares A on any other U.S. national securities exchange.

Capital Stock of the Company after the Restructuring

     After effectiveness of the First, Second and Third Amendments and after completion of the Restructuring, the authorized capital stock of the Company will consist of

     (i)  450,000,000 UPC Ordinary Shares A, par value (euro)0.02 per share;

     (ii) 50,000,000,000 UPC Ordinary Shares C, par value (euro)0.02 per share; and

     (iii) 300 UPC Priority Shares, par value (euro)0.02 per share.

     The following is a brief description of the UPC Ordinary Shares A and C and UPC Priority Shares:

   UPC Ordinary Shares A

     Upon effectiveness of the First Amendment, holders of UPC Ordinary Shares A will only be entitled to one vote per share. After effectiveness of the Third Amendment (including delisting of the UPC Ordinary Shares A form Euronext) and after completion of the Restructuring, holders of UPC Ordinary Shares A will only be authorized to exercise their rights upon delivery of share certificates and such UPC Ordinary Shares A will only be transferable with the approval of the Company's Board of Management. Other than the changes set forth in the preceding three sentences, there will be no changes in the rights of UPC Ordinary Shares A.

   UPC Ordinary Shares C

          General

     After effectiveness of the Second Amendment and after completion of the Restructuring, the Company will have an additional class of ordinary shares: UPC Ordinary Shares C. The UPC Ordinary Shares C will have similar rights to the UPC Ordinary Shares A. The UPC Ordinary Shares C will be registered shares and will only be transferable with the approval of the Company's Board of Management. Holders of registered UPC Ordinary Shares C will be entered in the Company's shareholders register and share certificates will not be issued. At the request of a registered shareholder, the Company will, without fee, issue a non-negotiable extract from the shareholders register in the name of the holder. A deed of transfer, together with the Company's acknowledgment in writing, will be required to transfer registered shares.

     Dividends

     Each UPC Ordinary Share C will be entitled to the same amount of dividend as each UPC Ordinary Share A if one is declared in proportion to their respective par value. The Company may not pay a dividend to holders of UPC Ordinary Shares C without paying the same dividend to holders of Ordinary Shares A.

     Voting Rights

     All UPC Ordinary Shares C will vote together with all UPC Ordinary Shares A and all UPC Priority Shares on all matters presented at a general meeting of shareholders. Each UPC Ordinary Share C will represent the right to cast one vote at a general meeting of shareholders.

   UPC Priority Shares

     Upon effectiveness of the First Amendment, holders of UPC Priority Shares will only be entitled to one vote per shares.

     After effectiveness of the Third Amendment and after completion of the Restructuring, the holder of the UPC Priority Shares--New UPC--will have certain specific rights and powers over the Company, including

     o the right to determine the number of members of the Company's Board of Management;

     o the right to designate one of the members of the Company's Board of Management as president and one of the members of the Company's Board of Management as chief executive officer (only if the Company's Board of Management is constituted by two or more members); and

     o the right to establish remuneration and other conditions of employment for members of the Company's Board of Management.

     UPC Priority Shares can only be transferred with the approval of the Company's Board of Management. Other than the changes set forth in the preceding two paragraphs, there will be no changes in the rights of the UPC Priority Shares.

   Delisting of UPC Ordinary Shares A

     After completion of the Restructuring, the Company intends to seek approval from Euronext for the termination of the listing of the Ordinary Shares A on Euronext. See "Risk Factors--Risks Related to Ownership of UPC Ordinary Shares A upon Completion of the Restructuring."

                                     NEW UPC

General

     New UPC was incorporated by UGC in the State of Delaware on September 13, 2002 as a corporation with limited liability. As of the Petition Date, New UPC is a wholly-owned subsidiary of UGC. New UPC, which will become the holding company for the Company and the UPC Group upon consummation of the Restructuring, is an integral component of the Plan and was formed to effectuate the Restructuring through the issuance of shares of New UPC Common Stock to the Holders of the Claims against, and Equity Interests in, the Company under the terms of the Plan, the Akkoord and the Dutch Implementing Offer. New UPC has not conducted any operations to date other than the negotiation and implementation of the Restructuring Agreement and in connection with implementing the Restructuring. Upon consummation of the Restructuring, New UPC is expected to own more than 99% of the outstanding UPC Ordinary Shares and act as the holding company for the UPC Group. For a description of the share capital of New UPC, see " -- Description of Shares of New UPC Common Stock."

     The statutory purpose of New UPC is to engage in any lawful act or activity for which a cooperation may be organized under the DGCL as set out in the third section of its Certificate of Incorporation. The registered office of New UPC is located at 1209 Orange Street, Wilmington, Delaware 19801. The executive office of New UPC is located at 4643 South Ulster Street, 13th Floor, Denver, Colorado 80237.

Description of Shares of New UPC Capital Stock

     As of the Petition Date, the authorized share capital of New UPC consists of 1,000 shares of New UPC Common Stock, par value US$0.01 per share, of which 1,000 shares are issued and outstanding and are held by UGC. All outstanding shares of New UPC Common Stock are, and the New UPC Common Stock to be outstanding upon completion of the Restructuring will be, fully paid and nonassessable. As of the Petition Date, New UPC does not hold any shares of New UPC Common Stock as treasury stock.

     On the Effective Date, New UPC's authorized capital stock shall consist of:

     o    250,000,000 shares of common stock; and

     o    50,000,000 shares of preferred stock, all US$0.01 par value per share.

     On the date of this Disclosure Statement, New UPC does not hold any shares of New UPC Common Stock as treasury stock.

   Common Stock

     Each holder of New UPC Common Stock is entitled to one vote for each share owned of record on all matters submitted to a vote of the shareholders, including the election of directors. There are no cumulative voting rights. Holders of New UPC Common Stock are entitled to receive ratably dividends, if any, whether payable in cash or otherwise, as may be declared from time to time by the board of directors of New UPC out of legally available funds. Upon a liquidation, dissolution or winding up of New UPC and after payment of all prior claims of New UPC, the holders of New UPC Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of the debts and other liabilities of New UPC.

     On the Effective Date, New UPC's Certificate of Incorporation will provide that holders of shares of New UPC Common Stock will have pre-emptive rights (the "Pre-emptive Rights") for the first (euro)1,538.46 million of equity or equity-linked securities issued by New UPC after the Effective Date for cash or in exchange for assets (or other consideration) acquired from a Related Party (as defined herein) of New UPC. The Pre-emptive Rights will provide that, subject to any approvals required by the New UPC By-Laws, if New UPC issues shares of New UPC Common Stock in exchange for assets (or other consideration) acquired from a Related Party of New UPC, the holders of New UPC Common Stock will have the right to subscribe for additional shares of New UPC Common Stock on a pro rata basis for cash at the same fair market value as the assets (or other consideration) received for such shares of New UPC Common Stock. The Pre-emptive Rights will not be separable from the New UPC Common Stock and will expire four years after the Effective Date. After the exercise or termination of the Pre-emptive Rights, holders of New UPC Common Stock will have no redemption or conversion rights or pre-emptive rights to purchase or subscribe for securities of New UPC.

     New UPC's Certificate of Incorporation will define a "Related Party" to mean, with respect to any Person (the "First Person"), (1) any other Person (the "Second Person") having beneficial ownership of 40% or more of the Voting Securities (as defined in New UPC's Certificate of Incorporation as discussed below) of such First Person and (2) any other Person, 40% or more of whose Voting Securities are owned, controlled or held with power to vote, directly or indirectly, by that Second Person.

     New UPC's Certificate of Incorporation will define "Voting Securities" to mean, with respect to any Person, any equity interest of such Person having general voting power under ordinary circumstances to participate in the election of a majority of the governing body of such Person (irrespective of whether at the time any other class of equity interest of such Person shall have or might have voting power by reason of the happening of any contingency).

     The shares of New UPC Common Stock will be issued in electronic form through the book-entry facilities of DTC or, in certain circumstances, in registered physical form on the Effective Date and delivered by mail on the Initial Distribution Date. For those shares issued through the book-entry facilities of DTC, the securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee) and one fully registered security certificate will be issued for such shares and will be deposited with DTC. For those shares held in registered physical form, the names and addresses of holders of the shares of New UPC Common Stock will be entered in the shareholders' register for such class of shares which is maintained by a transfer agent for New UPC. Such register will also include the number of shares held by each shareholder and the class and number of their shares.

Preferred Stock

     On the Effective Date, New UPC will be authorized to issue 50,000,000 shares of preferred stock. New UPC's board of directors will be authorized, without any further action by the stockholders, to determine the following for any unissued series of preferred stock:

     o    voting rights;

     o    dividend rights;

     o    dividend rates;

     o    liquidation preferences;

     o    redemption provisions;

     o    sinking fund terms;

     o    conversion or exchange rights;

     o    the number of shares in the series; and

     o    other rights, preferences, privileges and restrictions.

     In addition, the New UPC preferred stock could have other rights, including economic rights senior to the New UPC Common Stock, so that the issuance of the New UPC preferred stock could adversely affect the market value of the New UPC Common Stock.

Certificate of Incorporation and By-laws

     On the Effective Date, New UPC's Certificate of Incorporation or By-laws will provide:

o for a classified board of directors, for a period of three years following the Effective Date:

     --   Classes I and II will each consist of four (4) members;

     --   Class III will consist of two (2) members (the "Class III Directors");

o    the Class III Directors will serve for a three year term;

o that, for a period of three years following the Effective Date, nominations to fill vacancies in the Class III Directors will be made by the remaining Class III Director and will be approved by the full board of directors;

     o    that the stockholders may take action by written consent;

     o that, except for the directors in office on the Effective Date, all directors will be removable by the stockholders with or without cause;

     o that, except as specified below with respect to provision relating to the Related Party Transaction Committee as described below, New UPC's stockholders may adopt, amend or repeal the by-laws only with the approval of holders of at least 66 2/3% of the voting power;

     o that special meetings of stockholders generally can be called only by the board of directors; and

     o for an advance notice procedure for the nomination, other than by the board of directors or a committee of the board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, New UPC must receive notice of intent to nominate a director or raise business at meetings not less than 90 nor more than 120 days before the meeting, and such notice must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The affirmative vote of the holders of at least 66 2/3% of the voting power is required to amend or repeal these provisions or to provide for cumulative voting.

Related Party Transaction Committee

     For a period of three years after the Effective Date, New UPC's Certificate of Incorporation and By-laws will to the extent consistent with the rules of NASDAQ, establish a five (5) member committee with authority to approve related party transactions (the "Related Party Transaction Committee"). The Related Party Transaction Committee will consist of the 2 Class III directors and 3 of the Class I and Class II directors, as appointed by a majority of the full board of directors. New UPC will not enter into any Related Party Transaction (as defined herein), if that Related Party Transaction is not approved by 4 of the 5 members of the Related Party Transaction Committee. Notwithstanding the foregoing, if the Related Party Transaction Committee does not approve a proposed Related Party Transaction, a majority of the full board of directors can submit the Related Party Transaction to New UPC's stockholders. If a majority of New UPC's stockholders, including a majority of the Disinterested Stockholders (as defined herein), voting with respect to such Related Party Transaction, New UPC will be able to enter into the Related Party Transaction.

     New UPC's By-laws will define a "Related Party Transaction" as a transaction by New UPC or the Company with persons (other than subsidiaries of New UPC) that, at the time of determination, are Related Parties of New UPC and which transaction has an aggregate value of greater than US$10 million per year, but excluding

         (i) performance of transactions in existence on the date of the Restructuring Agreement that have been disclosed in the Company's reports filed with the SEC,

         (ii) completion of transactions described in the Disclosure Letter to the Restructuring Agreement,

         (iii) transactions (including, but not limited to, renewals or replacements of existing transactions) that are consistent with the Company's or its subsidiaries' past practices, which past practices were disclosed in the Company's reports filed with the SEC and

          (iv) to the extent such transactions would otherwise constitute Related Party Transactions and are not described in clause (i),
               (ii) or (iii), transactions with respect to programming contracts (including, but not limited to, renewals or replacements of existing transactions) with any of Liberty Media, its affiliates and/or its subsidiaries, that (a) are entered into in the ordinary course of business on commercially reasonable terms and
               (b) are consistent with the Company's or its subsidiaries' past practices.

     New UPC's by-laws will define a "Disinterested Stockholder" as, at any time of determination, with respect to any proposed Related Party Transaction, a stockholder of New UPC that neither (a) is a Related Party of New UPC or (b) has a financial interest in the proposed Related Party Transaction that is materially different from New UPC's stockholders generally.

     New UPC's by-laws will define a "Related Party" to mean, with respect to any Person (the "First Person"), (1) any other Person (the "Second Person") having beneficial ownership of 40% or more of the voting securities of such First Person and (2) any other Person of 40% or more of whose voting securities are owned, controlled or had with power to vote, directly or indirectly, by that Second Person.

     New UPC's Certificate of Incorporation will define "Voting Securities" to mean, with respect to any Person, any equity interest of such Person having general voting power under ordinary circumstances to participate in the election of a majority of the governing body of such Person (irrespective of whether at the time any other class of equity interest of such Person shall have or might have voting power by reason of the happening of any contingency).

     New UPC's Certificate of Incorporation and By-Laws will provide that, for a period of three years after the Effective Date, the provisions of New UPC's Certificate of Incorporation and By-Laws relating to the Related Party Transaction Committee will not be amended unless, prior to such amendment, the proposed amendment is approved by four (4) of the five (5) members of the Related Party Transaction Committee.

Certificate of Incorporation Provisions Relating to Corporate Opportunities and Interested Directors

     In order to address potential conflicts of interest between New UPC and its affiliates, on the one hand, and UGC and its affiliates, on the other hand, New UPC's Certificate of Incorporation will contain provisions regulating and defining the conduct of New UPC's and its affiliates' affairs as they may involve UGC, its affiliates, and its officers and directors, and New UPC's powers, rights, duties and liabilities and those of New UPC's officers, directors and shareholders in connection with New UPC's relationship with UGC and its affiliates. In general, these provisions recognize that New UPC and its affiliates, on the one hand, and UGC and its affiliates, on the other hand, may engage in the same or similar business activities and lines of business, have an interest in the same areas of corporate opportunities and that New UPC and its affiliates, one hand, and UGC and its affiliates, on the other hand, will continue to have contractual and business relations with each other, including service of officers and directors of UGC and its affiliates serving as New UPC's directors.

     New UPC's Certificate of Incorporation will provide that, subject to any contractual provision to the contrary, UGC and its affiliates will have no duty to refrain from:

     o engaging in the same or similar business activities or lines of business as New UPC and its affiliates,

     o doing business with any of New UPC's and its affiliates' clients or customers, or

     o employing or otherwise engaging any of New UPC's and its affiliates' officers or employees.

     New UPC's Certificate of Incorporation will provide that neither UGC, its affiliates, nor any officer or director of UGC or its affiliates, except as described in the following paragraph, will be liable to New UPC or New UPC's stockholders for breach of any fiduciary duty by reason of any such activities. New UPC's Certificate of Incorporation will provide that UGC and its affiliates are not under any duty to present any corporate opportunity to New UPC which may be a corporate opportunity for UGC or any of its affiliates, on the one hand, and New UPC, on the other hand, and UGC and its affiliates will not be liable to New UPC or New UPC's stockholders for breach of any fiduciary duty as New UPC's stockholder by reason of the fact that UGC or its affiliates pursues or acquires that corporate opportunity for itself or themselves, directs that corporate opportunity to another person or does not present that corporate opportunity to New UPC or its affiliates.

     When one of New UPC's directors or officers who is also a director or officer of UGC or any of its affiliates learns of a potential transaction or matter that may be a corporate opportunity for both New UPC and UGC or any of their respective affiliates, the certificate of incorporation will provide that the director or officer:

     o will have fully satisfied his or her fiduciary duties to New UPC and New UPC's stockholders with respect to that corporate opportunity,

     o will not be liable to New UPC or New UPC's shareholders for breach of fiduciary duty by reason of UGC's or its affiliates' actions with respect to that corporate opportunity,

     o will be deemed to have acted in good faith and in a manner he or she believed to be in, and not opposed to, New UPC's and its stockholders' best interests for purposes of New UPC's Certificate of Incorporation, and

     o will be deemed not to have breached his or her duty of loyalty to New UPC or New UPC's stockholders and not to have derived an improper personal benefit therefrom for purposes of New UPC's Certificate of Incorporation, if he or she acts in good faith in a manner consistent with the following policy: a corporate opportunity offered to any of New UPC's or any of its affiliates' officers or directors who is also an officer or director of UGC or any of its affiliates will belong to New UPC or New UPC's affiliate, as applicable, only if such opportunity is expressly offered to that person solely in his or her capacity as a director or officer of New UPC or its affiliate.

     For purposes of New UPC's Certificate of Incorporation, "corporate opportunities" include business opportunities that New UPC is financially able to undertake, that are, from their nature, in New UPC's line of business, are of practical advantage to New UPC and are ones in which New UPC has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of UGC, its affiliates or its officers or directors will be brought into conflict with New UPC's self-interest.

     New UPC's Certificate of Incorporation will also authorize New UPC and its affiliates, on the one hand, to enter into contracts, agreements, arrangements or transactions between New UPC or its affiliates, on the one hand, and UGC or its affiliates, on the other hand. Subject to the policy described above, except as otherwise required by law, and except as UGC or their affiliates, on the one hand, and New UPC or its affiliates, on the other hand, may otherwise agree in writing, no such agreement, or the performance thereof by New UPC and its affiliates, or UGC and its affiliates, shall be considered contrary to any fiduciary duty of any director or officer of New UPC who is also a director, officer or employee of UGC or any of its affiliates, or to any stockholder thereof. Subject to the policy described above, to the fullest extent permitted by law, and except as UGC or its affiliates, on the one hand, and New UPC or its affiliates, on the other hand, may otherwise agree in writing, none of UGC or any of its affiliates shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above and no director, officer or employee of New UPC who is also a director, officer or employee of UGC or any of its affiliates shall have or be under any fiduciary duty to New UPC to refrain from acting on behalf of New UPC or of any of UGC or any of its affiliates in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

     Any person purchasing or otherwise acquiring any interest in any shares of New UPC's capital stock will be deemed to have consented to these provisions of New UPC's Certificate of Incorporation.

     Until the time that UGC ceases to be entitled to 20% or more of the votes entitled to be cast, the affirmative vote of the holders of at least 80% of the votes entitled to be cast is required to alter, amend or repeal, or adopt any provision inconsistent with the corporate opportunity and interested director provisions described above; however, after UGC no longer beneficially owns shares entitling it to cast at least 20% of the votes entitled to be cast by the then outstanding common stock, any such alteration, adoption, amendment or repeal would be approved if a quorum is present and the votes favoring the action exceed the votes opposing it. Accordingly, until such time, so long as UGC controls at least 20% of the votes entitled to be cast, it can prevent any such alteration, adoption, amendment or repeal.

Delaware General Corporation Law, Section 203

     New UPC has elected not to be governed by Section 203 of the DGCL.

Issuance and Resale of the New UPC Common Stock

     The Company and New UPC are relying on Section 1145 of the U.S. Bankruptcy Code to exempt the issuance of the New UPC Common Stock from the registration requirements of the U.S. Securities Act (and of any state securities or "blue sky" laws). Section 1145 exempts from registration the sale of the securities of a debtor, a successor to a debtor or an affiliate of a debtor under a Chapter 11 plan if such securities are offered or sold in exchange for a claim against, an equity interest in, or a claim for an administrative expense in a case concerning, such debtor. In reliance upon this exemption, (i) the shares of New UPC Common Stock issued upon exchange of the Allowed Claims against, and Allowed Equity Interests in, the Company, (ii) the New UPC Equity Purchase Rights and
(iii) the shares issued upon exercise of the New UPC Equity Purchase Rights, including any Subscription Reserve Shares, generally will be exempt from the registration requirements of the U.S. Securities Act. Accordingly, recipients will be able to resell the shares of New UPC Common Stock (including the shares of New UPC Common Stock issued upon exercise of the New UPC Equity Purchase Rights) without registration under the U.S. Securities Act or other federal securities laws, unless the recipient is an "underwriter" with respect to such securities, within the meaning of Section 1145(b) of the U.S. Bankruptcy Code.

     Section 1145(b) of the U.S. Bankruptcy Code defines an "underwriter" for purposes of the U.S. Securities Act as one who

     (i) purchases a claim, equity interest or administrative expense claim with a view to distribution of any security to be received in exchange for the claim or equity interest,

     (ii) offers to sell securities issued under a plan for the holders of such securities,

     (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or

     (iv) is a control person of the issuer of the securities.

     Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the U.S. Securities Act, which, in effect, permits the resale of securities received by statutory underwriters pursuant to a Chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in Section 1145 of the U.S. Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144 under the U.S. Securities Act.

     Because of the complex, subjective nature of the question of whether a particular holder may be an underwriter, neither the Company nor New UPC makes any representation concerning the ability of any person to dispose of the shares of New UPC Common Stock to be distributed under the Plan or the Dutch Implementing Offer and to be issued upon exercise of the New UPC Equity Purchase Rights.

Stockholders Agreement

     The following is a summary of the significant terms of the Stockholders Agreement. The summary set forth below does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the detailed provisions of the Stockholders Agreement.

     Tag-Along Rights For Holders of Class 5 Claims

     The Stockholders Agreement provides the Holders of Class 5 Claims with certain rights (the "Tag-Along Rights") for the sale of their shares of New UPC Common Stock in the event that members of the UGC Group propose to sell 5% or more of the outstanding shares of New UPC Common Stock. The Tag-Along Rights will be available to any Holder of Class 5 Claims that agrees to become party to the Stockholders Agreement on or prior to the Effective Date (a "Participating Stockholder").

     Tag-Along Sale

     If all previous sales of New UPC Common Stock made by the UGC Group after the Effective Date would, together with any proposed sales, result in the transfer of at least 5% of the outstanding shares of New UPC Common Stock (such sale being referred to as a "Tag-Along Sale"), then the UGC Group will afford each of the Participating Stockholders holding one-half of one percent (1/2%) or more of the outstanding shares of New UPC Common Stock (the "Tag-Along Stockholders") the opportunity to participate proportionately in the Tag-Along Sale. Under the Stockholders Agreement, a Tag-Along Sale will not include:

     (i) any sale or other disposition of shares of New UPC Common Stock by and exclusively among the UGC Group, subsidiaries of UGC and affiliates of UGC (provided that the transferee agrees to be bound by the terms of the Stockholders Agreement) or

     (ii) pro rata distributions of shares of New UPC Common Stock to the shareholders of UGC.

     The number of shares of New UPC Common Stock that each Tag-Along Stockholder will be entitled to include in the Tag-Along Sale (the "Tag-Along Allotment") will be determined by multiplying

     (i) the number of shares of New UPC Common Stock held by the Tag-Along Stockholder as of the close of business on the day immediately prior to the Tag-Along Notice Date (as defined herein) by

     (ii) a fraction, the numerator of which will be equal to the number of shares of New UPC Common Stock proposed by the UGC Group members to be sold or otherwise disposed of in the Tag-Along Sale and the denominator of which will be equal to the total number of shares of New UPC Common Stock that are beneficially owned by the UGC Group as of the close of business on the day immediately prior to the Tag-Along Notice Date (the "Common Shares UGC Fraction").

     Tag-Along Sale Notice

     The UGC Group will provide each Tag-Along Stockholder and New UPC with written notice (the "Tag-Along Sale Notice") not more than 60 days and not less than 15 days prior to the proposed date of the Tag-Along Sale (the "Tag-Along Sale Date"). Each Tag-Along Sale Notice is required to be accompanied by a copy of any written agreement relating to the Tag-Along Sale and set forth the following information:

     (i) the name and address of each proposed transferee of shares of New UPC Common Stock in the Tag-Along Sale;

     (ii) the number of shares of New UPC Common Stock proposed to be transferred by the UGC Group;

     (iii) the proposed amount and form of consideration (including any potential adjustments to the consideration paid for the shares of New UPC Common Stock contained in the written agreement relating to the Tag-Along Sale) to be paid for the shares of New UPC Common Stock and the terms and conditions of payment offered by each proposed transferee;

     (iv) the aggregate number of shares of New UPC Common Stock held of record by the UGC Group as of the close of business on the day immediately prior to the date of the Tag-Along Notice (the "Tag-Along Notice Date");

     (v) the Tag-Along Stockholder's Tag-Along Allotment, assuming the Tag-Along Stockholder elected to sell the maximum number of shares of New UPC Common Stock;

     (vi) confirmation that the proposed transferee has been informed of the Tag-Along Rights and has agreed to purchase shares of New UPC Common Stock from any Tag-Along Stockholder in accordance with the terms of the Stockholders Agreement; and

     (vii) the Tag-Along Sale Date.

     Tag-Along Notice

     Under the Stockholders Agreement, any Tag-Along Stockholder wishing to participate in the Tag-Along Sale is required to provide written notice (the "Tag-Along Notice") to the UGC Group no more than ten days after the Tag-Along Sale Notice is given. The Tag-Along Notice is required to set forth the number of shares that the Tag-Along Stockholder elects to include in the Tag-Along Sale, which cannot exceed the Tag-Along Stockholder's applicable Tag-Along Allotment. The Tag-Along Notice given by any Tag-Along Stockholder will constitute that Tag-Along Stockholder's binding agreement to sell the shares of New UPC Common Stock specified in the Tag-Along Notice on the terms and conditions applicable to the Tag-Along Sale.

     In the event that there is any material change in the terms and conditions of the Tag-Along Sale applicable to the Tag-Along Stockholder (including any decrease in the purchase price that occurs other than pursuant to an adjustment mechanism set forth in the agreement relating to the Tag-Along Sale) after the Tag-Along Stockholder gives its Tag-Along Notice, then the Tag-Along Stockholder will have the right to withdraw from participation in the Tag-Along Sale with respect to all of its Shares affected by the change.

     If the proposed transferee does not purchase all of the shares of New UPC Common Stock requested to be included in the Tag-Along Sale by any Tag-Along Stockholder on the same terms and conditions applicable to the UGC Group, then the UGC Group will not consummate the Tag-Along Sale of any of its shares of New UPC Common Stock to the transferee, unless the shares of the UGC Group and the Tag-Along Stockholders to be sold are reduced or limited pro rata in proportion to the respective number of shares of New UPC Common Stock actually sold in any such Tag-Along Sale and all other terms and conditions of the Tag-Along Sale are the same for the UGC Group and the Tag-Along Stockholders. If the number of shares of New UPC Common Stock proposed to be sold in any proposed Tag-Along Sale are reduced or limited such that the proposed sale is no longer a Tag-Along Sale in accordance with the terms of the Stockholders Agreement, the terms of the Stockholders Agreement will be inapplicable to the proposed sale and no Participating Noteholder or other stockholder will have the right to participate in the proposed transaction as a Tag-Along Stockholder.

     Non-delivery of Tag-Along Notice

     Under the Stockholders Agreement, if a Tag-Along Notice from any Tag-Along Stockholder is not received by the UGC Group within the ten day period specified above, the UGC Group will have the right to consummate the Tag-Along Sale without the participation of the Tag-Along Stockholder, but only on terms and conditions which are no more favorable in any material respect to the UGC Group (and, in any event, at no greater a purchase price) than as stated in the Tag-Along Sale Notice and only if the Tag-Along Sale occurs on a date within 90 days of the Tag-Along Sale Date.

     If any Participating Stockholder fails to elect to participate in a Tag-Along Sale within ten days after the Tag-Along Sale Notice is given, the UGC Group is required to give notice of the failure to the other Tag-Along Stockholders by telephone (confirmed in writing within two days). The other Tag-Along Stockholders will have three days following the date the written notice was given to agree to sell their pro rata share of any unsold portion. For purposes of the sale, a participating Tag-Along Stockholder's pro rata share of any unsold portion of shares of New UPC Common Stock will be equal to the number of shares obtained by multiplying

     (i) the Common Shares UGC Fraction times the total number of shares of New UPC Common Stock that are held by the Participating Stockholders that are not participating in the Tag-Along Sale by

     (ii) the number of shares of New UPC Common Stock held by the participating Tag-Along Stockholder(s) divided by the total number of shares of New UPC Common Stock held by all Tag-Along Stockholders that are participating in the Tag-Along Sale with respect to shares of New UPC Common Stock.

     Certificates

     Under the Stockholders Agreement, on the Tag-Along Sale Date, each Tag-Along Stockholder will deliver a certificate or certificates for the shares of New UPC Common Stock to be sold by the Tag-Along Stockholder in connection with the Tag-Along Sale, duly endorsed for transfer with signatures guaranteed, to the transferee in the manner and at the address indicated in the Tag-Along Notice against delivery of the purchase price for the shares of New UPC Common Stock.

     Tag-Along Sale Agreement

     The Stockholders Agreement requires that any Participating Stockholder seeking to sell any shares of New UPC Common Stock in connection with a Tag-Along Sale will enter into an agreement (the "Tag Along Sale Agreement") containing substantially similar representations, warranties, indemnities and agreements as made by the UGC Group in connection with the Tag-Along Sale, but in no case will those representations, warranties, indemnities and agreements be required to be made by the Participating Stockholder(s) on a joint (as opposed to several) basis or have the potential of subjecting the Participating Stockholder(s) to greater liability (on a proportionate basis) than the UGC Group in connection with the Tag-Along Sale.

Agreements with the UGC Group

   Registration Rights

     Subject to certain limitations, the UGC Group may require New UPC to file a registration statement under the U.S. Securities Act with respect to all or a portion of the shares of the New UPC Common Stock owned by the UGC Group, and New UPC is required to use its best efforts to effect such registration, subject to certain conditions and limitations.

     New UPC is not obligated to effect more than three of these demand registrations using forms other than Form S-3. The UGC Group may demand registration of such securities an unlimited number of times on Form S-3, except that New UPC is not required to register its shares of New UPC Common Stock owned by the UGC Group on Form S-3 more than once in any six-month period. The UGC Group also has the right to have the shares of New UPC Common Stock that it owns included in any registration statement New UPC proposes to file under the U.S. Securities Act except that, among other conditions, the underwriters of any such offering may limit the number of shares included in such registration. New UPC has also granted the UGC Group rights comparable to those described above with respect to the listing or qualification of the shares of New UPC Common Stock on any exchange and in any other jurisdiction where the Company previously has taken action to permit the public sale of its securities.

   Management Services Agreements

     The UGC Group incurs certain overhead and other expenses at the corporate level on behalf of New UPC and the Company and its other operating subsidiaries. These expenses include costs not readily allocable among the operating companies, such as accounting, financial reporting, investor relations, human resources, information technology, equipment procurement and testing expenses, corporate offices lease payments and costs associated with corporate finance activities. The UGC Group also incurs direct costs for its operating companies such as travel expenses and salaries for the UGC Group employees performing services on behalf of its respective operating companies. New UPC, the Company and the UGC Group are parties to management services agreements, with an initial term through 2009, pursuant to which the UGC Group will continue to perform these services for New UPC and the Company. Under the management services agreements, New UPC and the Company will pay the UGC Group a fixed amount each month as its portion of such unallocated expenses. The fixed amount may be adjusted from time to time by the UGC Group to allocate these corporate level expenses among the UGC Group's operating companies, including New UPC and the Company, taking into account the relative size of the operating companies and their estimated use of the UGC Group's resources. In addition, New UPC and the Company will continue to reimburse the UGC Group for costs incurred by the UGC Group that are directly attributable to New UPC or the Company.

   Secondment Agreements

     The Company and UGC Holdings, a subsidiary of UGC, are also parties to a secondment agreement that specifies the basis upon which UGC Holdings may second certain of its employees to the Company. UGC Holdings' secondment of employees to the Company helps the Company attract and retain U.S. citizens and other employees. The Company is generally responsible for all costs incurred by UGC Holdings with respect to any seconded employee's employment and severance. UGC Holdings may terminate a seconded employee's employment if the employee's conduct constitutes willful misconduct that is materially injurious to UGC Holdings.

     New UPC and the Company have agreed with the UGC Group that so long as the UGC Group holds 50% or more of New UPC's outstanding common stock or the UPC Ordinary Shares A (i) the UGC Group will not pursue any video services, telephone or internet access or content business opportunities specifically directed to the European or Israeli markets, unless it has first presented such business opportunity to New UPC or the Company and New UPC or the Company has elected not to pursue such business opportunity, and (ii) New UPC and the Company will not pursue any video services, telephone or internet access or content business opportunities in the Kingdom of Saudi Arabia or in other markets outside of Europe or the Middle East, including Israel, unless New UPC and the Company first present such business opportunity to the UGC Group and the UGC Group elects not to pursue such business opportunity. Notwithstanding the foregoing, any party may pursue any business in the United States and its territories and possessions without regard to activities of the other parties.

     New UPC, the Company and the UGC Group have agreed that the Company will provide audited financial statements to the UGC Group in such form and with respect to such periods as are necessary or appropriate to permit UGC, to comply with its reporting obligations as a publicly-traded company and that New UPC and the Company will not change their accounting principles without UGC's prior consent. New UPC and the Company have consented to the public disclosure by UGC of all matters deemed necessary or appropriate by UGC, in its sole discretion, to satisfy the disclosure obligations of UGC or any of its affiliates thereof under the United States federal securities laws or to avoid potential liability under such laws.

        COMPARISON OF RIGHTS OF SHAREHOLDINGS IN NEW UPC AND THE COMPANY

     If the Plan is confirmed, the Akkoord is ratified and the Dutch Implementing Offer is consummated, Holders of Equity Interests in the Company will receive New UPC Common Stock. The rights of holders of New UPC Common Stock will be governed by New UPC's Certificate of Incorporation and By-laws which differ in certain material respects from the articles of association of the Company. The following is a summary of certain material differences between the rights of holders of shares of New UPC Common Stock and holders of Ordinary Shares A in the Company. These differences arise from differences between the DGCL and the Dutch Civil Code, as well as from differences between the governing documents of the respective companies. This summary is not, and does not purport to be, complete and does not purport to identify all differences that may, under given situations, be material to holders of shares of New UPC Common Stock. This summary is qualified in its entirety by reference to the corporate laws of Delaware and The Netherlands and the governing instruments of New UPC and the Company. This summary should be read in conjunction with "Outstanding Securities of the Company--Capital Stock of the Company Prior to the Restructuring," "--Capital Stock of the Company after the Restructuring" and "New UPC--Description of Shares of New UPC Common Stock."

Voting Rights

     Under Dutch law, each shareholder is entitled to one vote per share, unless the articles of association of the company provide otherwise. All shareholder resolutions are taken by an absolute majority of the votes cast, unless the law or the articles prescribe otherwise. The validity of shareholder decisions is not dependent on a quorum, unless the law or the articles stipulate otherwise.

     The Articles of Association of the Company provide for one vote per share of UPC Ordinary Shares B and 100 votes per share of each of UPC Ordinary Shares A, UPC Priority Shares, UPC Preference Shares A and class B preference shares. Generally, all resolutions may be adopted by an absolute majority of the total votes cast, and there are no quorum requirements.

     Under the DGCL, each shareholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation. Either the certificate of incorporation or the by-laws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting.

     New UPC's Certificate of Incorporation provides for one vote per share of New UPC Common Stock, but does not provide for cumulative voting. Under New UPC's By-laws, the presence in person, or by properly executed proxy, of the holders of a majority of the outstanding shares of New UPC Common Stock is required to constitute a quorum at shareholder meetings of New UPC.

Amendment of Charter Documents

     Under Dutch law, shareholders of a Dutch company may resolve to amend the company's articles of association, although the prior approval of the Dutch Ministry of Justice is required for any such amendment.

     Under the Company's Articles of Association, the general meeting of shareholders may pass a resolution for an amendment to the articles only upon a proposal of United Europe, as the holder of all the outstanding UPC Priority Shares.

     Under the DGCL, amendments to a corporation's certificate of incorporation require a resolution of the board of directors, followed by a majority vote of the holders of the outstanding stock entitled to vote on such amendment and, in certain circumstances, of the holders of a majority of the outstanding stock of each class entitled to vote on such amendment as a class, unless a greater number or proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

     New UPC's Certificate of Incorporation requires just the approval of holders of a majority of the outstanding shares of New UPC Common Stock to make, alter, amend, change, add to or repeal New UPC's Certificate of Incorporation and By-laws.

Appraisal Rights

     Dutch law does not recognize the concept of appraisal or dissenters' rights and, accordingly, holders of the UPC Ordinary Shares A have no appraisal rights.

     The DGCL provides for appraisal rights in connection with certain mergers and consolidations. Appraisal rights are not available for any shares of stock of the constituent corporation surviving the merger if the merger did not require for its approval the vote of the holders of the surviving corporation. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which, as of the record date, is either: (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD") or (b) held of record by more than 2,000 holders, unless such holders are required by the terms of the merger to accept anything other than: (i) shares of stock of the surviving corporation; (ii) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares of such stock; or (iv) any combination thereof. Holders of New UPC Common Stock are therefore entitled to appraisal rights in the event of certain mergers and consolidations of New UPC.

Pre-emptive Rights

     Under Dutch law, holders of common shares in a Dutch company have pre-emptive rights with respect to newly issued common shares in proportion to the aggregate nominal value of their shareholdings (with the exception of shares to be issued to employees and, unless the articles provide otherwise, the issue of ordinary shares in return for non-cash consideration). Such pre-emptive rights in respect of newly issued common shares may be excluded by approval of the shareholders at the general meeting of shareholders. In addition, if the authority to issue shares is delegated to another corporate body, like in the case of the Company where this authority is delegated to the management board, the authority to exclude the pre-emptive rights also lies with that corporate body.

     The Articles of Association of the Company conform to Dutch law and provide that, except for issues of ordinary shares in return for non-cash consideration and shares issued to the Company's employees or employees of any of the Company's subsidiaries (as defined under Dutch law), holders of UPC Ordinary Shares A have pre-emptive rights to subscribe for their pro rata amount of all new UPC Ordinary Shares A and the UPC Preference Shares A which are convertible into UPC Ordinary Shares A issued by the Company. These rights May be restricted or excluded by a resolution of the Company's Board of Management subject to approval of both the Company's Supervisory Board and United Europe, as the holder of all outstanding UPC Priority Shares. UPC Priority Shares, UPC Preference Shares A and class B preference shares, however, carry no pre-emptive rights.

     Under the DGCL, shareholders have no pre-emptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

     On or prior to the Effective Date, New UPC's Certificate of Incorporation will be amended to provide that holders of shares of New UPC Common Stock will have Pre-emptive Rights for the first (euro)1,538.46 million of equity or equity-linked securities issued by New UPC during the four years after the Effective Date for cash or in exchange for assets (or other consideration) acquired from an affiliate of New UPC. See "New UPC --Description of Shares of New UPC Common Stock."

Action by Written Consent of Shareholders

     Under Dutch law, resolutions may be adopted by shareholders in writing without holding a meeting of shareholders, but only if the resolution is adopted unanimously by all shareholders entitled to vote. Therefore holders of UPC Ordinary Shares A can only adopt a written resolution without holding a meeting if such resolution is signed by all UPC Ordinary Shares A.

     The DGCL provides that, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting consent in writing. New UPC's Certificate of Incorporation provides that any action may be effected by written consent of holders of New UPC Common Stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting.

Shareholders' Meetings

     Under Dutch law, a company must hold at least one annual general meeting, to be held not later than six months after the end of the fiscal year. Pursuant to the Articles of Association of the Company, other general meetings may also be held as often as the Company's Board of Management or Supervisory Board or United Europe, as the holder of all outstanding UPC Priority Shares, deems necessary. In addition, pursuant to Dutch law, holders of shares of the Company representing at least one-tenth of the issued share capital may request the Company's Board of Management or Supervisory Board to convene a general meeting of shareholders. If the Company's Board of Management or Supervisory Board has not convened a meeting within a certain period, the persons who have made the request are authorized to convene such a meeting under the specific requirements of Dutch law. The Articles of Association of the Company specify that general meetings of shareholders may be held only in the municipalities of Amsterdam, Rotterdam or The Hague in The Netherlands.

     Under the DGCL, an annual meeting of shareholders must be held for the election of directors on a date and at a time designated by or in the manner provided in the by-laws. Any other proper business may be transacted at the annual meeting. New UPC's By-laws provide that an annual meeting of the stockholders shall be held on the second Thursday in the month of June of each year or on such other date as may be determined by the Board of Directors. The annual meeting shall be held at such place, either within or outside Delaware, as may be designated by the Board of Directors in the notice of meeting or otherwise at the principal office of the corporation.

Management

     Under Dutch law, a company can have a management board and a supervisory board. The management board is the executive body and is responsible for the management of the corporation and for its representation (i.e., the actions of the corporation towards third parties). The Dutch management board combines the functions of inside managing directors and senior officers in a U.S. corporation. Consequently, there is no position equivalent to that of chief executive officer. If the management board has more than one member, each can have different responsibilities and powers. The members of the Board of Management of the Company are set forth in "The Company--Management of the Company Prior to the Restructuring--Board of Management."

     The supervisory board is distinct from the management board and the same persons cannot serve on both boards. The supervisory duties are not necessarily similar to the duties of non-executive directors in a U.S. corporation. The supervisory board has a primarily supervisory and advisory function. The articles of association may give it more specific powers, but the supervisory board cannot exercise executive functions. The supervisory board is not empowered to give specific instructions to the management board, determine the business policy of the corporation, or appoint or remove managing directors. The precise duties and responsibilities of the supervisory board may vary, and depend on the articles of association. The members of the Supervisory Board of the Company are set forth in "The Company--Management of the Company Prior to the Restructuring--Supervisory Board." The effectiveness of the Third Amendment is contingent upon the delisting of the UPC Ordinary Shares A from Euronext. After the Third Amendment is effective, the Company will have a one-tier board structure and will no longer have a Supervisory Board.

     Under the DGCL, the board of directors of a corporation must consist of one or more members. The number of directors must be fixed by, or in the manner provided in, the by-laws, unless the certificate of incorporation fixes the number of directors. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. The directors are elected at the annual meeting of shareholders. The directors may be divided into one, two or three classes. New UPC's By-laws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors or holders of the New UPC Common Stock.

Appointment and Removal of Management

     The provisions on the appointment and removal of members of the Company's Board of Management and Supervisory Board are set forth in the Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, included in this Disclosure Statement as Annex D.

     The DGCL provides that vacancies and newly-created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or by-laws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, shall fill such vacancy. New UPC's By-laws provide that any vacancy may be filled by a majority of directors then in office, although less than a quorum, or by the affirmative vote of two directors if there are only two directors remaining, or by a sole remaining director, or by holders of the New UPC Common Stock if there are no directors remaining.

     Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) if the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part. New UPC's By-laws provide that any one or more of the directors of New UPC may be removed at any time, with or without cause, by the holders of a majority of the outstanding shares of New UPC Common Stock. New UPC's Certificate of Incorporation provides that, except for New UPC's directors in office on the Effective Date, New UPC's directors can be removed, with or without cause, by holders of a majority of the shares of New UPC Common Stock entitled to vote at an election of directors.


Shareholder Nominations

     The Articles of Association of the Company provide that United Europe, as the holder of all outstanding UPC Priority Shares, is entitled to make binding nominations for the appointment of members of the Board of Management and Supervisory Board, which binding nominations may only be set aside by a resolution of the general meeting of shareholders adopted by at least two-thirds of the votes cast representing more than one-half of the Company's issued nominal capital.

     New UPC's By-laws have no provisions on shareholder nominations for the appointment of directors, except that holders of New UPC Common Stock may appoint new directors if there are no directors remaining.

Dividends

     Dutch law provides that dividends may only be distributed to the extent that net assets of the company exceed the sum of the amount of issued and paid-up capital and reserves which must be maintained under the law or the articles of association of the company. Interim dividends may be declared as provided for in the articles of association of the company and may be distributed to the extent that the net assets requirement above is met.

     Each UPC Ordinary Share A and ordinary share B is entitled to the same amount of dividend if one is declared in proportion to their respective par value. UPC Priority Shares are entitled to a nominal annual dividend of 5% of their par value, to the extent distributable profits are available. UPC Preference Shares A are paid an annual dividend, the amount or method of determining of which will be determined at the time of their first issuance, to the extent distributable profits are available. Class B preference shares will be paid a cumulative annual dividend calculated on the basis of the deposit interest rate of the European Central Bank to be applied over the paid up part of their par value, to the extent distributable profits are available.

     Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value.

     New UPC's By-laws have no specific provisions relating to the determination of dividends for the New UPC Common Stock. Holders of New UPC Common Stock are therefore just entitled to receive ratably dividends, if any, whether payable in cash or otherwise, as may be declared from time to time by the Board of Directors of New UPC out of legally available funds.

Rights of Purchase

     Under Dutch law, a company may not subscribe for newly issued shares using its own capital. A Dutch company may, subject to certain restrictions, purchase outstanding shares using its own capital, provided the nominal value of the shares acquired by the company (or its subsidiaries) does not exceed 10% of the issued share capital of the company.

     Under the DGCL, a corporation may redeem or repurchase its own shares, except that a corporation cannot generally make such a purchase or redemption if it would cause impairment of its capital.

Limitation of Directors' Liability/Indemnification of Officers and Directors

     The concept of indemnification of directors of a company for liabilities arising from their actions as members of the management board or supervisory board is, in principle, accepted in The Netherlands. The Articles of Association of the Company contains a provision in this respect.

     The DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director's personal liability to the corporation or its shareholders for monetary damages for breaches of fiduciary duty. However, the DGCL expressly provides that the liability of a director may not be eliminated or limited for

     (i) breaches of his or her duty of loyalty to the corporation or its shareholders,

     (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     (iii) the unlawful purchase or redemption of stock or unlawful payment of dividends or

     (iv) any transaction from which the director derived an improper personal benefit.

The DGCL further provides that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. New UPC's Certificate of Incorporation contains a provision eliminating director liability to the extent permitted by the DGCL.

     Generally, the DGCL permits a corporation to indemnify certain persons made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses. New UPC's By-laws contain provisions permitting New UPC to indemnify any director, officer or employee of New UPC against liability incurred in, relating to or as a result of a proceeding by reason of the fact that he or she is or was a director, officer or employee of New UPC.

Special Meetings

     Pursuant to the Articles of Association of the Company, special general meetings of shareholders may be held whenever the Company's Board of Management or Supervisory Board or United Europe, as the holder of all outstanding UPC Priority Shares, calls such meetings. In addition, one or more holders of shares of the Company, who own together at least 10% (or such lesser amount as is provided by the articles of association) of the issued capital, can be authorized by the President of the District Court in The Netherlands with competent jurisdiction to call a special general meeting of shareholders.

     Under the DGCL, a special meeting of shareholders may be called by the board of directors or by any other person authorized in the certificate of incorporation or the by-laws. The DGCL does not provide shareholders with an automatic right to call special meetings of shareholders. New UPC's By-laws provide that a special meeting of shareholders may be called by the president, chairman of the Board or by the New UPC Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of directors then in office, and shall be called by the chairman of the Board at the request of the holders of not less than a majority of the outstanding shares of New UPC Common Stock.

Shareholder Votes on Certain Reorganizations

     Under Dutch law, mergers whereby one or more companies disappear and others survive are effected by a deed of merger executed by a Dutch civil law notary which may require a shareholders' vote. In addition, a resolution for an amendment to the Articles of Association of the Company can only be passed upon a proposal of United Europe, as the holder of all the outstanding UPC Priority Shares. Other reorganizations do not require a shareholders' vote.

     Under the DGCL, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation. The DGCL permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series thereof than would otherwise be required. New UPC's Certificate of Incorporation has no such provision.

     Under the DGCL, no vote of the shareholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if

     (i) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation,

     (ii) the shares of stock of the surviving corporation are not changed in the merger and

     (iii) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation's common shares outstanding immediately prior to the effective date of the merger.

In addition, shareholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation. New UPC's Certificate of Incorporation has no provision requiring a shareholders' vote in such situations.

Rights of Inspection

     Pursuant to Dutch law, the annual accounts of the Company are submitted to the general meeting of shareholders for their adoption and the shareholders' register is available for inspection by Holders of Equity Interests in the Company. Members of the Supervisory Board of the Company are also authorized to inspect the books and records of the Company and are permitted access to the buildings and premises of the Company during normal business hours.

     Pursuant to the DGCL, any holder of New UPC Common Stock may inspect for any proper purpose New UPC's stock ledger, shareholders list and other books and records during New UPC's usual hours for business.

Shareholder Suits

     Dutch law does not provide for derivative suits or class actions and therefore Holders of Equity Interests in the Company cannot bring such actions against the Company.

     Under the DGCL, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual may also commence a class action on behalf of himself and other similarly situated shareholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if such person was a shareholder at the time of the transaction which is the subject of the suit. Additionally, under Delaware case law, the plaintiff generally must be a shareholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. Therefore it would be possible for holders of New UPC Common Stock to bring derivative suits or class actions against New UPC if the above requirements are met.

Conflict-of-Interest Transactions

     The current Articles of Association of the Company provide that, in the event of a conflict of interest between the Company, on the one hand, and a member of the Board of Management, on the other hand, the Company shall be represented by such member of the Board of Management or of the Supervisory Board as the Supervisory Board shall designate for this purpose.

     The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if

     (i) the material facts as to his relationship or interest are disclosed and a majority of disinterested directors consents,

     (ii) the material facts are disclosed as to his relationship or interest and a majority of shares entitled to vote thereon consents or

     (iii) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee or the shareholders.

Liquidation Rights

     In the event that the Company were to be dissolved or liquidated, the assets remaining after payment of all debts are to be distributed to Holders of Equity Interests in the Company as follows:

     o first, to any issued and outstanding class B preference shares in an amount equal to any previously declared but unpaid dividend and the paid-up amount of such class B preference shares;

     o second, to any issued and outstanding UPC Preference Shares A in an amount as determined in the resolution by which such UPC Preference Shares A were issued, which may include, among other things,

          (1)  an amount equal to the accrued but unpaid dividend,

          (2) the nominal paid up amount on such UPC Preference Shares A and the contributed share premium,

          (3)  a compensation over the paid capital, and/or

          (4) an amount equal to the amount the holder of such UPC Preference Shares A would be entitled to, had he or she converted these shares into UPC Ordinary Shares A on the day of liquidation provided, however, that if the Company were to be dissolved or liquidated on or before May 1, 2010, then the amount payable with respect to the UPC Preference Shares A shall be equal to the amount that would have been payable on the UPC Ordinary Shares A if the UPC Preference Shares A had been converted into UPC Ordinary Shares A on the date of dissolution or liquidation and no amounts shall be paid with respect to the liquidation preference of the UPC Preference Shares A;

     o third, to the holders of the UPC Priority Shares in an amount equal to their par value in proportion to the number of UPC Priority Shares held by them; and

     o fourth, any remaining assets shall be distributed to the holders of the UPC Ordinary Shares A and UPC Ordinary Shares B in proportion to the number of shares held by them regardless of the class of ordinary shares.

     As New UPC Common Stock is the only class of shares of New UPC authorized and outstanding, under the DGCL holders of New UPC Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all prior claims of New UPC upon a liquidation, dissolution or winding up of New UPC.

                           THE RESTRUCTURING AGREEMENT

     The following is a summary of the significant terms of the Restructuring Agreement. The summary set forth below does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the detailed provisions of the Restructuring Agreement. The Restructuring Agreement was attached as Exhibit 99.2 to a Current Report on Form 8-K filed by the Company with the SEC on September 30, 2002.

     Upon consummation of the Plan, the Plan and the documents executed and delivered on the Effective Date and in consummation of the Plan shall be deemed to set forth the entire agreement and undertakings relating to the subject matter thereof and shall supersede all prior discussions and documents related thereto, including the Restructuring Agreement.

The Agreed Restructuring Process

     Under the Restructuring Agreement, the Company, New UPC, UGC (and certain other members of the UGC Group) and the Participating Noteholders agreed that
(i) the Belmarken Notes, (ii) the UPC Notes, (iii) the UPC Preference Shares A,
(iv) the UPC Priority Shares, (v) the UPC Ordinary Shares A and (vi) the claims of other unsecured creditors of the Company would be exchanged for shares of New UPC Common Stock on the terms set forth in the Restructuring Agreement.

     Under the Restructuring Agreement, the Company agreed to

     (i) file a voluntary case under Chapter 11 of the U.S. Bankruptcy Code and a plan of reorganization and disclosure statement with the U.S. Bankruptcy Court and

     (ii) file a voluntary provisional moratorium petition and a plan of compulsory composition (Akkoord) under the Dutch Bankruptcy Code (Faillissementswet) in the Dutch Bankruptcy Court.

In addition, solely for the purpose of carrying out the Plan in a manner consistent with Dutch law, to the extent necessary to qualify the Plan under applicable Dutch securities laws, simultaneously with the proposal of the Akkoord, New UPC agreed, for purposes of Dutch law and, to the extent permitted under applicable securities laws, solely with respect to individuals and entities who are not U.S. Persons to offer to exchange a specified number of shares of New UPC Common Stock with the noteholders and creditors of the Company in exchange for transferring their claims against the Company to New UPC.

Distribution of Shares of New UPC Common Stock under the Plan and the Akkoord

     Consistent with the terms of the Restructuring Agreement, the Plan and the Akkoord set forth the number of shares of New UPC Common Stock to be distributed to

     (i) the members of the UGC Group in exchange for the Belmarken Notes and the UPC Notes held by the members of the UGC Group,

     (ii) the holders of the UPC Notes other than the UGC Group,

     (iii) the holders of the UPC Preference Shares A, the UPC Ordinary Shares A and the UPC Priority Shares and

     (iv) the other unsecured creditors of the Company.

     The Restructuring Agreement contemplated that, under the Plan, each holder of UPC Notes and of any other claim against the Company to the extent such claim is in the same class as the UPC Notes would be offered two options: the first option would have entitled such creditor to receive a specified number of shares of New UPC Common Stock per $1,000 of allowed claim from New UPC in exchange for transferring its claim against the Company to New UPC ("Option 1") and the second option would have entitled such creditor to receive a number of shares of New UPC Common Stock per US$1,000 of allowed claim from the Company equal to 75% of the number of shares of New UPC Common Stock per US$1,000 of allowed claim from New UPC offered pursuant to Option 1 in final discharge of their rights against the Company ("Option 2"). Under the Akkoord, the creditors of the Company would receive a specified number of shares of New UPC Common Stock per $1,000 of allowed claim which will be identical to the number of shares of New UPC Common Stock that a holder of UPC Notes would receive in final discharge of its UPC Notes pursuant to Option 2. Solely for the purpose of carrying out Option 1 in a manner consistent with Dutch law, to the extent necessary to qualify Option 1 under applicable Dutch securities laws, simultaneously with the proposal of the Akkoord, New UPC agreed, for purposes of Dutch law and, to the extent permitted under applicable securities laws, solely with respect to individuals and entities who are not U.S. Persons, to offer to exchange a specified number of shares of New UPC Common Stock with the noteholders and other creditors of the Company in exchange for transferring their claims against the Company to New UPC which will be identical to the number of shares of New UPC Common Stock per $1,000 of allowed claim that creditors of Company would receive in exchange for their claims against the Company pursuant to Option 1. Pursuant to the provisions of the Restructuring Agreement, the Company, New UPC and UGC agreed that, due to further developments in the Restructuring process, the Plan should not reflect Option 2. Therefore, the Plan filed with the U.S. Bankruptcy Court on the Petition Date excluded the structure contemplated by Option 2.

     Under the Restructuring Agreement, the Company has agreed to ensure that the implementation of the Plan, including, without limitation, the distribution of shares of New UPC Common Stock to the creditors and equity holders of the Company, will be made in accordance with all applicable laws, including the applicable securities laws of the United States, The Netherlands and Luxembourg.

     Upon consummation of the Plan and the Akkoord, it is anticipated under the Restructuring Agreement that the following percentages of the total number of shares of New UPC Common Stock will be distributed to the UGC Group, the holders of the UPC Notes (other than the UGC Group) (assuming that Option 1 applies to all UPC Notes) and the holders of the UPC Preference Shares A, the UPC Ordinary Shares A and the UPC Priority Shares and other claims treated as equity claims (subject to potential dilution by issuance of additional shares of New UPC Common Stock as described in "Treatment of Other Creditors of the Company," "Shares of New UPC Common Stock Issuable under Incentive Plans" and "Capital Subscription in New UPC on the Effective Date" below):

                                                  Percentage of Total Number
                                                     of Shares of New UPC
Security Holder of the Company                     Common Stock Distributed
------------------------------                    --------------------------

Belmarken Notes and UPC Notes owned by UGC
Group on the date of the Restructuring
Agreement                                                  65.5%

UPC Notes (other than the UPC Notes owned by
the UGC Group on the date of the
Restructuring Agreement)                                   32.5%

Holders of UPC Preference Shares A, UPC
Ordinary Shares A, UPC Priority Shares and
Equity Securities Claims subordinated under
Section 510(b) of the U.S. Bankruptcy Code                  2.0%

     Under the Restructuring Agreement, UGC (on its own behalf and on behalf of the UGC Group) and the Participating Noteholders agreed to vote in favor of the Plan as part of the Chapter 11 bankruptcy case and the Akkoord and other Restructuring proposals set forth in the Restructuring Agreement and to take other actions necessary to effectuate the terms of the Restructuring Agreement.

     As of the date of the Restructuring Agreement, the Participating Noteholders represented approximately 25% of all outstanding UPC Notes (approximately 38% of all outstanding Notes held by holders other than the UGC Group). Collectively, as of the date of the Restructuring Agreement, the UGC Group and the Participating Noteholders held approximately 60% of the outstanding UPC Notes. In addition, the UGC Group owned approximately 20% of all outstanding UPC Preference Shares A, all of the outstanding UPC Priority Shares and 53.1% of all outstanding UPC Ordinary Shares A as of the date of the Restructuring Agreement.

Treatment of Other Creditors of the Company

   Treatment of Critical Creditors

     Under the terms of the Restructuring Agreement, the Company, the UGC Group, New UPC and the Participating Noteholders acknowledged that certain creditors of the Company are critical to the operation of the business of the Company as a going concern ("Critical Creditors"). Accordingly, the parties to the Restructuring Agreement agreed that the Company will use its commercially reasonable efforts to pay certain of its Critical Creditors in full prior to the filing date of its Chapter 11 bankruptcy case and to take other actions to ensure that the obligations of the Company to its Critical Creditors which remain unpaid on the Effective Date are unimpaired, assumed and restated under the Plan and, subject to the consent of the Dutch administrator under the Akkoord, paid in full in cash on or as soon as practicable after the Effective Date. The Restructuring Agreement provides that the parties will use their commercially reasonable efforts to treat the Critical Creditors who are not permitted to be treated as such in the Chapter 11 case and Dutch moratorium as general unsecured creditors of the Company, separately from the UPC Notes, the Belmarken Notes and all other classes of creditors under the Plan and the Akkoord and in a manner that is consistent with the treatment afforded to those creditors which are permitted to be treated as Critical Creditors (to the extent permitted by applicable law).

   Treatment of General Unsecured Creditors

     Under the Restructuring Agreement, all general unsecured creditors of the Company, other than holders of the UPC Notes, the Belmarken Notes and, to the extent applicable, Litigation Claims (as described below) ("General Unsecured Creditors"), that will be affected by the Dutch moratorium will be offered the same proportionate consideration pursuant to Option 1, Option 2, the Akkoord option and the Dutch exchange offer option described under "Distribution of Shares of New UPC Common Stock under the Plan and the Akkoord" above as if they held UPC Notes in the amount of their debt in full redemption of their claims once final adjudication by the U.S. Bankruptcy Court or the Dutch Court, as the case may be, has been obtained. Any shares of New UPC Common Stock issued to the General Unsecured Creditors will be in addition to the total number of shares of New UPC Common Stock issued to the holders of the UPC Notes, the Belmarken Notes, the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A as described under "Distribution of Shares of New UPC Common Stock under the Plan and the Akkoord" above.

   Treatment of Holders of Litigation Claims

     The Restructuring Agreement contemplated that the Plan will provide for the subordination under section 510(b) of the U.S. Bankruptcy Code of certain litigation claims against the Company (the "Litigation Claims") and, if the U.S. Bankruptcy Court determines that these Litigation Claims are subject to subordination under section 510(b) of the U.S. Bankruptcy Code, then the holders of these Litigation Claims will receive a portion of the shares of New UPC Common Stock to be issued and exchanged for the UPC Ordinary Shares A and UPC Priority Shares, pari passu on a pro rata basis with the holders of the UPC Ordinary Shares A and the UPC Priority Shares based on an allowed interest in an amount to be determined by the U.S. Bankruptcy Court. If the U.S. Bankruptcy Court determines that the Litigation Claims are not to be subordinated under section 510(b) or otherwise, then the holders of the Litigation Claims are expected to receive the same proportionate consideration on account of the Litigation Claims as if they held UPC Notes in the amount of their Litigation Claims in lieu of a cash payment. Any shares of New UPC Common Stock issued to the holders of Litigation Claims will be in addition to the total number of shares of New UPC Common Stock issued to the holders of the UPC Notes, the Belmarken Notes, the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A as described under "Distribution of Shares of New UPC Common Stock under the Plan and the Akkoord" above.

   Treatment of Holders of Administrative and Other Priority Claims

     Under the Restructuring Agreement, the Plan provides that, on or as soon as practicable after the Effective Date, each holder of an allowed administrative or other priority claim under the U.S. Bankruptcy Code will be (i) paid in cash by the Company for the full amount of its allowed claim, (ii) left unimpaired and restated or (iii) be accorded such treatment as the Company and the holder of that claim agree in writing. The Company has agreed to use its best efforts to ensure that administrative claims in the Chapter 11 case are treated by the Company and the Dutch administrator similarly in the moratorium proceedings in The Netherlands.

   Treatment of Holders of Outstanding Rights, Options and Warrants for Shares of the Company

     Under the Restructuring Agreement, the Plan provides that all rights, options and warrants to acquire UPC Ordinary Shares A, including rights, options and warrants held by the Company's employees under the Company's existing equity incentive plans, outstanding immediately prior to the Effective Date may remain outstanding, unless those rights, options and warrants can be cancelled in connection with the Restructuring or, in the case of rights, options and warrants held by Company employees, such rights, options and warrants are delivered to New UPC, in the discretion of New UPC's board of directors, in exchange for rights, options and warrants permitted to be issued by New UPC as described under "--Shares of New UPC Common Stock Issuable under Incentive Plan" below.

New UPC Board of Directors and Rights of the Participating Noteholders

     Under the Restructuring Agreement, New UPC, UGC and the Participating Noteholders agreed to enter into the Stockholders' Agreement that provides that, for a three year period beginning on the Effective Date,

     (i) a majority-in-interest of the Participating Noteholders would have the right to designate two directors (the "Designated Directors"),

    (ii) the Board of Directors of New UPC would be comprised of ten members and the number of directors cannot be changed without the consent of the Designated Directors,

     (iii) the Designated Directors could not be removed except for cause or upon written request of a majority-in-interest of the Participating Noteholders and

     (iv) upon removal, resignation or death of a Designated Director, the Participating Noteholders would have the right to replace that Designated Director.

     The Company, New UPC, UGC and the Participating Noteholders have implemented these types of protections through New UPC's classified Board of Directors and the provisions of New UPC's By-laws that require the approval of the Related Party Transaction Committee, subject to certain exceptions, in order for New UPC to enter into these types of Related Party Transactions. For a more detailed description of these provisions, see "New UPC-Related Party Transaction Committee."

     The Restructuring Agreement provided for New UPC's By-Laws to provide the Designated Directors with the power to reject certain related party transactions between New UPC and its affiliates (other than subsidiaries of New UPC) subject to certain exceptions or if approved by a majority of the disinterested stockholders of New UPC.

     Under the Restructuring Agreement, the Stockholders Agreement is to provide the Participating Noteholders with "tag-along" rights for sale of their shares of New UPC Common Stock in the event that members of the UGC Group propose to sell 5% or more of the outstanding shares of New UPC Common Stock.

     Under the Restructuring Agreement, the Company, the UGC Group, New UPC and the Participating Noteholders agreed that, after the Restructuring is completed, changes will be made to the corporate governance of the Company to ensure that decisions taken by the board of directors of New UPC are implemented by the Company, as described above, would be applicable to actions taken by the Company.

     For a more detailed description of the Stockholders Agreement, see "New UPC--Stockholders Agreement."

   Shares of New UPC Common Stock Issuable under the Incentive Plan

     Pursuant to the terms of the Restructuring Agreement, the Plan provides that, at the discretion of New UPC's board of directors, options with respect to no more than five (5) percent of New UPC's common equity outstanding immediately after the Effective Date, on a fully-diluted basis, can be issued during the three year period beginning on the Effective Date to certain members of the management and other employees of New UPC and its subsidiaries subject to certain limitations on pricing.

Pre-emptive Rights of Holders of New UPC Common Stock

     Under the Plan, the holders of shares of New UPC Common Stock will have pre-emptive rights for the first (euro)1,538.46 million of equity or equity-linked securities issued by New UPC during the four years after the Effective Date for cash or in exchange for assets (or other consideration) acquired from a related party.

Equity Subscription in New UPC on Effective Date

     Pursuant to the Restructuring Agreement, the Plan includes a requirement that, on the Effective Date, New UPC will offer to each holder of UPC Notes and the Belmarken Notes the right to purchase a pro rata share of up to (euro)100 million of shares of New UPC Common Stock at the per share price implied by the Plan. This right will be exercisable only on the Effective Date. The (euro)100 million amount will be reduced by the net proceeds of any assets sold by the Company prior to the Effective Date (other than assets sold in the ordinary course of the Company's business in a manner consistent with its past practices) and by the net proceeds from any non-dilutive capital raised by the Company (other than capital received from UGC). The UGC Group has agreed to subscribe for its pro rata share of the Maximum Subscription Amount of shares of New UPC Common Stock to be issued on the Effective Date. In addition, the UGC Group has agreed to subscribe for the pro rata share of the Maximum Subscription Amount offered to the holders of the UPC Notes (other than the UGC Group) to the extent that such holders do not subscribe for their pro rata share of the Maximum Subscription Amount on the Effective Date. See "New UPC Equity Subscription."

                                TAX CONSEQUENCES


Dutch Tax Consequences

     The following discussion, subject to the limitations set forth herein, describes the material Dutch tax consequences of the exchange of the Claims against, and Equity Interests in, the Company for shares of New UPC Common Stock pursuant to the Plan, the Akkoord and the Dutch Implementing Offer and the ownership of shares of New UPC Common Stock. It is the opinion of Deloitte & Touche Belastingadviseurs, special Netherlands tax counsel (belastingadviseurs) to the Company. This opinion represents Deloitte & Touche Belastingadviseurs' interpretation of existing law and jurisprudence. No assurance can be given that tax authorities or courts in The Netherlands will agree with such interpretation. This opinion does not discuss all the tax consequences that may be relevant to the holders of Claims and Equity Interests in light of their particular circumstances or to holders that are subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. Changes in the organizational structure of the Company or the manner in which the Company conducts its business may invalidate this opinion. The laws upon which this opinion is based are subject to change, sometimes with retroactive effect. Changes in the applicable laws may invalidate this opinion and this opinion will not be updated to reflect such subsequent changes. Holders should consult their tax advisers regarding the particular tax consequences of their exchange of the Claims against, and Equity Interests in, the Company pursuant to the Plan, the Akkoord and the Dutch Implementing Offer and their acquiring, owning and disposing of shares of New UPC Common Stock.

     This opinion does not address, except as set forth below, aspects of Dutch taxation that may be applicable to holders that are subject to special tax rules, such as but not limited to financial institutions, investment institutions (beleggingsinstellingen), insurance companies, tax-exempt organizations and any holder who holds a substantial interest.

   Substantial Interest

     In The Netherlands, a shareholder that owns, whether or not together with his/her spouse or registered partner, through shares, warrants, conversion rights, or options, or certain other rights, for instance a right of usufruct (which is an arrangement whereby a legal owner of shares transfers the right to all income deriving from the shares, including capital gains, to another party), directly or indirectly an interest in 5% or more of the total issued and outstanding capital of any class of shares, or 5% or more of the total issued and outstanding share capital of a company (a "substantial interest"), is subject to a special tax regime. Profit participation rights or certain other rights, such as a right of usufruct, which give the holder rights to 5% or more of the annual profit or 5% or more of the liquidation proceeds of the target company will also qualify as substantial interest. A deemed substantial interest is present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis. If a person has a substantial interest in a company, all shares and profit rights in that company are included in the substantial interest. With respect to individuals, certain attribution rules exist in determining the presence of a substantial interest.

     Unless indicated otherwise, the term "holder," as used herein, includes individuals and entities as defined under Dutch tax law holding Claims against, or Equity Interests in, the Company but does not include any such person having a substantial interest in the Company or New UPC.

   Income Tax Consequences of the Exchange of Claims for Residents or Deemed Residents of The Netherlands

     Individual Income Tax

     Capital gains/losses derived from the exchange of Claims by an individual holder of Claims are generally not subject to income tax.

     However, capital gains/losses derived from the exchange of Claims by an individual holder of Claims are subject to tax on a net income basis at the progressive income tax rates, if the Claims are attributable to a trade or business carried on by the individual holder by virtue of such individual being an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of an enterprise (other than as an entrepreneur or a shareholder), or the capital gains/losses qualify as taxable income from miscellaneous activities with respect to the Claims (belastbaar resultaat uit overige werkzaamheden).

     Corporate Income Tax

     Capital gains/losses derived from the exchange of Claims by a corporate holder of Claims that resides, or is deemed to reside, in The Netherlands are subject to Dutch corporate income tax on a net basis, generally if the Claims are (deemed) attributable to a trade or business carried on (or deemed to be carried on) by the holder.

   Income Tax Consequences of the Exchange of Claims for Nonresidents of The Netherlands

     Individual Income tax

     A nonresident individual holder of Claims will not be subject to Dutch income tax on capital gains/losses derived from the exchange of the Claims, provided such individual holder:

     o does not carry on and has not carried on a business in The Netherlands in whole or in part carried on through a permanent establishment or a permanent representative in The Netherlands to which the Claims are attributable; and

     o does not share and has not shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands to which enterprise the Claims are attributable;

     o does not carry out and has not carried out nor is deemed to carry out any activities in The Netherlands which can be qualified as taxable income from miscellaneous activities with respect to the Claims (belastbaar resultaat uit overige werkzaamheden)

     o does not carry out and has not carried out employment activities in The Netherlands or serves or served as a director or board member of any entity resident in The Netherlands, or serves or served as a civil servant of a Dutch public entity with which the holding of Claims is or was connected; and

     o is not an individual that has opted to be taxed as a resident of The Netherlands.

     Tax Treaty

     Under most Dutch tax treaties, the right to tax capital gains/losses realized by a nonresident individual holder from the exchange of Claims is in many cases allocated to the individual holder's country of residence, unless the nonresident individual holder carries on or has carried on a business in The Netherlands through a permanent establishment or a permanent representative to which Claims are attributable.

     Corporate Income Tax

     A nonresident corporate holder of Claims will not be subject to Dutch corporate income tax on capital gains/losses derived from the exchange of Claims, provided such corporate holder:

     o does not carry on and has not carried on a business in The Netherlands through a permanent establishment or a permanent representative to which Claims are attributable; and

     o    does not have a substantial interest in the Company; or

     o does have a substantial interest in the Company, which, however, is allocable to a business enterprise carried on by the corporate holder.

     Tax Treaty

     Under most Dutch tax treaties, the right to tax capital gains/losses realized by a nonresident corporate holder from the exchange of Claims is allocated to the corporate holder's country of residence, unless the nonresident corporate holder carries on or has carried on a business in The Netherlands through a permanent establishment or a permanent representative to which Claims are attributable.

   Income Tax Consequences for Residents or Deemed Residents of The Netherlands of Acquiring, Owning and Disposing of Shares of New UPC Common Stock

     Individual Income Tax

     The individual resident or deemed resident holder (including an individual holder who has opted to be taxed as a resident of The Netherlands) will be taxed on a deemed income from savings and investments (sparen en beleggen), unless:

     o the shares are attributable to a trade or business carried on by the individual shareholder by virtue of such individual being an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of an enterprise (other than as an entrepreneur or a shareholder); or

     o    the shares form part of a substantial interest; or

     o the capital gains/losses realized from the disposition of and/or income derived from the shares qualify or are deemed to qualify as taxable income from miscellaneous activities with respect to the shares (belastbaar resultaat uit overige werkzaamheden) (e.g. "regular, active portfolio management" (normaal, actief vermogensbeheer)).

     The deemed benefit from savings and investments amounts to 4% per annum of the average of the individual's yield basis (rendementsgrondslag) at the beginning of the calendar year and the individual's yield basis at the end of the calendar year, insofar this average exceeds a certain threshold (heffingsvrij vermogen). The (net) yield basis consists of the fair market value of certain assets and liabilities of the individual, including the fair market value of the shares.

     The income from savings and investments is taxed annually at a flat rate of 30% (rate 2002), regardless whether any interest has been received, capital gains have been realized or capital losses have been suffered.

     Income derived from the shares and capital gains/losses realized from the sale or exchange of the shares by an individual resident shareholder are subject to tax on a net income basis at the progressive income tax rates, if the shares are attributable to a trade or business carried on by the individual shareholder by virtue of such individual being an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of an enterprise (other than as an entrepreneur or a shareholder), or income and the capital gains/losses qualify as taxable income from miscellaneous activities with respect to the shares (belastbaar resultaat uit overige werkzaamheden).

     Income derived from the shares and capital gains/losses realized from the sale or exchange of the shares by an individual resident shareholder that holds a substantial interest are generally subject to income tax at a rate of 25% (rate 2002) on a net basis.

     Tax Treaty

     Under the income tax treaty in effect between The Netherlands and the United States, the right to tax income derived from and capital gains realized upon alienation of the shares by an individual shareholder that resides or is deemed to reside in The Netherlands, is allocated to The Netherlands.

     Generally, an individual shareholder that resides, or is deemed to reside in The Netherlands will be allowed a credit against Dutch income tax for U.S. tax withheld on dividends paid on the shares.

     Corporate Income Tax

     Dividends received from the shares and capital gains/losses realized from the sale or exchange of shares by a corporate shareholder that resides, or is deemed to reside, in The Netherlands are subject to Dutch corporate income tax on a net basis, generally if the shares are (deemed) attributable to a trade or business carried on (or deemed to be carried on) by the holder, unless that shareholding qualifies for the participation exemption.

     To qualify for the participation exemption, the shareholder must generally hold at least 5% of the nominal paid-in capital and meet other requirements, in particular the shareholding not qualifying as a portfolio investment (belegging)

     Tax Treaty

     Under the income tax treaty in effect between The Netherlands and the United States, the right to tax income from the shares (dividends/capital gains) realized by a corporate shareholder that resides or is deemed to reside in The Netherlands, is allocated to The Netherlands. Provided that the Dutch participation exemption is not applicable, the corporate shareholder that resides, or is deemed to reside in The Netherlands will be allowed a credit against Dutch corporate income tax for U.S. tax withheld on dividends paid on the shares.

   Net Wealth Tax

     No net wealth tax is levied in The Netherlands.

   Gift and Inheritance Tax

     Residents or Deemed Residents of The Netherlands

     Dutch gift tax or inheritance tax will be due with respect to a gift or inheritance of shares of New UPC Common Stock from a person who resided, or was deemed to have resided, in The Netherlands at the time of the gift or his or her death. Dutch tax will be due in the case of a gift of shares by an individual, who at the time of the gift, was neither resident nor deemed to be resident in The Netherlands, if such individual deceases within 180 days after the date of the gift, while being resident or deemed resident in The Netherlands. An individual who is of Dutch nationality is deemed to have been resident in The Netherlands if he or she was a resident in The Netherlands at any time during the ten years preceding the date of the gift or the date of his or her death.

     For gift tax purposes, each person (regardless of nationality) is deemed to be a Netherlands resident if he or she was a resident in The Netherlands at any time during the 12-months preceding the date of the gift. The ten-year and 12-month residency rules may be modified by treaty.

     Liability for payment of the gift tax or inheritance tax rests with the donee or heir, respectively. The rate at which these taxes are levied is primarily dependent on the fair market value of the gift or inheritance and the relationship between the donor and donee or the deceased and his or her heir(s). Exemptions may apply under specific circumstances.

     Nonresidents of The Netherlands

     A gift or inheritance of shares of New UPC Common Stock from a nonresident holder will not be subject to Dutch gift tax or inheritance tax in the hands of the donee or heir provided the nonresident donee or heir was not:

     o a Dutch national who has been resident in The Netherlands at any time during the ten (10) years preceding the date of gift or the date of decease or, in the event that he or she was resident in The Netherlands during such period, the nonresident donee or heir was not of the Dutch nationality at the time of gift or death;

     o solely for the purpose of the gift tax, a resident of The Netherlands at any time during the 12 months preceding the time of the gift (however, in case of a gift by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands and such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in The Netherlands, tax will be due); or

     o engaged in a business in The Netherlands through a permanent establishment or a permanent representative which included in its assets the shares.

     Dutch Tax Position of New UPC

          General

     As a company incorporated under U.S. law, New UPC will for Dutch corporate income tax purposes be considered to be a non-resident, unless its effective management and control is exercised in The Netherlands. Furthermore New UPC will actively be involved in the management of the UPC Group.

     Restructuring

     Corporate Income Tax Act. As a non-resident corporate holder of the UPC Notes and the Belmarken Notes, New UPC will not be subject to Dutch corporate income tax on capital gains/losses derived from the sale, exchange, waiver or disposition of the UPC Notes, provided New UPC

     o does not carry on and has not carried on a business in The Netherlands through a permanent establishment or a permanent representative to which the UPC Notes or Belmarken Notes are attributable; and

     o    does not have a substantial interest in the Company; or

     o does have a substantial interest in the Company, which, however, is allocable to a business enterprise carried on by New UPC.

     In view of the above fact pattern, no Dutch corporate income tax should be due at the level of New UPC as a result of the Restructuring. This is confirmed in the tax ruling mentioned below under "Dutch Tax Position of the Company."

     Withholding Taxes. The Netherlands does not levy withholding taxes on interest payments in connection with debts, unless the debt qualifies as a profit sharing debt instrument or as quasi-equity or the terms of the debt are not at arm's length. In relation to the UPC Notes and the Belmarken Notes, no withholdings should be due.

     Tax Treaty. Under the U.S.-Netherlands tax treaty, the right to tax income derived from the UPC Notes (including capital gains/losses) by New UPC is allocated to the United States, unless New UPC carries on or has carried on a business in The Netherlands through a permanent establishment or a permanent representative to which the UPC Notes are attributable.

     Shareholding in the Company

        Dutch Corporate Income Tax

     As a non-resident corporate holder of shares in the Company, New UPC will not be subject to Dutch corporate income tax on income received from the shares or capital gains derived from the sale, exchange or disposition of the shares provided:

     o New UPC does not carry on and has not carried on a business in The Netherlands through a permanent establishment or a permanent representative to which the shares are attributable; and

     o the substantial interest owned in the Company is allocable to a business enterprise carried on by New UPC.

     In view of the above fact pattern, no Dutch corporate income tax should be due at the level of New UPC.

          Withholding Taxes

     In principle 25% Dutch dividend withholding taxes is due over dividend distributions made from the Company to New UPC. Under U.S.-Netherlands tax treaty under conditions the rate of Dutch dividend withholding taxes to be withheld is reduced.

          Tax Treaty

     Based on the US-Netherlands tax treaty capital gains realized by New UPC will only be taxable in the United States. Based on the U.S.-Netherlands tax treaty, the Company will have to withhold 5% Dutch dividend withholding tax from dividend distributions made from the Company to New UPC.

     Dutch Tax Position of the Company

          Restructuring

     As a result of the Restructuring, the UPC Group realizes a one time gain. To the extent this gain resides at the level of the Company or one of its Dutch subsidiaries, this creates Dutch taxable income. However, to the extent the Company has net operating losses, these net operating losses can be used to shelter this income.

          Tax Ruling

     The Company has discussed the Restructuring with the Dutch tax authorities and has come to an agreement on the treatment for Dutch corporate income tax purposes. Agreement has been reached on how the gain at the Company level should be calculated and how the Company's net operating losses can be used to shelter this gain. In view of the above, the Restructuring will not lead to a cash outflow for corporate income tax.

          Capital Tax

     The Restructuring will lead to a capital tax cost of 0.55% on the fair market value of the contributions made to the Company to the extent that the Company cannot rely on an exemption.

          REORGANIZATION VALUATION AND PROJECTED FINANCIAL INFORMATION

Reorganization Valuation Analysis

     A bankruptcy court is often requested, as part of confirmation of a plan of reorganization, to determine the enterprise value of a reorganized debtor after giving effect to the contemplated restructuring as this is often used to evaluate the consideration being provided to holders of claims and equity interests under a plan of reorganization. Accordingly, the Company has requested that Lazard, its financial advisor, in connection with the negotiation of the Restructuring, prepare a valuation of the Reorganized Company, after giving effect to the Restructuring as set forth in the Plan.

     [Valuation analysis to be inserted.]

Projected Financial Information

     As described in "Chapter 11 Case and the Plan of Reorganization--Voting on, and Confirmation of, the Plan--Feasibility," in order for the Plan to be confirmed, the U.S. Bankruptcy Court must find that the Plan is "feasible" as set forth in Section 1129(a)(11) of the U.S. Bankruptcy Code. Accordingly, in order to demonstrate that the Plan is feasible, to assist in the preparation of a valuation analysis and to assist each Holder of a Claim against, or Equity Interest in, the Company in determining whether to accept or reject the Plan, the Company's management has prepared the prospective financial information and other financial projections set forth in Annex F of this Disclosure Statement (the "Projections").

     The Projections are based upon the Company's business plan and should be read in conjunction with (i) the assumptions, qualifications and footnotes to the tables containing the Projections, (ii) the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in the Company's Annual Report of Form 10-K for the fiscal year ended December 31, 2001, attached hereto as Annex C, and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, attached hereto as Annex E and (iii) the information contained under the heading "Risk Factors" of this Disclosure Statement.

     The Projections were prepared exclusively, and in good faith, by the management of the Company using assumptions believed to be reasonable and applied in a manner consistent with past practice. Most of the assumptions about the operations of the Company's and the UPC Group's business after the assumed Effective Date of March 31, 2003 which are utilized in the Projections are based, in part, on economic, competitive, and general business conditions prevailing at the time they were prepared. While, as of the date hereof, such conditions have not materially changed, any future changes in these conditions may materially impact the Company's ability to achieve the Projections.

     The Projections, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company's management when taken as a whole, may not be realized, and are inherently subject to significant known and unknown business, economic and competitive uncertainties and contingencies, including, among others, those summarized herein, many of which are beyond the Company's control and which may cause the Company's actual financial condition, results or performance to be materially different from those projected. Consequently, this Disclosure Statement and the Projections contained herein should not be regarded as a representation by the Company or any other person as to the accuracy of the Projections or to the Company's ability to achieve the projected results or performance. In addition, there can be no assurance that the assumptions made by the Company's management in preparing the Projections will prove accurate. Some assumptions inevitably will not materialize. Further, events and circumstances occurring subsequent to the date on which the Projections were prepared may be different from those assumed or, alternatively, may have been unanticipated, and the occurrence of these events may affect the Company's and the UPC Group's financial results in a material and possibly adverse manner. The Projections, therefore, are not fact and should not be relied upon as a guaranty or other assurance of the actual results that will occur. The inclusion of the Projections in this Disclosure Statement should not be regarded as an indication that the Company or any of its affiliates, representatives or advisors consider the Projections to be a reliable prediction of future events, and the Projections should not be relied upon as such. Readers of this Disclosure Statement are cautioned not to place undue reliance on the Projections.

     The Company's management has prepared the Projections solely for purposes of complying with the requirements of the U.S. Bankruptcy Code. The Projections were not prepared with a view toward compliance with the published guidelines of the SEC, the American Institute of Certified Public Accountants, or any other regulatory or professional agency or body, generally accepted accounting principles or consistency with the Company's historical consolidated financial statements. Neither Arthur Andersen LLP, the Company's predecessor independent auditors, nor KPMG Accountants N.V., the Company's current independent auditors, nor Lazard, the Company's financial advisors, has compiled or examined the Projections or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on the Projections or the achievability of the results or performance indicated by the Projections, and assume no responsibility for, and disclaim any association with, the Projections.

     The Company's management does not, as a matter of course, publicly disclose financial projections of the Company's or the UPC Groups' expected future financial condition, results of operations or cash flows. Accordingly, the Company does not intend, and disclaims any obligation, to (i) furnish updated or revised projections to reflect circumstances existing after the date of this Disclosure Statement or to reflect the occurrence of future events (even in the event that any or all of the assumptions underlying the Projections are shown to be in error) to Holders of the Claims against, and Equity Interests in, the Company prior to the Effective Date or to holders of the shares of New UPC Common Stock or any other party after such Effective Date, (ii) include such updated or revised information in any documents that may be required to be filed with the SEC or (iii) otherwise make such updated or revised information publicly available.

                              Liquidation Analysis

Best Interests of Creditors Test

     As described in "Voting on, and Confirmation of, the Plan--Confirmation of the Plan--The Best Interests Test," above, in order to confirm a Chapter 11 plan of reorganization, the U.S. Bankruptcy Code requires that, among other things, each holder of a claim or equity interest in an impaired class either:

     o    accept the plan; or

     o receive or retain under the plan cash or property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the U.S. Bankruptcy Code (the "Best Interests Test").

     To calculate what holders of each impaired class of claims and equity interests would receive in a Chapter 7 liquidation, the U.S. Bankruptcy Court must determine the "liquidation value" of the debtor, which would consist primarily of the net proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee. The proceeds from a Chapter 7 liquidation that would be available to all unsecured claims would be reduced or diluted by:

     o secured claims to the extent of the value of the collateral securing such claims;

     o the costs and expenses of liquidation, including the costs incurred to sell the assets;

     o the administrative expenses of the Chapter 7 case, including the fees of a trustee, counsel, financial advisors, accountants and other professionals;

     o additional contingent claims and losses arising during the operation of the debtor's business in Chapter 7, including potential breaches of contracts as a result of inevitable employee attrition;

     o    priority claims arising in the Chapter 7 and prior Chapter 11 cases;
          and

     o administrative expenses and claims in the prior Chapter 11 case, including the fees of counsel, financial advisors, accountants and other professionals.

     In applying the Best Interests Test, the Company believes that the most likely outcome of a liquidation proceeding under Chapter 7 would be the application of the rule of absolute priority of distributions under Bankruptcy Code Section 726. Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full, and no equity holder receives any distribution until all creditors are paid in full with interest.

     To determine if the Plan satisfies the Best Interests Test as to each Holder of an Impaired Claim or Impaired Equity Interest, the present value of such Holder's pro rata share of the net liquidation proceeds available for distribution to unsecured creditors must be compared with the value of the property offered to such Holder under the Plan. If present values offered to each such Holder under the Plan are found by the U.S. Bankruptcy Court to equal or exceed what each such Holder would realize in a Chapter 7 liquidation, the Plan will be deemed to satisfy the Best Interests test.

Liquidation Analysis

     As set forth in the attached Liquidation Analysis (Annex G), the Company believes that the confirmation of the Plan will provide each Holder of an impaired Claim or Equity Interest with a greater recovery than it would receive if the Company was liquidated under Chapter 7. In addition, in our view, a Chapter 7 liquidation involves additional uncertainty not fully reflected in the Liquidation Analysis with respect both to the timing and amount of payments to each Holder of an impaired Claim or Equity Interest. The Company believes that the Plan provides as much certainty as is possible regarding these matters.

     The Liquidation Analysis, which was prepared by the Company's management with the assistance of Lazard, is provided solely to disclose to Holders of Claims and Equity Interests the effects of a hypothetical Chapter

7 liquidation, subject to the assumptions set forth therein. There can be no assurance that those assumptions would prove accurate if a Chapter 7 liquidation was to occur or that our analysis will be accepted by the U.S. Bankruptcy Court. Members of management and representatives of Lazard will be available to provide testimony to the U.S. Bankruptcy Court as to the methods used, and conclusions in, the attached Liquidation Analysis.

     The Company has assumed that a liquidation of the Company under Dutch bankruptcy law would not result in any materially different recovery to the Holders of Claims against, and Equity Interests in, the Company than a Chapter 7 liquidation. -156-

                       WHERE YOU CAN FIND MORE INFORMATION

     The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document the Company files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company's SEC filings are also available to the public over the internet at the SEC's internet website at HTTP://WWW.SEC.GOV.

                           INCORPORATION BY REFERENCE

     The Company has attached as Annexes C, D and E hereto, and is incorporating by reference into this Disclosure Statement, its Annual Report on Form 10-K for the year ended December 31, 2001 (including the audited consolidated financial statements of the Company for the years ended December 31, 1999, 2000 and 2001), its Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, respectively. The Company also is incorporating by reference into this Disclosure Statement its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002, its Current Report on Form 8-K dated September 30, 2002 and all of its filings with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the U.S. Exchange Act from the date hereof until the completion of the Restructuring.

     Any statement contained in this Disclosure Statement or in any of the documents incorporated by reference in, and forming part of, this Disclosure Statement shall be deemed to be modified or superseded for the purpose of this Disclosure Statement to the extent that a statement contained in any document subsequently incorporated by reference modifies or supersedes such statement.

     You may obtain a copy of any of the documents incorporated by reference into this Disclosure Statement, at no cost, by writing or telephoning the Company at:

                      United Pan-Europe Communications N.V.
                                Boeing Avenue 53
                              1119 PE Schiphol Rijk
                                  Postbus 79763
                                1070 BT Amsterdam
                                 The Netherlands
                      Attn: Ruth Pirie, Investor Relations
                            Phone: 011-31-20-778-9840

     For holders of the UPC Ordinary Shares A, the minutes of the annual general meeting of shareholders of the Company of June 20, 2002 will be available free of charge at the offices of the Company referred to above.

     In addition, copies of the Amended Articles of Association of the Company, the Amended Articles of Incorporation of New UPC and the Amended By-laws of New UPC will be available free of charge at the offices of the Company referred to above.

     The Company will respond to requests for information that is incorporated by reference into this Disclosure Statement within three business days after receipt of such request and will send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of this Disclosure Statement through the date of responding to the request.

                                    AUDITORS

     Auditor's Statement Regarding Financial Statements and Consent

     The consolidated financial statements of the Company at December 31, 2000 and 2001 and for each of the years in the three-year period ended December 31, 2001 incorporated into this Disclosure Statement by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 have been audited by Arthur Andersen, Amstelveen, The Netherlands ("Arthur Andersen"), independent auditors, as set forth in their reports thereon (which contain an explanatory paragraph regarding the ability of the Company to continue as a going concern).

     On June 20, 2002, the Company appointed KPMG Accountants N.V. ("KPMG") to replace Arthur Andersen as its independent public accountants. Prior to the date of this Disclosure Statement, Arthur Andersen ceased its operations. After reasonable efforts, the Company has been unable to obtain Arthur Andersen's updated written consent to incorporate by reference into this Disclosure Statement Arthur Andersen's audit report with respect to the annual consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. As a result, the audit report to the Company's annual consolidated financial statements for the three years ended December 31, 2001 (as incorporated by reference into this Disclosure Statement) is Arthur Andersen's audit report issued on April 12, 2002. Although Arthur Andersen has not consented to the incorporation by reference of its audit report into this Disclosure Statement, it has consented to the inclusion of its audit report in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. Readers of this Disclosure Statement are advised that the audit report on the annual consolidated financial statements of the Company for the three years ended December 31, 2001 is included in this Disclosure Statement by reference to the copy of the previously issued audit report of Arthur Andersen which has not been reissued or updated by Arthur Andersen as it has ceased its operations.

Auditor's Statement Regarding Dutch Prospectus

     Section 2 of the Dutch Securities Decree 1995 and, in particular, Section
2.4 of Schedule A (Bijlage A)) to the Dutch Securities Decree 1995 provide that the Prospectus contain a statement of an accountant that the prospectus, if and to the extent applicable, contains the information set forth in the Section 1.1 up until and including 13.7 (of the Schedule) as well as the information required by the Autoriteit Financiele Markten (The Netherlands Authority for the Financial Markets) pursuant to subsection 5 of Section 2 of the Dutch Securities Decree 1995.

     We have established that this Disclosure Statement by New UPC contains the data which, to the extent applicable, is required to be included herein by the Dutch Securities Decree 1995 and the Further Regulation on Market Conduct Supervision of the Securities Trade 2002.

     KPMG Accountants N.V.
     Amstelveen, __________, 2003

Other Information Regarding Auditors


     New UPC has not yet appointed an independent auditor.

     The address of KPMG is:

                              KPMG Accountants N.V.
                              KPMG Building
                              Burgmeester Rijnderslaan 10-20
                              1185 MC Amstelveen
                              The Netherlands

                                  VOTING AGENTS

     Any Holder of Claims or Equity Interests who wishes to accept or reject the Plan should complete the Ballot and forward it pursuant to the instructions contained therein. If any Holder has any additional questions, or needs additional copies of this Disclosure Statement, the Ballot or any other Restructuring materials, such Holder should contact the applicable Voting Agent at the address or telephone number as listed below:

     Securities Voting Agent                      Nonsecurities Voting Agent

     Innisfree M&A Incorporated                   Bankruptcy Services LLC
     Attn:  UPC Ballot Tabulation
     501 Madison Avenue, 20th Floor
     New York, NY  10022
     United States of America

                                                  By regular mail:
                              United Pan-Europe Communications Ballot Processing
                                                  P.O. Box 5014
                                                  FDR Station
                                             New York, NY 10150-5014

                                        By messenger or overnight courier:
                              United Pan-Europe Communications Ballot Processing
                                        c/o Bankruptcy Services LLC
                                             70 East 55th Street
                                            New York, NY 10022-3222
                                           Telephone 1-888-498-7765

                     CONCLUSION AND RECOMMENDATION

     The Company and New UPC believe that confirmation of the Plan is desirable and in the best interest of the Holders of Claims and Equity Interests as the Plan, the Akkoord, and the Dutch Implementing Offer provide for an equitable distribution to the Company's creditors and stockholders. Any alternative to confirmation of the Plan, such as conversion to a Chapter 7 liquidation or dismissal of the case, or attempts by another party in interest to file a plan, could result in significant delays, litigation and costs, and likely would result in significantly lower recoveries by the Holders of Claims against, and Equity Interests in, the Company.

     In light of the significant benefits to be attained by the Holders of Claims and Equity Interests pursuant to consummation of the transactions contemplated by the Plan, the Akkoord, and the Dutch Implementing Offer, the Company and New UPC recommend that, as applicable, the Holders of Claims and Equity Interests (a) vote to accept the Plan and the Akkoord and (b) transfer their UPC Ordinary Shares A to New UPC pursuant to the Dutch Implementing Offer. The Company and New UPC have reached this decision after considering the alternatives to the Plan that are available to the Company and their likely effect on the Company's business operations and creditors. These alternatives include liquidation of the company under Chapter 7 of the U.S. Bankruptcy Code or an alternative plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Company and New UPC determined, after consulting with financial and legal advisors, that the Plan would result in greater recovery for Holders of Claims and Equity Interests than would any other Chapter 11 reorganization or liquidation under Chapter 7. For a comparison of estimated distributions under Chapter 7 of the U.S. Bankruptcy Code and under the Plan, see "Annex G --Liquidation Analysis." For all of these reasons, the Company and New UPC urge all Holders of Claims and Equity Interests to accept and support the Plan and the Akkoord, and all non-U.S. Holders of UPC Ordinary Shares A to participate in the Dutch Implementing Offer.


                                 UNITED PAN-EUROPE COMMUNICATIONS N.V.


                                 By:
                                        /s/ Anton M. Tuijten
                                    --------------------------------------------
                                     Name:  Anton M. Tuijten
                                     Title: General Counsel and Member of
                                            the Board of Management


                                 By:
                                       /s/ Charles H.R. Bracken
                                    --------------------------------------------
                                    Name:  Charles H.R. Bracken
                                    Title: Chief Financial Officer and Member of
                                           the Board of Management

                                 NEW UPC, INC.


                                 By:
                                       /s/ Michael T. Fries
                                    --------------------------------------------
                                    Name:  Michael T. Fries
                                    Title: President

                       CROSS REFERENCES FOR DEFINED TERMS

Term                                                                       Page
----                                                                       ----
Administrative Claims....................................................  50
Administrator............................................................  15
ADR......................................................................  109
A-FM.....................................................................  45
Akkoord..................................................................  (ii)
Allowed Claims...........................................................  50
Allowed Equity Interests.................................................  50
Annualised EBITDA........................................................  40
Arthur Andersen..........................................................  149
Ballot...................................................................  11
Belmarken................................................................  (i)
Belmarken Notes..........................................................  (i)
Belmarken Notes Claims...................................................  52
Belmarken Notes Consideration............................................  6
Best Interests Test......................................................  147
Board of Management......................................................  101
Business Day.............................................................  1
Change in Control........................................................  103
Chapter 11...............................................................  (i)
Citibank.................................................................  109
CLEC.....................................................................  97
Common Shares UGC Fraction...............................................  123
Company..................................................................  (i)
Confirmation Hearing.....................................................  14
Critical Creditor Claims.................................................  52
Critical Creditors.......................................................  136
Derivative Action........................................................  54
Designated Directors.....................................................  137
DGCL.....................................................................  25
Disclosure Statement.....................................................  (i)
Disinterested Stockholder................................................  119
Document Filing Date.....................................................  14
DTC......................................................................  93
Dutch Bankruptcy Case....................................................  (ii)
Dutch Bankruptcy Code....................................................  (ii)
Dutch Bankruptcy Court...................................................  (ii)
Dutch Claims Filing Date.................................................  16
Dutch Implementing Offer.................................................  (ii)
Dutch Securities Act 1995................................................  17
Dutch Securities Decree 1995.............................................  86
Dutch Tax Ruling.........................................................  45
Dutch Voting Meeting.....................................................  15
Effective Date...........................................................  (ii)
11 1/2% Senior Notes due 2010............................................  102
11 1/4% Senior Notes due 2010............................................  102
11 1/4% Senior Notes due 2009............................................  102
Equity Securities Claims.................................................  54
(euro)...................................................................  1

Euronext.................................................................  18
Exculpated Parties.......................................................  68
Exercise Price...........................................................  91
Expiration Date..........................................................  85
Extraordinary General Meeting............................................  (ii)
First Amendment..........................................................  18
First Person.............................................................  118
Feasibility Test.........................................................  79
First Amendment..........................................................  18
forward-looking statements...............................................  (vi)
General Unsecured Claim..................................................  52
General Unsecured Creditor...............................................  136
ICH......................................................................  54
Impaired.................................................................  47
Implied Purchase Price...................................................  (ii)
Incentive Plan...........................................................  39
Indenture................................................................  102
Instructions.............................................................  93
Intermediary.............................................................  12
JP Morgan................................................................  45
KPMG.....................................................................  150
Latard...................................................................  44
Liberty Media............................................................  104
Liquidation Analysis.....................................................  G-4
Litigation Claims........................................................  136
Majority Lenders.........................................................  41
Master Ballot............................................................  12
Maximum Subscription Amount..............................................  (ii)
Memorandum of Understanding..............................................  3
Miscellaneous Secured Claims.............................................  51
NASD.....................................................................  127
NASDAQ...................................................................  20
NECIGEF..................................................................  106
New UPC..................................................................  (i)
New UPC Common Stock.....................................................  (i)
New UPC Equity Purchase Rights...........................................  (ii)
New UPC Equity Subscription..............................................  (ii)
Nonsecurities Voting Agent...............................................  11
Offer Memorandum.........................................................  85
Old Other Equity Interests...............................................  43
Option 1.................................................................  134
Option 2.................................................................  135
Ordinary Creditors.......................................................  4
Ordinary Shares Consideration............................................  9
OTC BB...................................................................  38
Participating Noteholders................................................  2
Participating Stockholder................................................  122
Payment..................................................................  93
Petition Date............................................................  (i)

Plan.....................................................................  (ii)
Plan Documents...........................................................  (v)
Pre-emptive Rights.......................................................  116
Preference Shares Consideration..........................................  8
Priority Shares Consideration............................................  9
Priority Tax Claim.......................................................  51
Projections..............................................................  145
Proxy Statement..........................................................  90
Ratio Period.............................................................  41
Related Party............................................................  117
Related Party Transaction................................................  118
Related Party Transaction Committee......................................  118
Relevant Company.........................................................  41
Reorganized Company......................................................  1
Requisite Acceptances....................................................  10
Reserve..................................................................  65
Restructuring............................................................  (i)
Restructuring Agreement..................................................  2
SEC......................................................................  (vi)
Second Amendment.........................................................  18
Second Person............................................................  117
Securities Voting Agent..................................................  11
Senior Debt..............................................................  40
Senior Debt Service......................................................  41
Shareholder Proposals....................................................  (ii)
Subscribing Holder.......................................................  92
Subscription Agent.......................................................  93
Subscription Amount......................................................  93
Subscription Deadline....................................................  93
Subscription Distribution Date...........................................  92
Subscription Procedures..................................................  91
Subscription Reserve Account.............................................  92
Subscription Reserve Shares..............................................  92
substantial interest.....................................................  139
Tag-Along Allotment......................................................  122
Tag-Along Notice.........................................................  123
Tag-Along Notice Date....................................................  123
Tag-Along Rights.........................................................  122
Tag-Along Sale...........................................................  122
Tag-Along Sale Agreement.................................................  124
Tag-Along Sale Date......................................................  122
Tag-Along Sale Notice....................................................  122
Tag-Along Stockholders...................................................  122
Tara.....................................................................  96
10 7/8% Senior Notes due 2007............................................  102
10 7/8% Senior Notes due 2009............................................  102
Third Amendment..........................................................  18
13 3/8% Senior Discount Notes due 2009...................................  102
13 3/4% Senior Discount Notes due 2010...................................  102

Total Cash Interest......................................................  40
Trading Days.............................................................  85
Trustee..................................................................  102
12 1/2% Senior Discounts Notes due 2009..................................  102
UAP......................................................................  96
U.S. Bankruptcy Code.....................................................  (ii)
U.S. Bankruptcy Court....................................................  (ii)
U.S. Exchange Act........................................................  26
U.S. Persons.............................................................  (ii)
U.S. Securities Act......................................................  (ii)
UGC......................................................................  (ii)
UGC Group................................................................  (iii)
UGC Holdings.............................................................  3
UGC Subscription Commitment..............................................  (ii)
UPC ADSs.................................................................  (i)
UPCD Facility Waiver.....................................................  3
UPC Distribution.........................................................  1
UPC Distribution Facility................................................  3
UPC Group................................................................  (vii)
UPC Notes................................................................  (i)
UPC Notes Claim..........................................................  52
UPC Ordinary Shares......................................................  2
UPC Ordinary Shares A....................................................  (i)
UPC Ordinary Shares C....................................................  18
UPC Preference Shares A..................................................  (i)
UPC Priority Shares......................................................  (i)
UPC Senior Discount Notes................................................  102
UPC Senior Notes.........................................................  102
UPC Services.............................................................  45
UPCD Facility Banks......................................................  3
UPCD Facility Waiver.....................................................  3
US$ or United States Dollars.............................................  1
Voting Agents............................................................  11
Voting Deadline..........................................................  11
Voting Party.............................................................  10
Voting Record Date.......................................................  10
Voting Deadline Securities...............................................  117

                                                                        Annex A

                        CHAPTER 11 PLAN OF REORGANIZATION

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-------------------------------------------------x
In re                                            :  Chapter 11
                                                 :
United Pan-Europe Communications N.V.,           :  Case No. 02-_______ ( ___ )
                                                 :
                                        Debtor.  :
                                                 :
-------------------------------------------------x



              CHAPTER 11 PLAN OF REORGANIZATION JOINTLY PROPOSED BY
             UNITED PAN-EUROPE COMMUNICATIONS N.V. AND NEW UPC, INC.
















WHITE & CASE LLP                         SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Howard S. Beltzer (HSB 5721)             Richard Levin (California State Bar No. 66578)
Daniel P. Ginsberg (DPG 5290)            Van C. Durrer II (VCD 0689)
1155 Avenue of the Americas              300 South Grand Avenue
New York, New York  10036                Los Angeles, CA  90071
(212) 819-8200                           (213) 687-5000

Attorneys for United Pan-Europe          Attorneys for New UPC, Inc.
  Communications N.V.


Dated:   New York, New York
         December 3, 2002

                                TABLE OF CONTENTS

                                                                            Page



ARTICLE I  DEFINITIONS, INTERPRETATION AND EXHIBITS............................2

         Section 1.1  Definitions..............................................2
         Section 1.2  Rules of Interpretation.................................18
         Section 1.3  Exhibits................................................18
         Section 1.4  Administrator Consent...................................18

ARTICLE II  ADMINISTRATIVE AND PRIORITY TAX CLAIMS............................18

         Section 2.1  Unclassified Claims.....................................18
         Section 2.2  Administrative Claims...................................18
         Section 2.3  Priority Tax Claims.....................................19

ARTICLE III  CLASSIFICATION OF CLAIMS, EQUITY  INTERESTS AND OLD OTHER
             EQUITY INTERESTS.................................................19

         Section 3.1  Generally...............................................19
         Section 3.2  Classified Claims Against and Equity Interests in UPC...19
         Section 3.3  Elimination of Classes..................................20

ARTICLE IV  TREATMENT OF CLAIMS, EQUITY INTERESTS  AND OLD OTHER EQUITY
            INTERESTS.........................................................20

         Section 4.1  Satisfaction of Claims, Equity Interests and Old
                      Other Equity Interests..................................20
         Section 4.2  No Effect on Section 508 of the U.S. Bankruptcy Code....20
         Section 4.3  Class 1: Miscellaneous Secured Claims...................20
         Section 4.4  Class 2: Classified Priority Claims.....................21
         Section 4.5  Class 3: Critical Creditor Claims.......................21
         Section 4.6  Class 4: Belmarken Notes Claims.........................21
         Section 4.7  Class 5: UPC Notes Claims and General Unsecured Claims..22
         Section 4.8  Class 6: UPC Preference Shares A........................22
         Section 4.9  Class 7: UPC Priority Shares............................23
         Section 4.10  Class 8: UPC Ordinary Shares A.........................23
         Section 4.11  Class 9: Equity Securities Claims......................23
         Section 4.12  Class 10: Old Other Equity Interests...................24

ARTICLE V  ACCEPTANCE OR REJECTION OF THE PLAN; CRAMDOWN......................24

         Section 5.1  Unimpaired Classes......................................24
         Section 5.2  Impaired Classes........................................24
         Section 5.3  Acceptance by Impaired Classes of Claims and Equity
                      Interests...............................................24
         Section 5.4  Cramdown................................................25


                                      (i)

                                Table of Contents
                                   (continued)

ARTICLE VI  PROVISIONS GOVERNING DISTRIBUTIONS UNDER THE PLAN.................25

         Section 6.1  General.................................................25
         Section 6.2  Delivery of Distributions...............................25
         Section 6.3  Disbursing Agent........................................26
         Section 6.4  Distribution Notification Date..........................26
         Section 6.5  Distributions to Holders of Allowed Claims and Allowed
                      Equity Interests........................................26
         Section 6.6  Disputed Distributions..................................27
         Section 6.7  Distributions of Cash...................................28
         Section 6.8  Failure to Negotiate Checks.............................28
         Section 6.9  Unclaimed Distributions.................................28
         Section 6.10  Limitation on Distribution Rights......................28
         Section 6.11  Fractional Euros.......................................28
         Section 6.12  Fractional Shares......................................29
         Section 6.13  Compliance With Tax Requirements.......................29
         Section 6.14  Documentation Necessary to Release Liens...............29
         Section 6.15  Distributions by Indenture Trustee.....................29
         Section 6.16  Setoffs................................................30

ARTICLE VII  EXECUTORY CONTRACTS AND UNEXPIRED LEASES; INDEMNIFICATION
             OBLIGATIONS; BENEFIT PROGRAMS....................................30

         Section 7.1  Treatment of Executory Contracts and Unexpired Leases...30
         Section 7.2  Cure of Defaults for Assumed Contracts and Leases.......31
         Section 7.3  Resolution of Objections to Assumption of Executory
                      Contracts and Unexpired Leases; Cure  Payments..........31
         Section 7.4  Claims for Rejection Damages............................32
         Section 7.5  Treatment of Rejection Claims...........................32
         Section 7.6  Executory Contracts and Unexpired Leases Entered Into
                      and Other Obligations Incurred After the Petition
                      Date....................................................32
         Section 7.7  Reorganized Debtor's Indemnification Obligations........33
         Section 7.8  Benefit Programs........................................33

ARTICLE VIII  RESOLUTION OF DISPUTED CLAIMS...................................33

         Section 8.1  Preservation of Rights..................................33
         Section 8.2 Objections to and Resolution of Claims, Administrative Claims, Equity Interests and Old Other Equity
                      Interests...............................................33
         Section 8.3  Estimation of Claims....................................34
         Section 8.4  Distributions Withheld For Disputed Unsecured Claims
                      and Equity Interests....................................34
         Section 8.5  Dutch Bankruptcy Case...................................35


                                      (ii)

                                Table of Contents
                                   (continued)

ARTICLE IX  MEANS FOR IMPLEMENTATION OF THE PLAN..............................35

         Section 9.1  Continued Corporate Existence...........................35
         Section 9.2  Cancellation of Claims, Equity Interests and Old Other
                      Equity Interests........................................35
         Section 9.3  Extraordinary General Meeting to Approve
                      Restructuring...........................................36
         Section 9.4  Amendment of Organization Documents.....................37
         Section 9.5  Corporate Action........................................38
         Section 9.6  Implementation of the Restructuring Under Dutch Law.....38
         Section 9.7  Contribution of UPC Shares..............................38
         Section 9.8  New UPC Common Stock....................................38
         Section 9.9  Offer Memorandum........................................38
         Section 9.10  Listing of New UPC Common Stock........................39
         Section 9.11  Transfers Under Plan...................................39
         Section 9.12  Operations Between the Confirmation Date and the
                       Effective Date.........................................39
         Section 9.13  Revesting of Assets....................................39
         Section 9.14  Approval of Agreements.................................40
         Section 9.15  Incentive Plan.........................................40
         Section 9.16  Stockholders Agreement.................................40
         Section 9.17  New UPC Equity Purchase Rights.........................40
         Section 9.18  UGC Subscription Commitment............................40
         Section 9.19  Treatment of UPC Owned UPC Notes.......................40
         Section 9.20  Rights of Action.......................................41

ARTICLE X  OPERATION AND MANAGEMENT OF THE REORGANIZED DEBTOR.................41

         Section 10.1  Post-Effective Date Operation of Business..............41
         Section 10.2  Post-Confirmation Directors and Officers of the Debtor
                       and New UPC............................................41

ARTICLE XI  CONDITIONS TO CONFIRMATION AND CONSUMMATION OF THE PLAN...........41

         Section 11.1  Conditions Precedent to Confirmation...................41
         Section 11.2  Conditions Precedent to Consummation...................42
         Section 11.3  Waiver of Conditions to Consummation...................43

ARTICLE XII  EFFECTS OF CONFIRMATION..........................................43

         Section 12.1  Discharge..............................................43
         Section 12.2  Injunction.............................................44
         Section 12.3  Exculpation............................................45
         Section 12.4  Releases...............................................46
         Section 12.5  Binding Effect of Plan.................................47
         Section 12.6  Indemnification........................................47
         Section 12.7  Term of Injunctions or Stays...........................48


                                     (iii)

                                Table of Contents
                                   (continued)

         Section 12.8  Preservation of Insurance..............................48
         Section 12.9  Waiver of Subordination Rights.........................48
         Section 12.10  No Successor Liability................................48

ARTICLE XIII  RETENTION OF JURISDICTION.......................................48

         Section 13.1  Continuing Jurisdiction of U.S. Bankruptcy Court.......48
         Section 13.2  Failure of U.S. Bankruptcy Court to Exercise
                       Jurisdiction...........................................51

ARTICLE XIV  MISCELLANEOUS PROVISIONS.........................................51

         Section 14.1  Revocation or Withdrawal of the Plan...................51
         Section 14.2  Final Order............................................51
         Section 14.3  Modification of the Plan...............................51
         Section 14.4  Business Days..........................................51
         Section 14.5  Severability...........................................51
         Section 14.6  Governing Law..........................................52
         Section 14.7  Dissolution of Committees..............................52
         Section 14.8  Payment of Statutory Fees..............................52
         Section 14.9  Notices................................................52
         Section 14.10  Time..................................................53
         Section 14.11  No Attorneys' Fees....................................53
         Section 14.12  No Injunctive Relief..................................53
         Section 14.13  Non-Voting Equity Securities..........................53
         Section 14.14  Continued Confidentiality Obligations.................53
         Section 14.15  No Admissions or Waivers..............................54
         Section 14.16  Entire Agreement......................................54
         Section 14.17  Waiver................................................54
         Section 14.18  Bar Date for Professional Claims......................54
         Section 14.19  Compromise of Controversies...........................54


EXHIBIT A      Restructuring Agreement



                                      (iv)

                                  INTRODUCTION

     United Pan-Europe Communications N.V., a corporation organized under the laws of The Netherlands ("UPC" or the "Debtor"), together with New UPC, Inc., a newly-formed company incorporated under the laws of the State of Delaware that will become a holding company for the Debtor upon consummation of the Restructuring (as defined herein) and is an integral component of the Plan ("New UPC"), hereby jointly propose this plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Plan sets forth a restructuring of UPC's capital structure through the exchange of shares of common stock in New UPC for certain outstanding debt and equity securities in UPC. The restructuring of UPC's balance sheet is intended to be implemented in compliance with applicable laws, including the applicable laws of the United States of America and The Netherlands. In order to achieve this objective, the restructuring will consist of several different elements, each of which is an integral part of the restructuring and, as such, are non-severable. In particular, (a) UPC commenced a moratorium proceeding in The Netherlands under Dutch law simultaneously with the commencement of the Chapter 11 Case, and (b) New UPC shall commence the Dutch Implementing Offer. Together, these steps will allow UPC to complete the contemplated restructuring of its balance sheet.

     Reference is made to the Disclosure Statement accompanying the Plan for a discussion of the Debtor's history, business, results of operations, historical financial information, properties, projections for future operations, risk factors, a summary and analysis of the Plan, and certain related matters, including a description of the shares of New UPC Common Stock to be issued under the Plan. The Debtor and New UPC are proponents of the Plan and are participating in this joint Plan within the meaning of the U.S. Bankruptcy Code.

     ALL CREDITORS AND EQUITY INTEREST HOLDERS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

     SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE U.S. BANKRUPTCY CODE, U.S. BANKRUPTCY RULE 3019 AND IN THE PLAN, THE DEBTOR AND NEW UPC RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THE PLAN PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

     Capitalized terms herein shall have the meanings set forth in Article I hereof.

     Claims   against,   and  Equity   Interests  in,  the  Debtor  (other  than
Administrative Claims and Priority Tax Claims) are classified in Article III hereof and treated in Article IV hereof.

                                   ARTICLE I

                    DEFINITIONS, INTERPRETATION AND EXHIBITS

     Section 1.1 Definitions. Unless the context requires otherwise, the following terms shall have the following meanings whether presented in the Plan or the Disclosure Statement with initial capital letters or otherwise. As used herein:

     "A-FM"  means  the   Netherlands   Authority  for  the  Financial   Markets
(Autoriteit Financiele Markten).

     "Administrative  Claim"  means a  Claim  for (a)  any  cost or  expense  of administration (including, without limitation, the fees and expenses of Professionals) of the Chapter 11 Case asserted or arising under Sections 503, 507(a)(1), 507(b) or 1114(e)(2) of the U.S. Bankruptcy Code including, but not limited to (i) any actual and necessary post-petition cost or expense of preserving the Estate or operating the businesses of the Debtor, (ii) any payment to be made under the Plan to cure a default on an assumed executory contract or unexpired lease, (iii) any post-petition cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Debtor in the ordinary course of its businesses, (iv) compensation or reimbursement of expenses of Professionals to the extent Allowed by the U.S. Bankruptcy Court under Section 330(a) or Section 331 of the U.S. Bankruptcy Code, and (v) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the U.S. Bankruptcy Court under Section 546(c)(2)(A) of the Bankruptcy Code; and (b) any fees or charges assessed against the Estate under
Section 1930 of title 28 of the United States Code.

     "Administrator" means the administrator or administrators (bewindvoerders) appointed by the Dutch Bankruptcy Court to oversee the affairs of UPC during the period it is subject to a moratorium of payments pursuant to the Dutch Bankruptcy Code.

     "Akkoord" means the draft plan of compulsory composition, consistent in all material respects with the Restructuring Agreement, which was filed on December 3, 2002 by UPC with the Dutch Bankruptcy Court under the Dutch Bankruptcy Code.

     "Allowed" means any Claim or Equity Interest or portion thereof (a) as to which the liability of the Debtor and the amount thereof are agreed to by the Debtor or Reorganized Debtor and the Holder of the Claim or Equity Interest (but only to the extent so agreed), (b) as to which the liability of the Debtor and the amount thereof are determined by Final Order of a court of competent jurisdiction, (c) which has been expressly allowed in a liquidated amount under the provisions of the Plan (but only to the extent so allowed), (d) which is a Professional Claim for which a fee award amount has been approved by Final Order of the U.S. Bankruptcy Court, (e) which is set forth in the Debtor's books and records as liquidated in amount and not Disputed or contingent, (f) proof of which was filed within the applicable period of limitation fixed by the U.S. Bankruptcy Court in accordance with U.S. Bankruptcy Rule 3003(c) as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the U.S. Bankruptcy Code, the U.S. Bankruptcy Rules or a Final Order, or (g) which is, in the case of an Equity Interest or any portion thereof only, held of record as set forth in the books and records maintained by or on behalf of the Debtor as of the Distribution Notification Date.

     "Amended and Restated New UPC By-Laws" means the Amended and Restated By-Laws of New UPC, a substantially final form of which shall have been Filed on or before the Document Filing Date.

     "Amended and Restated New UPC Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of New UPC, a substantially final form of which shall have been Filed on or before the Document Filing Date.

     "Amended and Restated UPC Articles of Association" means the Amended and Restated Articles of Association of UPC, a substantially final form of which shall have been Filed on or before the Document Filing Date.

     "Avoidance Action" means any and all Causes of Action which a trustee, debtor in possession, the Estate or any other appropriate party in interest may assert under Sections 502, 510, 522(f), 522(h), 542, 543, 544, 545, 547, 548,
549, 550, 551, 553 and 724(a) of the U.S. Bankruptcy Code including the Debtor's rights of setoff, recoupment, contribution, reimbursement, subrogation or indemnity (as those terms are defined by the non-bankruptcy law of any relevant jurisdiction) and any other indirect claim of any kind whatsoever, whenever and wherever arising or asserted.

     "Ballot" means the ballot, other than a Master Ballot, accompanying the Disclosure Statement upon which Holders of Impaired Claims or Impaired Equity Interests entitled to vote on the Plan and/or the Akkoord shall indicate their acceptance or rejection of the Plan and/or the Akkoord in accordance with the instructions regarding voting.

     "Belmarken" means Belmarken Holding B.V., a company with limited liability organized under the laws of The Netherlands and a wholly-owned subsidiary of UPC.

     "Belmarken Loan Agreements" means that certain Loan Agreement, dated as of May 25, 2001, among Belmarken and UPC, as obligors, UPC Internet Holding B.V., as guarantor, and Liberty-Belmarken, Inc., as lender, together with all other documentation entered into in connection with the issuance of the Belmarken Notes, as the same may have been amended, supplemented or modified in any respect.

     "Belmarken Notes" means the US$1,255.0 million 6% Guaranteed Discount Notes due 2007, co-issued by Belmarken and UPC and guaranteed by UPC Internet Holding B.V.

     "Belmarken Notes Claims" means any Claims of the Holder(s) of the Belmarken Notes against UPC under the Belmarken Loan Agreements.

     "Belmarken Notes Consideration" has the meaning set forth in Section 4.6(a) of the Plan.

     "Beneficial Ownership" has the meaning attributed to such term in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the date of the Restructuring Agreement), whether or not applicable.

     "Board of Management Schedule" means that certain schedule, a copy of which shall have been Filed on or before the Document Filing Date, setting forth the members of the Board of Management of the Debtor as of the Effective Date as well as the proposed compensation of such members.

     "Book-Entry Account" means an account established by the Disbursing Agent at a Book-Entry Transfer Facility to effectuate transfers of the UPC Notes, the UPC Ordinary Shares A or the UPC ADSs to the Disbursing Agent for purposes of the Plan.

     "Book-Entry Transfer Facility" means (i) in the case of the UPC Notes and the UPC ADSs, DTC and (ii) in the case of the UPC Ordinary Shares A, the NECIGEF.

     "Business Day" means any day which is not a Saturday, a Sunday, a "legal holiday" as defined in U.S. Bankruptcy Rule 9006(a), or a day on which banking institutions located in New York, New York or Amsterdam, The Netherlands are authorized or obligated by law, executive order or governmental decree to be closed.

     "Cash" means money, currency and coins, negotiable checks, balances in bank accounts and other lawful currency of The Netherlands and their equivalents.

     "Causes of Action" means any and all actions, claims, rights, defenses, third-party claims, damages, executions, demands, cross-claims, counterclaims, suits, causes of action, choses in action, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims whatsoever, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly, indirectly or derivatively, at law, in equity or otherwise, accruing to the Debtor or the Estate, including, but not limited to, the Avoidance Actions.

     "Certificates" means any physical instruments, securities or certificates representing Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A.

     "Chapter 11 Case" means the case under Chapter 11 of the U.S. Bankruptcy Code commenced by the Debtor in the U.S. Bankruptcy Court on the Petition Date, Case No. 02-_____.

     "Class" means each class, subclass or category of Claims, Equity Interests or Old Other Equity Interests as classified in Article III of the Plan.

     "Class [__] Claim" means a Claim in the particular Class of Claims identified in Article III of the Plan.

     "Class [__] Equity Interest" means an Equity Interest in the particular Class of Equity Interests identified in Article III of the Plan.

     "Classified Priority Claims" means any and all Claims to the extent entitled to priority under Section 507(a) or (b) of the U.S. Bankruptcy Code, other than Administrative Claims and the Priority Tax Claims.

     "Committee" means any committee appointed in the Chapter 11 Case pursuant to Section 1102(a) of the U.S. Bankruptcy Code by the United States Trustee, as the membership of such committee is from time to time constituted and reconstituted.

     "Confirmation" means the entry by the U.S. Bankruptcy Court of the Confirmation Order.

     "Confirmation  Date"  means  the  date  on  which  the  Clerk  of the  U.S.
Bankruptcy Court enters the Confirmation Order on the docket of the U.S. Bankruptcy Court with respect to the Chapter 11 Case within the meaning of U.S. Bankruptcy Rules 5003 and 9021.

     "Confirmation Hearing" means the hearing held before the U.S. Bankruptcy Court to consider confirmation of the Plan pursuant to Sections 1128 and 1129 of the U.S. Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

     "Confirmation Order" means the order entered by the U.S. Bankruptcy Court confirming the Plan pursuant to Section 1129 of the U.S. Bankruptcy Code.

     "Control" means, with respect to any Person, (i) the power, directly or indirectly by contract, proxy or otherwise, to vote or cause to be voted more than fifty percent (50%) of the Voting Securities of such Person or (ii) the power (as general partner, manager or otherwise) to control the management and affairs of such Person. The words "controlled", "controlling" and "under common control with" shall have correlative meanings.

     "Critical Creditor Claims" means any and all pre-petition Claims of the Critical Creditors.

     "Critical Creditors" means those certain creditors of UPC to be identified by UPC (with the consent of the Administrator and after consultation with the Committee) in an exhibit to the Plan to be Filed not less than five (5) Business Days prior to the Confirmation Hearing, who are critical to the operation of UPC's business as a going concern and are determined by the Administrator to be "ransom-suppliers" (dwangcrediteuren).

     "Debtor" has the meaning set forth in the Introduction to the Plan.

     "Disallowed" means, with respect to any Claim or Equity Interest or portion thereof, any Claim against or Equity Interest in the Debtor which (a) has been withdrawn, in whole or in part, by the Holder thereof or (b) has been disallowed, in whole or part, by Final Order of a court of competent jurisdiction.

     "Disbursing Agent" means New UPC or such other Person that is designated as set forth in Section 6.3 of the Plan.

     "Disclosure Statement" means the Debtor's Disclosure Statement with Respect to the Chapter 11 Plan of Reorganization, dated December 3, 2002, including all exhibits, appendices, schedules and annexes, if any, attached thereto, as the same may be altered, amended, supplemented or modified from time to time.

     "Disputed" means any Claim or Equity Interest, or any portion thereof, that has been neither Allowed nor Disallowed.

     "Distribution" means any transfer of Cash or other property or instruments from the Debtor, the Reorganized Debtor or New UPC to the Disbursing Agent or from the Disbursing Agent to Holders of Allowed Claims or Allowed Equity Interests.

     "Distribution Date" means any date upon which a Distribution is made under the Plan, including, without limitation, the Initial Distribution Date.

     "Distribution Notification Date" means the date established by order of the U.S. Bankruptcy Court for purposes of determining the Holders of the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares, the UPC Ordinary Shares A and the Equity Securities Claims for the purpose of mailing documentation relating to Distributions under the Plan.

     "Document Filing Date" means December 19, 2002.

     "DTC" means The Depository Trust Company.

     "Dutch Bankruptcy Case" means the moratorium of payments proceeding commenced on December 3, 2002 by UPC in the Dutch Bankruptcy Court.

     "Dutch Bankruptcy Code" means the Dutch Faillissementswet, together with all related rules and regulations.

     "Dutch Bankruptcy Court" means the Amsterdam Court (Rechtbank).

     "Dutch Implementing Offer" means the offer, undertaken to facilitate implementation of the Plan with respect to certain of the UPC Ordinary Shares A in accordance with Dutch law, solely with respect to Persons who are not U.S. Persons (as defined in Rule 902(k) of Regulation S promulgated under the U.S. Securities Act) and who are not located or residing within the United States, by New UPC to deliver shares of New UPC Common Stock in consideration for the agreement of the Holders of the UPC Ordinary Shares A to deliver their UPC Ordinary Shares A to New UPC.

     "Effective Date" means the Business Day identified by the Debtor that is no more than eleven (11) Business Days following the date on which all conditions precedent to the consummation of the Plan (set forth in Article XI hereof) and the Akkoord shall have either been satisfied or, to the extent permitted herein and in the Akkoord, duly waived and on which such day the Plan and the Akkoord shall have become effective.

     "11-1/4% Euro Senior Notes due 2009" means the (euro)101.0 million of 11-1/4% Senior Notes due 2009 issued by UPC in October 1999.

     "11-1/4% Euro Senior Notes due 2010" means the (euro)200.0 million of 11-1/4% Senior Notes due 2010 issued by UPC in January 2000.

     "11-1/4% U.S. Senior Notes due 2009" means the U.S. $252.0 million of 11-1/4% Senior Notes due 2009 issued by UPC in October 1999.

     "11-1/4% U.S. Senior Notes due 2010" means the U.S. $600.0 million of 11-1/4% Senior Notes due 2010 issued by UPC in January 2000.

     "11-1/2% U.S. Senior Notes due 2010" means the U.S. $300.0 million of 11-1/2% Senior Notes due 2010 issued by UPC in January 2000.

     "Employee Options" means any rights, options and warrants to acquire UPC Ordinary Shares A held by employees of UPC pursuant to existing equity incentive plans of UPC.

     "Equity Interests" means any and all equity interests, ownership interests or shares in the Debtor and issued by the Debtor prior to the Petition Date (including, without limitation, all capital stock, stock certificates, common stock, preferred stock, depositary shares, partnership interests, rights, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in the Debtor, stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights and liquidation preferences, puts, calls or commitments of any character whatsoever relating to any such equity, ownership interests or shares of capital stock of the Debtor or obligating the Debtor to issue, transfer or sell any shares of capital stock) or any certificate or receipt evidencing or representing an interest in any such equity interest whether or not certificated, transferable, voting or denominated "stock" or a similar security, other than the Old Other Equity Interests.

     "Equity Securities Claims" means any and all Claims arising from the rescission of a purchase or sale of an Equity Interest, for damages arising from the purchase or sale of such Equity Interest, or for reimbursement or contribution allowed under Section 502 of the U.S. Bankruptcy Code on account of such Claims.

     "Estate" means the estate of the Debtor created in the Chapter 11 Case pursuant to Section 541 of the U.S. Bankruptcy Code upon commencement of the Chapter 11 Case.

     "Euronext" means Euronext Amsterdam N.V.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

     "Exculpated Parties" has the meaning set forth in Section 12.3(a) of the Plan.

     "Extraordinary General Meeting" shall have the meaning set forth in Section
9.3 of the Plan.

     "Face Amount" means (a) when used in reference to a Disputed Claim or Disputed Equity Interest, the full stated amount claimed by the Holder of such Claim or Equity Interest in any proof of claim or proof of interest timely filed with the U.S. Bankruptcy Court, (b) when used in reference to a contingent or unliquidated Claim, the amount of the Claim as estimated by the U.S. Bankruptcy Court under Section 502(c) of the U.S. Bankruptcy Code and (c) when used in reference to an Allowed Claim or Allowed Equity Interest, the Allowed amount of such Claim or Equity Interest.

     "File, Filed or Filing" means file, filed or filing with the U.S. Bankruptcy Court in the Chapter 11 Case.

     "Final Decree" means the final decree entered by the U.S. Bankruptcy Court after the Effective Date pursuant to Section 350(a) of the U.S. Bankruptcy Code and U.S. Bankruptcy Rule 3022.

     "Final Order" means an order, ruling, judgment, or other decree issued and entered by the U.S. Bankruptcy Court or by any state or other federal court or other court of competent jurisdiction which has not been reversed, vacated, stayed, modified or amended and as to which (i) the time to appeal or petition for review, rehearing, certiorari, reargument or retrial has expired and as to which no appeal or petition for review, rehearing, certiorari, reargument or retrial is pending or (ii) any appeal or petition for review, rehearing, certiorari, reargument or retrial has been finally decided and no further appeal or petition for review, rehearing, certiorari, reargument or retrial can be taken or granted.

     "First Amendment" has the meaning set forth in Section 9.3(a) of the Plan.

     "General Unsecured Claims" means all pre-petition Claims against the Debtor other than Administrative Claims, Priority Tax Claims, Miscellaneous Secured Claims, Classified Priority Claims, Critical Creditor Claims, Belmarken Notes Claims, UPC Notes Claims and Equity Securities Claims.

     "General Unsecured Creditors" means the Holders of the General Unsecured Claims.

     "Governmental Entity" means any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority, commission or agency or any non-governmental, self-regulatory authority, commission or agency.

     "Holder" means a Person holding (a) a Claim or a beneficial interest in a Claim or (b) an Equity Interest or a beneficial interest in an Equity Interest and, when used in conjunction with a Class or type of Claim or Equity Interest, means a holder of (i) a beneficial interest in a Claim or (ii) an Equity Interest in such Class or of such type.

     "Impaired", when used with reference to a Claim or Equity Interest, has the meaning set forth in Section 1124 of the U.S. Bankruptcy Code.

     "Implied Purchase Price" means the per share price of the New UPC Common Stock implied by the Plan and as set forth in the Disclosure Statement, which has been calculated by dividing the imputed equity value of the Reorganized Debtor by the number of shares of New UPC Common Stock to be issued under the Plan on the Effective Date to the Holders of Allowed Belmarken Notes Claims, Allowed Claims 5 Claims (other than Disputed Claims, if any), Allowed Class 9 Claims (other than Disputed Claims, if any) and Allowed Equity Interests.

     "Incentive Plan" means that certain incentive plan, a copy of which shall have been Filed on or before the Document Filing Date, pursuant to which, at the discretion of New UPC's board of directors, options with respect to no more than five percent (5%) of New UPC's common equity outstanding immediately after the Effective Date, on a fully-diluted basis, can be issued during the period beginning on the Effective Date and continuing until the third (3rd) anniversary of the Effective Date to certain members of New UPC's and its Subsidiaries' management and other employees pursuant to compensation arrangements adopted by New UPC's board of directors, which options, if any, issued under such incentive plan on the Effective Date shall have an exercise price no less than the share price implied by the Plan and as set forth in the Disclosure Statement.

     "Indenture(s)" means, individually and collectively, those indentures pursuant to which the UPC Notes were issued, as such indentures are or have been amended or supplemented from time to time in accordance with the terms thereof.

     "Indenture Trustee" means Citibank, N.A. (London Branch), in its capacity as trustee under the Indentures.

     "Initial Distribution Date" means the first Business Day following the Effective Date upon which it is practicable for the Disbursing Agent to make a Distribution under the Plan.

     "Intercompany Claims" means all Claims held against the Debtor by any of its Subsidiaries or Affiliates.

     "Judgment" means any order, writ, injunction, award, judgment, ruling or decree of any Governmental Entity.

     "Law" means any statute, law, code, ordinance, rule or regulation of any Governmental Entity.

     "Liens" means, with respect to any asset or Property (or the rents, revenues, income, profits or proceeds therefrom), and in each case, whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise: (a) any and all mortgages, liens, pledges, attachments, charges, easements, rights-of-way, leases evidencing a capitalizable lease obligation, conditional sale or other title retention agreement, call rights, rights of first refusal, "tag"-or-"drag" along rights, or other security interest or encumbrance or other legally cognizable security devices of any kind in respect of any asset or Property, or upon the rents, revenues, income, profits or proceeds therefrom; or (b) any arrangement, express or implied, under which any Property is transferred, sequestered or otherwise identified for the purpose of subjecting or making available the same for the payment of debt or performance of any other obligation in priority to the payment of General Unsecured Creditors, but in either case excluding any of the foregoing created or imposed by or pursuant to the Plan or the Restructuring Agreement.

     "Majority-in-Interest of the Participating Noteholders" means, with respect to any date of determination, Participating Noteholders holding a majority of the claims arising under the UPC Notes held by all of the Participating Noteholders on such date of determination (using for this purpose the prevailing exchange rate in effect on the Petition Date).

     "Master Ballot" means the ballot provided to a bank, brokerage firm or other nominee, or agent or proxy holder thereof, holding UPC Notes or UPC Ordinary Shares A held in the form of UPC ADSs in its own name on behalf of a Holder, or any agent thereof, used to accept or reject the Plan.

     "Maximum Subscription Amount" has the meaning set forth in Section 9.17 of the Plan.

     "Miscellaneous Secured Claims" means any Claim arising before the Petition Date that is (a) secured in whole or part, as of the Petition Date, by a Lien which is valid, perfected and enforceable under applicable law on Property in which the Estate has an interest and is not subject to avoidance under the U.S. Bankruptcy Code or applicable non-bankruptcy law, or (b) subject to setoff under
Section 553 of the U.S.  Bankruptcy Code, but, with respect to both case (a) and
(b), only to the extent of the Estate's interest in the value of the assets or Property securing any such Claim or the amount subject to setoff, as the case may be.

     "Moratorium Petition" means the voluntary provisional moratorium petition which was filed on December 3, 2002 by UPC under the Dutch Bankruptcy Code in the Dutch Bankruptcy Court.

     "NASDAQ" means the NASDAQ Stock Market.

     "NECIGEF" means Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V.

     "New UPC" has the meaning set forth in the Introduction to the Plan.

     "New UPC Common Stock" means the shares of common stock of New UPC, par value $0.01 per share, some of which will be issued pursuant to the Plan, having the terms set forth in the certificate of incorporation or other organizational documents of New UPC.

     "New UPC Equity Purchase Rights" has the meaning set forth in Section 9.17 of the Plan.

     "New UPC Equity Subscription" means, collectively, the New UPC Equity Purchase Rights (and the subscription of shares of New UPC Common Stock upon exercise of the New

UPC Equity Purchase Rights) and the UGC Subscription Commitment (and the subscription of shares of New UPC Common Stock by UGC under the UGC Subscription Commitment).

     "New UPC Management Schedule" means that certain schedule, a copy of which shall have been Filed on or before the Document Filing Date, setting forth the identity of the officers and directors of New UPC as of the Effective Date as well as the proposed compensation of such individuals.

     "Objection" means any objection, application, motion, complaint or any other legal proceeding seeking, in whole or in part, to Disallow, determine, liquidate, classify, reclassify or establish the priority of, expunge, subordinate or estimate any Claim (including the resolution of any request for payment of any Administrative Claim) or Equity Interest other than a Claim or an Equity Interest that is Allowed.

     "Offer Memorandum" has the meaning set forth in Section 9.9 of the Plan.

     "Old Other Equity Interests" means any and all rights, options and warrants to acquire UPC Ordinary Shares A, including any Employee Options, outstanding immediately prior to the Effective Date, including, without limitation, those set forth on Annex F to the Restructuring Agreement.

     "Ordinary Creditors" means the holders of non-preferred, unsecured claims against the Debtor under Dutch law.

     "Ordinary Share Distribution Amount" means ______________ shares of New UPC Common Stock.

     "Ordinary Shares Consideration" has the meaning set forth in Section 4.10(a) of the Plan.

     "Participating Noteholders" means those Holders of the UPC Notes (other than the UGC Group) who are party to the Restructuring Agreement.

     "Person" includes an individual, a corporation, a limited or general partnership, a joint venture, an association, a joint stock company, a limited liability company, a limited liability partnership, an estate, a trust, a trustee, a United States Trustee, an unincorporated organization, a government, a governmental unit, or any agency, department or political subdivision thereof.

     "Petition Date" means December 3, 2002.

     "Plan" means this Chapter 11 Plan of Reorganization, dated December 3, 2002, together with all exhibits, appendices, schedules and annexes, if any, hereto, as such Plan may be altered, amended, supplemented or modified from time to time in accordance with the provisions of the U.S. Bankruptcy Code, the U.S. Bankruptcy Rules, the Confirmation Order and the terms and conditions of Section
14.3 of the Plan.

     "Preference Shares Consideration" has the meaning set forth in Section 4.8(a) of the Plan.

     "Priority Shares Consideration" has the meaning set forth in Section 4.9(a) of the Plan.

     "Priority Tax Claim" means any and all Claims accorded priority in payment pursuant to Section 507(a)(8) of the U.S. Bankruptcy Code.

     "pro rata" means, at any time, the proportion that the Face Amount of an Allowed Claim or Allowed Equity Interest in a particular Class bears to the aggregate Face Amount of all Claims or Equity Interests (including Disputed Claims or Disputed Equity Interests, but excluding Disallowed Claims or Disallowed Equity Interests) in that Class; provided, however, that with respect to the UPC Ordinary Shares A, UPC Priority Shares and Equity Securities Claims, pro rata means the proportion that the Face Amount of an Allowed UPC Ordinary Share A, Allowed UPC Priority Share or Allowed Equity Securities Claim bears to the aggregate Face Amount of all UPC Ordinary Shares A, UPC Priority Shares and Equity Securities Claims (including Disputed UPC Ordinary Shares A, Disputed UPC Priority Shares and Disputed Equity Securities Claims, but excluding Disallowed UPC Ordinary Shares A, Disallowed UPC Priority Shares and Disallowed Equity Securities Claims); provided further that when used in connection with the calculation of distributions or reserves to be made under the Plan on account of a Claim, pro rata shall also include Claims allowed, disputed or disallowed in connection with the Dutch Bankruptcy Case, as the case may be, to the extent that such Claims are not duplicative of Claims Allowed, Disputed or Disallowed in the U.S. Bankruptcy Case.

     "Professional" means any professional employed in the Chapter 11 Case pursuant to Sections 327 or 1103 of the U.S. Bankruptcy Code or to be compensated pursuant to Sections 327, 328, 330, 331, 503(b)(2) or (4) or 1103 of the U.S. Bankruptcy Code.

     "Professional Claim" means a Claim of a Professional for compensation and/or reimbursement of expenses pursuant to Sections 327, 328, 330, 331 or 503(b) of the U.S. Bankruptcy Code relating to services incurred on and after the Petition Date and prior to and including the Effective Date.

     "Property" means all assets or property of any nature whatsoever, real or personal, tangible or intangible, including contract rights, accounts and Causes of Action.

     "Reinstated or Reinstatement" means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim so as to leave such Claim Unimpaired in accordance with Section 1124 of the U.S. Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the U.S. Bankruptcy Code;
(b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim.

     "Related Party" means, with respect to any Person (the "First Person"), (a) any other Person (the "Second Person") having Beneficial Ownership of forty percent (40%) or more of the Voting Securities of such First Person and (b) any other Person, forty percent (40%) or more of whose Voting Securities are owned, controlled or held with power to vote, directly or indirectly, by that Second Person.

     "Reorganized Debtor" means United Pan-Europe Communications N.V. on and after the Effective Date.

     "Reserve" has the meaning set forth in Section 8.4(b) of the Plan.

     "Restriction" means, with respect to any capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other contract (but excluding the Belmarken Loan Agreements and the Restructuring Agreement), Law, license, permit or Judgment that, conditionally or unconditionally, (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any Person acquiring, (x) any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security; (y) any of the proceeds of, or any distributions paid or that are or may become payable with respect to, any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security; or (z) any interest in such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions; or
(iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting any such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, proceeds or distributions.

     "Restructuring" means the restructuring of UPC's capital structure in accordance with the terms of the Restructuring Agreement, the Plan, the Akkoord and any associated documents.

     "Restructuring Agreement" means that certain Restructuring Agreement (including any exhibits and amendments, if any, thereto), dated as of September 30, 2002, by and among UPC, New UPC, UGC, UGC Holdings, United Europe, UUB and certain holders of the UPC Notes, a copy of which (as the same may have been amended through the date hereof) is annexed as Exhibit "A" to the Plan.

     "Schedule of Assumed Contracts" means the schedule, as the same may be amended at any time prior to the Confirmation Hearing, listing certain executory contracts and unexpired leases to be assumed by the Debtor (along with associated amounts for cure claims), which schedule is to be served on the counterparties to such executory contracts and unexpired leases, along with a motion or motions to approve the assumption thereof under Section 365(a) of the U.S. Bankruptcy Code, and Filed by the Debtor on or before the Document Filing Date.

     "Schedule of Rejected Contracts" means the schedule, as the same may be amended at any time prior to the Confirmation Hearing, listing certain executory contracts and unexpired leases to be rejected by the Debtor (along with the associated amounts for rejection damage claims), which schedule is to be served on the counterparties to such executory contracts and unexpired leases, along with a motion or motions to approve the rejection thereof under Section 365(a) of the U.S. Bankruptcy Code, and Filed by the Debtor on or before the Document Filing Date.

     "SEC" means the United States Securities and Exchange Commission or any successor agency.

     "Second Amendment" has the meaning set forth in Section 9.3(b) of the Plan.

     "Shareholder Proposals" has the meaning set forth in Section 9.3 of the Plan.

     "Stockholders Agreement" means that certain stockholders agreement by and among UGC, New UPC, the Participating Noteholders, and any other Holder of an Allowed Class 5 Claim who agrees to become a party thereto, a copy of which shall have been Filed on or before the Document Filing Date.

     "Subsidiary" means, with respect to any Person, (i) a corporation, a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, without regard to whether the voting of such stock is subject to a voting agreement or similar Restriction, controlled by or under common control with the respective Person,
(ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (x) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (y) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar
Restriction) or (y) in the absence of such a governing body, a majority ownership interest.

     "Tax" means any tax, charge, fee, levy, impost or other assessment by any federal, state, local or foreign governmental authority, including, without limitation, income, excise, property, sales, transfer, employment, payroll, franchise, profits, license, use, ad valorem, estimated, severance, stamp, occupation and withholding tax, together with any interest, penalties, fines or additions attributable to, imposed on, or collected by any such federal, state, local or foreign governmental authority.

     "10-7/8% Euro Senior Notes due 2007" means the(euro)100.0 million of 10-7/8% Senior Notes due 2007 issued by UPC in October 1999.

     "10-7/8% Euro Senior Notes due 2009" means the (euro)300.0 million of 10-7/8% Senior Notes due 2009 issued by UPC in July 1999.

     "10-7/8% U.S. Senior Notes due 2007" means the U.S. $200.0 million of 10-7/8% Senior Notes due 2007 issued by UPC in October 1999.

     "10-7/8% U.S. Senior Notes due 2009" means the U.S. $800.0 million of 10-7/8% Senior Notes due 2009 issued by UPC in July 1999.

     "Third Amendment" has the meaning set forth in Section 9.3(d) of the Plan.

     "13-3/8% Euro Senior Discount Notes due 2009" means the (euro)191.0 million of 13-3/8% Senior Discount Notes due 2009 issued by UPC in October 1999.

     "13-3/8% U.S. Senior Discount Notes due 2009" means the U.S. $478.0 million of 13-3/8% Senior Discount Notes due 2009 issued by UPC in October 1999.

     "13-3/4% U.S. Senior Discount Notes due 2010" means the U.S. $1.0 billion of 13-3/4% Senior Discount Notes due 2010 issued by UPC in January 2000.

     "12-1/2% U.S. Senior Discount Notes due 2009" means the U.S. $735.0 million of 12-1/2% Senior Discount Notes due 2009 issued by UPC in July 1999.

     "UGC" means UnitedGlobalCom, Inc., a corporation organized under the laws of the State of Delaware and the parent of UGC Holdings.

     "UGC Group" means UGC and its Subsidiaries, other than UPC and its Subsidiaries.

     "UGC Holdings" means UGC Holdings, Inc., a corporation organized under the laws of the State of Delaware and the parent of United Europe.

     "UGC Subscription Commitment" has the meaning set forth in Section 9.18 of the Plan.

     "Unclaimed Property" means any Cash or other Property distributed to the Holder of an Allowed Claim or Allowed Equity Interest pursuant to the Plan that
(a) is returned to the Reorganized Debtor as undeliverable and no appropriate forwarding address is received within the later of (i) six (6) months after the Effective Date and (ii) six (6) months after such Distribution is made to such Holder, (b) was not mailed or delivered because of the absence of a proper address to which to mail or deliver such Property, or (c) in the case of a Distribution made in the form of a check, is not negotiated and no request for reissuance is made as provided for in Section 6.8 of the Plan.

     "Unimpaired"  means any Claim that is not  Impaired  within the  meaning of
Section 1124 of the U.S. Bankruptcy Code.

     "United Europe" means United Europe, Inc., a corporation organized under the laws of the State of Delaware and the parent of UPC.

     "United States  Trustee" means the United States  Trustee  appointed  under
Section 581(a)(3) of title 28 of the United States Code to serve in the Southern District of New York, or its legally designated and authorized representative.

     "UPC" has the meaning set forth in the Introduction to the Plan.

     "UPC ADSs" means the American Depositary Shares representing UPC Ordinary Shares A deposited with Citibank N.A., as depositary under the Deposit Agreement, dated February 1999, among the Debtor, Citibank N.A., as depositary, and all holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts thereunder.

     "UPC Dollar-Denominated Notes" means, collectively, the following series of outstanding senior notes and senior discount notes of UPC: (a) the 10-7/8% U.S. Senior Notes due 2007; (b) the 10-7/8% U.S. Senior Notes due 2009; (c) the 12-1/2% U.S. Senior Discount Notes due 2009; (d) the 11-1/4% U.S. Senior Notes due 2009; (e) the 13-3/8% U.S. Senior Discount Notes due 2009; (f) the 11-1/4% U.S. Senior Notes due 2010; (g) the 11-1/2% U.S. Senior Notes due 2010; and (h) the 13-3/4% U.S. Senior Discount Notes due 2010.

     "UPC Euro-Denominated Notes" means, collectively, the following series of outstanding senior notes and senior discount notes of UPC: (a) the 10-7/8% Euro Senior Notes due 2007; (b) the 10-7/8% Euro Senior Notes due 2009; (c) the 11-1/4% Euro Senior Notes due 2009; (d) the 13-3/8% Euro Senior Discount Notes due 2009; and (e) the 11-1/4% Euro Senior Notes due 2010.

     "UPC   Notes"   means  the  UPC   Dollar-Denominated   Notes  and  the  UPC
Euro-Denominated Notes, collectively.

     "UPC Notes Claims" means any Claims of the Holders of the UPC Notes pursuant to the UPC Notes or the related Indentures.

     "UPC Ordinary Shares A" means all authorized, issued and outstanding ordinary shares A of UPC, par value (euro)1.00, as of the Petition Date, including such shares held in the form of UPC ADSs.

     "UPC Ordinary Shares C" has the meaning set forth in Section 9.3 of the Plan.

     "UPC Preference Shares A" means all authorized, issued and outstanding Series 1 convertible preference shares A of UPC, par value (euro)1.00, as of the Petition Date.

     "UPC Priority Shares" means all authorized, issued and outstanding priority shares of UPC, par value (euro)1.00, as of the Petition Date.

     "UPC SEC Documents" means all forms, reports, schedules, statements and other documents (including, in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) required to be filed by UPC since January 1, 1999 under the Exchange Act or the Securities Act, as such documents have been amended or supplemented between the time of their respective filing and the date of the Restructuring Agreement.

     "UPC Voting Securities" means all equity securities of UPC, including, without limitation, all UPC Ordinary Shares A, UPC Priority Shares and UPC Preference Shares A, entitled to vote at a general meeting of the shareholders of UPC.

     "U.S. Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. ss.ss.101-1330, as applicable to the Chapter 11 Case.

     "U.S. Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York or, if such court ceases to exercise jurisdiction over these proceedings, the court or adjunct thereof that exercises jurisdiction over the Chapter 11 Case.

     "U.S. Bankruptcy Rules" means (i) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under Section 2075 of title 28 of the United States Code, (ii) the Local Rules of the U.S. Bankruptcy Court, and (iii) any standing orders governing practice and procedure issued by the U.S. Bankruptcy Court, each as in effect on the Petition Date, together with all amendments and modifications thereto that were subsequently made applicable to the Chapter 11 Case or proceedings therein, as the case may be.

     "U.S. Securities Act" means the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

     "U.S. Trustee's Fee Claims" means any fees assessed against the Estate pursuant to Section 1930(a)(6) of title 28 of the United States Code.

     "UUB" means United Bonds, LLC, a limited liability company organized under the laws of the State of Delaware and a wholly owned indirect subsidiary of UGC.

     "Voting Securities" means, with respect to any Person, any equity interest of such Person having general voting power under ordinary circumstances to participate in the election of a majority of the governing body of such Person (irrespective of whether at the time any other class of equity interest of such Person shall have or might have voting power by reason of the happening of any contingency).

     Section 1.2 Rules of Interpretation. All references to "the Plan" herein shall be construed, where applicable, to include references to this document and all its exhibits, appendices, schedules and annexes, if any (and any amendments thereto made in accordance with the U.S. Bankruptcy Code). Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan as a whole and not to any particular paragraph, subparagraph, or clause contained in the Plan. The words "includes" and "including" are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within which such things are included. The captions and headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. To the extent of a conflict between any matter specifically addressed in the Plan and any general provision of the Plan, such specific provision shall prevail. Any term used in the Plan that is not defined in the Plan, either in Article I hereof or elsewhere, but that is used in the U.S. Bankruptcy Code or the U.S. Bankruptcy Rules shall have the meaning assigned to that term in (and shall be construed in accordance with the rules of construction under) the U.S. Bankruptcy Code or the U.S. Bankruptcy Rules (with the U.S. Bankruptcy Code controlling in the case of a conflict or ambiguity). Without limiting the preceding sentence, the rules of construction set forth in Section 102 of the U.S. Bankruptcy Code shall apply to the Plan, unless superseded herein.

     Section 1.3 Exhibits. All Exhibits to the Plan are incorporated into and are a part of the Plan as if set forth in full herein, regardless of when Filed.

     Section 1.4 Administrator Consent. Nothing in this Plan shall relieve the Debtor of the need to gain the approval of the Administrator for any acts which require such approval under Dutch Law.

                                   ARTICLE II

                     ADMINISTRATIVE AND PRIORITY TAX CLAIMS

     Section 2.1 Unclassified Claims. In accordance with Section 1123(a)(1) of the U.S. Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are excluded from the Classes designated in Article III of the Plan. The treatment accorded to Holders of Administrative Claims and Priority Tax Claims, which is set forth below, shall be in full satisfaction, settlement, release, extinguishment and discharge of their respective Claims against the Debtor and the Estate, except as otherwise provided in the Plan or the Confirmation Order.

     Section 2.2 Administrative Claims. Unless otherwise provided for herein, each Holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim:
(A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Administrative Claim becomes Allowed and (iii) a date agreed to in writing by the Debtor or the Reorganized Debtor, as the case may be, and the Holder of such Administrative Claim; (B) treatment such that such Administrative Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtor or the Reorganized Debtor, as the case may be, or as the U.S. Bankruptcy Court may order; provided, however, that Allowed Administrative Claims representing (y) liabilities, accounts payable or other Claims, liabilities or obligations incurred subsequent to the Petition Date in the ordinary course of business of the Debtor consistent with past practices and (z) contractual liabilities arising under loans or advances to the Debtor incurred subsequent to the Petition Date, whether or not incurred in the ordinary course of business of the Debtor, shall be paid or performed by the Debtor or the Reorganized Debtor in accordance with the terms and conditions of the particular transactions relating to such liabilities and any agreements relating thereto.

     Section 2.3 Priority Tax Claims. Each Holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtor or the Reorganized Debtor, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the latest of (i) the Effective Date,
(ii) the date on which such Priority Tax Claim becomes Allowed and (iii) a date agreed to by the Debtor or the Reorganized Debtor, as the case may be, and the Holder of such Priority Tax Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtor or the Reorganized Debtor, as the case may be, or as the U.S. Bankruptcy Court may order; provided, however, that the Debtor or the Reorganized Debtor, as the case may be, shall have the right, in its sole discretion, to prepay at any time any Allowed Priority Tax Claim without premium or penalty of any sort or nature.

                                  ARTICLE III

                        CLASSIFICATION OF CLAIMS, EQUITY
                    INTERESTS AND OLD OTHER EQUITY INTERESTS

     Section 3.1 Generally. Pursuant to Section 1122 of the U.S. Bankruptcy Code, set forth below is a designation of Classes of Claims, Equity Interests and Old Other Equity Interests, other than Administrative Claims and Priority Tax Claims. A Claim or an Equity Interest is classified in a particular Class only to the extent that the Claim, Equity Interest or Old Other Equity Interest qualifies within the description of that Class and is classified in a different Class to the extent that the balance of such Claim, Equity Interest or Old Other Equity Interest qualifies within the description of that different Class. A Claim, Equity Interest or Old Other Equity Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim, Equity Interest or Old Other Equity Interest is an Allowed Claim, an Allowed Equity Interest or an Allowed Old Other Equity Interest in that Class and such Claim, Equity Interest or Old Other Equity Interest has not been paid, released, settled or otherwise satisfied prior to the Effective Date.

     Section 3.2 Classified Claims Against and Equity Interests in UPC.

          (a)  Class 1: Miscellaneous Secured Claims

          (b)  Class 2: Classified Priority Claims

          (c)  Class 3: Critical Creditor Claims

          (d)  Class 4: Belmarken Notes Claims

          (e)  Class 5: UPC Notes Claims and General Unsecured Claims

          (f)  Class 6: UPC Preference Shares A

          (g)  Class 7: UPC Priority Shares

          (h)  Class 8: UPC Ordinary Shares A

          (i)  Class 9: Equity Securities Claims

          (j)  Class 10: Old Other Equity  Interests


     Section 3.3 Elimination of Classes. Any Class that does not contain, as of the date of the commencement of the Confirmation Hearing, any Allowed Claims, Allowed Equity Interests or Allowed Old Other Equity Interests or any Claims, Equity Interests or Old Other Equity Interests temporarily allowed for voting purposes under U.S. Bankruptcy Rule 3018 shall be deemed to have been deleted from this Plan for purposes of (i) voting to accept or reject this Plan and (ii) determining whether it has accepted or rejected this Plan under Section 1129(a)(8) of the U.S. Bankruptcy Code.

                                   ARTICLE IV

                      TREATMENT OF CLAIMS, EQUITY INTERESTS
                         AND OLD OTHER EQUITY INTERESTS

     Section 4.1 Satisfaction of Claims, Equity Interests and Old Other Equity Interests. The treatment of and consideration to be received by Holders of Allowed Claims, Allowed Equity Interests and Allowed Old Other Equity Interests pursuant to this Article IV and the Plan shall be in full satisfaction, settlement, release, extinguishment and discharge of their respective Claims, Equity Interests or Old Other Equity Interests, except as otherwise provided in the Plan or the Confirmation Order.

     Section 4.2 No Effect on Section 508 of the U.S. Bankruptcy Code. Nothing contained in the Plan shall have any effect on the rights and obligations of Creditors under Section 508 of the U.S. Bankruptcy Code, and such section shall apply in all respects in the Chapter 11 Case.

     Section 4.3 Class 1: Miscellaneous Secured Claims.

          (a) Treatment. Each Holder of an Allowed Miscellaneous Secured Claim shall receive, in the sole discretion of the Debtor or the Reorganized Debtor, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Allowed Claim: (A) Cash equal to the amount of such Allowed Miscellaneous Secured Claim on or as soon as reasonably practicable after the later of (i) the Effective Date and (ii) the date that such Miscellaneous Secured Claim becomes Allowed; (B) treatment such that such Miscellaneous Secured Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtor or Reorganized Debtor, as the case may be, or as the U.S. Bankruptcy Court may order.

          (b) Voting. Class 1 is Unimpaired and the Holders of Miscellaneous Secured Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

     Section 4.4 Class 2: Classified Priority Claims.

          (a) Treatment. Each Holder of an Allowed Classified Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Allowed Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of
     (i) the Effective Date, (ii) the date on which such Claim becomes Allowed and (iii) a date agreed to by the Debtor or the Reorganized Debtor, as the case may be, and the Holder of such Claim; (B) treatment such that such Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtor or Reorganized Debtor, as the case may be, or as the U.S. Bankruptcy Court may order.

          (b) Voting. Class 2 is Unimpaired and the Holders of Classified Priority Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

     Section 4.5 Class 3: Critical Creditor Claims.

          (a) Treatment. Each Holder of an Allowed Critical Creditor Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) payment in full in Cash on the later of (i) the Effective Date and (ii) the date such Claim becomes Allowed; (B) treatment such that such Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtor or the Reorganized Debtor, as the case may be, or as the U.S. Bankruptcy Court may order.

          (b) Voting. Class 3 is Unimpaired and the Holders of Critical Creditor Claims are conclusively presumed to have accepted the Plan pursuant to
     Section 1126(f) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

     Section 4.6 Class 4: Belmarken Notes Claims.

          (a) Treatment. On the Effective Date, the Holder of the Belmarken Notes shall receive, in exchange for the Belmarken Notes and the obligations of all other parties under the Belmarken Notes and the Belmarken Loan Agreements, 23,852,258 shares of New UPC Common Stock (the "Belmarken Notes Consideration").

          (b) Voting. Class 4 is Impaired and the Holder of the Belmarken Notes Claims is entitled to vote to accept or reject the Plan.

     Section 4.7 Class 5: UPC Notes Claims and General Unsecured Claims.

          (a) Treatment. On or as soon as practicable after the Effective Date, each Holder of an Allowed Class 5 Claim shall receive in exchange for its Claim, a number of shares of New UPC Common Stock. In the aggregate, the Holders of all Allowed UPC Notes Claims shall receive 25,147,139 shares of New UPC Common Stock, and each Holder of an Allowed UPC Notes Claim shall receive the number of shares of New UPC Common Stock equal to such Holder's pro rata portion of those shares of New UPC Common Stock. The UPC Notes Claims shall be deemed Allowed for all purposes, including, but not limited to, voting and distributions in the aggregate amount of $ 4,690,526,335.71 (which shall exclude any amounts on account of UPC Notes held by UPC as set forth on Annex C to the Restructuring Agreement) and the Allowed UPC Notes Claims shall not be subject to defense, setoff or counterclaim. Each Holder of an Allowed Class 5 Claim that is not a UPC Notes Claim shall receive a number of shares of New UPC Common Stock so that the number of shares per amount of Allowed Claim received by such Holder is the same as the number of shares per amount of Allowed Claim that the Holders of Allowed UPC Notes Claims receive. The number of shares of New UPC Common Stock to be distributed on account of Allowed Class 5 Claims that are not UPC Notes Claims shall be in addition to the 25,147,139 shares of New UPC Common Stock to be distributed on account of the Allowed UPC Notes Claims. The receipt of such shares of New UPC Common Stock by the Holders of the Class 5 Claims shall constitute a full satisfaction, settlement, release and discharge of such Class 5 Claims; provided, however, that, notwithstanding -------- ------- anything in the Plan to the contrary, any UPC Notes acquired by New UPC through the Plan and the Akkoord shall remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

          (b) Voting. Class 5 is Impaired and the Holders of the UPC Notes Claims and the General Unsecured Claims are entitled to vote to accept or reject the Plan.

     Section 4.8 Class 6: UPC Preference Shares A.

          (a) Treatment. On or as soon as practicable after the Effective Date, and after the sale by New UPC of the Belmarken Notes to UPC, each Holder of outstanding Allowed UPC Preference Shares A shall receive from New UPC a number of shares of New UPC Common Stock equal to such Holder's pro rata portion of the _________ shares of New UPC Common Stock (collectively, the "Preference Shares Consideration"). The receipt of the Preference Shares Consideration by the Holders of the UPC Preference Shares A shall constitute a full satisfaction, settlement, release and discharge of the Claims and Equity Interests of each Holder of UPC Preference Shares A in respect of such UPC Preference Shares A; provided, however, that, notwithstanding anything to contrary contained herein, any UPC Preference Shares A acquired by New UPC through the Plan shall remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

          (b) Voting. Class 6 is Impaired and the Holders of the UPC Preference Shares A are entitled to vote to accept or reject the Plan.

     Section 4.9 Class 7: UPC Priority Shares.

          (a) Treatment. On or as soon as practicable after the Effective Date, and after the sale by New UPC of the Belmarken Notes to UPC, the Holder of the Allowed UPC Priority Shares shall receive from New UPC a number of shares of New UPC Common Stock equal to such Holder's pro rata portion of the Ordinary Share Distribution Amount (the "Priority Shares
     Consideration")  in a  per  share  amount  equal  to  the  Ordinary  Shares
     Consideration. The receipt of the Priority Shares Consideration by the Holder of the UPC Priority Shares shall constitute a full satisfaction, settlement, release and discharge of the Claims and Equity Interests of the Holder of the UPC Priority Shares in respect of the UPC Priority Shares; provided, however, that, notwithstanding anything to contrary contained herein, any UPC Priority Shares acquired by New UPC through the Plan shall remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

          (b) Voting. Class 7 is Impaired and the Holder of the UPC Priority Shares is entitled to vote to accept or reject the Plan.

     Section 4.10 Class 8: UPC Ordinary Shares A.

          (a) Treatment. On or as soon as practicable after the Effective Date, and after the sale by New UPC of the Belmarken Notes to UPC, each Holder of Allowed UPC Ordinary Shares A shall receive from New UPC a number of shares of New UPC Common Stock equal to such Holder's pro rata portion of the Ordinary Share Distribution Amount (collectively, the "Ordinary Shares
     Consideration"). The receipt of the Ordinary Shares Consideration by the Holders of the UPC Ordinary Shares A shall constitute a full satisfaction, settlement, release and discharge of the Claims and Equity Interests of each Holder of UPC Ordinary Shares A; provided, however, that, notwithstanding anything to contrary contained herein, any UPC Ordinary Shares A acquired by New UPC through the Plan shall remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

          (b) Voting. Class 8 is Impaired and the Holders of the Allowed UPC Ordinary Shares A are entitled to vote to accept or reject the Plan.

     Section 4.11 Class 9: Equity Securities Claims.

          (a) Treatment. Subject to the Allowance of the Equity Securities Claims, each Holder of an Allowed Equity Securities Claim shall receive, in full satisfaction, settlement, release, extinguishment and discharge of its Claim, a number of shares of New UPC Common Stock equal to such Holder's pro rata portion of the Ordinary Share Distribution Amount as if such Holder had (a) purchased, on the date its Equity Securities Claim first arose, UPC Ordinary Shares A with a value equal to the amount of such

     Holder's Allowed Equity Securities Claim and (b) retained such shares as of the Effective Date.

          (b) Voting. Class 9 is Impaired and the Holders of the Equity Securities Claims are entitled to vote to accept or reject the Plan.

     Section 4.12 Class 10: Old Other Equity Interests.

          (a) Treatment. All Holders of Old Other Equity Interests shall not be entitled to, and shall not, receive or retain, any property under the Plan on account of such Old Other Equity Interests, and, to the extent permitted under applicable law, such Old Other Equity Interests shall be cancelled on the Effective Date.

          (b) Voting. Class 10 is Impaired, and the Holders of Old Other Equity Interests are deemed to have rejected the Plan pursuant to Section 1126(g) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

                                   ARTICLE V

                  ACCEPTANCE OR REJECTION OF THE PLAN; CRAMDOWN

     Section 5.1 Unimpaired Classes. Classes 1, 2 and 3 are Unimpaired under the Plan. As such, pursuant to Section 1126(f) of the U.S. Bankruptcy Code, the Holders of Claims in such Classes are conclusively presumed to have accepted the Plan in respect of such Claims and, therefore, are not entitled to vote to accept or reject the Plan. Administrative Claims and Priority Tax Claims are Unimpaired under the Plan and not classified under the Plan and hence are not entitled to vote to accept or reject the Plan.

     Section 5.2 Impaired Classes. Classes 4, 5, 6, 7, 8 and 9 are Impaired and are entitled to vote to accept or reject the Plan. Holders in Class 10 are not receiving or retaining any property on account of their Old Other Equity Interests in such Class. As such, pursuant to Section 1126(g) of the U.S. Bankruptcy Code, the Holders in such Class are deemed to have rejected the Plan in respect of such Old Other Equity Interests and, therefore, are not entitled to vote to accept or reject the Plan.

     Section 5.3 Acceptance by Impaired Classes of Claims and Equity Interests.

          (a) Acceptance by an Impaired Class of Claims. Pursuant to Section 1126(c) of the U.S. Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if (a) the Holders of at least two-thirds (2/3) in dollar amount of the Allowed Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to Section 1126(e) of the U.S. Bankruptcy Code) have timely and properly voted to accept the Plan and
     (b) more than one-half (1/2) in number of the Holders of such Allowed Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to Section 1126(e) of the U.S. Bankruptcy Code) have timely and properly voted to accept the Plan.

          (b) Acceptance by an Impaired Class of Equity  Interests.  Pursuant to
     Section 1126(d) of the U.S. Bankruptcy Code, an Impaired Class of Equity Interests shall have accepted the Plan if the Holders of at least two-thirds (2/3) in amount of the Allowed Equity Interests actually voting in such Class (other than Equity Interests held by any Holder designated pursuant to Section 1126(e) of the U.S. Bankruptcy Code) have timely and properly voted to accept the Plan.

     Section 5.4 Cramdown. If all applicable requirements for Confirmation of the Plan are met as set forth in Section 1129(a)(1) through (13) of the U.S. Bankruptcy Code except subsection (8) thereof, the Debtor requests that the U.S. Bankruptcy Court confirm the Plan in accordance with Section 1129(b) of the U.S. Bankruptcy Code, notwithstanding the requirements of Section 1129(a)(8) thereof, on the basis that the Plan is fair and equitable, and does not discriminate unfairly, with respect to each Class of Claims, Equity Interests or Old Other Equity Interests that is Impaired under, and has not accepted, the Plan.

                                   ARTICLE VI

                PROVISIONS GOVERNING DISTRIBUTIONS UNDER THE PLAN

     Section 6.1 General. The Debtor, through the Disbursing Agent, shall make all Distributions required by the Plan. Furthermore, the Debtor, New UPC and the Disbursing Agent are authorized to make distributions required in connection with ratification of the Akkoord or consummation of the Restructuring. In particular, on the Initial Distribution Date, the Disbursing Agent shall make a Distribution of New UPC Common Stock and Cash, as applicable, to the Holders of Allowed Claims and Allowed Equity Interests in accordance with Article IV of the Plan. Thereafter, Distributions may be made from time to time in the reasonable discretion of the Disbursing Agent. Notwithstanding any other provision in the Plan, no Distributions shall be made to a Holder of a Claim or Equity Interest unless and until such Claim or Equity Interest is an Allowed Claim or an Allowed Equity Interest, respectively.

     Section 6.2 Delivery of Distributions. Subject to U.S. Bankruptcy Rule 9010, Distributions to Holders of Allowed Claims or Allowed Equity Interests shall be made by the Disbursing Agent (a) at the last known addresses of such Holders, (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent, (c) in the case of Holders of Allowed UPC Notes Claims, at the addresses contained in the official records of the Indenture Trustee or (d) at the addresses set forth in any properly completed letters of transmittal accompanying Certificates properly remitted to, or book-entry transfers made to the Book-Entry Account of, the Disbursing Agent. If any Holder's Distribution is returned as undeliverable, no further Distributions to such Holder shall be made unless and until the Disbursing Agent is notified of such Holder's then current address, at which time all missed Distributions shall be made to such Holder without interest and without any dividends that would have been payable on any equity securities to be distributed. All Distributions pursuant to the Plan shall be at the Reorganized Debtor's expense. Nothing contained in the Plan shall require the Reorganized Debtor or the Disbursing Agent or New UPC to attempt to locate any Holder of an Allowed Claim or Allowed Equity Interest other than by reviewing the records of the Reorganized Debtor.

Notwithstanding anything to the contrary contained in the Plan, the Reorganized Debtor and New UPC shall be entitled to implement additional, supplemental or modified distribution procedures, upon terms approved by the U.S. Bankruptcy Court after at least ten (10) days notice to UGC and the Participating Noteholders.

     Section 6.3 Disbursing Agent. The Disbursing Agent shall fulfill the obligations under the Plan with respect to the Distributions of Property to the Holders of Allowed Claims and Allowed Equity Interests, including, without limitation, holding all reserves and accounts pursuant to the Plan. The identity of the initial Disbursing Agent shall be disclosed by the Debtor prior to the Confirmation Hearing and shall be approved by the U.S. Bankruptcy Court pursuant to the Confirmation Order. The terms of employment of the Disbursing Agent shall be submitted to the U.S. Bankruptcy Court for approval at the Confirmation Hearing. In the event of the resignation of the Disbursing Agent, a replacement shall be appointed by the Reorganized Debtor and New UPC, without the need for further U.S. Bankruptcy Court approval.

     Section 6.4 Distribution Notification Date. As of the close of business on the Distribution Notification Date, all transfer ledgers, transfer books, registers and any other records maintained by the designated transfer agents with respect to ownership of the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A will be closed and, for purposes of the Plan, there shall be no further changes in the record holders of the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares or the UPC Ordinary Shares A. The Disbursing Agent shall have no obligation to recognize the transfer of any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A occurring after the Distribution Notification Date, and will be entitled for all purposes to recognize and deal only with those Holders of Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A as of the close of business on the Distribution Notification Date, as reflected on such ledgers, books, registers or records.

     Section 6.5 Distributions to Holders of Allowed Claims and Allowed Equity Interests.

          (a) Non-Securities. Except for Distributions to Holders of Allowed Belmarken Notes Claims, Allowed UPC Notes Claims, Allowed UPC Preference Shares A, Allowed UPC Priority Shares and Allowed UPC Ordinary Shares A, which will be made in accordance with Section 6.5(b) of the Plan, on the Effective Date, the Reorganized Debtor or New UPC, as applicable, shall deliver to the Disbursing Agent sufficient Cash and shares of New UPC Common Stock to make the Distributions to be made on the Effective Date to the Holders of Allowed Claims. Payments of Cash to be made pursuant to the Plan will be available from funds held by the Reorganized Debtor as of the Effective Date.

          (b) Securities.  Promptly after the later of (i) the Effective Date or
     (ii) the date of Allowance of such Claims or Equity Interests, the Reorganized Debtor shall cause the Disbursing Agent to mail to the Holders of Allowed Belmarken Notes Claims, Allowed UPC Notes Claims, Allowed UPC Preference Shares A, Allowed UPC Priority Shares and Allowed UPC Ordinary Shares A appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Belmarken Notes and the UPC Notes theretofore evidencing the Allowed Class 4 Claims and certain of the Allowed Class 5 Claims, respectively, or any Certificates theretofore representing UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A shall pass, only upon (i) proper physical delivery of Certificates representing such Belmarken Notes and UPC Preference Shares A to the Disbursing Agent, (ii) proper delivery of such UPC Notes or UPC Ordinary Shares A held in bearer form through a book-entry transfer into a Book-Entry Account at the Book-Entry Transfer Facility for the UPC Notes or UPC Ordinary Shares A held in bearer form in accordance with the Book-Entry Transfer Facility's procedures for transfer and (iii) proper entries being made with respect to such UPC Priority Shares or UPC Ordinary Shares A held in registered form to the register of the Debtor, maintained by the Debtor's Board of Management, containing the names and addresses of the Holders of the UPC Priority Shares and the UPC Ordinary Shares A held in registered form). The Disbursing Agent may establish reasonable and customary rules and procedures in connection with its duties. No distribution of New UPC Common Stock under the Plan shall be made to Holders of Allowed Belmarken Notes Claims, Allowed UPC Notes
     Claims, Allowed UPC Preference Shares A, Allowed UPC Priority Shares or Allowed UPC Ordinary Shares A until one of the following occurs: (i) the Holder thereof (A) surrenders any Certificate(s) representing such Allowed Claim or Allowed Equity Interest, as the case may be, to the Disbursing Agent or (B) executes and delivers an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtor; (ii) there is a transfer of such Allowed Claim or Allowed Equity Interest, as the case may be, in book-entry form to the Book-Entry Account; or (iii) there is an entry made with respect to such Allowed Claim or Allowed Equity Interest, as the case may be, in the register of the Debtor, maintained by the Debtor's Board of Management, containing the names and addresses of the Holders thereof; provided, however, that any Holder of an Allowed Claim or Allowed Equity Interest to which clause (i) above applies that fails to (y) surrender its Certificate(s) or (z) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtor before the later to occur of (I) six (6) months after the Effective Date and (II) six
     (6) months following the date such Holder's Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, as applicable, shall be deemed to have forfeited all of its rights against, Claims against and/or Equity Interests in the Debtor, may not participate in any distribution under the Plan and shall be forever barred from asserting any such rights against the Reorganized Debtor, New UPC or their respective property.

     Section 6.6 Disputed Distributions. If any dispute arises as to the identity of any Holder of an Allowed Claim or Allowed Equity Interest who is to receive a Distribution, the Disbursing Agent shall, in lieu of making such Distribution to such Holder, delay such Distribution until the disposition thereof shall be determined by Final Order of the U.S. Bankruptcy Court or by written agreement among the interested parties to such dispute.

     Section 6.7 Distributions of Cash. Any Cash payment to be made pursuant to the Plan may be made by Cash, draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law at the option of the Reorganized Debtor.

     Section 6.8 Failure to Negotiate Checks. Checks issued in respect of Distributions under the Plan shall be null and void if not negotiated within sixty (60) days after the date of issuance. Any amounts returned to the Reorganized Debtor in respect of such non-negotiated checks shall be held by the Reorganized Debtor, as appropriate. Requests for reissuance of any such check shall be made directly to the Reorganized Debtor by the Holder of the Allowed Claim with respect to which such check originally was issued. All amounts represented by any voided check will be held until the later to occur of (i) nine (9) months after the Effective Date and (ii) nine (9) months after such voided check was issued, and all requests for reissuance by the Holder of the Allowed Claim in respect of a voided check are required to be made prior to such date. Thereafter, all such amounts shall be deemed to be Unclaimed Property, in accordance with Section 6.9 of the Plan, and all Claims in respect of void checks and the underlying Distributions shall be forever barred, estopped and enjoined from assertion in any manner against the Debtor or its Property or the Reorganized Debtor or its Property.

     Section 6.9 Unclaimed Distributions. Any Cash that becomes Unclaimed Property shall revest in the Reorganized Debtor and shall no longer be subject to Distribution to Creditors or Equity Interest Holders. Any New UPC Common Stock that becomes Unclaimed Property shall be canceled and shall no longer be subject to Distribution to Creditors or Equity Interest Holders. All full or partial payments made by the Disbursing Agent or the Debtor and received by the Holder of a Claim or Equity Interest prior to the Effective Date will be deemed to be payments under the Plan for purposes of satisfying the obligations of the Debtor pursuant to the Plan. Pursuant to Section 1143 of the U.S. Bankruptcy Code, all Claims in respect of Unclaimed Property shall be deemed Disallowed and the Holder of any Claim or Equity Interest Disallowed in accordance with this
Section 6.9 will be forever barred, expunged, estopped and enjoined from asserting such Claim or Equity Interest in any manner against the Debtor or its Property or the Reorganized Debtor or its Property.

     Section 6.10 Limitation on Distribution Rights. If a claimant holds more than one Claim in any one Class, all Claims of the claimant in that Class may be aggregated into one Claim and one distribution may be made with respect to the aggregated Claim.

     Section 6.11 Fractional Euros. Notwithstanding any other provision of the Plan, Cash distributions of fractions of Euros will not be made; rather, whenever any payment of a fraction of a Euro would be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole Euro (up or down), with half-Euros being rounded down. To the extent that Cash remains undistributed as a result of the rounding of such fraction, such Cash shall be treated as Unclaimed Property pursuant to Section 6.9 of this Plan.

     Section 6.12 Fractional Shares. No fractional shares of New UPC Common Stock shall be issued or distributed under the Plan. Each person entitled to receive New UPC Common Stock shall receive the total number of whole shares of New UPC Common Stock to which such Person is entitled. Whenever any Distribution to a particular Person would otherwise call for Distribution of a fraction of a share of New UPC Common Stock, the actual Distribution of such shares shall be rounded to the next higher or lower whole number as follows: (A) fractions one-half (1/2) or greater shall be rounded to the next higher whole number and
(B) fractions of less than one-half (1/2) shall be rounded to the next lower whole number. The total number of shares of New UPC Common Stock to be distributed to a Class of Claims or Equity Interests shall be adjusted as necessary to account for the rounding provided for in this Section 6.12. No consideration shall be provided in lieu of fractional shares that are rounded down.

     Section 6.13 Compliance With Tax Requirements. In connection with each Distribution with respect to which the filing of an information return (such as an Internal Revenue Service Form 1099 or 1042) or withholding is required, the Reorganized Debtor shall file such information return with the Internal Revenue Service and provide any required statements in connection therewith to the recipients of such Distribution or effect any such withholding and deposit all moneys so withheld as required by law. With respect to any Person from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Reorganized Debtor within thirty (30) days from the date of such request, the Reorganized Debtor may, at its option, withhold the amount required from the Property to be distributed and distribute the balance to such Person or decline to make such Distribution until the information is received.

     Section 6.14 Documentation Necessary to Release Liens. Each Creditor which is to receive a Distribution under the Plan in full satisfaction of a Miscellaneous Secured Claim shall not receive such Distribution until such Creditor (a) executes and delivers any documents necessary to release all Liens arising under any applicable security agreement or non-bankruptcy law (in recordable form if appropriate) in connection with such Miscellaneous Secured Claim and such other documents as the Debtor or the Reorganized Debtor, as applicable, may reasonably request or (b) otherwise turns over and releases any and all property of the Debtor that secures or purportedly secures such Claim. Any such Holder that fails to execute and deliver such release of liens within 120 days of the Effective Date shall be deemed to have no further Claim against the Debtor, the Reorganized Debtor or their assets or property in respect of such Claim and shall not participate in any Distribution hereunder on account of such Claim. Notwithstanding the immediately preceding sentence, any such Holder of a Disputed Claim shall not be required to execute and deliver such release until such time as the Claim is Allowed or Disallowed.

     Section 6.15 Distributions by Indenture Trustee. Notwithstanding any other provision of the Plan, any Distributions on account of Allowed Claims arising under the Indentures or otherwise administered by the Indenture Trustee shall be made by the Disbursing Agent to the Indenture Trustee, which, in turn, shall make any such Distributions to the Holders of such Allowed Claims under the Plan. Except as expressly provided in the Plan, Distributions made by any Indenture Trustee shall be subject to the requirements set forth in the applicable Indenture, and any Indenture Trustee acting in good faith pursuant to the Plan shall be entitled to the same indemnification the Disbursing Agent receives from the Debtor or the Reorganized Debtor, as the case may be.

     Section 6.16 Setoffs. The Debtor or the Reorganized Debtor, as applicable, may, but shall not be required to, set off against any Claims and the payments or distributions to be made pursuant to the Plan in respect of such Claims, any and all debts, liabilities and claims of every type and nature whatsoever which the Estate, the Debtor or the Reorganized Debtor may have against the Holders of such Claims; provided, however, that neither the failure to do so nor the allowance of any such Claims, whether pursuant to the Plan or otherwise, shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any such claims the Debtor or the Reorganized Debtor may have against such Creditors, and all such claims shall be reserved to and retained by the Reorganized Debtor.

                                  ARTICLE VII

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES;
                  INDEMNIFICATION OBLIGATIONS; BENEFIT PROGRAMS

     Section 7.1 Treatment of Executory Contracts and Unexpired Leases. On the Effective Date, all of the executory contracts and unexpired leases that exist between the Debtor and any Person which (a) have not expired or terminated pursuant to their own terms, (b) have not previously been assumed, assumed and assigned, or rejected pursuant to an order of the U.S. Bankruptcy Court on or prior to the Confirmation Date or (c) are not the subject of pending motions to assume, assume and assign, or reject as of the Confirmation Date, will be (i) deemed assumed if listed on the Schedule of Assumed Contracts or (ii) deemed rejected if listed on the Schedule of Rejected Contracts; provided, however, that any executory contracts or unexpired leases which are omitted from both the Schedule of Assumed Contracts and the Schedule of Rejected Contracts are assumed as of the Effective Date, all in accordance with the provisions and requirements of Section 365 of the U.S. Bankruptcy Code; provided, however, that the Debtor shall have the right, at any time prior to the Confirmation Date, to amend the Schedule of Assumed Contracts and the Schedule of Rejected Contracts upon notice to the counterparty to a contract or lease (i) to delete any executory contract or unexpired lease listed therein or (ii) to add any executory contract or unexpired lease thereto. The Confirmation Order (except as otherwise provided therein) shall constitute an order of the U.S. Bankruptcy Court pursuant to
Section 365 of the U.S. Bankruptcy Code, effective as of the Effective Date, approving such assumptions and rejections, as applicable. Each contract and lease assumed or rejected, as the case may be, pursuant to this Section 7.1 shall be assumed or rejected, as the case may be, only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Assumption or rejection, as the case may be, of a contract or lease pursuant to this Section 7.1 shall not constitute an admission by the Debtor or the Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that the Debtor or the Reorganized Debtor has any liability thereunder. All executory contracts and unexpired leases that are assumed will be assumed under their present terms or upon such terms as are agreed to between the Debtor and the other party to the executory contract or unexpired lease. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include: (y) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (z) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the U.S. Bankruptcy Court.

     Section 7.2 Cure of Defaults for Assumed Contracts and Leases. All undisputed cure and any other monetary default payments required by Section 365(b)(1) of the U.S. Bankruptcy Code under any executory contract and unexpired lease to be assumed pursuant to the Plan which is in default shall be satisfied by the Reorganized Debtor (to the extent such obligations are enforceable under the U.S. Bankruptcy Code and applicable non-bankruptcy law), pursuant to Section 365(b)(1) of the U.S. Bankruptcy Code, at the option of the Reorganized Debtor:
(A) by payment of such undisputed cure amount, without interest, in Cash within sixty (60) days following the Effective Date; (B) such other amount as ordered by the U.S. Bankruptcy Court; or (C) on such other terms as may be agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute, payment of the amount otherwise payable hereunder shall be made without interest, in Cash (i) on or before the later of sixty (60) days following the Effective Date or thirty (30) days following entry of a Final Order liquidating and allowing any disputed amount or (ii) on such other terms as may be agreed to by the parties to such executory contract or unexpired lease.

     Section 7.3 Resolution of Objections to Assumption of Executory Contracts and Unexpired Leases; Cure Payments.

          (a) Resolution of Objections to Assumption of Executory Contracts and Unexpired Leases. Any party objecting to the Debtor's proposed assumption of an executory contract or unexpired lease or the ability of the Reorganized Debtor to provide "adequate assurance of future performance" (within the meaning of Section 365 of the U.S. Bankruptcy Code) under the contract or lease to be assumed shall File and serve on counsel for the Debtor a written objection to the assumption of such contract or lease within thirty (30) days after the service of the notice of Confirmation. Failure to File an objection within the time period set forth above shall constitute consent to the assumption and revestment of such contract or lease, including an acknowledgment that the proposed assumption provides adequate assurance of future performance. To the extent that any objections to the assumption of a contract or lease are timely Filed and served and such objections are not resolved between the Debtor and the objecting parties, the U.S. Bankruptcy Court shall resolve such disputes at a hearing to be held on a date to be determined by the U.S. Bankruptcy Court.

          (b) Resolution of Cure Payments. If, the counterparty to a contract or lease assumed by the Debtor believes that, as of the Confirmation Date, a cure payment is due and owing under such contract or lease, such counterparty shall File and serve on counsel for the Debtor a notification setting forth the amount of the cure payment which such party believes is due and owing, which notification shall be Filed and served no later than thirty (30) days after the service of the notice of Confirmation. Failure to File such a notification within the time period set forth above shall constitute an acknowledgment that no cure payment is due and owing in connection with the assumption of such contract or lease and an acknowledgment that no other defaults exist under said contract or lease. To the extent that any such notifications are timely Filed and served and are not resolved between the Debtor and the applicable counterparty, the U.S. Bankruptcy Court shall resolve such disputes at a hearing to be held on a date to be determined by the U.S. Bankruptcy Court. The resolution of such disputes shall not affect the Debtor's assumption of the contracts or leases that are subject of such a dispute, but rather shall affect only the "cure" amount the Debtor must pay in order to assume such contract or lease. Notwithstanding the immediately preceding sentence, if the Debtor in its discretion determines that the amount asserted to be the necessary "cure" amount would, if ordered by the U.S. Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Debtor may elect to (i) reject the contract or lease pursuant to
     Section 7.1 hereof or (ii) request an expedited hearing on the resolution of the "cure" dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to reject the contract or lease pursuant to Section 7.1 hereof pending the outcome of such dispute.

     Section 7.4 Claims for Rejection Damages. Objections to the amounts listed on the Schedule of Rejected Contracts for damages allegedly arising from the rejection pursuant to the Plan or the Confirmation Order of any executory contract or any unexpired lease shall be Filed with the U.S. Bankruptcy Court and served on counsel for the Debtor not later than thirty (30) days after the service of the earlier of (A) notice of Confirmation or (B) other notice that the executory contract or unexpired lease has been rejected. Any Holder of a Claim arising from the rejection of any executory contract or any unexpired lease that fails to File such Objection on or before the dates specified in this paragraph shall be forever barred, estopped and enjoined from asserting any Claims in any manner against the Debtor or its Property or the Reorganized Debtor or its Property for any amounts in excess of the amount scheduled by the Debtor on the Schedule of Rejected Contracts for such contract or lease and the Debtor and the Reorganized Debtor shall be forever discharged from all indebtedness or liability with respect to such Claims for such excess amounts and such Holders shall be bound by the terms of the Plan.

     Section 7.5 Treatment of Rejection Claims. The U.S. Bankruptcy Court shall determine any Objections Filed in accordance with Section 7.4 hereof at a hearing to be held on a date to be determined by the U.S. Bankruptcy Court. Subject to any statutory limitation, including, but not limited to the limitations contained in Sections 502(b)(6) and 502(b)(7) of the U.S. Bankruptcy Code, any Claims arising out of the rejection of executory contracts and unexpired leases shall, pursuant to Section 502(g) of the U.S. Bankruptcy Code, be treated as Class 5 Claims in accordance with Section 4.7 of the Plan.

     Section 7.6 Executory Contracts and Unexpired Leases Entered Into and Other Obligations Incurred After the Petition Date. On the Effective Date, all contracts, leases, and other agreements entered into by the Debtor on or after the Petition Date, which agreements have not been terminated in accordance with their terms or been rejected on or before the Confirmation Date, shall revest in and remain in full force and effect as against the Reorganized Debtor and the other parties to such contracts, leases and other agreements.

     Section 7.7 Reorganized Debtor's Indemnification Obligations. To the extent not inconsistent with the Plan, any obligations of the Debtor or the Reorganized Debtor, pursuant to their respective organizational documents, applicable non-bankruptcy law or a specific agreement, to indemnify a Person with respect to all present and future actions, suits and proceedings against the Debtor, the Reorganized Debtor or such indemnified Person, based upon any act or omission related to service with, or for or on behalf of, the Debtor, the Reorganized

Debtor shall survive Confirmation and shall not be impaired by Confirmation, except to the extent any such obligation has been released, discharged or modified pursuant to the Plan. Such indemnification obligations shall be performed and honored by the Reorganized Debtor, as applicable.

     Section 7.8 Benefit Programs. Notwithstanding anything to the contrary contained in the Plan, nothing in the Plan shall adversely affect the payment of any "retiree benefits" (as such term is defined in Section 1114(a) of the U.S. Bankruptcy Code) to the extent required by Section 1129(a)(13) of the U.S. Bankruptcy Code.

                                  ARTICLE VIII

                          RESOLUTION OF DISPUTED CLAIMS

     Section 8.1 Preservation of Rights. Except as to applications for allowance of compensation and reimbursement of expenses under Sections 330 and 503 of the U.S. Bankruptcy Code, the Reorganized Debtor shall have the exclusive right to make and file objections to Administrative Claims, other Claims, Equity Interests and Old Other Equity Interests, subsequent to the Confirmation Date. Except to the extent that any Claim, Equity Interest or Old Other Equity Interest is Allowed in the Plan, nothing, including the failure of the Debtor or the Reorganized Debtor to object to a Claim, Equity Interest or Old Other Equity Interest for any reason during the pendency of the Chapter 11 Case, shall affect, prejudice, diminish or impair the rights and legal and equitable defenses of the Debtor or the Reorganized Debtor with respect to any Claim, Equity Interest or Old Other Equity Interest, including, but not limited to, all rights of the Debtor or Reorganized Debtor (i) to contest or defend themselves against such Claims, Equity Interests or Old Other Equity Interests in any lawful manner or forum when and if such Claim, Equity Interest or Old Other Equity Interest is sought to be enforced by the Holder thereof or (ii) in respect of legal and equitable defenses to setoffs or recoupments against Claims, Equity Interests or Old Other Equity Interests. The distributions provided for in Article IV of the Plan shall at all times be subject to this
Section 8.1 of the Plan and to Section 502(d) of the U.S. Bankruptcy Code.

     Section 8.2 Objections to and Resolution of Claims, Administrative Claims, Equity Interests and Old Other Equity Interests. Unless otherwise ordered by the U.S. Bankruptcy Court, the Reorganized Debtor shall file all objections to Claims (including Administrative Claims) that are the subject of proofs of claim or requests for payment filed with the U.S. Bankruptcy Court (other than applications for allowance of compensation and reimbursement of expenses under Sections 330 and 503 of the U.S. Bankruptcy Code), Equity Interests or Old Other Equity Interests and serve such objections upon the Holder as to which the objection is made as soon as is practicable, but, with respect to Claims (other than Administrative Claims), Equity Interests and Old Other Equity Interests, in no event later than one hundred and eighty (180) days after the Effective Date, or, in either case, such later date as may be approved by the U.S. Bankruptcy Court upon request made before or after expiration of such applicable objection period. All objections shall be litigated to Final Order; provided, however, that the Reorganized

Debtor shall have the authority to compromise, settle, otherwise resolve or withdraw any objections without any requirement of approval by the U.S. Bankruptcy Court.

     Section 8.3 Estimation of Claims. The Debtor or the Reorganized Debtor, as applicable, may, at any time, request that the U.S. Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the U.S. Bankruptcy Code regardless of whether or not the Debtor or the Reorganized Debtor has previously objected to such Claim or the U.S. Bankruptcy Court has previously ruled on any such objection. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the U.S. Bankruptcy Court; provided, however, that commencing on the Effective Date the Reorganized Debtor may compromise, settle or resolve any such Claims without further approval of the U.S. Bankruptcy Court.

     Section 8.4 Distributions Withheld For Disputed Unsecured Claims and Equity Interests.

          (a) No Distribution Pending Allowance. Notwithstanding any other provision of the Plan, no payments or Distributions shall be made with respect to all or any portion of a Disputed Claim or Disputed Equity Interest unless and until some portion thereof has become an Allowed Claim or Allowed Equity Interest, respectively.

          (b) Establishment And Maintenance Of Reserve. On each applicable Distribution Date, the Disbursing Agent shall reserve for the benefit of Holders of Disputed Claims and Disputed Equity Interests (the "Reserve") the distributions to which the Holders of Disputed Claims and Disputed Equity Interests as of such Distribution Date would be entitled under the Plan if such Disputed Claims and Disputed Equity Interests were Allowed Claims and Allowed Equity Interests in the amounts of their Disputed Claims and Disputed Equity Interests, respectively, as if the Holders thereof had received such distributions on the Initial Distribution Date. Such amounts shall be determined by reference to the aggregate Face Amount of all Disputed Claims or Disputed Equity Interests as of such date. The
     Disbursing Agent shall maintain a register of all Disputed Claims and Disputed Equity Interests, the amounts upon which to base reserves for such Disputed Claims and Disputed Equity Interests pursuant to the preceding sentence and, where the property to be reserved is New UPC Common Stock, the number of shares of New UPC Common Stock to which the Holders of the Disputed Claims and Disputed Equity Interests would be entitled if such Disputed Claims and Disputed Equity Interests were Allowed Claims and Allowed Equity Interests, as applicable.

          (c) Distributions Upon Allowance Of Disputed Claims and Disputed Equity Interests. The Holder of a Disputed Claim or Disputed Equity
     Interest that becomes an Allowed Claim or Allowed Equity Interest subsequent to the Initial Distribution Date shall receive Distributions of the applicable New UPC Common Stock or Cash previously reserved on account of such Claim or Equity Interest in the Reserve as soon as reasonably practicable following the allowance of any such Claim or Equity Interest; provided, however, that neither the Debtor, the Reorganized Debtor, New UPC or the Disbursing Agent shall be required to make a Distribution if the aggregate Distribution would not exceed(euro)500,000 or 10,000 shares of New UPC Common Stock, as applicable. Such Distributions shall be made in accordance with the Plan based upon the Distributions that would have been made to such holder under the Plan if the Disputed Claim or Disputed Equity Interest had been an Allowed Claim or Allowed Equity Interest, respectively, on or prior to the Effective Date.

          (d) Excess Reserves. Upon any Disputed Claim or Disputed Equity Interest becoming a Disallowed Claim or Disallowed Equity Interest, respectively, in whole or in part, the Property, if any, reserved for the payment of or Distribution on the Disallowed portion of such Disputed Claim or Disputed Equity Interest (i) if in the form of Cash, shall revest in the Reorganized Debtor and no longer be subject to Distribution to Creditors or Equity Interest Holders and (ii) if in the form of New UPC Common Stock, shall either (A) be cancelled or (B) be returned to New UPC to be held as treasury shares and no longer be subject to Distribution to Creditors or Equity Interest Holders.

     Section 8.5 Dutch Bankruptcy Case. Nothing in this Plan shall impair the rights of the Debtor or the Administrator to contest any claim filed or otherwise asserted against the Debtor in the Dutch Bankruptcy Case.

                                   ARTICLE IX

                      MEANS FOR IMPLEMENTATION OF THE PLAN

     Section 9.1 Continued Corporate Existence. The Debtor shall, as the Reorganized Debtor, continue to exist after the Effective Date in accordance with applicable law of the jurisdiction in which it is organized, under its organizational documents in effect before the Effective Date, except as such documents are amended in connection with this Plan.

     Section 9.2 Cancellation of Claims, Equity Interests and Old Other Equity Interests. As of consummation of the Plan, all Claims against, and Equity Interests in, the Debtor and, to the extent permitted under applicable law, all Old Other Equity Interests shall be cancelled and all agreements, notes, instruments, depositary shares, depositary receipts, indentures, certificates, guaranties and any other documents evidencing or relating to such Claims, Equity Interests and Old Other Equity Interests shall be cancelled and deemed terminated, as permitted by Section 1123(a)(5)(F) of the U.S. Bankruptcy Code, and the Holders thereof shall have no rights and such notes, instruments, depositary shares, depositary receipts, indentures, certificates, guaranties and other documents shall evidence no rights, except the right to receive the Distributions, if any, to be made to Holders of such Claims, Equity Interests or Old Other Equity Interests under the Plan; provided, however, that, notwithstanding the foregoing or anything else to the contrary contained in the Plan, none of the Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A shall be cancelled pursuant to the Plan and such Claims and Equity Interests shall instead be dealt with as follows:

          (a) Belmarken Notes. On the Effective Date, but subsequent to the exchange of the Belmarken Notes for shares of New UPC Common Stock pursuant to Section 4.6 of the Plan, New UPC will sell the Belmarken Notes to the Debtor in consideration for a receivable payable by the Debtor in the aggregate principal amount of the Belmarken Notes (plus accrued but unpaid interest). Subsequently, the Debtor will satisfy its obligations under such receivable through the issuance to New UPC of shares of UPC Ordinary Shares C with a value equal to the value of the receivable.

          (b) UPC Notes. Subsequent to the exchange of the UPC Notes for shares of New UPC Common Stock pursuant to Section 4.7 of the Plan, the Debtor and New UPC shall, conditional upon the occurrence of the Effective Date, replace the UPC Notes with an intercompany note between UPC and New UPC and, thereafter, New UPC shall contribute such intercompany note to the capital of the Debtor in exchange for UPC Ordinary Shares C in satisfaction of the Debtor's obligations under such refinanced notes.

          (c) UPC Preference Shares A. Subsequent to the exchange of the UPC Preference Shares A for shares of New UPC Common Stock pursuant to Section
     4.8 of the Plan, all UPC Preference Shares shall be registered in the name of either New UPC or the Debtor; provided, however, that in the event that the UPC Preference Shares A are not transferred to New UPC under the Plan, the Debtor shall use reasonable efforts to have the UPC Preference Shares A cancelled.

          (d) UPC Priority Shares. After the Effective Date, as soon as the Debtor becomes a wholly-owned subsidiary of New UPC, New UPC and the Reorganized Debtor shall take such action as is necessary to cause the cancellation of the UPC Priority Shares under Dutch law.

          (e) UPC Ordinary Shares A. The UPC Ordinary Shares A shall remain outstanding.

     Section 9.3 Extraordinary General Meeting to Approve Restructuring. Because the Dutch Bankruptcy Code does not provide for the Dutch Bankruptcy Case to avoid compliance with otherwise applicable corporate law, in order to facilitate implementation of the Plan, the Debtor shall hold an extraordinary meeting of the Holders of the UPC Ordinary Shares A, the UPC Priority Shares and the UPC Preference Shares A (the "Extraordinary General Meeting"). The purpose of the Extraordinary General Meeting is to:

          (a) consider and act upon a proposal to amend the Debtor's Articles of Association (the "First Amendment") to (i) decrease the nominal value of each issued and outstanding UPC Ordinary Share A from (euro)1.00 to
     (euro)0.02 without repayment and (ii) decrease the nominal value of each UPC Priority Share and UPC Preference Share A from (euro)1.00 to (euro)0.02 without repayment;

          (b) consider and act upon a proposal to amend the Debtor's Articles of Association (the "Second Amendment") to (i) change the number of authorized UPC Ordinary Shares A to 450,000,000, (ii) change the number of authorized UPC Preference Shares A to 12,400; (iii) authorize a new class of 50,000,000,000 registered ordinary shares C with a nominal value of
     (euro)0.02 ("UPC Ordinary Shares C"), (iv) in the event Dutch law allows the issuance of nonvoting stock, prohibit the issuance of nonvoting stock and prohibit cooperation in connection with the issuance of depository receipts, and (v) remove the Debtor's ordinary shares B and preference shares B from the authorized capital of the Debtor;

          (c) consider and act upon a proposal to (i) if all of the UPC Preference Shares A are transferred to New UPC under the Plan, convert the UPC Preference Shares A on a one-for-one basis into UPC Ordinary Shares C, effective on or after the Second Amendment and upon the Effective Date,
     (ii) if not all of the UPC Preference Shares A are transferred to New UPC under the Plan, cancel all of the UPC Preference Shares A, with repayment of at least the part value in kind, consisting of shares of New UPC Common Stock, effective on or after the Second Amendment, but before the Third Amendment, or (iii) if neither (i) nor (ii) occurs, convert the UPC
     Preference Shares A on a one-for-one basis into UPC Ordinary Shares C, effective after New UPC has acquired all of the UPC Preference Shares A and after the Second Amendment, but before the Third Amendment;

          (d) consider and act upon a proposal to amend the Debtor's Articles of Association (effective after the delisting of the UPC Ordinary Shares A from Euronext) (the "Third Amendment") to effectuate that the Debtor will have Articles of Association of a non-listed company, including, inter alia, (i) restrictions on transfers of registered shares, (ii) a one-tier board (i.e., the Debtor's Board of Management will consist of one or more members and the Debtor will have no supervisory directors), (iii) remove the UPC Preference Shares A from the authorized capital of the Debtor; and
     (iv) Holders of UPC Ordinary Shares A only to be authorized to exercise their rights upon delivery of share certificates; and

          (e) authorize the Board of Management of the Debtor and Allen & Overy, Amsterdam, The Netherlands, to apply for the ministerial statements of no objections and to execute deeds of amendment of the Articles of Association of the Debtor as set forth in the First Amendment, Second Amendment and Third Amendment; and

          (f) transact such other business as may properly come before the Extraordinary General Meeting or any postponements or adjournments thereof (collectively, the "Shareholder Proposals")

     Section 9.4 Amendment of Organization Documents.


          (a) Amendment of Articles of Association. A substantially final form of the Amended and Restated UPC Articles of Association shall be Filed on or before the Document Filing Date and shall include such provisions as are necessary to satisfy the provisions of the Plan and the U.S. Bankruptcy Code including, among other things, (i) in the event Dutch law allows the issuance of nonvoting stock, prohibit the issuance of nonvoting stock to the extent, and only to the extent, required by Section 1123(a)(6) of the U.S. Bankruptcy Code, and prohibit cooperation in connection with the issuance of depository receipts and (ii) such provisions as are necessary to effect the Shareholder Proposals; provided, however, that the effectiveness of any such amendments shall be subject to the approval thereof at the Extraordinary General Meeting as well as to the occurrence of the Effective Date.

          (b) New UPC Organizational Documents. A substantially final form of the Amended and Restated New UPC Certificate of Incorporation and the Amended and Restated New UPC By-Laws shall each be Filed on or before the Document Filing Date and shall each include those terms and conditions as are contemplated to be included in such documents pursuant to the Restructuring Agreement.

     Section 9.5 Corporate Action. On the Effective Date, subject to any requirements of Dutch law, the Reorganized Debtor shall execute and deliver, and is authorized, without any further corporate action, to execute and deliver all agreements, documents and instruments (and all exhibits, schedules and annexes thereto) contemplated by the Plan or the exhibits thereto and take such other action as is necessary or appropriate to effectuate the transactions provided for in the Plan.

     Section 9.6 Implementation of the Restructuring Under Dutch Law. In order to facilitate implementation of the Plan, on the Effective Date, UPC shall consummate, in accordance with and under the provisions of Dutch Law, all transactions contemplated by the Restructuring, including the consummation of the Akkoord and the Dutch Implementing Offer.

     Section 9.7 Contribution of UPC Shares. Simultaneously with, and conditional upon the occurrence of, the Effective Date, UGC shall contribute, or shall cause the other members of the UGC Group to contribute, to New UPC any and all UPC Ordinary Shares A, UPC Preference Shares A and UPC Priority Shares owned by the UGC Group.

     Section 9.8 New UPC Common Stock. No later than the Effective Date, New UPC shall authorize the New UPC Common Stock and shall issue a sufficient number of shares of New UPC Common Stock to implement the Plan.

     Section 9.9 Offer Memorandum. To the extent required by applicable Dutch securities laws and regulations of the A-FM, New UPC and UPC shall, prior to the Effective Date, prepare, and, subject to the approval of UGC and after consultation with the Participating Noteholders, file with the A-FM and make generally available and mail to the Holders of UPC Ordinary Shares A in bearer form an offer memorandum (together with all materials included therewith and any amendments or supplements thereto, the "Offer Memorandum") in respect of the New UPC Common Stock to be issued in connection with the Restructuring pursuant to the Plan. The procedures for exchanging shares of New UPC Common Stock for the UPC Ordinary Shares A in bearer form shall be included in the Offer Memorandum.

     Section 9.10 Listing of New UPC Common Stock. New UPC shall use its commercially reasonable efforts to cause the shares of New UPC Common Stock to be issued in the Restructuring to be listed on NASDAQ, but obtaining such listing shall not be a condition to either Confirmation or consummation of the Plan.

     Section 9.11 Transfers Under Plan. On the Effective Date, all of the outstanding Belmarken Notes, UPC Notes, General Unsecured Claims, UPC Preference Shares A, UPC Priority Shares, UPC Ordinary Shares A and Equity Securities Claims shall be transferred for shares of New UPC Common Stock, in accordance with Sections 4.6, 4.7, 4.8, 4.9, 4.10 and 4.11 of the Plan, as applicable. The transfers of the Belmarken Notes, the UPC Notes, the General Unsecured Claims, the UPC Preference Shares A, the UPC Priority Shares, the UPC Ordinary Shares A and the Equity Securities Claims for New UPC Common Stock, shall be in full satisfaction, settlement, release and discharge of all Allowed Belmarken Notes Claims, all Allowed UPC Notes Claims, all Allowed UPC Preference Shares A, all Allowed UPC Priority Shares, all Allowed UPC Ordinary Shares A and all Allowed Equity Securities Claims, other than any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A held by New UPC on the Effective Date. In connection with the foregoing, New UPC Common Stock shall be credited to the accounts maintained on behalf of the Holders of the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A at the applicable registered record holder.

     Section 9.12 Operations Between the Confirmation Date and the Effective Date. The Debtor shall continue to operate as debtor in possession, subject to the supervision of the U.S. Bankruptcy Court during the period from the Confirmation Date through and until the Effective Date.

     Section 9.13 Revesting of Assets. Except as otherwise expressly provided in the Plan, pursuant to Sections 1123(a)(5), 1123(b)(3) and 1141(b) of the U.S. Bankruptcy Code, all Property comprising the Estate, including, but not limited to, all Causes of Action shall automatically be retained and revest in the Reorganized Debtor or its successors or assigns, free and clear of all Claims, Liens, contractually-imposed restrictions, charges, encumbrances and interests of Creditors and Equity Interest Holders on the Effective Date, with all such Claims, Liens, contractually-imposed restrictions, charges, encumbrances and interests being extinguished except as otherwise provided in the Plan. As of the Effective Date, the Reorganized Debtor may operate its business and use, acquire and dispose of Property and settle and compromise Claims, Equity Interests or Old Other Equity Interests without supervision of the U.S. Bankruptcy Court free of any restrictions of the U.S. Bankruptcy Code or the U.S. Bankruptcy Rules, other than those restrictions expressly imposed by the Plan, the Akkoord, and the Confirmation Order. Without limiting the foregoing, the Reorganized Debtor may pay the charges it incurs for professional fees, disbursements, expenses, or related support services incurred after the Effective Date without any application to the U.S. Bankruptcy Court.

     Section 9.14 Approval of Agreements. The solicitation of votes on the Plan shall be deemed a solicitation of the Debtor's voting shareholders for the approval of all other agreements and transactions contemplated by the Plan. Confirmation shall constitute approval of such agreements and transactions and the Confirmation Order shall so provide.

     Section 9.15 Incentive Plan. On the Effective Date, New UPC shall adopt the Incentive Plan.

     Section 9.16 Stockholders Agreement. On or prior to the Effective Date, UGC, New UPC, the Participating Noteholders and any other Holder of Allowed
Class 5 Claims who agrees to become a party thereto shall enter into the Stockholders Agreement.

     Section 9.17 New UPC Equity Purchase Rights. On the Effective Date, New UPC shall provide each holder of a Class 4 Claim or Class 5 Claim the right (the "New UPC Equity Purchase Rights") to purchase a pro rata share of up to
(euro)100 million (as reduced pursuant to the last sentence of this Section 9.17, the "Maximum Subscription Amount") of shares of New UPC Common Stock at the Implied Purchase Price per share and upon the terms of the offer set forth in more detail in the Disclosure Statement. The New UPC Equity Purchase Rights shall be exercisable only on the Effective Date. The Maximum Subscription Amount shall be reduced on a Euro-for-Euro basis by an amount equal to (a) the net proceeds of any assets sold by UPC prior to the Effective Date, other than assets sold in the ordinary course of UPC's business in a manner consistent with its past practices, and (b) the net proceeds from any non-dilutive capital raised by UPC (other than capital received by UPC from UGC or its Related Parties).

     Section 9.18 UGC Subscription Commitment. Subject to confirmation of the Plan and the ratified Akkoord becoming final and conclusive (in kracht van gewijsde gaan), on the Effective Date, in accordance with the Restructuring Agreement, New UPC shall sell to UGC on the terms set forth in the Restructuring Agreement and at the Implied Purchase Price, an amount of shares of New UPC Common Stock with an aggregate value equal to the Maximum Subscription Amount less the number of shares of New UPC Common Stock purchased by Holders of Class 4 Claims and Class 5 Claims pursuant to the New UPC Equity Purchase Rights (the "UGC Subscription Commitment").

     Section 9.19 Treatment of UPC Owned UPC Notes. All of the UPC Notes owned by UPC as a result of the settlement and termination of (i) the swaps transactions documented by the ISDA Master Agreement, dated as of April 29, 1998, between The Toronto-Dominion Bank, London Branch and UPC, and the related schedules, annexes and confirmations, as the same shall have been amended from time to time on the terms contemplated therein and (ii) the swaps transactions documented by the ISDA Master Agreement, dated as of May 4, 2000, between The Chase Manhattan Bank and UPC, and the related schedules, annexes and confirmations, as the same shall have been amended from time to time on the terms contemplated therein, in each case, which are set forth on Annex C to the Restructuring Agreement, shall be deemed to be cancelled on or before the Effective Date and UPC shall not be entitled to receive any consideration under the Plan on account thereof.

     Section 9.20 Rights of Action. Except as otherwise provided in the Plan, all Causes of Action, other than Avoidance Actions, shall automatically be retained and preserved and will revest in the Reorganized Debtor or its successors or assigns. Pursuant to Section 1123(b)(3) of the U.S. Bankruptcy Code, the Reorganized Debtor (as a representative of the Estate) or its successors or assigns shall retain and have the exclusive right to enforce and prosecute such Causes of Action against any Person, that arose before the Effective Date, other than those expressly released or compromised as part of or pursuant to the Plan.

                                   ARTICLE X

               OPERATION AND MANAGEMENT OF THE REORGANIZED DEBTOR

     Section 10.1 Post-Effective Date Operation of Business. From and after the Effective Date, the Reorganized Debtor will continue to exist and engage in business, in accordance with the applicable law in the jurisdiction in which it is incorporated and pursuant to its organizational documents as amended pursuant to this Plan.

     Section 10.2 Post-Confirmation Directors and Officers of the Debtor and New UPC. From and after the Effective Date, the corporate governance of UPC shall be modified as set forth in the Amended and Restated UPC Articles of Association to ensure that the decisions taken by the board of directors of New UPC, subject to the Amended and Restated New UPC Certificate of Incorporation and the Amended and Restated New UPC By-Laws, will be implemented by the Debtor. The members of the Board of Management of the Debtor as of the Effective Date shall be those individuals set forth on the Board of Management Schedule. Upon delisting of the UPC Ordinary Shares A from Euronext, there will be no Supervisory Board for the Debtor. The officers and directors of New UPC as of the Effective Date shall be those individuals set forth on the New UPC Management Schedule.

                                   ARTICLE XI

                           CONDITIONS TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

     Section 11.1 Conditions Precedent to Confirmation. Confirmation is subject to the following conditions precedent:

          (a) The Confirmation Order shall be in form and substance reasonably acceptable to the Debtor, New UPC, UGC and the Participating Noteholders; provided that none of UGC, New UPC or the Participating Noteholders may request that the Confirmation Order contain a provision that is inconsistent with any of the provisions of the Restructuring Agreement.

          (b) the Offer Memorandum, which will be comprised of the Disclosure Statement and an offer memorandum supplement, shall have been submitted to the A-FM prior to the commencement of the Dutch Implementing Offer and generally made available to the Holders of the UPC Ordinary Shares A outside the United States to effectuate the Restructuring; and

          (c) on or before the deadline for voting to accept or reject the Plan, UPC shall have obtained a tax ruling from the Dutch tax inspector in respect of the Restructuring the effect of which, in the determination of UPC, UGC and a Majority-in-Interest of the Participating Noteholders, is that there are no adverse effects upon the value of UPC as a result of the Dutch tax consequences of consummating the Restructuring on the terms set forth in the Plan and the Akkoord and any other documents or instruments executed in connection therewith.

     Section 11.2 Conditions Precedent to Consummation. The Plan shall be consummated and the Effective Date shall occur if and only if the following conditions shall have occurred or shall have been duly waived (if waivable) pursuant to Section 11.3 below:

          (a) the Confirmation Order shall not have been vacated, reversed, stayed, modified, amended, enjoined or restrained by order of a court of competent jurisdiction and shall have become a Final Order;

          (b) the Akkoord shall have been adopted by the requisite majority of Ordinary Creditors and subsequently ratified by the Dutch Bankruptcy Court, all conditions to the effectiveness of the Akkoord shall have been satisfied or duly waived to the extent permitted therein, and the Dutch Bankruptcy Court's adoption and ratification of the Akkoord shall have become final and binding and no longer subject to appeal;

          (c) the UPC Voting Securities and Belmarken Notes held by the UGC Group shall have been contributed to the capital of New UPC;

          (d)  the  Debtor's   shareholders   shall  have  duly  authorized  the
     Shareholder Proposals at the Extraordinary General Meeting;

          (e) New UPC shall have issued sufficient shares of New UPC Common Stock to effect the Restructuring in accordance with the Plan;

          (f) New UPC shall have sold the Belmarken Notes to the capital of UPC;

          (g)  the  Dutch   Implementing   Offer   shall   have  been   declared
     unconditional;

          (h) all UPC Preference Shares A shall have been registered in the name of either New UPC or the Debtor after giving effect to the consummation of the Restructuring or; in the event that the UPC Preference Shares A are not transferred to New UPC under the Plan, shall have been cancelled in accordance with Section 9.2(c) of the Plan; provided, however, that this condition shall be deemed satisfied unless, on or before the date that is ten (10) days prior to the date of the hearing to ratify the Akkoord, UGC or a Majority-in-Interest of the Participating Noteholders shall serve written notice on the other that such condition has not been satisfied;

          (i) UGC and the Holders of Class 4 Claims and Class 5 Claims, as applicable, shall have purchased shares of New UPC Common Stock in an amount equal to the Maximum Subscription Amount pursuant to the New UPC Equity Subscription;

          (j) the Incentive Plan shall have been adopted by New UPC;

          (k) all documents and agreements required to be executed or delivered under the Plan, the Akkoord or the Restructuring Agreement on or prior to the Effective Date, including, without limitation, the Stockholders Agreement, shall have been executed and delivered by the parties thereto;

          (l)  the  U.S.   Bankruptcy   Court   shall  have   entered  an  order
     (contemplated to be part of the Confirmation Order) authorizing and directing the Debtor and the Reorganized Debtor to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, indentures and other agreements or documents created, amended, supplemented, modified or adopted in connection with the Plan;

          (m) the Amended and Restated UPC Articles of Association, the Amended and Restated New UPC Certificate of Incorporation and the Amended and Restated New UPC By-Laws shall have been filed with the applicable authority of each entity's jurisdiction of incorporation or organization in accordance with such jurisdiction's applicable law;

          (n) all applicable U.S. and Dutch Laws and regulations, if any, in connection with the effectiveness of the Plan or the Akkoord shall have been complied with;

          (o) all authorizations, consents and regulatory approvals required, if any, in connection with the effectiveness of the Plan or the Akkoord shall have been obtained; and

          (p) no order of a court shall have been entered and shall remain in effect restraining the Debtor from consummating the Plan.

     Section 11.3 Waiver of Conditions to Consummation. The conditions to consummation in Section 11.2 may be waived at any time by a writing signed by an authorized representative of the Debtor, New UPC and the Participating Noteholders, without notice or order of the U.S. Bankruptcy Court or any further action other than proceeding to consummation of the Plan.

                                  ARTICLE XII

                             EFFECTS OF CONFIRMATION

     Section 12.1 Discharge. To the fullest extent permitted by applicable law (including, without limitation, Section 105 of the U.S. Bankruptcy Code), and except as otherwise provided in the Plan or in the Confirmation Order: (A) all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims of any nature whatsoever against, Equity Interests in, or Old Other Equity Interests in, the Debtor, the Reorganized Debtor, the Estate or any of their assets or properties and, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, Equity Interests or Old Other Equity Interests, upon the Effective Date, except as otherwise set forth in the Plan, (i) the Debtor shall be deemed discharged and released under
Section 1141(d)(1)(A) of the U.S. Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, debts (as such term is defined in Section 101(12) of the U.S. Bankruptcy Code), Liens, security interests, and encumbrances of and against all Property of the Estate, the Debtor and its Affiliates, that arose before the Confirmation Date, including without limitation, all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the U.S. Bankruptcy Code, whether or not
(a) such Claim has been Allowed pursuant to Section 502 of the U.S. Bankruptcy Code, or (b) the Holder of such Claim has voted to accept the Plan and (ii) all interests of the Holders of Equity Interests and, to the extent permitted under applicable law, Old Other Equity Interests shall be terminated; and (B) as of the Confirmation Date, (x) all Persons, including, without limitation, all Holders of Claims, Equity Interests or Old Other Equity Interests, shall be barred and enjoined from asserting against the Debtor or the Reorganized Debtor, their successors or their property any other or further Claims, debts, rights, Causes of Action, liabilities, Equity Interests or Old Other Equity Interests relating to the Debtor based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtor and termination of all Equity Interests and, to the extent permitted under applicable law,

Old Other Equity Interests, pursuant to Sections 524 and 1141 of the U.S. Bankruptcy Code, and such discharge and termination shall void any judgment obtained against the Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Equity Interest or Old Other Equity Interest. In particular, Confirmation shall permanently enjoin all Holders of Claims against, Equity Interests in or Old Other Equity Interests in the Debtor or any other party in interest from taking any action whatsoever, whether within or outside of the United States, including, without limitation, in connection with the Dutch Bankruptcy Case, that in any way is inconsistent with or contrary to the classification and/or treatment of Claims, Equity Interests or Old Other Equity Interests under this Plan, and all Holders are bound by the Plan. Notwithstanding the foregoing, this Section 12.1 shall not affect the rights of New UPC with respect to any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A, transferred to it in accordance with the Plan.

     Section 12.2 Injunction. Except as otherwise expressly provided for in the Plan or the Confirmation Order and to the fullest extent authorized or provided by the U.S. Bankruptcy Code, including Sections 524 and 1141 thereof, Confirmation shall, provided that the Effective Date occurs, permanently enjoin all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Equity Interest, Old Other Equity Interest or other right of an equity security Holder that is Impaired or terminated pursuant to the terms of the Plan from taking any of the following actions against the Debtor, the Reorganized Debtor or their property on account of any such discharged Claims, debts or liabilities or such terminated Equity Interests, Old Other Equity Interests or rights: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (b) enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order; (c) creating, perfecting or enforcing in any manner, directly or indirectly, any Lien or encumbrance of any kind; (d) asserting any setoff, offset, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to the Debtor or the Reorganized Debtor; and/or (e) proceeding in any manner in any place whatsoever, including employing any process, that does not conform to or comply with or is inconsistent with the provisions of the Plan.

     Section 12.3 Exculpation.

          (a) None of UGC, UGC Holdings, the Debtor, the Reorganized Debtor, New UPC, the Committee, any Participating Noteholder, any Indenture Trustee (provided that such Indenture Trustee has fully satisfied its obligations under the Plan), any holder of UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A, or any of the foregoing's respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns (collectively, the "Exculpated Parties"), or any of their respective property, shall have or incur any liability to any holder of a Claim, an Equity Interest or an Old Other Equity Interest, or any other party in interest, or any of their respective officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Restructuring, the Moratorium Petition, the Chapter 11 Case, the solicitation of acceptances of the Plan or the Akkoord, the pursuit of Confirmation or the acceptance of the Akkoord, the consummation of the Plan or the Akkoord, or the administration of the Plan or the Akkoord or the property to be distributed under the Plan or the Akkoord, except (i) for their gross negligence or willful misconduct and (ii) solely in the case of UPC, New UPC, UGC or any Participating Noteholder, any liability for failure to comply with, or breach of such Person's obligations under the Plan, the Akkoord or the Restructuring Agreement, and in all respects UPC, New UPC, UGC and the Participating Noteholders shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan, the Akkoord and the Restructuring Agreement.

          (b) Notwithstanding any other provision of the Plan or the Akkoord, no holder of a Claim, Equity Interest or Old Other Equity Interest, no other party in interest, none of their respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, shall have any right of action, demand, suit or proceeding against UGC, UGC Holdings, the Debtor, the Reorganized Debtor, New UPC, each Participating Noteholder, any Indenture Trustee (provided that such Indenture Trustee has fully satisfied its obligations under the Plan), each holder of UPC Notes, the Belmarken Notes, the UPC Preference Shares A, the UPC Priority Shares or the UPC Ordinary Shares A and each of the foregoing's respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Restructuring, the Moratorium Petition, the Chapter 11 Case, the solicitation of acceptances of the Plan or the Akkoord, the pursuit of Confirmation or the acceptance of the Akkoord, the consummation of the Plan or the Akkoord, or the administration of the Plan or the Akkoord or the property to be distributed under the Plan or the Akkoord, except for their gross negligence or willful misconduct.

     Section 12.4 Releases. Effective on the Confirmation Date, but subject to the occurrence of the Effective Date, UGC, UGC Holdings, the Debtor, the Reorganized Debtor, New UPC, each Participating Noteholder, any Indenture Trustee (provided that such Indenture Trustee has fully satisfied its obligations under the Plan), each holder of UPC Notes, and each of the foregoing's respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, shall be released from any and all claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings and liabilities which the Debtor or any holder of a Claim against, Equity Interest in, or Old Other Equity Interest in, the Debtor may be entitled to assert, under the Laws of the U.S. or The Netherlands or any political subdivision of either of them, whether for fraud, tort, contract, violations of applicable securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, based in whole or in part upon any act, omission, transaction, state of facts, circumstances or other occurrence or failure of an event to occur, taking place before the Confirmation Date and in any way relating to the Debtor, the Reorganized Debtor, New UPC, the issuance, purchase or sale of the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares or the UPC Ordinary Shares A, the Restructuring, the Chapter 11 Case, the Moratorium Petition, the Plan, or the Akkoord; provided, however, that nothing herein shall release any Person from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon any act or omission arising out of such Person's gross negligence or willful misconduct; provided further that nothing herein shall release UPC, New UPC, UGC or any Participating Noteholder from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon or such Person's failure to comply with, or breach of such Person's obligations under, the Plan, the Akkoord or the Restructuring Agreement; provided further that to the extent that, on the Effective Date, New UPC is the holder of any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A, whether obtained through the Dutch Implementing Offer and the Plan or otherwise, the Claims and Equity Interests represented by such Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A held by New UPC will not be released, but will instead remain outstanding. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, all holders of Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A shall be deemed to release, and shall be permanently enjoined from bringing, maintaining, facilitating or assisting any action, demand, suit or proceeding against the Debtor, the Reorganized Debtor, New UPC and their respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, in respect of any claims, obligations, rights, causes of action, demands, suits, proceedings and liabilities related to, or arising from, any and all claims or interests arising under, in connection with, or related to the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares, the UPC Ordinary Shares A, or the issuance, purchase, or sale thereof; provided that such release and injunction shall not be binding on New UPC to the extent of New UPC's claims and interests solely against UPC on account of any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A held by New UPC, whether obtained through the Dutch Implementing Offer and the Plan or otherwise.

     Section 12.5 Binding Effect of Plan. The provisions of the Plan shall be binding upon and inure to the benefit of the Debtor, the Estate, the Reorganized Debtor, any Holder of any Claim, Equity Interest or Old Other Equity Interest treated herein or any Person named or referred to in the Plan, the Indenture
Trustee and each of their respective heirs, executors, administrators, representatives, predecessors, successors, assigns, agents, officers and directors, and, to the fullest extent permitted under the U.S. Bankruptcy Code and other applicable law, each other Person affected by the Plan.

     Section 12.6 Indemnification. To the extent not inconsistent with the Plan or the Confirmation Order and to the fullest extent permitted by applicable law, including, but not limited to, the extent provided in the Debtor's, the Reorganized Debtor's or New UPC's constituent documents, contracts (including, but limited to, any indemnification agreements), statutory law or common law, the Reorganized Debtor shall indemnify, hold harmless and reimburse the Exculpated Parties from and against any and all losses, claims, Causes of Action, damages, fees, expenses, liabilities and actions: (A) for any act taken or omission made in good faith in connection with or in any way related to negotiating, formulating, implementing, confirming or consummating the Plan, the Akkoord, the Disclosure Statement, the Restructuring Agreement or any contract, instrument, release or other agreement or document created in connection with the Plan or the Akkoord or the administration of the Chapter 11 Case or the Dutch Bankruptcy Case; or (B) for any act or omission in connection with or arising out of the administration of the Plan or the Akkoord or the property to be distributed under the Plan or the Akkoord or the operations or activities of the Reorganized Debtor or New UPC, and any Claims of any such Exculpated Party against the Debtor, the Reorganized Debtor, or New UPC, as applicable, on account of such indemnification obligations shall be unaltered and Unimpaired within the meaning of Section 1124(l) of the U.S. Bankruptcy Code, except that neither the Debtor, the Reorganized Debtor nor New UPC shall have any obligation to indemnify any Exculpated Party for any acts or omissions that constitute gross negligence or willful misconduct; provided, however, that upon request of an Exculpated Party covered by this Section 12.6, the Reorganized Debtor shall advance amounts to cover any and all losses, claims, causes of action, damages, fees, expenses, liabilities and actions; provided further, that if a court of competent jurisdiction determines that such
Exculpated  Party is not  entitled  to the  amounts  that  were  advanced,  such
Exculpated  Party  shall  return  the  funds  to the  Reorganized  Debtor.  Such indemnification obligations shall survive unaffected by Confirmation, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

     Section 12.7 Term of Injunctions or Stays. Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under Sections 105(a) or 362 of the U.S. Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

     Section 12.8 Preservation of Insurance. Except as necessary to be consistent with the Plan, the Plan and the discharge provided herein shall not diminish or impair (A) the enforceability of insurance policies that may cover Claims against the Debtor or any other Person or (B) the continuation of workers' compensation programs in effect, including self-insurance programs.

     Section 12.9 Waiver of Subordination Rights. Any distributions under the Plan shall be received and retained free of and from any obligations to hold or transfer the same to any other Creditor, and shall not be subject to levy, garnishment, attachment or other legal process by any Holder by reason of claimed contractual subordination rights, and the Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any contractual, legal or equitable subordination rights to Property distributed under the Plan, in each case other than as provided in the Plan.

     Section 12.10 No Successor Liability. Except as otherwise expressly provided in the Plan, the Debtor and the Reorganized Debtor do not, pursuant to the Plan or otherwise, assume, agree to perform, pay, or indemnify Creditors or otherwise have any responsibilities for any liabilities or obligations of the Debtor relating to or arising out of the operations or assets of the Debtor, whether arising prior to, on, or after the Confirmation Date. The Reorganized Debtor is not, and shall not be, a successor to the Debtor by reason of any theory of law or equity, and shall not have any successor or transferee liability of any kind or character, except that the Reorganized Debtor shall assume the obligations specified therefor in the Plan and the Confirmation Order.

                                  ARTICLE XIII

                            RETENTION OF JURISDICTION

     Section 13.1 Continuing Jurisdiction of U.S. Bankruptcy Court. Notwithstanding Confirmation and the occurrence of the Effective Date, the U.S. Bankruptcy Court shall retain after the Effective Date jurisdiction of all matters arising out of, arising in or related to, the Chapter 11 Case to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

          (a) classify or establish the priority or secured or unsecured status of any Claim or Equity Interest (whether Filed before or after the Effective Date and whether or not contingent, Disputed or unliquidated) or resolve any dispute as to the treatment necessary to Reinstate such a Claim pursuant to the Plan;

          (b) allow, disallow, determine, liquidate or estimate any Claim, Equity Interest or Old Other Equity Interests, including the compromise, settlement and resolution of any request for payment of any such Claim and the resolution of any Objections to the allowance of any such Claims, Equity Interests or Old Other Equity Interest, and to hear and determine any other issue presented hereby or arising hereunder, including during the pendency of any appeal relating to any Objection to such Claims, Equity Interests or Old Other Equity Interests;

          (c) grant or deny any applications for allowance of compensation or reimbursement of expenses pursuant to Sections 330, 331 or 503(b) of the U.S. Bankruptcy Code or otherwise provided for in the Plan, for periods ending on or before the Effective Date;

          (d) determine and resolve any and all controversies arising in connection with the Chapter 11 Case and relating to the rights and obligations of the Indenture Trustee, the Disbursing Agent and any voting agent and/or claims agent retained by the Debtor in connection with the Chapter 11 Case, including, without limitation, any dispute arising in connection with the payment of the reasonable fees and expenses of the Indenture Trustee, the Disbursing Agent and such voting agent and/or claims agent in connection with their duties in the Chapter 11 Case;

          (e) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

          (f) determine such other matters and for such other purposes as may be provided in the Confirmation Order;

          (g) hear and determine any other matters related hereto and not inconsistent with Chapter 11 of the U.S. Bankruptcy Code;

          (h) continue to enforce the automatic  stay and any stay imposed under
     Section 105(a) of the U.S. Bankruptcy Code through the Effective Date;

          (i) hear and determine (i) disputes arising in connection with the interpretation, implementation or enforcement of the Plan or (ii) issues presented or arising under the Plan, including disputes among Holders and arising under agreements, documents or instruments executed in connection with the Plan;

          (j) enter a final decree closing the Chapter 11 Case or converting it to a Chapter 7 case;

          (k) determine and resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

          (l) ensure that all payments due under the Plan and performance of the provisions of the Plan are accomplished as provided herein (including by the approval of additional, supplemental or modified distribution procedures or otherwise) and resolve any issues relating to distributions to Holders of Allowed Claims or Allowed Equity Interests pursuant to the provisions of the Plan;

          (m) construe, take any action and issue such orders, prior to and following the Confirmation Date and consistent with Section 1142 of the U.S. Bankruptcy Code, as may be necessary for the enforcement, implementation, execution and consummation of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, including, without limitation, the Disclosure Statement and the Confirmation Order, for the maintenance of the integrity of the Plan and protection of the Reorganized Debtor in accordance with Sections 524 and 1141 of the U.S. Bankruptcy Code following consummation;

          (n) determine any other matters that may arise in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan;

          (o) determine and resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, implementation or enforcement of the Plan (and all Exhibits to the Plan) or the Confirmation Order, including the indemnification and injunction provisions set forth in and contemplated by the Plan or the Confirmation Order, or any Person's rights arising under or obligations incurred in connection therewith;

          (p) hear any application of the Debtor, the Reorganized Debtor or New UPC to modify the Plan before or after the Effective Date pursuant to
     Section 1127 of the U.S. Bankruptcy Code and Section 14.3 hereof or modify the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any U.S. Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the U.S. Bankruptcy Code and the Plan;

          (q) issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan or the Confirmation Order;

          (r) recover all assets of the Debtor and its Estate, wherever located;

          (s) hear and determine any motions, applications, adversary proceedings, contested matters and other litigated matters pending on, Filed or commenced after the Effective Date that may be commenced by the Debtor thereafter, including proceedings with respect to the rights of the Debtor to recover Property under Sections 542, 543 or 553 of the U.S. Bankruptcy Code or to otherwise collect to recover on account of any claim or Cause of Action that the Debtor may have; and

          (t) hear any other matter not inconsistent with the U.S. Bankruptcy Code.

     Section 13.2 Failure of U.S. Bankruptcy Court to Exercise Jurisdiction. If the U.S. Bankruptcy Court abstains from exercising or declines to exercise jurisdiction over any matter related to the Debtor, including with respect to the matters set forth above in Section 13.1 hereof, this Article XIII shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such subject matter.

                                  ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

     Section 14.1 Revocation or Withdrawal of the Plan. The Debtor reserves the right, at any time prior to substantial consummation of the Plan, to revoke or withdraw the Plan, but only to the extent that the Debtor could terminate the Restructuring Agreement under Article XI thereof. If the Plan is revoked or withdrawn or if the Confirmation Date does not occur, the Plan shall be null and void and have no force and effect. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor or any other Person or to prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor.

     Section 14.2 Final Order. Except as otherwise expressly provided in the Plan, any requirement in the Plan for a Final Order may be waived by the Debtor or, after the Effective Date, the Reorganized Debtor, and New UPC, upon written notice to the U.S. Bankruptcy Court. No such waiver shall prejudice the right of any party in interest to seek a stay pending appeal of any order that is not a Final Order.

     Section 14.3 Modification of the Plan. The Debtor and New UPC may alter, amend or modify the Plan in accordance with Section 1127 of the U.S. Bankruptcy Code or as otherwise permitted; provided, however, that neither the Debtor nor New UPC may modify the Plan without the consent of the other or, to the extent required in Section 5.3(b) of the Restructuring Agreement, the consent of a Majority-in-Interest of the Participating Noteholders.

     Section 14.4 Business Days. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

     Section 14.5 Severability. Should the U.S. Bankruptcy Court determine, prior to the Confirmation Date, that any provision of the Plan is either illegal on its face or illegal as applied to any Claim, Equity Interest or Old Other Equity Interest, such provision shall be unenforceable as to all Holders of Claims, Equity Interests or Old Other Equity Interests or to the specific Holder of such Claim, Equity Interest or Old Other Equity Interest, as the case may be, as to which such provision is illegal. Unless otherwise determined by the U.S. Bankruptcy Court, such a determination of unenforceability shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan. The Debtor reserves the right not to proceed with Confirmation or consummation of the Plan if any such ruling occurs.

     Section 14.6 Governing Law. EXCEPT AS OTHERWISE SET FORTH HEREIN OR TO THE EXTENT THAT THE U.S. BANKRUPTCY CODE OR U.S. BANKRUPTCY RULES OR OTHER FEDERAL LAWS ARE APPLICABLE, AND SUBJECT TO THE PROVISIONS OF ANY CONTRACT, INSTRUMENT, RELEASE, INDENTURE OR OTHER AGREEMENT OR DOCUMENT ENTERED INTO IN CONNECTION WITH THE PLAN, THE CONSTRUCTION, IMPLEMENTATION AND ENFORCEMENT OF THE PLAN AND ALL RIGHTS AND OBLIGATIONS ARISING UNDER THE PLAN SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS-OF-LAW PRINCIPLES WHICH WOULD APPLY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA.

     Section 14.7 Dissolution of Committees. On the Effective Date, any Committee shall be automatically dissolved and all members, Professionals and agents of such Committee shall be deemed released of their duties, responsibilities and obligations, and shall be without further duties, responsibilities and authority in connection with the Debtor, the Chapter 11 Case, the Plan or its implementation.

     Section 14.8 Payment of Statutory Fees. All U.S. Trustee's Fee Claims, as determined, if necessary, by the U.S. Bankruptcy Court, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date, but before the closing of the Chapter 11 Case, shall be paid by the Reorganized Debtor.

     Section 14.9 Notices. Any notice required or permitted to be provided under this Plan shall be in writing and served by either (A) certified mail, return receipt requested, postage prepaid, (B) hand delivery or (C) reputable overnight delivery service, freight prepaid, to be addressed as follows:

          If to UPC, to:

          United Pan-Europe  Communications
          N.V. Boeing Avenue
          53 Schiphol Rijk 1119
          The Netherlands
          Attn.: Anton M. Tuijten

          With a copy to:

          White & Case LLP
          1155 Avenue of the Americas
          New York, New York  10036
          Attn.: Howard S. Beltzer, Esq.

          If to New UPC, to:

          New UPC, Inc.
          4643 South Ulster Street, 13th Floor
          Denver, Colorado 80237
          Attn.:  Michael T. Fries

          With a copy to:

          Skadden Arps Slate Meagher & Flom, LLP
          300 South Grand Avenue
          Los Angeles, California  90071
          Attn.: Richard Levin, Esq.

          If to the Participating Noteholders, to:

          Paul, Weiss, Rifkind, Wharton & Garrisson
          1285 Avenue of the Americas
          New York, New York  10019
          Attn.: Jeffrey D. Saferstein, Esq.

          If to the United States Trustee, to:

          Office of the United States Trustee
          33 Whitehall Street, Suite 2100
          New York, New York  10004
          Attn.: Paul Schwartzberg, Esq.

     Section 14.10 Time. Unless otherwise specified herein, in computing any period of time prescribed or allowed by the Plan, the provisions of U.S. Bankruptcy Rule 9006(a) shall apply.

     Section 14.11 No Attorneys' Fees. No attorneys' fees will be paid by the Debtor with respect to any Claim, Equity Interest or Old Other Equity Interest except as expressly specified herein or Allowed by a Final Order of the U.S. Bankruptcy Court.

     Section 14.12 No Injunctive Relief. No Claim,  Equity Interest or Old Other
Equity  Interest  shall  under  any   circumstances   be  entitled  to  specific
performance or other injunctive, equitable or other prospective relief.

     Section 14.13 Non-Voting Equity Securities. The Debtor shall comply with the provisions of Section 1123(a)(6) of the U.S. Bankruptcy Code.

     Section 14.14 Continued Confidentiality Obligations. Pursuant to the terms thereof, members of and advisors to any Committee, any other Holder of a Claim, Equity Interest or Old Other Equity Interest and their respective predecessors, successors and assigns shall continue to be obligated and bound by the terms of any confidentiality agreement executed by them in connection with the Chapter 11 Case or the Debtor, to the extent that such agreement, by its terms, may continue in effect after the Confirmation Date; provided, however, that the confidentiality agreements with the Participating Noteholders and their advisors shall terminate on the Effective Date and be of no further force and effect.

     Section 14.15 No Admissions or Waivers. Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed an admission or waiver by the Debtor with respect to any matter set forth herein, including liability on any Claim, Equity Interest or Old Other Equity Interest or the propriety of any classification of any Claim, Equity Interest or Old Other Equity Interest.

     Section 14.16 Entire Agreement. Upon consummation of the Plan, the Plan and the documents executed and delivered on the Effective Date and in consummation of the Plan shall be deemed to set forth the entire agreement and undertakings relating to the subject matter thereof and shall supersede all prior discussions and documents related thereto, including the Restructuring Agreement. The Debtor shall not be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter thereof, other than as expressly provided for therein or as may hereafter be agreed to by the parties in writing.

     Section 14.17 Waiver. The Debtor or the Reorganized Debtor, as applicable, reserves the right to waive any provision of this Plan to the extent such provision is for the sole benefit of the Debtor and/or its officers or directors.

     Section 14.18 Bar Date for Professional Claims. Final applications for compensation for services rendered and reimbursement of expenses incurred by Professionals (a) from the later of the Petition Date or the date on which retention was approved through the Effective Date or (b) pursuant to Section 503(b)(4) of the Bankruptcy Code, shall be Filed no later than sixty (60) days after the Effective Date or such later date as the Bankruptcy Court approves, and shall be served on (i) counsel to the Debtor at the address set forth in
Section  14.9 of the Plan,  (ii)  counsel to New UPC at the address set forth in
Section 14.9 of the Plan, (iii) counsel to the Participating Noteholders at the address set forth in Section 14.9 of the Plan, and (iv) the Office of the United States Trustee at the address set forth in Section 14.9 of the Plan. Any objections to an application for the payment of Professional Claims must be filed and served on the Reorganized Debtor and its counsel and the requesting Professional no later than twenty-five (25) days (or such longer period as may be granted by order of the Bankruptcy Court) after the date on which such application was served. Applications that are not timely Filed will not be considered by the Court. The Reorganized Debtor may pay any Professional fees and expenses incurred after the Effective Date without any application to the Bankruptcy Court.

     Section 14.19 Compromise of Controversies. Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, Distributions and other benefits provided under the Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to and released by the Plan, including, without limitation, any Avoidance Actions, and Confirmation shall constitute the Bankruptcy Court's approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan.

                              CONFIRMATION REQUEST

     The Debtor hereby requests confirmation of the Plan pursuant to Section 1129(a) or Section 1129(b) of the Bankruptcy Code.


Dated: December 3, 2002


                                    UNITED PAN-EUROPE COMMUNICATIONS   N.V.


                                    By: /s/ Anton M. Tuijten
                                       -----------------------------------------
                                         Name:   Anton M. Tuijten
                                         Title:  General Counsel and Member
                                                 of the Board of Management



                                    By: /s/ Charles H.R. Bracken
                                       -----------------------------------------
                                         Name:   Charles H.R. Bracken
                                         Title:  Chief Financial Officer and
                                                 Member of the Board of
                                                 Management



                                    NEW UPC, INC.


                                    By: /s/ Michael T. Fries
                                       -----------------------------------------
                                         Name:   Michael T. Fries
                                         Title:  President

Submitted by:
WHITE & CASE LLP
Attorneys for United Pan-Europe Communications N.V.
Debtor and Debtor in Possession


By: /s/ Howard S. Beltzer
   -----------------------------
   Howard S. Beltzer  (HSB 5721)
   Daniel P. Ginsberg (DPG 5290)
1155 Avenue of the Americas
New York, New York  10036
(212) 819-8200

         - and -

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Attorneys for New UPC, Inc.


By: /s/ Van C. Durrer II
   -----------------------------
   Richard Levin (California State Bar No. 66578)
   Van C. Durrer II (VCD 0689)
300 South Grand Avenue
Los Angeles, California  90071
(213) 687-5000

                                                                        Annex B

ENGLISH TRANSLATION OF AKKOORD

[This is an informal translation of the original Dutch text. The Dutch text will be decisive.]

DRAFT COMPOSITION PLAN

Draft composition plan of United Pan-Europe Communications N.V., with its registered office in Amsterdam ("UPC").

Whereas:

a. On 3 December 2002 UPC filed a Petition with the District Court of Amsterdam requesting it to grant a suspension of payment. The present draft composition plan was annexed as Annex 7 to the Petition. Petitioner also requested the Court in the Petition that it would refrain from setting a date on which the creditors would be consulted on the definitive suspension of payment, but that it instead would set a date on which the creditors would be consulted on the present draft composition plan. At this date, to be set by the Court, the creditors will also be given the opportunity to vote on the present draft composition plan.

b. The most important group of UPC creditors are the holders of bonds issued by UPC. Annex 1 to this draft composition plan contains a list of bond series issued by UPC. Point of departure of the draft composition plan has been, that all bondholders should be made the offer that they exchange their claims against UPC pursuant to their bondholding for shares in a newly incorporated company, New UPC Inc. ("New UPC"). This is a company incorporated under the laws of the State of Delaware, United States of America.

c. On 30 September 2002 UPC reached agreement on the restructuring with holders of approximately 60% of its bonds, including its parent company United Global Com. ("UGC"). The agreement has been laid down in writing in a `Restructuring Agreement'. Part of the agreement is that UPC, both in the United States and in the Netherlands, will offer its creditors a composition plan, as now embodied in the present plan. With this purpose in mind UPC has initiated Chapter 11 proceedings in the United States, in which it has filed a so-termed `Plan of Reorganisation' for the approval of the US bankruptcy Court and which is to be put to the vote of the creditors and shareholders of UPC.

d. The reason why UPC, in addition to the present draft composition plan, will also submit a Plan of Reorganisation in the United States is inter alia found in the fact that most of the holders of bonds issued by UPC are located in the United States and that the terms and conditions of the bonds (indentures) are governed by the laws of the state of New York.

e. The shares in New UPC offered in the draft composition plan will, once both the `Plan of Reorganisation' and the present draft composition plan have become definitive, as soon as reasonably possible be transferred to the UPC creditors, as provided for in this draft composition plan. To do this, however, a certain number of other conditions must also have been met, as described more detailed in the disclosure statement, which will serve as a prospectus in the Netherlands. The date on which all conditions for the issue of shares in New UPC have been satisfied will be designated hereinafter as the Effective Date, in accordance with the definition used in the US Plan of Reorganisation. If, however, UPC claims are challenged and no amicable settlement is possible, then the New UPC shares will only be transferred when the holder of any such claim has obtained a definite judgment against UPC.

f. The New UPC shares will be transferred through a so-termed Disbursing Agent (the "Disbursing Agent"), who will pass them on, in exchange for the bonds held by the relevant bondholder to the relevant bondholders in the numbers set down below. New UPC has assumed an obligation vis-a-vis UPC to make available the requisite number of shares for delivery to UPC's creditors.

g. The creditors will only receive whole numbers of shares in New UPC. If a creditor, on the basis of the schedule below, on aggregate would be entitled to a fraction of a share, his claim will be rounded down.

h. A prospectus on the New UPC shares (the disclosure statement mentioned above) will be made generally available. The disclosure statement must however be approved by the US Bankruptcy Court before it is mailed to creditors. In any event the disclosure statement will be made generally available before the date set by the Court for the creditors' meeting. A copy of the disclosure statement can be obtained at such time, inter alia, through the following telephone number at
          UPC: +31 (0)20 778 9959. It is expected that the disclosure statement will be available on or around January 10, 2003. UPC informs its creditors that it is in their interest to review the disclosure statement before taking a decision as regards this draft composition plan.

OFFER:
-----

In view of the above, UPC makes the following offer to its creditors:

(For present purposes, a preliminary conversion rate of EUR 1=USD 1 has been applied. The numbers of shares set out below have been calculated on a preliminary basis and definitive numbers still need to be assessed. Deviations, if any, from these numbers are expected to be minimal, however.

A.  Bondholders

Once the Effective Date has arrived, the holders of the various bond series will be entitled to the following numbers of shares in New UPC upon the surrendering of their bonds with the Disbursing Agent, who will transfer the bonds to New UPC, these matters as described further in Annex 2 to this draft composition plan.

(With different bond series, mentioned below, reference is made to the numbering of annex 1 with this draft composition plan. Interest can only be claimed up to the date of the suspension of payments. If there is an entitlement to accrued and unpaid interest, such interest (Senior Notes), which has been calculated in accordance with the relevant contractual percentage for each series of bonds, has been taken into account up to the date of the suspension of payments. To the extent interest is accreted to principal (Senior Discount Notes), the bonds are taken into consideration for their accreted value as per the date of suspension of payments.)

Series 1  [6.01780] shares in New UPC for USD 1,000 nominally of bonds

Series 2  [6.17980] shares in New UPC for USD 1,000 nominally of bonds

Series 3  [4.38330] shares in New UPC for USD 1,000 nominally of bonds

Series 4  [6.04120] shares in New UPC for USD 1,000 nominally of bonds

Series 5  [4.18610] shares in New UPC for USD 1,000 nominally of bonds

Series 6  [6.20940] shares in New UPC for USD 1,000 nominally of bonds

Series 7  [6.22920] shares in New UPC for USD 1,000 nominally of bonds

Series 8  [4.02210] shares in New UPC for USD 1,000 nominally of bonds

Series 9  [6.01780] shares in New UPC for EUR 1,000 nominally of bonds

Series 10 [6.17980] shares in New UPC for EUR 1,000 nominally of bonds

Series 11 [6.04120] shares in New UPC for EUR 1,000 nominally of bonds

Series 12 [4.18610] shares in New UPC for EUR 1,000 nominally of bonds

Series 13 [6.20940] shares in New UPC for EUR 1,000 nominally of bonds

B.  Other Creditors

Once the Effective Date has arrived all other creditors in respect of whom the moratorium is effective will be entitled to the following number of shares in New UPC.

[5.36125] shares in New UPC for each EUR 1,000 nominally of claims.

A. + B.

Creditors whose claims are disputed will only be able to effect their entitlements after, and to the extent that, their claim has been established by a final judgement, not subject to any appeals, by the relevant court or arbitration-institution.

Annex 1

Different series of bonds


------------------- ------------------- ----------------- ----------------------
Currency            Amount              Due               Interest/Percentage
------------------- ------------------- ----------------- ----------------------

------------------- ------------------- ----------------- ----------------------
1.       USD        200.000.000         2007              10 7/8%
------------------- ------------------- ----------------- ----------------------
2.       USD        800.000.000         2009              10 7/8%
------------------- ------------------- ----------------- ----------------------
3.       USD        735.000.000         2009              12 1/2%
------------------- ------------------- ----------------- ----------------------
4.       USD        252.000.000         2009              11 1/4%
------------------- ------------------- ----------------- ----------------------
5.       USD        478.000.000         2009              13 3/8%
------------------- ------------------- ----------------- ----------------------
6.       USD        600.000.000         2010              11 1/4%
------------------- ------------------- ----------------- ----------------------
7.       USD        300.000.000         2010              11 1/2%
------------------- ------------------- ----------------- ----------------------
8.       USD        1.000.000.000       2010              13 3/4%
------------------- ------------------- ----------------- ----------------------

------------------- ------------------- ----------------- ----------------------
9.       EUR        100.000.000         2007              10 7/8%
------------------- ------------------- ----------------- ----------------------
10.      EUR        300.000.000         2009              10 7/8%
------------------- ------------------- ----------------- ----------------------
11.      EUR        101.000.000         2009              11 1/4%
------------------- ------------------- ----------------- ----------------------
12.      EUR        191.000.000         2009              13 3/8%
------------------- ------------------- ----------------- ----------------------
13.      EUR        200.000.000         2010              11 1/4%
------------------- ------------------- ----------------- ----------------------

Annex 2

For purposes of distribution of the shares in New UPC to the bondholders of UPC a record date will be determined and bondholders at such record date will be entitled to such distribution. As soon as possible after the occurrence of the Effective Date, all bonds will be transferred to New UPC through book entries through DTC, Euroclear and Clearstream. Subsequently, DTC will effect the book entries that will result in the shares in New UPC that are offered through this draft composition plan being booked to the credit of the bondholders. Thus, the shares in New UPC will become available to the bondholders of UPC automatically, through book entries.

Other creditors of UPC, other than bondholders, should inform the company to which securities account they want the shares in New UPC, to which they will be entitled through this draft composition plan, to be credited.

                                                                        Annex C

     ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001

                                [To Be Inserted]

                                                                        Annex D

                  AMENDMENT NO. 1 TO ANNUAL REPORT ON FORM 10-K
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001

                                [To Be Inserted]

                                                                        Annex E

  QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 2002

                                [To Be Inserted]

                                                                        Annex F


                         PROJECTED FINANCIAL INFORMATION

                                [To Be Inserted]

                                                                        Annex G

                              LIQUIDATION ANALYSIS



                                                                        LIQUIDATION ANALYSIS
                                         ---------------------    ----------------------    ---------------------------
STATEMENT OF ASSETS                         Book Value as of       Hypothetical Recovery    Estimated Liquidation Value       Note
($ in millions)                            September 30, 2002        (% of Book Value)                                     Reference
                                         ---------------------    ----------------------   ----------------------------    ---------
                                         (Unaudited)(Note A)        Low            High         Low          High
                                         --------------------     ----------------------   ----------------------------    ---------
Cash.....................................               2.6        100.0%          100.0%       2.6           2.6              B
Receivables - Intercompany...............           9,371.8          1.2%            1.7%      14.8         154.8              C
Receivables - Third Party................               0.3         30.0%           40.0%       0.1           0.1
Investments..............................                NA           NA              NA       39.1          57.1              D
Other Receivables and Investments........              66.9         15.0%           30.0%      10.0          20.1              E
Property and Equipment, net..............              12.5         25.0%           35.0%       3.1           4.4              F
Intangible Assets........................              52.5          0.0%            0.0%       0.0           0.0              G
Other Assets.............................               8.2         12.1%           24.3%       1.0           2.0              H
                                                   --------                                --------      --------
    Total Assets                                    9,514.8          1.8%            2.5%     170.7         241.0
                                                   --------                                --------      --------
    Sales and Disposal Costs
      Associated with Liquidation                                                            (20.5)         (36.2)

    Chapter 7 Trustee Fees                                                                    (5.1)          (7.2)

    Chapter 7 Professional Fees                                                               (3.0)          (5.0)
                                                                                           --------       --------
                       Total Liquidation Costs                                               (28.6)         (48.4)
                                                                                           --------       --------
                       Net Liquidation Proceeds Available for Distribution                   142.1          192.6
                                                                                           --------       --------

DISTRIBUTION ANALYSIS SUMMARY                                     Estimated Liquidation
($ in millions)                                                           Value
                                                              --------------------------
                                                                  Low           High         Note
                                                                                           Reference
                                                               ----------    ----------   -----------
Net Liquidation Proceeds Available for Distribution              142.1          192.6

            Less:  Secured Claims                                 (2.6)          (2.6)          J

Net Liquidation Proceeds After Secured Claims                    139.5          190.0

            Less:  Administrative and Priority Claims             (5.0)          (5.0)          K


Net Liquidation Proceeds Available for Unsecured Creditors       134.5          185.0

            Less:  Unsecured Claims

                           Belmarken Notes Claims               (937.5)        (937.5)
                           UPC Notes Claims                   (4,690.5)      (4,690.5)
                           General Unsecured Claims             (200.0)        (200.0)
                                                               ----------    ----------

                           Total Unsecured Claims             (5,828.0)      (5,828.0)          L
                                                               ----------    ----------

                                                               ----------    ----------
Net Deficiency to Unsecured Creditors                          5,693.5       (5,643.0)
                                                               ----------    ----------


Hypothetical Recovery of Unsecured Creditors (%)
  under Chapter 7 Liquidation                                      2.3%             3.2%

Hypothetical Recover of Equity Interests (%)
  under Chapter 7 Liquidation                                      0.0%             0.0%

                          NOTES TO LIQUIDATION ANALYSIS

     This liquidation analysis (the "Liquidation Analysis") reflects the Company's and Lazard's estimate of the proceeds that may be realised in a liquidation of the Company's assets in accordance with Chapter 7 of the U.S. Bankruptcy Code. These values have not been subject to any review, compilation or audit by any independent accounting firm. Underlying this Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the management of the Company and by Lazard, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of Company and its management, and are thereby subject to change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THIS LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE COMPANY WERE TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS IN A LIQUIDATION COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

1.   Assumptions

     As the Company is a holding company and its assets consist largely of direct and indirect investments in its operating subsidiaries in the form of shareholder loans and share capital, this Liquidation Analysis assumes the liquidation of these investments and not the liquidation of the operating companies themselves. In certain cases, these investments are contractually and structurally subordinated to other claims against the operating assets and businesses, and would likely receive little or no recovery. This Liquidation Analysis considers both the possibility of a sale of the assets on a piecemeal basis and as a combined package, and assumes that the net proceeds would be similar in both cases. This Liquidation Analysis also considers recent trends in the market conditions and environment in which these businesses operate.

     This Liquidation Analysis contemplates certain negative effects associated with a Chapter 7 liquidation (as opposed to a Chapter 11 reorganization) on the ultimate recovery to unsecured creditors. These include: (a) substantial erosion in the value of assets in the context of the "forced sale" atmosphere that would prevail in a Chapter 7 case, (b) increased costs and expenses arising from fees payable to the Chapter 7 trustee and professional advisors to such trustee, and
(c) the adverse impact of negative publicity on the operating companies and on the saleability of the Company's assets. The Chapter 7 liquidation would also result in the rejection of all or substantially all of the Company's contracts and leases which could increase the amount of the General Unsecured Claims against the Company's estate as contemplated in the Plan. It is also assumed that, on average, disputed claims and litigation claims would be settled for higher amounts and proceeds from the disposal of assets would be collected at lower rates because the Chapter 7 trustee would lack the institutional knowledge of the facts and circumstances surrounding such claims and assets under disposal, and no current employees would be available to assist the Chapter 7 trustee in obtaining such knowledge.

     This Liquidation Analysis assumes a period of twelve months during which the liquidation would occur. It is possible that proceeds from the sale of certain assets would not be distributed immediately following the sale of the asset but only after resolution of claims and a period of preparation for the distributions. In the event litigation were necessary to resolve claims asserted in the Chapter 7 case, the delay could be prolonged and administrative costs further increased. The effect of these delays and costs have not been considered. For purposes of this Liquidation Analysis, total proceeds are assumed to be received at the end of the twelve month period and have been discounted at a rate of 15%. The amount of proceeds are estimated net of disposal costs in each case. It is assumed that the Company incurs no capital gains taxes as a result of the disposal of its assets.

     The following notes describe other significant assumptions used in this Liquidation Analysis:

     Note A - Book Values as of September 30, 2002

     The book values used in this Liquidation Analysis are unaudited pro forma book values as of September 30, 2002 and are assumed to be representative of the Company's unconsolidated assets as of the Effective Date. Values are exchanged from Euros into U.S. Dollars at a rate of 1.00 U.S. Dollar per 1.00 Euro.

     Note B - Cash

     Cash includes projected cash balances as of the Effective Date, including cash collateral described under Note J below. It is assumed that all cash is pledged as collateral for building leases and construction projects, and no portion of the collateralized cash is available for distribution to unsecured creditors. This Liquidation Analysis assumes no upstreaming of cash generated at the Company's operating subsidiaries during the liquidation period.

     Note C - Intercompany Receivables

     Intercompany receivables consist primarily of shareholder loans which were made to subsidiaries of the Company to fund operations at the operating subsidiaries and for other corporate purposes. In the case of most receivables the obligor is a holding company with obligations to parties other than the Company. The largest receivable in this category is a Euro 6.0 billion loan receivable from Belmarken. Recovery rates for each intercompany receivable are based on a case-by-case valuation of the underlying business or asset, on the relative priority of payment of the intercompany receivable at each entity, and on the likelihood and difficulty of completing each disposal.

     Note D - Investments

     Investments consist of shares of various subsidiaries, affiliates and equity investees of the Company. Book value is shown as "NA" as the only information available was a negative value. Liquidation values for each investment are determined based on a case-by-case valuation of each company and on the likelihood and difficulty of completing each disposal. In certain cases where the Company advanced loans to a particular subsidiary or affiliate company in addition to making an equity investment, the equity investment is assumed to have no value, and value accrues through the Company's (intercompany) loan receivable.

     Note E - Other Receivables and Investments

     Other receivables and investments consist of sundry receivables from and investments in the Company's subsidiaries, affiliated companies, equity investees and third parties. The estimated recovery rate is 15-30% based on discussions with the management of the Company regarding likely recoveries.

     Note F - Property and Equipment, Net

     Property and equipment, net, consists primarily of office equipment, furniture and fixtures and leasehold improvements of the Company at the holding company level, and are shown net of depreciation. The assumed recovery rate is 25-35%, consistent with historical market rates for such assets.

     Note G - Intangible Assets

     Intangible assets consist primarily of unamortized goodwill related to acquisitions and are assumed to have no realizable value.

     Note H - Other Assets

     Other assets include sundry affiliate and third-party receivables, prepaid expenses and value-added tax receivables. The sundry receivables and prepaid expenses are assumed to be of de minimis value and the value-added tax receivables are assumed to be 50% recoverable with the remaining 50% offset by value-added tax payables.

     Note I - Liquidation Costs

     Sales and disposal costs include marketing and administrative costs and sales commissions associated with the disposition of the assets, as well as setup and holding costs associated with the property and equipment. Total costs are estimated at 12-15% of total cash generated during the liquidation.

     Chapter 7 trustee fees include those fees associated with the appointment of a Chapter 7 trustee in accordance with Section 326 of the U.S. Bankruptcy Code. Trustee fees are estimated based on historical experience in other similar cases and are calculated at 3% of total proceeds generated during the liquidation.

     Chapter 7 professional fees include consulting, legal and accounting fees and other expenses incurred by professionals employed by the Chapter 7 trustee during the twelve-month liquidation period. Monthly professional fees are assumed to be approximately US$250,000 to US$400,000 per month.

     It is assumed that liquidation costs would be deducted from the gross proceeds of the asset disposals.

     Note J - Secured Claims

     Secured claims consist of claims relating to building leases and construction projects in progress, and are assumed to be fully secured and paid in full by the Company's cash deposits. This Liquidation Analysis excludes the senior secured credit facility which is an obligation of UPC Distribution Holding BV, an indirect subsidiary of the Company.

     Note K - Administrative and Priority Claims

     For purposes of this Liquidation Analysis, US$5.0 million of administrative and priority claims are assumed, representing costs incurred during the Company's Chapter 11 case, prior to conversion of the Chapter 11 case to a Chapter 7 case. These costs consist of accrued professional fees and other post-petition payables. It is assumed that these claims would be paid in full from net liquidation proceeds (after liquidation costs) before the balance of those proceeds would be made available to unsecured claims in accordance with the rule of absolute priority.

     Note L - Unsecured Claims

     Unsecured claims include estimates of Allowed Claims relating to the Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims. The estimates of the Belmarken Notes Claims and the UPC Notes Claims are assumed to be Allowed at the principal amount or accreted value of those notes as of the Chapter 11 filing date. A total amount of US$200 million was assumed as the maximum amount of the Allowed General Unsecured Claims; however, the actual amount may be substantially different depending on the amount of General Unsecured Claims ultimately Allowed by the Court.

2.  Conclusion

     As this Liquidation Analysis reflects, the Company and Lazard believe that Holders of the Belmarken Notes Claims (Class 4) and of the UPC Notes Claims and General Unsecured Claims (Class 5) would each obtain a recovery of no more than approximately 3.2% of the principal amount or accreted value of their claims in a Chapter 7 liquidation. This recovery to Holders of the Belmarken Notes Claims is only in respect of their claims against the Company and does not include recovery from Belmarken Holding BV and from exercise of their security interests in the common stock of Belmarken Holding BV and UPC Internet Holding BV. The Company and Lazard also believe that Holders in Classes 6, 7, 8, 9 and 10 would receive no distribution in a Chapter 7 liquidation. By contrast, under the Plan,
(i) Holders of the Belmarken Notes Claims would receive New UPC Common Stock with a value of approximately ____% of the principal amount of their claims,
(ii) Holders of the UPC Notes Claims and General Unsecured Claims would receive New UPC Common Stock with a value of approximately ____% of the principal amount or accreted value of their claims and (iii) Holders in Classes 6, 7, 8, 9 and 10 would in the aggregate receive New UPC Common Stock issued under the Plan worth approximately US$____ million. These recoveries under the Plan are based on the midpoint of the estimated range of equity values of the reorganized Company and are subject to dilution as provided in the Plan. See "--Valuation Analysis." The Company and Lazard believe that Class 1, Class 2 and Class 3 Claims would be unimpaired under the Plan.

     Based on the foregoing, the Company and Lazard believe that the Plan meets the requirements of Section 1129(a)(7) of the Bankruptcy Code and that each Holder of an Impaired Claim or Interest will recover at least as much under the Plan as in a Chapter 7 liquidation.

                                       G-6